Exhibit 4.1

AMENDMENT NO. 1, dated as of April 17, 2018 (this “Amendment”), among REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the “Borrower”), Holdings, the other Loan Parties, the Consenting Lenders (as defined below) party hereto, the Incremental Lenders (as defined below) party hereto, each Issuing Lender and CITIBANK, N.A., as Administrative Agent, Collateral Agent, Issuing Lender, Local Fronting Lender and Swingline Lender (“Citi”).

WHEREAS, the Borrower, the Local Borrower Subsidiaries from time to time party thereto, REVLON, INC., a Delaware corporation, the Lenders from time to time party thereto, and Citi, have entered into that certain Asset-Based Revolving Credit Agreement dated as of September 7, 2016 (as amended, waived, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and the Existing Credit Agreement as amended hereby, the “Amended Credit Agreement”);

WHEREAS, the Borrower desires to amend and restate the Existing Credit Agreement (a) to permit the incurrence of a first in, last out incremental revolving credit facility and certain other amendments to the Existing Credit Agreement (including Exhibit B and Exhibit P thereto) (such amendments to the Existing Credit Agreement, the “ABL FILO Amendments”, and together with the Security Agreement FILO Amendments (as defined below), the “FILO Amendments”) and (b) after giving effect to the FILO Amendments, to incur a first in, last out incremental revolving credit facility with Revolving Commitments in the aggregate principal amount of $41,470,588.23 (such Revolving Commitments, the “Incremental Commitments”, the Lenders with respect thereto, the “Incremental Lenders” and the amendments to the Existing Credit Agreement, as amended by the FILO Amendments, to effectuate the Tranche B Revolving Facility, including amendments to Schedule 2.1 to the Existing Credit Agreement, the “Incremental Amendments”);

WHEREAS, the Borrower desires to amend the Guarantee and Collateral Agreement, the Holdings Guarantee and Pledge Agreement and the Canadian Collateral Agreement (as defined below) (such amendments collectively, the “Security Agreement FILO Amendments”) in connection with the ABL FILO Amendments to provide for payment priorities between Tranche A Revolving Loans and Tranche B Revolving Loans;

WHEREAS, each of the Lenders party to the Existing Credit Agreement party hereto (each such Lender, a “Consenting Lender”) has agreed to the FILO Amendments and the Incremental Amendments on the terms and subject to the conditions set forth herein;

WHEREAS, after giving effect to the FILO Amendments, each of the Incremental Lenders party hereto has agreed to establish its Incremental Commitments as set forth on Schedule 1 hereto on the terms and subject to the conditions set forth herein;

WHEREAS, each of the Administrative Agent, each Issuing Lender, each Local Fronting Lender and the Swingline Lender have agreed to the FILO Amendments and the Incremental Amendments on the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto have agreed to effectuate the FILO Amendments and the Incremental Amendments by (A) (i) amending and restating the Existing Credit Agreement in its entirety and (ii) amending the Guarantee and Collateral Agreement and the Holdings Guarantee and Pledge Agreement, in each case on the terms and subject to the conditions set forth herein, and (B) consenting to the amendment of the Canadian Collateral Agreement on the terms and subject to the conditions set forth in the Canadian Collateral Agreement Amendment (as defined below).

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                          Amendments and Consent.

(a)            The Existing Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby (i) amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages attached as Annex A hereto (it being understood that FILO Amendments and Incremental Amendments shall be effectuated substantially concurrently in the following order, first, the FILO Amendments and second, the Incremental Amendments) and (ii) restated in its entirety to read as set forth in such Annex A after giving effect to such textual deletions and additions.

(b)            Exhibit B to the Existing Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended and restated in its entirety to read as set forth in Annex B hereto.

(c)            Exhibit P to the Existing Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended and restated in its entirety to read as set forth in Annex C hereto.

(d)            Schedule 2.1 to the Existing Credit Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended and restated in its entirety to read as set forth in Annex D hereto.

(e)            The Guarantee and Collateral Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages attached as Annex E hereto.

(f)            The Holdings Guarantee and Pledge Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages attached as Annex F hereto.

(g)            Each of the Administrative Agent, each Issuing Lender, each Local Fronting Lender, the Swingline Lender and each Consenting Lender hereby consents to that certain Amendment Agreement No. 1 to Canada – ABL Collateral Agreement, dated as of the Amendment No. 1 Effective Date, among Revlon Canada Inc. and Elizabeth Arden (Canada) Limited (collectively, the “Canadian Guarantors”) and the Collateral Agent (the “Canadian Collateral Agreement Amendment”), attached as Annex G hereto, which amends that certain Canada – ABL Collateral Agreement, dated as of March 22, 2018, made by the Canadian Guarantors and the other parties thereto in favor of the Collateral Agent (the “Canadian Collateral Agreement”).

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Section 2.                          Interpretation.  For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement.

Section 3.                          Representations and Warranties.  In order to induce the Lenders party hereto to enter into this Amendment, Holdings and each Loan Party represents and warrants to each of the Lenders that as of the Amendment No. 1 Effective Date:

(a)            Holdings and each Loan Party has the corporate or other organizational power and authority to execute and deliver this Amendment, and to perform its obligations under this Amendment, the Amended Credit Agreement and the other Loan Documents to which it is a party, including, in the case of the Borrower, the power and authority to borrow under the Amended Credit Agreement, and Holdings and each Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of this Amendment, and performance of its obligations under, this Amendment, the Amended Credit Agreement and the other Loan Documents to which it is a party, including, in the case of the Borrower, the authorization of borrowings under the Amended Credit Agreement;

(b)            the execution, delivery and performance of this Amendment by Holdings and each Loan Party (i) will not violate the organizational or governing documents of Holdings and each Loan Party, (ii) will not violate any Requirement of Law or Contractual Obligation binding on Holdings, the Borrower, any of its Restricted Subsidiaries or any Local Borrowing Subsidiary in any respect that would reasonably be expected to have a Material Adverse Effect, (iii) will not materially violate the terms governing the 2021 Notes or the 2024 Notes, or the Term Loan Documents and (iv) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of the respective properties or revenues of the Loan Parties and Local Borrowing Subsidiaries pursuant to any such Requirement of Law or Contractual Obligation;

(c)            this Amendment has been duly executed and delivered by Holdings and each Loan Party and this Amendment constitutes a legal, valid and binding obligation of Holdings and each Loan Party, enforceable against Holdings and each Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and
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(d)            (i) no Default or Event of Default exists and is continuing and (ii) all representations and warranties contained in the Existing Credit Agreement and in the other Loan Documents are true and correct in all material respects (or if qualified by materiality, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date.

Section 4.                          Fees.

(a)            On the Amendment No. 1 Effective Date, the Borrower shall pay to the Administrative Agent, for the benefit of each Consenting Lender party hereto who has delivered their signature page to the Administrative Agent on or prior to the occurrence of the Amendment No. 1 Effective Date, a consent fee (the “Consent Fee”) equal to 0.05% of the aggregate principal amount of Initial Revolving Commitments of such Consenting Lender under the Existing Credit Agreement immediately prior to the Amendment No. 1 Effective Date.

(b)            On the Amendment No. 1 Effective Date, the Borrower shall pay to the Administrative Agent, for the benefit of each Incremental Lender party hereto, an upfront fee (the “Upfront Fee”) equal to 0.50% of the aggregate principal amount of the Incremental Commitments of such Incremental Lender.  At the option of the Administrative Agent, such Upfront Fee may be structured as original issue discount.

(c)            The Consent Fee and Upfront Fee shall be deemed fully earned and payable on the Amendment No. 1 Effective Date and will not be refundable under any circumstances.  All such fees shall not be subject to reduction by way of setoff or counter claim.  In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any taxing authority or will be grossed up by the Borrower for such amounts, provided, that the recipient of any such payment shall have provided applicable tax forms to establish any available exemptions from withholding.  Each Consenting Lender and Incremental Lender may share its fees hereunder with any of its affiliates.

Section 5.                          Effectiveness.

(a)            Section 1 of this Amendment shall become effective on the date (such date, if any, the “Amendment No. 1 Effective Date”) that the following conditions have been satisfied:

(i)            Consents.  The Administrative Agent shall have received executed signature pages hereto from the Consenting Lenders constituting at least Supermajority Lenders, the Incremental Lenders, the Administrative Agent, each Issuing Lender, each Local Fronting Lender, the Swingline Lender, Holdings, the Borrower and each other Loan Party.

(ii)            Lien Searches.  The Administrative Agent shall have received the results of a recent lien search with respect to Holdings and each Loan Party reasonably satisfactory to the Administrative Agent.
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(iii)            Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(A)            Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special New York counsel to Holdings and the Loan Parties,

(B)            Akerman LLP, as special Florida counsel to Holdings and the Loan Parties,

(C)            Lubin, Olson, & Niewiadomski LLP, as special California counsel to Holdings and the Loan Parties,

(D)            Osler, Hoskin & Harcourt LLP, as special Canada counsel to Holdings and the Loan Parties,

(E)            In-house counsel for Holdings and certain other Loan Parties, and

(F)            Latham & Watkins LLP, special U.K. counsel to the Administrative Agent.

(iv)            Officer’s Certificate.  The Administrative Agent shall have received a certificate from the Borrower, dated the Amendment No. 1 Effective Date, substantially in the form of Exhibit C to the Existing Credit Agreement, mutatis mutandis;

(v)            Corporate Proceedings of Holdings and the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of Holdings and each Loan Party authorizing, as applicable, the execution, delivery of this Amendment and the performance of this Amendment and the Amended Credit Agreement, certified by the Secretary, an Assistant Secretary or other authorized representatives of Holdings and each Loan Party as of the Amendment No. 1 Effective Date, which certificate shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(vi)            Incumbency Certificates of Holdings and the Loan Parties.  The Administrative Agent shall have received a certificate of Holdings and each Loan Party authorizing, as applicable, the execution, delivery and performance of this Amendment and the Amended Credit Agreement, dated the Amendment No. 1 Effective Date, as to the incumbency and signature of the officers or other authorized signatories of Holdings and each Loan Party executing this Amendment executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of Holdings and each Loan Party.
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(vii)            Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the purposes) of Holdings and each Loan Party, certified as of the Amendment No. 1 Effective Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of Holdings and each Loan Party; provided that Holdings or the applicable Loan Party shall not be required to deliver any such copies to the extent the same have not been amended or otherwise modified since September 7, 2016 as certified by an authorized representative of the Borrower.

(viii)            Solvency.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower, substantially in the form of Exhibit G to the Existing Credit Agreement, after giving effect to the Amendment or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of national recognized standing.

(ix)            Fees.  The Borrowers shall pay the fees payable pursuant to the Engagement Letter, dated as of March 28, 2018 among the Borrower and Citigroup Global Markets Inc. and, without duplication, pursuant to Section 4 hereof, in each case, on the Amendment No. 1 Effective Date.

(x)            Patriot Act.  The Administrative Agent and the Lenders shall have received at least two days prior to the Amendment No. 1 Effective Date (as determined disregarding the satisfaction of the condition in this clause (x)) all documentation and other information requested by any Lender no less than five days prior to the Amendment No. 1 Effective Date (as determined disregarding the satisfaction of the condition in this clause (x)) that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(vi)            Borrowing of the Tranche B Revolving Loans.  The Administrative Agent shall have received a notice of borrowing from the Borrower in accordance with Section 2.5 of the Existing Credit Agreement to borrow Tranche B Revolving Loans in an amount not to exceed the lesser of (A) the Tranche B Availability as of such date and (B) the Tranche B Reallocation Amount (as defined below).  The “Tranche B Reallocation Amount” shall equal the sum of the Swingline Loans and Tranche A Revolving Loans outstanding immediately prior to the Amendment No. 1 Effective Date plus fees and expenses due and payable pursuant to this Amendment and, without duplication, other amounts due and owing under Section 10.5 of the Existing Credit Agreement (such fees, expenses and amounts, the “Transaction Costs”).  The proceeds of Tranche B Revolving Loans borrowed on the Amendment No. 1 Effective Date shall be used first, to pay the Transaction Costs; second, to repay such Swingline Loans and third, to repay such Tranche A Revolving Loans.  The foregoing borrowing of Tranche B Revolving Loans shall be permitted notwithstanding anything to the contrary in the Amended Credit Agreement (but, for the avoidance of doubt, subject to the occurrence of the Amendment No. 1 Effective Date).
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(xii)            Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate in the form attached as Annex C hereto calculated as of March 31, 2018 (after giving effect to this Amendment as if it were in effect as of that date).  After giving effect to the Loans requested to be made and outstanding, the Acceptances requested to be created or outstanding or the Letters of Credit requested to be issued or outstanding, in each case, on the Amendment No. 1 Effective Date and the use of proceeds thereof, (A) the aggregate Revolving Extensions of Credit shall not exceed the Availability then in effect, (B) the aggregate Tranche A Revolving Extensions of Credit shall not exceed the Tranche A Availability then in effect and (C) the aggregate Tranche B Revolving Extensions of Credit shall not exceed the Tranche B Availability then in effect.

(xiii)            Financials.  The Administrative Agent shall have received (i) audited consolidated balance sheets of the Borrower and related statements of income, changes in equity and cash flows of the Borrower for the fiscal year ended December 31, 2017, (ii) an annual budget of the Borrower for the fiscal year commenced January 1, 2018 and (iii) customary financial information and projections of the Borrower, including financial estimates, forecasts and other forward looking information, for the three consecutive fiscal years from the fiscal year commenced January 1, 2018, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(xiv)            The Canadian Collateral Agreement. The Administrative Agent shall have received the Canadian Collateral Agreement Amendment, executed and delivered by a duly authorized representative of each party thereto, and the Canadian Collateral Agreement Amendment shall be in full force and effect on the Amendment No. 1 Effective Date.

(b)            The Administrative Agent shall promptly notify the Borrower and the Lenders in writing when the Amendment No. 1 Effective Date has occurred.  For purposes of determining compliance with the conditions specified in this Section 5, each Consenting Lender, Incremental Lender, Issuing Lender, Local Fronting Lender and Swingline Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 6.                          Expenses.  Without duplication of Section 5(a)(ix), the Borrower shall pay or cause to be paid all reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any (including the reasonable and documented fees, disbursements and other charges of Latham & Watkins LLP, counsel for the Administrative Agent).
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Section 7.                              Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 8.                             Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.                              Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 10.                          Effect of Amendment.

(a)            On the Amendment No. 1 Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety in accordance with this Amendment, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by the Amended Credit Agreement, except for (i) the representations and warranties made by Holdings and the Loan Parties prior to the Amendment No. 1 Effective Date (which representations and warranties made prior to the Amendment No. 1 Effective Date shall not be superseded or rendered ineffective by this Amendment as they pertain to the period prior to the Amendment No. 1 Effective Date) and (ii) any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Amendment No. 1 Effective Date.  For the avoidance of doubt, any certificate or other document the form of which is set out in any exhibit attached to the Existing Credit Agreement or any other Loan Document may be revised, as applicable, to refer to the Amended Credit Agreement.

(b)            Each of Holdings and the Loan Parties party hereto (the “Reaffirming Parties”) acknowledges receipt of a copy of this Amendment and the Canadian Collateral Agreement Amendment, and (i) hereby consents to the waivers and amendments to the Existing Credit Agreement (including, with respect to Schedule 2.1, Exhibit B and Exhibit P thereto), the Guarantee and Collateral Agreement and the Holdings Guarantee and Pledge Agreement contained herein and under the Canadian Collateral Agreement Amendment, (ii) hereby confirms and reaffirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Security Documents (each, as defined in the Amended Credit Agreement and as of the date hereof after giving effect to this Amendment and the Canadian Collateral Agreement Amendment) (collectively, the “Reaffirmed Documents”) to which it is party, (iii) agrees that, notwithstanding the effectiveness of this Amendment, the Canadian Collateral Agreement Amendment or, in each case, any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Reaffirmed Documents to which it is a party and the security interests created thereby, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to secure all the Obligations (as defined in the Existing Credit Agreement), as amended, increased and/or extended pursuant to this Amendment and (iv) neither this Amendment nor the Canadian Collateral Agreement Amendment shall evidence or result in a novation of such Obligations or the Reaffirmed Documents.  In furtherance of the foregoing, each Reaffirming Party does hereby grant to the Administrative Agent a security interest in all Collateral described in any Reaffirmed Document as security for the obligations set out in such Reaffirmed Document, as amended, increased and/or extended pursuant to this Amendment, subject in each case to any applicable limitations set forth in any such Reaffirmed Document.
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(c)            Each of the Loan Parties, on its own behalf and on behalf of its predecessors, successors, legal representatives and assigns (each of the foregoing, collectively, the “Releasing Parties”) hereby acknowledges and stipulates that as of the Amendment No. 1 Effective Date, none of the Releasing Parties has any claims or causes of action of any kind whatsoever against, or any grounds or cause for reduction, modification, set as aside or subordination of any indebtedness or other obligations owned to or any liens or security interests in favor of the Administrative Agent, the Consenting Lenders, the Swingline Lender, any Local Fronting Lender, any Issuing Lender or any other Secured Party or any of their respective affiliates, officers, directors, employees, agents, attorneys or representatives or against any of their respective predecessors, successors or assigns (each of the foregoing, collectively, the “Released Parties”) (other than such claims or causes of action that arise from the explicit obligations of the Administrative Agent, the Consenting Lenders, the Swingline Lender, the Local Fronting Lenders, the Issuing Lenders and the other Secured Parties in the Loan Documents (such claims or causes of action, “Surviving Claims”)).  In partial consideration for the agreement of the Administrative Agent, the Consenting Lenders, the Swingline Lender, any Local Fronting Lender and any Issuing Lender party hereto to enter into this Amendment, each Releasing Party hereby unconditionally waives and fully and forever releases, remises, discharges and holds harmless the Released Parties from any and all claims, causes of action, demands, liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or unliquidated, disputed or undisputed, known or unknown, which any of the Releasing Parties has or may acquire in the future relating in any way to any event, circumstance, action or failure to act at any time on or prior to the Amendment No. 1 Effective Date (other than the Surviving Claims), such waiver, release and discharge being made with full knowledge and understanding of the circumstances and effects of such waiver, release and discharge, and after having consulted legal counsel of its own choosing with respect thereto.  This paragraph is in addition to any other release of any of the Released Parties by the Releasing Parties and shall not in any way limit any other release, covenant not to sue or waiver by the Releasing Parties in favor of the Released Parties.

(d)            On and after the Amendment No. 1 Effective Date, this Amendment shall for all purposes constitute a Loan Document.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

REVLON CONSUMER PRODUCTS CORPORATION, as Borrower

By:                   /s/ Yossi Almani
                    Name:            Yossi Almani
                    Title:            Vice President and Assistant Secretary

REVLON, INC., as Holdings

By:                   /s/ Yossi Almani
                    Name:            Yossi Almani
                    Title:            Vice President and Assistant Secretary

[Signature Page to Amendment No. 1]

ALMAY, INC.
ART & SCIENCE, LTD.
BARI COSMETICS, LTD.
BEAUTYGE BRANDS USA, INC.
BEAUTYGE USA., INC.
CHARLES REVSON INC.
CREATIVE NAIL DESIGN, INC.
CUTEX, INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN INTERNATIONAL HOLDING, INC.
ELIZABETH ARDEN INVESTMENTS, LLC
ELIZABETH ARDEN NM, LLC
ELIZABETH ARDEN TRAVEL RETAIL, INC.
ELIZABETH ARDEN USC, LLC
ELIZABETH ARDEN, INC.
FD MANAGEMENT, INC.
NORTH AMERICA REVSALE INC.
OPP PRODUCTS, INC.
PPI TWO CORPORATION
RDEN MANAGEMENT, INC.
REALISTIC ROUX PROFESSIONAL
PRODUCTS INC.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON PROFESSIONAL HOLDING COMPANY LLC
RIROS CORPORATION
RIROS GROUP INC.
RML, LLC
ROUX LABORATORIES, INC.
ROUX PROPERTIES JACKSONVILLE, LLC
SINFULCOLORS INC.

By:                   /s/ Yossi Almani
                    Name:         Yossi Almani
                    Title:            Vice President and Assistant Secretary

[Signature Page to Amendment No. 1]

ELIZABETH ARDEN (CANADA) LIMITED

By:                   /s/ Michael T. Sheehan
                Name:         Michael T. Sheehan
                Title:            Director and Vice President and Secretary

REVLON CANADA INC.

By:                   /s/ Michael T. Sheehan
               Name:         Michael T. Sheehan
               Title:            Director and Vice President

ELIZABETH ARDEN (UK) LTD

By:                   /s/ Michael T. Sheehan
                    Name:         Michael T. Sheehan
                    Title:            Director

[Signature Page to Amendment No. 1]

CITIBANK, N.A., as Administrative Agent, Collateral
Agent, Consenting Lender, Incremental Lender, Issuing
Lender, Local Fronting Lender and Swingline Lender

By: /s/ David G. Foster
        Name:            David G. Foster
        Title:            Attorney In Fact

BANK OF AMERICA, N.A, as a Consenting Lender
and Incremental Lender

By: /s/ Galina Evelson
        Name:  Galina Evelson
        Title:       Vice President

BANK OF AMERICA, N.A, as Issuing Lender

By: /s/ Galina Evelson
        Name:  Galina Evelson
        Title:       Vice President

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Consenting Lender and
Incremental Lender

By: /s/ Kevin S. Fong
        Name:  Kevin S. Fong
        Title:      Authorized Signatory

JPMORAN CHASE BANK, N.A, as a Consenting
Lender and Incremental Lender

By: /s/ Donna DiForio
        Name:  Donna DiForio
        Title:      Authorized Officer

[Signature Page to Amendment No. 1]

JPMORAN CHASE BANK, N.A, as Issuing Lender

By: /s/ Donna DiForio
        Name:  Donna DiForio
        Title:      Authorized Officer

MACQUARIE CAPITAL FUNDING LLC, as a
Consenting Lender and Incremental Lender

By: /s/ Michael Barrish
        Name:  Michael Barrish
        Title:      Authorized Signatory

By: /s/ Lisa Grushkin
        Name:  Lisa Grushkin
        Title:      Authorized Signatory

BARCLAYS BANK PLC, as a Consenting Lender and Incremental Lender

By: /s/ Ronnie Glenn
        Name:  Ronnie Glenn
        Title:      Director

[Signature Page to Amendment No. 1]

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as a Consenting Lender and Incremental
Lender

By: /s/ Doreen Barr
        Name:  Doreen Barr
        Title:      Authorized Signatory

By: /s/ Andrew Griffin
        Name:  Andrew Griffin
        Title:       Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a
Consenting Lender

By: /s/ Stephen R. Lapidus
        Name:  Stephen R. Lapidus
        Title:       Director

By: /s/ Frank Fazio
        Name:  Frank Fazio
        Title:      Managing Director

[Signature Page to Amendment No. 1]

ANNEX A

[See Attached.]

ASSET-BASED REVOLVING CREDIT AGREEMENT

among

REVLON CONSUMER PRODUCTS CORPORATION,

~~and~~

CERTAIN LOCAL BORROWING SUBSIDIARIES,
 as Borrowers

and

REVLON, INC.,
 as Holdings,

THE LENDERS ~~AND~~and ISSUING LENDERS PARTY HERETO and

CITIBANK, N.A.,
 as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender,

Dated as of September 7, 2016

and as amended and restated as of April 17, 2018

(Missing Graphic Reference)

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
 and

WELLS FARGO BANK, NATIONAL ASSOCIATION
 as Joint Lead Arrangers,

CITIGROUP GLOBAL MARKETS INC.
 MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
 MACQUARIE CAPITAL (USA) INC.,

WELLS FARGO BANK, NATIONAL ASSOCIATION and
BARCLAYS BANK PLC,
 as Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agent~~,~~

 and

CREDIT SUISSE SECURITIES (USA) LLC, and DEUTSCHE BANK SECURITIES INC.,
 as Co-Documentation Agents

TABLE OF CONTENTS
Page

Section I. DEFINITIONS 1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~61~~65
1.3	Pro Forma Calculations	~~63~~67
1.4	Exchange Rates; Currency Equivalents	~~64~~68
1.5	Letter of Credit and Acceptance Amounts	~~64~~68
1.6	Covenants	~~65~~69

Section II. AMOUNT AND TERMS OF COMMITMENTS		~~66~~70

2.1	[reserved]	~~66~~70
2.2	[reserved]	~~66~~70
2.3	[reserved]	~~66~~70
2.4	Revolving Commitments	~~66~~70
2.5	Procedure for Revolving Loan and Local Loan Borrowing	~~67~~71
2.6	Swingline Loans	~~69~~73
2.7	Defaulting Lenders	~~71~~75
2.8	Repayment of Loans	~~72~~76
2.9	Commitment Fees, etc.	~~74~~78
2.10	Termination or Reduction of Commitments	~~74~~79
2.11	Optional Prepayments	~~75~~80
2.12	Mandatory Prepayments	~~76~~81
2.13	Conversion and Continuation Options	~~77~~83
2.14	Minimum Amounts and Maximum Number of Eurocurrency Tranches	~~79~~85
2.15	Interest Rates and Payment Dates	~~79~~85
2.16	Computation of Interest and Fees	~~81~~86
2.17	Inability to Determine Interest Rate	~~81~~87
2.18	Pro Rata Treatment and Payments	~~82~~88
2.19	Requirements of Law	~~84~~90
2.20	Taxes	~~85~~92
2.21	Indemnity	~~88~~95
2.22	Illegality	~~88~~95
2.23	Change of Lending Office	~~89~~96
2.24	Replacement of Lenders	~~89~~96
2.25	Incremental Loans	~~91~~97
2.26	Extension of Revolving Commitments	~~93~~100
2.27	Designation of Additional Permitted Foreign Currencies	~~96~~103
2.28	Re-Allocation of Currency Sublimits	~~97~~104
2.29	Resignation or Removal of a Local Fronting Lender	~~98~~105
2.30	Local Fronting Lender Reports	~~99~~106
2.31	Bankers’ Acceptances	~~99~~106
2.32	Currency Conversion and Contingent Funding Agreement	~~101~~107
2.33	Protective Advances	110
2.34	MIRE Events	110

Section III. LETTERS OF CREDIT		~~103~~110

i

3.1	L/C Commitment	~~103~~110
3.2	Procedure for Issuance of Letter of Credit	~~104~~111
3.3	Fees and Other Charges	~~104~~111
3.4	L/C Participations	~~105~~112
3.5	Reimbursement Obligation of the Borrower	~~106~~113
3.6	Obligations Absolute	~~107~~114
3.7	Role of the Issuing Lender	~~108~~115
3.8	Letter of Credit Payments	~~109~~116
3.9	Applications	~~109~~116
3.10	Applicability of ISP and UCP	~~109~~116
3.11	Designation of Issuing Lender	~~109~~116

Section IV. REPRESENTATIONS AND WARRANTIES		~~109~~117

4.1	Financial Condition	~~110~~117
4.2	No Change	~~110~~117
4.3	Existence; Compliance with Law	~~110~~117
4.4	Corporate Power; Authorization; Enforceable Obligations	~~110~~118
4.5	No Legal Bar	~~111~~118
4.6	No Material Litigation	~~111~~119
4.7	No Default	~~112~~119
4.8	Ownership of Property; Liens	~~112~~119
4.9	Intellectual Property	~~112~~119
4.10	Taxes	~~112~~119
4.11	Federal Regulations	~~112~~119
4.12	ERISA.	~~112~~119
4.13	Investment Company Act	~~113~~120
4.14	Subsidiaries	~~113~~120
4.15	Environmental Matters	~~113~~120
4.16	Accuracy of Information, etc	~~113~~120
4.17	Security Documents	~~114~~121
4.18	Solvency	~~114~~122
4.19	Anti-Terrorism	~~115~~122
4.20	Use of Proceeds	~~115~~122
4.21	Labor Matters	~~115~~122
4.22	Senior Indebtedness	~~115~~122
4.23	OFAC	~~115~~122
4.24	Anti-Corruption Compliance	~~115~~122
4.25	Borrowing Base Certificate	~~115~~123

Section V. CONDITIONS PRECEDENT		~~115~~123

5.1	Conditions to Initial Extension of Credit on the Closing Date	~~115~~123
5.2	Conditions to Each Extension of Credit After Closing Date	~~118~~125

Section VI. AFFIRMATIVE COVENANTS		~~119~~126

6.1	Financial Statements	~~119~~126
6.2	Certificates; Other Information	~~120~~127
6.3	Payment of Taxes	~~122~~129

6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	~~122~~129
6.5	Maintenance of Property; Insurance	~~122~~129
6.6	Inspection of Property; Books and Records; Discussions	~~123~~130
6.7	Notices	~~124~~131
6.8	Additional Collateral, etc.	~~124~~132
6.9	Use of Proceeds	~~129~~137
6.10	~~[~~Post Closing	~~129~~137
6.11	Credit Ratings	~~129~~137
6.12	Line of Business	~~129~~137
6.13	Changes in Jurisdictions of Organization; Name	~~130~~137
6.14	Appraisals and Field Examinations.	~~130~~137
6.15	Control Accounts; Approved Deposit Accounts	~~131~~138
6.16	Landlord Waiver and Bailee’s Letters	~~132~~139
6.17	Tax Reporting	~~132~~139
6.18	Sanctions; Anti-Corruption Laws	139

Section VII. NEGATIVE COVENANTS		~~132~~140

7.1	Financial Covenant	~~132~~140
7.2	Indebtedness	~~132~~140
7.3	Liens	~~137~~145
7.4	Fundamental Changes	~~141~~149
7.5	Dispositions of Property	~~142~~150
7.6	Restricted Payments	~~145~~153
7.7	Investments	~~148~~156
7.8	Prepayments, Etc. of Indebtedness; Amendments.	~~153~~161
7.9	Transactions with Affiliates	~~154~~162
7.10	Sales and Leasebacks	~~156~~164
7.11	Changes in Fiscal Periods	~~157~~164
7.12	Negative Pledge Clauses	~~157~~164
7.13	Clauses Restricting Subsidiary Distributions	~~159~~166
7.14	Limitation on Hedge Agreements	~~161~~168
7.15	Amendment of Company Tax Sharing Agreement	~~161~~168

SECTION ~~7A.~~ VIIA. HOLDINGS NEGATIVE COVENANTS		~~161~~168

Section VIII. EVENTS OF DEFAULT		~~161~~169

8.1	Events of Default	~~161~~169
8.2	Right to Cure	~~166~~173

Section IX. THE AGENTS		~~167~~174

9.1	Appointment	~~167~~174
9.2	Delegation of Duties	~~167~~175
9.3	Exculpatory Provisions	~~168~~175
9.4	Reliance by the Agents	~~168~~175
9.5	Notice of Default	~~168~~176
9.6	Non-Reliance on Agents and Other Lenders	~~169~~176
9.7	Indemnification	~~169~~176

9.8	Agent in Its Individual Capacity	~~169~~177
9.9	Successor Agents	~~170~~177
9.10	Authorization to Release Liens and Guarantees	~~171~~178
9.11	Agents May File Proofs of Claim	~~171~~178
9.12	Specified Hedge Agreements, Specified Cash Management Obligations and Specified Additional Obligations	~~171~~178
9.13	Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents	~~173~~180

Section X. MISCELLANEOUS		~~173~~180

10.1	Amendments and Waivers	~~173~~180
10.2	Notices; Electronic Communications	~~176~~185
10.3	No Waiver; Cumulative Remedies	~~180~~188
10.4	Survival of Representations and Warranties	~~180~~189
10.5	Payment of Expenses; Indemnification	~~181~~189
10.6	Successors and Assigns; Participations and Assignments	~~182~~190
10.7	Adjustments; Set off	~~186~~194
10.8	Counterparts	~~187~~195
10.9	Severability	~~187~~195
10.10	Integration	~~187~~195
10.11	GOVERNING LAW	~~188~~196
10.12	Submission to Jurisdiction; Waivers	~~188~~196
10.13	Acknowledgments	~~188~~196
10.14	Confidentiality	~~189~~197
10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens.	~~191~~199
10.16	Accounting Changes	~~192~~200
10.17	WAIVERS OF JURY TRIAL	~~193~~201
10.18	USA PATRIOT ACT	~~193~~201
10.19	[reserved]	~~193~~201
10.20	Interest Rate Limitation	~~193~~201
10.21	Payments Set Aside	~~194~~201
10.22	Electronic Execution of Assignments and Certain Other Documents	~~194~~202
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~194~~202
10.24	Delegation by each Local Borrowing Subsidiary	~~195~~202
10.25	Interest Act (Canada)	~~195~~203
10.26	Judgment	~~195~~203
10.27	Submission To Jurisdiction	~~195~~203
10.28	Certain ERISA Matters	204

SCHEDULES:

1.1B	Specified Hedge Agreements, Specified Cash Management Obligations and Specified Additional Obligations (ABL)
1.1C	Existing Letters of Credit
2.1	Commitments
2.4(b)	Borrowers, Permitted Foreign Currencies; Currency Sublimits; Maximum Sublimits; Local Fronting Lenders
4.3	Existence; Compliance with Law

4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8A	Excepted Property
4.8B	Owned Real Property
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
6.10	Post-Closing Matters
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Transactions with Affiliates
7.12	Existing Negative Pledge Clauses
7.13	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	[reserved]
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	[reserved]
I	[reserved]
J	Form of Revolving Note
K	Form of ABL Intercreditor Agreement
L-1	Form of Increase Supplement
L-2	Form of Lender Joinder Agreement
M	Form of Mortgage
N-1	Form of Local Borrowing Subsidiary Joinder Agreement
N-2	Form of Local Fronting Lender Joinder Agreement
O-1	Form of Local Loan Statement
O-2	Form of Interest Allocation Statement (Local Loans)
P	Form of Borrowing Base Certificate
Q	Certain Borrowing Base Definitions

v

ASSET-BASED REVOLVING CREDIT AGREEMENT, dated as of September 7, 2016, as amended and restated as of April 17, 2018, among REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the “Company” or the “Borrower”), the Local Borrowing Subsidiaries from time to time party hereto, REVLON, INC., a Delaware corporation (“Holdings”) solely for purposes of Section 7A, the several banks and other financial institutions or entities from time to time parties to this Agreement as Lenders, the Issuing Lenders, and CITIBANK, N.A., as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender.

The parties hereto hereby agree as follows:

SECTION I.~~SECTION I.  DEFINITIONS~~
DEFINITIONS

1.1            Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2021 Notes”: the Borrower’s 5.75% senior notes due 2021.

“2024 Notes”: as defined in the definition of “Transactions”.

“ABL Facility First Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement”:  the ABL Intercreditor Agreement, dated as of the date hereof, among the Borrower, Holdings, the Subsidiary Guarantors, the Collateral Agent and the collateral agent under the Term Loan Documents, substantially in the form of Exhibit K, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABR”:  for any day, a rate per annum equal to the highest of (a) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) 0.00%.  Any change in the ABR due to a change in the “prime rate” shall be effective on the effective date of such change in the “prime rate” or the Federal Funds Effective Rate, as the case may be; provided, with respect to any Local Loan which is denominated in Dollars and with respect to which the Revolving Lenders have not been requested to purchase a participating interest pursuant to Section 2.32(a), “ABR” shall mean the rate of interest from time to time publicly announced by the relevant Local Fronting Lender as its base rate (or its equivalent thereof) for loans denominated in Dollars at the principal lending office of such Local Fronting Lender (or such other rate as may be mutually agreed between the Local Borrower and the relevant Local Fronting Lender as reflecting the Cost of Funds to such Local Fronting Lender of the Local Loans to which such rate is applicable).

“ABR Loans”:  Loans, Local Loans or Acceptances denominated in Dollars, as context may require, the rate of interest applicable to which is based upon the ABR.

“Accelerated Maturity Date”: the date that is 91 days prior to the stated maturity date of the 2021 Notes if, on such date, any 2021 Notes remain outstanding; provided that the Accelerated Maturity Date shall not apply for any purpose under this Agreement if, on the applicable date (and on each day during such 91-day period), the Borrower and its Restricted Subsidiaries have Liquidity (as defined below) of at least the sum of (x) the outstanding principal amount of the 2021 Notes, plus (y) $200,000,000.  For purposes hereof, “Liquidity” shall mean, at any time, the sum of (i) the difference of (a) all Unrestricted Cash of the Borrower and its Restricted Subsidiaries minus (b) any Unrestricted Cash included in the Tranche A Borrowing Base, (ii) the aggregate Available Revolving Commitments of all Revolving Lenders (each as defined in the Term Loan Agreement) and, (iii) the aggregate Excess Availability, in each case, at such time, provided, that, with respect to this clause (iii), the conditions set forth in Sections 5.2(a) and 5.2(b) shall be satisfied at such time.

“Acceptances”:  as defined in Section 2.31(a).

“Account”: as defined in the UCC.

“Account Debtor”: as defined in the UCC.

“Accounting Changes”:  as defined in Section 10.16.

“Additional Obligation Designation Notice”:  as defined in Section 9.12(c).

“Administrative Agent”:  Citibank, N.A., as the administrative agent for the Lenders and Issuing Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents”:  the collective reference to the Collateral Agent and the Administrative Agent, and solely for purposes of Sections 10.13 and 10.14 and the definitions of Obligations, Specified Cash Management Obligations and Specified Hedge Agreement, the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents.

“Aggregate Exposure”:  with respect to each Revolving Lender at any time, an amount equal to the aggregate amount of such Revolving Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Revolving Lenders at such time.

“Agreed Purposes”:  as defined in Section 10.14.

“Agreement”:  this Asset-Based Revolving Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment No. 1”:  that certain Amendment No. 1, dated as of April 17, 2018, among the Borrower, Holdings, the other Loan Parties thereto, and the Administrative Agent and the Collateral Agent, among others.

“Amendment No. 1 Effective Date”: as defined in Amendment No. 1.

“Anti-Corruption Law”:  the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials.

“Anticipated Cure Deadline”: as defined in Section 8.2(a).

“Applicable Margin”:

(a)            With respect to the Tranche A Revolving Loans, (i) from the Closing Date until (but excluding) the third Business Day after receipt by the Administrative Agent of the first Borrowing Base Certificate delivered pursuant to Section 6.2(g)(i), a rate equal to 0.50% per annum with respect to ABR Loans and 1.50% per annum with respect to Eurocurrency Loans or Local Loans and (ii) thereafter, a per annum rate equal to the rate set forth below for the applicable type of Loan and the then applicable Average Excess Availability (determined as provided in the ~~next sentence~~last paragraph of this definition):

Average Excess Availability (“AEA”)	Applicable Margin for Tranche A Revolving Loans that are Eurocurrency Loans or Local Rate Loans	Applicable Margin for Tranche A Revolving Loans that are ABR Loans
66 ⅔% < AEA	1.25%	0.25%
33 ⅓% < AEA < 66 ⅔%	1.50%	0.50%
AEA < 33 ⅓%	1.75%	0.75%

(b)            With respect to the Tranche B Revolving Loans, a per annum rate equal to the rate set forth below for the applicable type of Loan and the then applicable Average Excess Availability (determined as provided in the last paragraph of this definition):

Average Excess Availability (“AEA”)	Applicable Margin for Tranche B Revolving Loans that are Eurocurrency Loans	Applicable Margin for Tranche B Revolving Loans that are ABR Loans
66 ⅔% < AEA	2.50%	1.50%
33 ⅓% < AEA < 66 ⅔%	2.75%	1.75%
AEA < 33 ⅓%	3.00%	2.00%

For purposes of clause (a)(ii) and (b) of this definition of Applicable Margin, Average Excess Availability shall be determined once each calendar month based on the Borrowing Base Certificate delivered pursuant to Section 6.2(g)(i); provided, that if Borrower has not submitted to the Administrative Agent a Borrowing Base Certificate pursuant to Section 6.2(g)(i) within the time periods specified therein, then, the Applicable Margin shall conclusively equal the highest possible Applicable Margin provided in this definition; provided, further that if the highest possible Applicable Margin is in effect because of the immediately preceding proviso and the Borrower delivers an updated Borrowing Base Certificate at least three Business Days prior to the next Interest Payment Date, the Applicable Margin shall be calculated based upon Average Excess Availability set forth in such updated Borrowing Base Certificate for the period between (x) the third Business Day after such Borrowing Base Certificate that was not submitted within the time periods specified pursuant to Section 6.2(g)(i) was required to be delivered to the Administrative Agent and (y) the third Business Day after receipt by the Administrative Agent of such updated Borrowing Base Certificate.  Any increase or decrease in the Applicable Margin resulting from a change in the Average Excess Availability determined pursuant to the preceding sentence shall become effective as of the third Business Day after receipt by the Administrative Agent of the Borrowing Base Certificate used in such determination except as otherwise provided in the preceding sentence.

“Applicable Period”: as defined in Section 10.19.
“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Appraisal”: (i) each appraisal delivered to the Administrative Agent prior to the Closing Date for purposes of this Agreement (which the Administrative Agent confirms is satisfactory to it) and (ii) each appraisal that is conducted after the Closing Date pursuant to Section 6.14 in form and substance reasonably satisfactory to the Administrative Agent and performed by an appraiser that is reasonably satisfactory to the Administrative Agent.
“Approved Deposit Account”: a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
“Approved Fund”: as defined in Section 10.6(b).
“Approved Securities Intermediary”: a Securities Intermediary or Commodity Intermediary selected by a Loan Party and reasonably satisfactory to the Administrative Agent.
~~“~~Approved Fund~~”: as defined in~~ Section 10.6(b)~~.~~
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or such other form reasonably acceptable to the Administrative Agent and the Borrower.
“Availability”: at any time, ~~(a) the lesser of (i) the aggregate Commitments in effect at such time and (ii) the Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to~~ Section 6.2(g)~~, after giving effect to any Eligibility Reserve, Specified Reserve or Dilution Reserve in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication),~~ minus ~~(b) the aggregate amount of any Availability Reserve in effect at such time;~~ provided ~~that, notwithstanding anything to the contrary herein or in any other Loan Document, from the Closing Date until the date on which the Borrower delivers, or is required to deliver, the Borrowing Base Certificate with respect to the calendar month ending October 31, 2016 pursuant to~~ Section 6.2(g)~~, Availability shall be equal to $300,000,000 for all purposes of this Agreement and the other Loan Documents.~~Tranche A Availability plus Tranche B Availability.

“Availability Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent may from time to time establish, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, in order to (a) preserve the value of the ABL Facility First Priority Collateral or the Collateral Agent’s Lien thereon or (b) provide for the payment of unanticipated liabilities of any Loan Party affecting the ABL Facility First Priority Collateral arising after the Closing Date, in each case based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date; provided, however, that (A) any Availability Reserve shall have a reasonable relationship to the circumstances, conditions, events or contingencies which are the basis of such Availability Reserve ~~and~~, (B) no such Availability Reserve will be established with respect to (i) such matters that have been taken into account in the calculation of the Tranche A Borrowing Base or the Tranche B Borrowing Base, or the determination of any Eligibility Reserve or Dilution Reserve, or (ii) Specified Hedge Agreements, Specified Additional Obligations or Specified Cash Management Obligations and (C) any Availability Reserve with respect to the Tranche A Borrowing Base shall not be duplicative of (but may be additive to) any Availability Reserve with respect to the Tranche B Borrowing Base and any Availability Reserve with respect to the Tranche B Borrowing Base shall not be duplicative of (but may be additive to) any Availability Reserve with respect to the Tranche A Borrowing Base. For the avoidance of doubt, Availability Reserves shall not be established in respect of any eligibility or dilution risks or contingencies, which shall be reserved against by way of Eligibility Reserves or Dilution Reserves, respectively.
“Available Revolving Commitment”: as to each Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect (including any Supplemental Revolving Commitments) over (b) such Revolving Lender’s Revolving Extensions of Credit then outstanding.
“Average Excess Availability”: with respect to any calendar month of the Borrower, the percentage equivalent to a fraction, (i) the numerator of which is the average Excess Availability for the days of such calendar month, and (ii) the denominator of which is the average Maximum Availability for the days of such calendar month.
~~“~~Bailee’s Letter~~”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than the Company or any Subsidiary Guarantor) that is in possession of Inventory or Equipment included in the Borrowing Base on behalf of the Company or any Subsidiary Guarantor pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.~~
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bailee’s Letter”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than the Company or any Subsidiary Guarantor) that is in possession of Inventory or Equipment included in the Tranche A Borrowing Base or the Tranche B Borrowing Base on behalf of the Company or any Subsidiary Guarantor pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.
“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
a “Borrower”: the Company or a Local Borrowing Subsidiary, as the context shall require; collectively, the “Borrowers”. References to “the Borrower” shall refer solely to the Company.
“Borrower Materials”: as defined in Section 10.2(c).
“Borrowing Base”: at any time, the ~~amount equal to:~~Tranche A Borrowing Base plus the Tranche B Borrowing Base.
~~(a) 85% of the Dollar Equivalent of the face amount of all Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time with respect to such Eligible Receivables);~~ plus
~~(b) with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis), the amount equal to:~~
~~(i) the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Prime Finished Goods;~~ plus
~~(ii) the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Tote Stores Inventory;~~ plus
~~(iii) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Special Markets Inventory;~~ plus
~~(iv) the lesser of (A) 75% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Work-in-Process Inventory;~~ plus
~~(v) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Raw Materials;~~ plus
~~(vi) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Bulk Inventory;~~ plus
~~(c) the lesser of (A) the sum of (1) 75% of the Net Orderly Liquidation Value of Eligible Equipment at such time~~ plus ~~(2) 75% of the Mortgage Value of Eligible Real Property at such time and (B) $40,000,000;~~ plus
~~(d) the lesser of (A) 100% of Qualified Cash and (B) $75,000,000,~~ plus

~~(e) for any date of determination during any Temporary Increase Amount Period, the Temporary Increase Amount;~~ provided~~, that if after October 1, Availability or Maximum Availability is equal to or greater than the Temporary Increase Amount, the inclusion of the Temporary Increase Amount shall be at the discretion of the Borrower;~~ minus
~~(f) in the case of~~ clauses (a) ~~through~~ (c) ~~above, any Eligibility Reserve in effect at such time;~~ minus
~~(g) any Specified Reserve and Dilution Reserve in effect at such time;~~
provided~~, that notwithstanding anything to the contrary herein or in any other Loan Document, from the Closing Date until the date on which the Borrower delivers, or is required to deliver, the Borrowing Base Certificate with respect to the calendar month ending October 31, 2016 pursuant to~~ Section 6.2(g)~~, the Borrowing Base shall not be less than the amount that would cause “Availability” to equal $300,000,000 for all purposes of this Agreement and the other Loan Documents.~~
“Borrowing Base Certificate”: a certificate of the Company substantially in the form of Exhibit P (Form of Borrowing Base Certificate) or such other form reasonably acceptable to the Administrative Agent and the Borrower.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower or a Local Borrowing Subsidiary requests the relevant Lenders to make Loans hereunder.
“Borrowing Minimum”: (a) in the case of a Revolving Loan denominated in Dollars, $1,000,000, and (b) in the case of a Revolving Loan denominated in any Permitted Foreign Currency, such roughly equivalent amount in such Permitted Foreign Currency as may be reasonably specified by the Administrative Agent.
“Borrowing Multiple”: (a) in the case of a Revolving Loan denominated in Dollars, $100,000, and (b) in the case of a Revolving Loan denominated in any Permitted Foreign Currency, such roughly equivalent amount in such Permitted Foreign Currency as may be reasonably specified by the Administrative Agent.
“Business”: the business activities and operations of the Borrower and/or its Subsidiaries on the Closing Date, after giving effect to the Transactions.
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located (or, in the case of any Local Loan or Acceptance, the location of the funding office of the relevant Local Fronting Lender) and:
(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day;
(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Calculation Date”: as defined in Section 1.3(a).
“Canadian Collateral Agreement” means the Canada – ABL Collateral Agreement, dated as of March 22, 2018, among Revlon Canada Inc., Elizabeth Arden (Canada) Limited, each other Grantor (as defined therein) from time to time party thereto and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Capital Expenditure”: for any period, the amount equal to all expenditures (by the expenditure of cash or the incurrence of Indebtedness) made by the Borrower and its Restricted Subsidiaries during such period in respect of the purchase or other acquisition or improvement of any fixed or capital asset or any other amounts which would, in accordance with GAAP, be set forth as capital expenditures or purchases of permanent displays on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided, that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).
“Cash Collateral Account”: any Deposit Account or Securities Account that is:
(a) established as a “Cash Collateral Account” for the purposes expressly contemplated under the Loan Documents by any Agent from time to time to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Company or its Subsidiaries or Persons acting on their behalf pursuant to the Loan Documents;
(b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion exercised reasonably;

(c) in the name of the Administrative Agent (although such account may also have words referring to the Company and the account’s purpose);
(d) under the control of the Collateral Agent; and
(e) in the case of a Securities Account, with respect to which the Collateral Agent, at the direction of the Administrative Agent or an agent under the Term Loan Documents, as the case may be, shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto; provided, however, that no Cash Collateral Account shall be established in the Commonwealth of Australia.
“Cash Collateralize”: with respect to any portion of the L/C Exposure, to pay to the Administrative Agent an amount of cash and/or Cash Equivalents to be held as security for obligations of the Borrower in respect of such portion of the L/C Exposure in a Cash Collateral Account or backstop in a manner satisfactory to, or make other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender, with respect to such portion of the L/C Exposure. “Cash Collateralization” and “Cash Collateral” shall have correlative meanings.
“Cash Equivalents”:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;
(b) certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus at the date of acquisition thereof in excess of $250,000,000;
(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
(d) commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;
(e) readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;
(f) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;
(h) (x) such local currencies in those countries in which the Borrower and its Restricted Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which the Borrower and its Restricted Subsidiaries operate for short term cash management purposes; and
(i) Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.
“Cash Interest Expenses”: for any Test Period, the amount set forth opposite the caption “interest” (or any like caption) under the heading “supplemental schedule of cash flow information” (or any like heading) in the consolidated financial statements of the Borrower and its Restricted Subsidiaries for such Test Period.
“Cash Management Obligations”: obligations in respect of any overdraft or other liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.
“Cash Management Provider”: as defined in the definition of “Specified Cash Management Obligations”.
“Certificated Security”: as defined in the Guarantee and Collateral Agreement.
“Change of Control”: as defined in Section 8.1(j).
“Charges”: as defined in Section 10.20.
“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.
“Citibank”: Citibank, N.A.
“Closing Date”: September 7, 2016.
~~“~~Code~~”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).~~
“Co-Documentation Agents”: Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., each in its capacity as co-documentation agent.
“Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).
“Collateral”: all the “Collateral” as defined in any Security Document.
“Collateral Agent”: Citibank, N.A., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.

“Commitment”: as to any Lender, the sum of the Revolving Commitments, the Extended Revolving Commitments and the Supplemental Revolving Commitments (in each case, if any) of such Lender.
“Commitment Fee”: as defined in Section 2.09(a).
“Commitment Fee Rate”: with respect to the Tranche A Revolving Facility, 0.25% per annum and with respect to the Tranche B Revolving Facility, 0.50% per annum.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commodity Intermediary”: as defined in the UCC.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Commonly Controlled Plan”: as defined in Section 4.12(b).
“Company”: as defined in the preamble hereto.
“Company Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of March 26, 2004, among Holdings, the Company and certain of its Subsidiaries, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.15.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent and the Borrower.
“Confidential Information”: as defined in Section 10.14.
“Consolidated EBITDA”: of any Person for any period, shall mean the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clauses (f), (n) and (s) of this definition, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:
(a) provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including penalties and interest related to taxes or arising from tax examinations);
(b) Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk or foreign exchange rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities and the Term Loan Agreement);

(c) depreciation and amortization expense and impairment charges (including deferred financing fees, original issue discount, amortization of convertible notes and other convertible debt instruments, capitalized software expenditures, amortization of intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs, and actuarial gains and losses related to pensions, and other post-employment benefits);
(d) all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;
(e) any extraordinary, unusual or non-recurring income or gains or charges, expenses or losses (including (x) gains or losses on sales of assets outside of the ordinary course of business, (y) restructuring and integration costs or reserves, including any retention and severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs, contract termination costs, future lease commitments, excess pension charges and other non-recurring business optimization expenses and legal and settlement costs, and (z) any expenses in connection with the Transactions);
(f) (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption (with a deduction for amounts actually received up to such estimated amount to the extent included in Consolidated EBITDA in a future period);
(g) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis;
(h) transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including those with respect to any amendments or waivers of the Loan Documents or the Term Loan Documents, and those payable in connection with the sale of Capital Stock, recapitalization, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);
(i) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies;
(j) all costs and expenses incurred in defending, settling and compromising any pending or threatened litigation claim, action or legal dispute up to an amount not to exceed $15,000,000 in such period;

(k) charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any Qualified Contract or any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment permitted by Section 7.7, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by the Borrower and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (k) (and to the extent not so reimbursed within one year, such amount not reimbursed shall be deducted from Consolidated EBITDA during the next measurement period); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed~~)~~;
(l) costs of surety bonds of such Person and its Restricted Subsidiaries in connection with financing activities;
(m) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;
(n) the amount of expected cost savings and other operating improvements and synergies reasonably identifiable and reasonably supportable (as determined by the Borrower or any Restricted Subsidiary in good faith) to be realized as a result of the Transactions, any acquisition or Disposition (including the termination or discontinuance of activities constituting such business), any Investment, operating expense reductions, operating improvements, restructurings, cost savings initiatives, operational changes or similar initiatives or transactions (including resulting from any head count reduction or closure of facilities) taken or committed to be taken during such (or any prior) period (in each case calculated on a pro forma basis as though such cost savings and other operating expense reductions, operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided, that (i) (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions and (B) actions resulting in such operating expense reductions or other operating improvements, synergies or cost savings are reasonably anticipated to have commenced within 18 months and (ii) no cost savings shall be added pursuant to this clause (n) to the extent already included in clause (e) above with respect to such period;
(o) earn-out, contingent compensation and similar obligations incurred in connection with any acquisition or other investment and paid (if not previously accrued) or accrued;
(p) net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedge Agreements);
(q) costs, charges, accruals, reserves or expenses attributable to cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization, management changes, restructurings and integrations (including inventory optimization programs, software and other intellectual property development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) or other fees relating to any of the foregoing;

(r) (i) any net realized loss resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized loss resulting in such period from currency translation losses related to currency re-measurements of Indebtedness and (iii) the amount of loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; and
(s) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to the below for any previous period and not added back, minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum, without duplication, of:
(A) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period);
(B) net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedge Agreements); and
(C) (i) any net realized gain resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized gain resulting in such period from currency translation gains related to currency re-measurements of Indebtedness and (iii) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing;
provided, that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by Holdings, the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent determined by the Borrower in good faith to be reasonably anticipated to be realizable within 18 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period). With respect to each joint venture or minority investee of the Borrower or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of EBITDA (calculated in accordance with this definition) attributable to such joint venture or minority investee, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) the Borrower’s or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the EBITDA (calculated in accordance with this definition) of such joint venture or minority investee.

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.
Consolidated EBITDA shall be deemed to be $223,400,000 for the fiscal quarter ended September 30, 2015, $126,800,000 for the fiscal quarter ended December 31, 2015, $69,700,000 for the fiscal quarter ended March 31, 2016 and $86,100,000 for the fiscal quarter ended June 30, 2016.
“Consolidated Net First Lien Leverage”: at any date, (a) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date that is secured by a lien on the Collateral (unless the lien securing such Funded Debt is junior or subordinated to the liens of the Lenders with respect to the ABL Facility First Priority Collateral and the Liens of the lenders under any Term Pari Passu Obligations), minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net First Lien Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net First Lien Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Net Income”: of any Person for any period, shall mean the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period:
(a)           the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries shall be excluded;
(b)          the income (or loss) of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded, except to the extent of dividends, return of capital or similar distributions actually received by such Person or its Restricted Subsidiaries (which dividends, return of capital and distributions shall be included in the calculation of Consolidated Net Income);
(c)           (i) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments) and (ii) any net unrealized gains and losses resulting in such period from currency translation losses (or similar charges) related to currency re-measurements of Indebtedness or other liabilities or from currency fluctuations, in each case shall be excluded;
(d)           any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gain and losses from exchange rate fluctuations on intercompany balances and balance sheet items) shall be excluded;
(e)           the cumulative effect of a change in accounting principles during such period shall be excluded;

(f)            non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;
(g)          any charges resulting from the application of FASB ASC 805 “Business Combinations,” FASB ASC 350 “Intangibles—Goodwill and Other,” FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” FASB ASC 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or FASB ASC 820 “Fair Value Measurements and Disclosures” shall be excluded;
(h)          effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(i)            any income (or loss) for such period attributable to the early extinguishment or buy-back of indebtedness, Hedge Agreements or other derivative instruments shall be excluded;
(j)            any non-cash charges for deferred tax asset valuation allowances shall be excluded;
(k)           any other non-cash charges (including goodwill or asset impairment charges), expenses or losses, including write-offs and write-downs (including in respect of unamortized debt issuance costs and deferred financing fees) and any non-cash cost related to the termination of any employee pension benefit plan (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period) shall be excluded;
(l)            non-cash stock-based and other equity-based compensation expenses (including those realized or resulting from stock option plans, employee benefit plans, post-employment benefit plans, grants of sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights) shall be excluded;
(m)          the Transaction Costs shall be excluded;
(n)          any losses in respect of equity earnings for such period (other than in respect of losses from equity in affiliates) shall be excluded; and
(o)          gains and losses from the Specified Dispositions and the consolidated net income (or loss) of any Person or Properties constituting a division or line of business of any business entity, division or line of business or fixed asset, in each case, Disposed of, abandoned, closed or discontinued by Holdings, the Borrower or any of the Restricted Subsidiaries during such period other than in the ordinary course of business, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period).
Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower.

“Consolidated Net Interest Expense”: of any Person for any period, (a) the sum of (i) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock of such Person made during such period, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from customers), in each case determined in accordance with GAAP, plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of the Borrower and its Restricted Subsidiaries. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments actually made or received by the Borrower or any Subsidiary with respect to interest rate Hedge Agreements.
“Consolidated Net Secured Leverage”: at any date, (a) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Secured Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Net Total Leverage”: at any date, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Total Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
“Consolidated Total Assets”: at any date, the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1, or prior to the first such delivery, the pro forma financial statements referred to in Section 5.1(o), determined on a pro forma basis.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
~~“~~Cost of Funds~~”: with respect to any Local Fronting Lender, the rate of interest which reflects the cost to such Local Fronting Lender of obtaining funds of the type utilized to fund any extension of credit to the relevant Borrower hereunder in the local market for the period during which such extension of credit is outstanding.~~
“Control Account”: a Securities Account or Commodity Account (as defined in the Guarantee and Collateral Agreement) that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Cost of Funds”: with respect to any Local Fronting Lender, the rate of interest which reflects the cost to such Local Fronting Lender of obtaining funds of the type utilized to fund any extension of credit to the relevant Borrower hereunder in the local market for the period during which such extension of credit is outstanding.
“Cure Amount”: as defined in Section 8.2(a).
“Cure Right”: as defined in Section 8.2(a).
“Currency Sublimit”: with respect to any Local Fronting Lender, the amount from time to time equal to the amount of Dollars set forth under the heading “Currency Sublimit” on Schedule 2.4(b) as the same may be or may be deemed to be modified from time to time in accordance with the terms of this Agreement; collectively as to all Local Fronting Lenders, the “Currency Sublimits”.
“Customary Permitted Liens”: means Liens permitted by clauses (a), (b), (c)(i), (d) and (e) of Section 7.3.
“Debt Fund Affiliate”: means any Affiliate of a Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.
“Debtor Relief Laws”: means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement (including any arrangement provisions of the Canada Business Corporations Act (Canada) or any other applicable corporation legislation under the laws of any Province or Territory of Canada), receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: means, subject to Section 2.7(a), any Lender that
(a)           has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swingline Loans or Protective Advances) within two Business Days of the date when due,
(b)           has notified the Borrower, a Local Borrowing Subsidiary, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)           has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or
(d)          has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(a)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.
“Deposit Account”: as defined in the UCC.
“Deposit Account Bank”: a financial institution selected by a Loan Party and reasonably satisfactory to the Administrative Agent.
“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.
“Designated Additional Obligation Pari Passu Distribution Amount”: as defined in Section 9.12(c).
“Designated Hedge Pari Passu Distribution Amount”: as defined in Section 9.12(b).
“Designated Jurisdiction”: any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Sudan, Syria, Cuba, North Korea, and Crimea).
“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration within 180 days of receipt thereof.

“Designated Term Loan Agent”: as defined in the ABL Intercreditor Agreement.
“Designation Date”: as defined in Section 2.26(f).
“Dilution”: as of any date of determination, a percentage concerning dilution of Accounts of the Loan Parties as set forth in the most recent field examination with respect to Eligible Receivables included in the Borrowing Base without duplication of any exclusion from the definition of “Eligible Receivables,” during the 12 month period covered by such report.
“Dilution Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), an amount equal to (a) if Dilution is less than or equal to five percent (5%), $0, and (b) if Dilution is greater than five percent (5%), an amount determined by the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, not to exceed the amount sufficient to reduce the advance rate against Eligible Receivables set forth in the definition of the Tranche A Borrowing Base and the Tranche B Borrowing Base by one percentage point in the aggregate for each percentage point by which Dilution is in excess of five percent (5%).
“Disinterested Director”: as defined in Section 7.9.
“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date in effect on the date such Capital Stock is issued (other than (i) upon payment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations) or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than (x) indemnification and other contingent obligations not yet due and owing and (y) obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent or prior to June 16, 2016 and (ii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time and, in the case of clauses (i) and (ii) any known Affiliates readily identifiable by name (other than, in the case of ~~cause~~clause (ii), any Debt Fund Affiliates). A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders. Any designation of Disqualified Institutions by the Borrower at any time after the Closing Date in accordance with the foregoing shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Facility.

“Do not have Unreasonably Small Capital”: the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date.
“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Permitted Foreign Currency, the equivalent amount thereof in Dollars at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Permitted Foreign Currency.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any direct or indirect Restricted Subsidiary that (i) is organized under the laws of any jurisdiction within the United States and (ii) is not a direct or indirect Subsidiary of a Foreign Subsidiary.
“Draft”: a draft that is (a) in a form customary in the relevant jurisdiction for acceptance and discount as a bankers’ acceptance, (b) otherwise reasonably acceptable in form and substance to the relevant Local Fronting Lender, (c) stated to mature on the date which is 30, 60, 90 or 180 days after the date thereof (or such other maturity as is agreeable to the relevant Local Fronting Lender, in its sole discretion) and (d) duly completed and executed by the relevant Local Borrowing Subsidiary.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligibility Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Company by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, may from time to time establish, against the gross amounts of Eligible Receivables, Eligible Inventory, Eligible Equipment~~,~~ and Eligible Real Property ~~and Qualified Cash~~ to reflect risks or contingencies arising after the Closing Date that may adversely affect any one or more class of such items and that have not already been taken into account in the calculation of the Tranche A Borrowing Base and the Tranche B Borrowing Base; provided that no such Eligibility Reserve will be established with respect to such matters that have been taken into account in the ~~calculation of the Borrowing Base or the~~ determination of any Dilution Reserve or Availability Reserve; provided, further, that any Eligibility Reserve with respect to the Tranche A Borrowing Base shall not be duplicative of (but may be additive to) any Eligibility Reserve with respect to the Tranche B Borrowing Base and any Eligibility Reserve with respect to the Tranche B Borrowing Base shall not be duplicative of (but may be additive to) any Eligibility Reserve with respect to the Tranche A Borrowing Base. For the avoidance of doubt, Eligibility Reserves shall not be established in respect of any dilution risks or contingencies, which shall be reserved against by way of Dilution Reserves.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.6(b)(i)).
“Eligible Bulk Inventory”: the Eligible Inventory of the Company or any Subsidiary Guarantor consisting of “Bulk,” as defined in Exhibit Q.
“Eligible Equipment”: the Equipment of the Company or any Subsidiary Guarantor:
(a)           that is owned solely by the Company or such Subsidiary Guarantor;
(b)           with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Liens permitted under Section 7.3);
(c)           with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect (unless otherwise agreed by the Administrative Agent);
(d)           that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable; and
(e)           that the Administrative Agent deems to be Eligible Equipment, based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate.
No Equipment of the Company or any Subsidiary Guarantor shall be Eligible Equipment if such Equipment is located, stored, used or held at the premises of a third party unless (i) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (ii) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Equipment on the basis of this sentence shall be in effect during the first 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).
“Eligible Finished Goods”: the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “finished goods” (including tote).

“Eligible Inventory”: the Inventory of the Company or any Subsidiary Guarantor (other than any Inventory that has been consigned by the Company or such Subsidiary Guarantor) including raw materials, work-in-process, finished goods (including tote), parts and supplies:
(a)           ~~(a)~~that is owned solely by the Company or such Subsidiary Guarantor;
(b)           ~~(b)~~with respect to which the Collateral Agent has a valid, perfected and enforceable first-priority Lien (subject to Customary Permitted Liens and other Liens approved by the Administrative Agent);
(c)           ~~(c)~~with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect (unless otherwise agreed by the Administrative Agent);
(d)           ~~(d)~~that is not, in the Administrative Agent’s sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, obsolete or unmerchantable (after taking into account, without duplication, slow-moving obsolete inventory deducted from the calculation of the perpetual inventory at standard cost of such Inventory, as applicable);
(e)           ~~(e)~~with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by the Company or any Subsidiary Guarantor pursuant to a trademark owned by the Company or such Subsidiary Guarantor or a license granted to the Company or such Subsidiary Guarantor) the Collateral Agent would have rights under such trademark or license pursuant to the Guarantee and Collateral Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof;
(f)            ~~(f)~~that is located (i) in the United States, the United Kingdom and, at the Company’s option, in Puerto Rico or Canada, or (ii) if acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, other jurisdictions (provided, however, that, without the consent of the Required Lenders, the aggregate amount of the Tranche A Borrowing Base and Tranche B Borrowing Base consisting of Eligible Inventory under this clause (f)(ii) and Eligible Receivables under clause (f)(ii) of the definition of “Eligible Receivables” attributable to such other jurisdictions, excluding, for the avoidance of doubt, Puerto Rico and Canada, shall not exceed $~~45,000,000~~60,000,000 at any time); and
(g)           ~~(g)~~that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate.
No Inventory of the Company or any Subsidiary Guarantor shall be Eligible Inventory if such Inventory consists of:
(i)            goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business;
(ii)           goods to be returned to suppliers;

(iii)          goods in transit; or
(iv)         goods located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (B) an Eligibility Reserve reasonably satisfactory to the Administrative Agent shall have been established with respect thereto; provided, however, that no such exclusion from Eligible Inventory on the basis of this clause (iv) shall be in effect during the first 60 days after the Closing Date (or such longer date as the Administrative Agent may agree in its sole discretion).
“Eligible Prime Finished Goods”: Eligible Finished Goods of the Company or any Subsidiary Guarantor (other than Eligible Special Markets Inventory and Eligible Tote Stores Inventory) that are not discontinued, damaged or returned and unsuitable for sale to the Company’s or such Subsidiary Guarantor’s primary retail customers.
“Eligible Raw Materials”: the Eligible Inventory of the Company or any Subsidiary Guarantor (other than Eligible Bulk Inventory) that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “raw materials,” “components,” “supplies” or “packaging”.
“Eligible Real Property”: any parcel of owned Real Property in the United States owned by the Company or any Subsidiary Guarantor as to which each of the following conditions has been satisfied at such time:
(a)           ~~(a)~~(i) a valid and enforceable first-priority Lien on such parcel of Real Property (subject to Customary Permitted Liens and other Liens approved by the Administrative Agent) shall have been granted by the Company or such Subsidiary Guarantor in favor of the Collateral Agent pursuant to a Mortgage and (ii) such Lien shall be in full force and effect in favor of the Collateral Agent at such time;
(b)           ~~(b)~~except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance reasonably satisfactory to the Administrative Agent, all Mortgage Supporting Documents in respect of such parcel;
(c)           ~~(c)~~the Administrative Agent shall have received an Appraisal with respect to such parcel of Real Property in form and substance reasonably satisfactory to the Administrative Agent (which shall include the requirement that such Appraisal be compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989) and performed by an appraiser that is reasonably satisfactory to the Administrative Agent;
(d)           ~~(d)~~no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other proceeding against such parcel of Real Property been delivered to the owner or lessee of such parcel of Real Property that would materially adversely affect the use, operation or value of such parcel of Real Property;
(e)           ~~(e)~~the mortgagor under the relevant Mortgage encumbering such parcel of Real Property shall comply in all material respects with the terms of such Mortgage (taking into account any applicable grace periods provided therein); and

(f)            ~~(f)~~the mortgagor has provided to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned Real Property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.
“Eligible Receivable”: the gross outstanding balance of each Account of the Company or any Subsidiary Guarantor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by the Company or such Subsidiary Guarantor to a Person that is not an Affiliate of the Company (a “Receivable”) and that constitutes ABL Facility First Priority Collateral in which the Collateral Agent has a valid, perfected and enforceable first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:
(a)           ~~(a)~~(i) the sale represented by such Account (other than with respect to seasonal dating or promotional sales) is to an Account Debtor and such Account is the earlier of (x) 90 days past the original invoice date thereof and (y) 60 days past due or (ii) the sale represented by such Account is with respect to seasonal dating or promotional sales and such Account is 120 days past the original invoice date thereof; or
(b)           ~~(b)~~any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account in any material respect (or if qualified by materiality, in all respects) (unless otherwise agreed by the Administrative Agent); or
(c)           ~~(c)~~the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to the Company or such Subsidiary Guarantor but only to the extent of such dispute or claim; or
(d)           ~~(d)~~the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, (iv) failed, suspended business operations, become insolvent, called a general meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs and, in each case, such event is continuing; or
(e)           ~~(e)~~the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Company or such Subsidiary Guarantor unless such supplier or creditor has executed a no offset letter satisfactory to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or

(f)            ~~(f)~~the sale represented by such Account is to an Account Debtor with a principal place of business located outside the United States, the United Kingdom, or, at the Company’s option Puerto Rico or Canada, unless (i) the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions and (A) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (B) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent or (ii) such sale is to an Account Debtor located in another jurisdiction acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; provided, however, that, without the consent of the Required Lenders, the aggregate amount of the Tranche A Borrowing Base and Tranche B Borrowing Base consisting of Eligible ~~Inventory and Eligible~~ Receivables under this clause (f)(ii) and Eligible Inventory under clause (f)(ii) of the definition of “Eligible Inventory” attributable to such other jurisdictions, excluding, for the avoidance of doubt, Canada or Puerto Rico, shall not exceed $~~45,000,000~~60,000,000 at any time; or
(g)           ~~(g)~~the sale to such Account Debtor on such Account is on a bill on hold, guaranteed sale, sale and return, sale on approval or consignment basis; or
(h)           ~~(h)~~such Account is subject to a Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (other than Customary Permitted Liens and other Liens approved by the Administrative Agent); or
(i)            ~~(i)~~such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Company’s business; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or
(j)            ~~(j)~~the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or
(k)          ~~(k)~~the sale represented by such Account is denominated in a currency other than Dollars, Pounds, Euros, Canadian Dollars or such other currency acceptable to the Administrative Agent in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions; or
(l)            ~~(l)~~such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion exercised reasonably; or
(m)          ~~(m)~~the Company or such Subsidiary Guarantor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or
(n)           ~~(n)~~(i) with respect to any Account Debtor with a corporate credit rating of A- or higher from S&P or A3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 35% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time,

(ii) with respect to any Account Debtor with a corporate credit rating lower than A- but BBB- or higher from S&P or lower than A3 but Baa3 or higher from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 25% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time or
(iii) with respect to any Account Debtor with a corporate credit rating lower than BBB- or no rating from S&P or lower than Baa3 or no rating from Moody’s, the total Accounts of such Account Debtor to the Company or such Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) represent more than 15% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, but in each case, only to the extent of such excess;
provided, however, that (A) at the sole discretion of the Administrative Agent exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, the total Accounts of CVS Caremark Corporation, collectively, as Account Debtors to the Company or any Subsidiary Guarantor that would otherwise constitute Eligible Receivables but for the application of this clause (n) may represent up to, but not to exceed, 30% of the Eligible Receivables of the Company and the Subsidiary Guarantors at such time, (B) for purposes of this clause (n), any parent entity of an Account Debtor may satisfy the corporate credit rating conditions in respect of such Account Debtor; provided that if both an Account Debtor and the parent of an Account Debtor have corporate credit ratings, the corporate credit rating of the Account Debtor shall govern and (C) in the event of any change to an applicable corporate credit rating scale after the Closing Date, each reference in this clause (n) to a corporate credit rating shall be adjusted to the corporate rating under such changed corporate credit rating scale that is equivalent to such corporate credit rating referred to in this clause (n) as of the Closing Date (for the avoidance of doubt, corporate credit ratings of an Account Debtor shall be determined on the applicable date of determination); or
(o)          ~~(o)~~the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, deem appropriate, that such Account might not be paid or is otherwise ineligible.
“Eligible Special Markets Inventory”: Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of finished goods for “Special Markets,” as defined in Exhibit Q.
“Eligible Tote Stores Inventory”: Eligible Finished Goods of the Company or any Subsidiary Guarantor consisting of “Tote Stores,” as defined in Exhibit Q.
“Eligible Work-in-Process Inventory”: a class of Eligible Inventory consisting of the Eligible Inventory of the Company or any Subsidiary Guarantor that is classified, consistent with past practice, on the Company’s or such Subsidiary Guarantor’s accounting system as “work-in-process”.
“Entitlement Holder” as defined in the UCC.
“Entitlement Order” as defined in the UCC.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including principles of common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety (as related to Releases of or exposure to Materials of Environmental Concern), as have been, are now, or at any time hereafter are, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to: (a) non-compliance with any Environmental Law or any permit, license or other approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern, (e) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (f) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (e) above is assumed or imposed.
“Equipment”: as defined in the UCC.
“Equity Issuance”: any issuance by the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Entity”: any direct or indirect Subsidiary of the Borrower formed solely for the purposes of issuing any bonds, notes, term loans, debentures or other debt.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurocurrency Base Rate”: for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to (i) the London Interbank Offered Rate (the ICE Benchmark Administration Limited LIBOR Rate as published by Bloomberg or any other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time, “LIBOR”) or a comparable or successor rate, which is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time (or in the case of ~~Loan~~Local Loans which are Eurocurrency Loans in which the Revolving Lenders have not been requested to purchase a participating interest pursuant to Section 2.32(a), the relevant Local Fronting Lender)) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, (or, with respect to Local Loans, such other time as is customary for the relevant jurisdiction) for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, or (ii) if such rate is not available at such time for any reason for such Interest Period (an “Impacted Interest Period”), then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Loans”: Loans, Local Loans or Acceptances, as context may require, and in each case, the rate of interest applicable to which is based upon the Eurocurrency Rate.
“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:
Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8.1; provided, that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
“Excess Availability”: at any time, (a) the Maximum Availability minus (b) the aggregate Revolving Extensions of Credit then outstanding.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Excluded Account”: as defined in the Guarantee and Collateral Agreement.
“Excluded Collateral”: as defined in Section 6.8(e); provided that the Borrower may designate in a written notice to the Administrative Agent any asset not to constitute “Excluded Collateral”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.
“Excluded Equity Securities”: (i) to the extent applicable law requires that any Subsidiary issue directors’ qualifying shares, such shares or nominee or other similar shares, (ii) Capital Stock of any first-tier Foreign Subsidiary or any Foreign Subsidiary Holding Company in excess of 66% of the voting Capital Stock of such entity, (iii) any Capital Stock of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, (iv) any Capital Stock in joint ventures or other entities in which the Loan Parties directly own 50% or less of the Capital Stock, (v) any Capital Stock in Unrestricted Subsidiaries, and (vi) any other Capital Stock owned on or acquired after the Closing Date (other than Capital Stock in a wholly owned Subsidiary) in accordance with this Agreement but only in the case of this clause (vi) if, and to the extent that, and for so long as granting a security interest or other Liens therein would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law) binding on such Capital Stock and not created in contemplation of such acquisition.

“Excluded Real Property”: (a) any Real Property that is subject to a Lien expressly permitted by Section 7.3(j) (solely to the extent that the Indebtedness secured by such Lien would prohibit a Lien on such Real Property to secure the Obligations) or Section 7.3(g) (solely to the extent securing Indebtedness under Sections 7.2(c) or 7.2(t)), (b) any Real Property with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost of providing a mortgage on such Real Property in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (c) any Real Property to the extent providing a mortgage on such Real Property would (i) result in material adverse tax consequences to Holdings or the Borrower or any of its Restricted Subsidiaries as reasonably determined by the Borrower (provided, that any such designation of Real Property as Excluded Real Property shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), (ii) violate any applicable Requirement of Law, (iii) be prohibited by any applicable Contractual Obligations (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) to the extent such prohibition was not created in contemplation of a mortgage on such Real Property or (iv) give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Real Property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) to the extent such right was not created in contemplation of a mortgage on such Real Property; provided that the Borrower may designate in a written notice to the Administrative Agent any Real Property not to constitute “Excluded Real Property”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.
“Excluded Subsidiary”: any Subsidiary that is
(a)           ~~(a)~~an Unrestricted Subsidiary,
(b)           ~~(b)~~not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries,
(c)           ~~(c)~~an Immaterial Subsidiary,
(d)           ~~(d)~~a Foreign Subsidiary Holding Company,
(e)           ~~(e)~~established or created pursuant to Section 7.7(p) and meeting the requirements of the proviso thereto; provided, that such Subsidiary shall only be an Excluded Subsidiary for the period, as contemplated by Section 7.7(p),
(f)           ~~(f)~~a Subsidiary that is prohibited by applicable Requirement of Law from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received,
(g)           ~~(g)~~a Subsidiary that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof) and not created in contemplation of such guarantee, provided, that this clause (g) shall not be applicable if (1) the other party to such Contractual Obligation is a Loan Party or a wholly-owned Restricted Subsidiary of the Borrower or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect,

(h)           ~~(h)~~a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the Facilities could reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any related provision) to Holdings or the Borrower or any of its Restricted Subsidiaries, as reasonably determined in good faith by the Borrower,
(i)            ~~(i)~~not-for-profit subsidiaries,
(j)            ~~(j)~~any Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary,
(k)           ~~(k)~~Subsidiaries that are special purpose entities, or
(l)            ~~(l)~~any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;
provided, that (x) if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guarantee and Collateral Agreement as a “Guarantor” in accordance with the terms hereof and thereof) and (y) the Borrower may designate in a written notice to the Administrative Agent a Subsidiary not to constitute an “Excluded Subsidiary” whereupon such Subsidiary shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.
“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) any U.S. federal withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.24) or (B) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such ~~Recipient's~~Recipient’s assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with paragraphs (e) or (g), as applicable, of Section 2.20 and (iv) any withholding Taxes imposed under FATCA.

“Existing Borrower Credit Agreements”: (a) the Third Amended and Restated Revolving Credit Agreement, dated as of June 16, 2011, among the Borrower and certain of its foreign subsidiaries, as borrowers, the lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent and (b) the Third Amended and Restated Term Loan Agreement, dated as of May 19, 2011, among the Borrower, the lenders party thereto and Citicorp USA, Inc., as administrative agent and collateral agent, in each case as amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured prior to the Closing Date.
“Existing Credit Agreements”: the Existing Borrower Credit Agreements and the Existing Target Credit Agreements.
“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Closing Date pursuant to an Existing Credit Agreement and set forth on Schedule 1.1C.
“Existing Notes Financing”: collectively, the 2021 Notes and the 2024 Notes, together with any Permitted Refinancing thereof.
“Existing Revolving Loans”: as defined in Section 2.26(a).
“Existing Revolving Tranche”: as defined in Section 2.26(a).
“Existing Target Credit Agreements”: (a) the Third Amended and Restated Credit Agreement, dated as of January 21, 2011, by and among the Target, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (b) the Credit Agreement (Second Lien) dated as of June 12, 2012, between the Target, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, in each case as amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured prior to the Closing Date.
“Existing Target Notes”: the Target’s 7.375% senior notes due 2021.
“Extended Revolving Commitments”: as defined in Section 2.26(a).
“Extended Revolving Tranche”: as defined in Section 2.26(a).
“Extending Lender”: as defined in Section 2.26(b).
“Extension”: as defined in Section 2.26(b).
“Extension Amendment”: as defined in Section 2.26(c).
“Extension Date”: as defined in Section 2.26(d).

“Extension Election”: as defined in Section 2.26(b).
“Extension Request”: as defined in Section 2.26(a).
“Extension Series”: all Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Commitments provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.
“Facility”: each of (a) the ~~Initial~~Tranche A Revolving Commitments and the extensions of credit (including Swingline Loans, Letters of Credit and Local Loans) made thereunder (the “InitialTranche A Revolving Facility”), (b) the Tranche B Revolving Commitments and the extensions of credit made thereunder (the “Tranche B Revolving Facility”), (c) any Extended Revolving Commitments (of the same Extension Series) and the extensions of credit (including Swingline Loans, Letters of Credit and Local Loans) made thereunder (an “Extended Revolving Facility”) and (~~c~~d) any Refinancing Revolving Commitments of the same Tranche and the extensions of credit (including Swingline Loans, Letters of Credit and Local Loans) made thereunder, in each case including any Supplemental Revolving Commitments in respect thereof, it being understood that, as of the Closing Date, the only Facility ~~is~~was the ~~Initial~~Tranche A Revolving Facility ~~(and the extensions of credit thereunder)~~, and that as of the Amendment No. 1 Effective Date, the only Facilities are the Tranche A Revolving Facility and the Tranche B Revolving Facility, and thereafter, the term “Facility” may include any other Tranche of Commitments and the extensions of credit thereunder.
“Fair Market Value”: with respect to any assets, Property (including Capital Stock) or Investment, the fair market value thereof as determined in good faith by the Borrower.
“Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements).
“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder for all instances other than in the definition of “ABR”.
“Fee Letter”: the Project Rouge Fee Letter with respect to, among other facilities, the Initial Term B Facility, dated as of June 16, 2016, among the Borrower, Citigroup Global Markets Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, Macquarie Capital Funding LLC and Barclays Bank PLC.

“Fee Payment Date”: (a) (i) other than with respect to the L/C Fronting Fee and the Commitment Fee, the last Business Day of each March, June, September and December and (ii) with respect to the L/C Fronting Fee and the Commitment Fee, the fifth Business Day after the last Business Day of each March, June, September and December and (b) the last day of the applicable Revolving Commitment Period.
“Financial Assets”: the meaning assign to such term in the UCC.
“Financial Covenant Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period minus Capital Expenditures paid in cash during such period to (b) Cash Interest Expense for such Test Period plus all scheduled principal amortization payments that were paid or payable (but without duplication) in cash during such Test Period with respect to the Indebtedness incurred pursuant to the Term Loan Agreement and any Permitted Refinancing thereof. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Financial Covenant Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Financial Covenant Fixed Charge Coverage Ratio is being calculated, then the Financial Covenant Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.
“Fixed Basket”: as defined in Section 1.6.
“Fixed Basket Item or Event”: as defined in Section 1.6.
“Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period to (b) Fixed Charges of the Borrower and its Restricted Subsidiaries for such Test Period. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.
“Fixed Charges”: for any Test Period, the sum of, without duplication, (a) Consolidated Net Interest Expense and (b) the product of (x) all dividend payments on any series of Disqualified Capital Stock of the Borrower paid, accrued or scheduled to be paid or accrued during the applicable Test Period, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the Borrower expressed as a decimal.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary in accordance with clause (i) of such definition and each direct or indirect Restricted Subsidiary of another Foreign Subsidiary.
“Foreign Subsidiary Holding Company”: any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries.
“Fronting Exposure”: as defined in Section 2.6(f).
“Funded Debt”: with respect to any Person, (i) for purposes of the Consolidated Net First Lien Leverage Ratio and the Consolidated Net Secured Leverage Ratio, all Indebtedness of such Person of the types described in clauses (a), (b)(i) and (e) of the definition of “Indebtedness” or, to the extent related to Indebtedness of the types described in the preceding clauses (but without duplication), (d) of the definition of “Indebtedness”, in each case, to the extent reflected as indebtedness on such Person’s balance sheet and (ii) for purposes of the Consolidated Net Total Leverage Ratio, all Indebtedness of such Person of the types described in clauses (a), (b)(i), (e), (g)(ii), (h) or, to the extent related to Indebtedness of the types described in the preceding clauses (but without duplication), (d) of the definition of “Indebtedness”, in each case, to the extent reflected as indebtedness on such Person’s balance sheet.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders, or with respect to Local Fronting Lenders, the funding office thereof, as the context requires.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.
“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies (including the European Union and the European Central Bank).

“Guarantee”: collectively, the guarantee made by the Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guarantee delivered pursuant to Section 6.8.
“Guarantee and Collateral Agreement”: the ABL Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit A, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors”: the collective reference to Holdings, the Borrower (solely (i) for purposes of any Specified Cash Management Obligations, Specified Hedge Agreements and Specified Additional Obligations entered into by any Subsidiary Guarantor and (ii) for purposes of the Obligations of the Local Borrowing Subsidiaries hereunder) and the Subsidiary Guarantors.
“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Hedge Agreement.
“Hedge Bank”: with respect to any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor, any Person that was the Administrative Agent, any other Agent, a Lender, an agent under the Term Loan Documents, a lender under the Term Loan Agreement or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into (or, if in effect on the Closing Date, any Person that becomes a Lender, a lender under the Term Loan Agreement or an Affiliate thereof within 30 days after the Closing Date).

“Hedge Designation Notice”: as defined in Section 9.12(b).
“Hedge Termination Value”: in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.
“Holdings”: as defined in the introductory paragraph of this Agreement.
“Holdings Guarantee and Pledge Agreement”: the Holdings ABL Guarantee and Pledge Agreement, dated as of the date hereof, among Holdings and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Immaterial Subsidiary”: on any date, any Restricted Subsidiary of the Borrower designated as such by the Borrower, but only to the extent that such Restricted Subsidiary has less than 5.0% of Consolidated Total Assets and 5.0% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date, or, prior to the first such delivery, the pro forma financial statements referred to in Section 5.1(o); provided, that at no time shall all Immaterial Subsidiaries have in the aggregate Consolidated Total Assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time, or, prior to the first such delivery, the pro forma financial statements referred to in Section 5.1(o)) in excess of 7.5% of Consolidated Total Assets or 5.0% of annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.
“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.
“Increase Supplement”: as defined in Section 2.25(e).
“Increased Amount Date”: as defined in Section 2.25(a).
“Incremental Amendments”: Amendment No. 1 and any Increase Supplement.
“Incremental Commitments”: Tranche B Revolving Commitments and any Supplemental Revolving Commitments.

“Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) [reserved], (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (E) obligations owing under any Hedge Agreements or in respect of Cash Management Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).
“Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided, that the Obligations shall not constitute Indebtedness for Borrowed Money.
“Indemnified Liabilities”: as defined in Section 10.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party or Local Borrowing Subsidiary under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnitee”: as defined in Section 10.5.
~~“~~Initial Revolving Facility~~”: as defined in the definition of “Facility.”~~
~~“~~Initial Revolving Commitments~~”: as to each Revolving Lender hereunder as of the Closing Date, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit, Local Loans, Acceptances and Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth on~~ Schedule 2.1~~. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $400,000,000.~~
“Initial Term B Loans”: as defined in the Term Loan Agreement.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Instrument”: as defined in the Guarantee and Collateral Agreement.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intercreditor Agreements”: collectively, the ABL Intercreditor Agreement and any Junior Intercreditor Agreement.
“Interest Payment Date”:
(a) ~~(a)~~as to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan;
(b) ~~(b)~~as to any Local Rate Loan and Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period;
(c) ~~(c)~~as to any Local Rate Loan and Eurocurrency Loan having an Interest Period longer than three months, each day that is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period;
(d) ~~(d)~~as to any Local Rate Loan which does not have an Interest Period, the last day of each calendar month, commencing on the first of such days to occur after such Local Rate Loan is made or Eurocurrency Loans are converted to Local Rate Loans;
(e) ~~(e)~~as to any Acceptance, the last Business Day of the calendar week in which such Acceptance matures (or such earlier date the relevant ~~Loan~~Local Fronting Lender may elect); and
(f) ~~(f)~~as to any Loan (other than any Revolving Loan that is an ABR Loan but, for the avoidance of doubt, including any Swingline Loan in accordance with Section 2.8(a)), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurocurrency Loan or (to the extent customary with respect to loans in the relevant Permitted Foreign Currency) any Local Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan or Local Rate Loan, as applicable, and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six or (if available from all Lenders under the relevant Facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date with respect to the applicable Tranche of Revolving Loans shall end on such Revolving Termination Date; and
(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) LIBOR for the longest period (for which LIBOR is available) that is shorter than the Impacted Interest Period and (b) LIBOR for the shortest period (for which LIBOR is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Inventory”: as defined in the UCC.
“Investments”: as defined in Section 7.7.
“IRS”: the United States Internal Revenue Service.
“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lenders”: (a) Citibank, N.A. (including with respect to Existing Letters of Credit issued by it), (b) JPMorgan Chase Bank, N.A. (including with respect to Existing Letters of Credit issued by it), (c) Bank of America, N.A., and (d) any other Revolving Lender from time to time designated by the Borrower, in its sole discretion, as an Issuing Lender with the consent of the Administrative Agent in accordance with Section 3.11.
“Joint Bookrunners”: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Macquarie Capital (USA) Inc., Wells Fargo Bank, National Association and Barclays Bank PLC, in their capacity as joint bookrunners.
“Joint Lead Arrangers”: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association, in their capacity as joint lead arrangers.
“Junior Financing”: as defined in Section 7.8.

“Junior Financing Documentation”: any documentation governing any Junior Financing.
“Junior Intercreditor Agreement”: an intercreditor agreement in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined in good faith by the Borrower and the Administrative Agent.
~~“~~Landlord Waiver~~”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory or Equipment of the Company or any Subsidiary Guarantor located at any leased premises of the Company or such Subsidiary Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory or Equipment.~~
~~“~~Latest Maturity Date~~”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.~~
“L/C Commitment”: the commitment of each Issuing Lender to issue Letters of Credit pursuant to Section 3.1 in (a) an aggregate face amount not to exceed the Dollar Equivalent of $100,000,000 or such larger amount not to exceed the applicable Revolving Commitments as the Administrative Agent and the applicable Issuing Lender may agree and (b) with respect to each Issuing Lender, an aggregate face amount not to exceed the Dollar Equivalent of the amount set forth on Schedule 2.1.
“L/C Disbursements”: as defined in Section 3.4(a).
“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.
“L/C Fronting Fee”: as defined in Section 3.3(a).
“L/C Fronting Fee Rate”: 0.125% per annum.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit (to the extent not Cash Collateralized) and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed. The L/C Obligations of any Tranche A Revolving Lender at any time shall be its Tranche A Revolving Percentage of the total L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, upon notice from the Administrative Agent to the Borrower such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Tranche A Revolving Lenders other than the applicable Issuing Lender and, for purposes of Section 3.4(d), the collective reference to all Tranche A Revolving Lenders.
“L/C Shortfall”: as defined in Section 3.4(d).
“Landlord Waiver”: a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory or Equipment of the Company or any Subsidiary Guarantor located at any leased premises of the Company or such Subsidiary Guarantor pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory or Equipment.
“Latest Maturity Date”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.
“LCA Election”: as defined in Section 1.2(h).
“LCA Test Date”: as defined in Section 1.2(h).
“Lender Joinder Agreement”: as defined in Section 2.25(e).
“Lenders”: the Revolving Lenders and Local Fronting Lenders and, unless the context otherwise requires, the Swingline Lender and with respect to Letters of Credit issued thereby and unless context requires, each Issuing Lender.
“Letter of Credit”: a letter of credit issued hereunder by an Issuing Lender under the Tranche A Revolving Commitments providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in a Permitted Foreign Currency.
“Liabilities”: the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions determined in accordance with GAAP consistently applied.
“LIBOR”: as defined in the definition of “Eurocurrency Base Rate”.
“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition”: any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent and Lenders.

“Limited Condition Acquisition Provision”: as defined in Section 1.2(h).
“Liquidity Amount”: the sum equal to:
(a)           ~~“~~Liquidity Amount~~”:~~ the difference equal to (~~a~~i) the Tranche A Borrowing Base in effect as of such date (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g) and after giving effect to any Eligibility Reserve, Specified Reserve or Dilution Reserve with respect to the Tranche A Borrowing Base in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication) minus (~~b~~ii) the sum of (~~i~~A) the aggregate Tranche A Revolving Extensions of Credit on such date and (~~ii~~B) any Availability Reserve with respect to the Tranche A Borrowing Base in effect on such date; provided that, for purposes of calculating clause (a)(i), the Tranche A Borrowing Base shall not exceed 105% of the then effective Tranche A Revolving Commitments~~.~~; plus,
(b)           the difference equal to (i) the Tranche B Borrowing Base in effect as of such date (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g) and after giving effect to any Eligibility Reserve or Dilution Reserve with respect to the Tranche B Borrowing Base in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication) minus (ii) the sum of (A) the aggregate Tranche B Revolving Extensions of Credit on such date and (B) any Availability Reserve with respect to the Tranche B Borrowing Base in effect on such date; provided that, for purposes of calculating clause (b)(i), the Tranche B Borrowing Base shall not exceed 105% of the then effective Tranche B Revolving Commitments.
“Liquidity Event Period”: any period after the delivery of the first Borrowing Base Certificate pursuant to Section 6.2(g) (a) beginning on the first date on which the Liquidity Amount is less than the greater of $35,000,000 and 10% of the Maximum Availability and (b) ending on the first date on which the Liquidity Amount shall have been equal to or greater than the greater of $35,000,000 and 10% of the Maximum Availability for 20 consecutive Business Days; provided that solely for the purposes of Section 6.14, a Liquidity Event Period shall be any period after the delivery of the first Borrowing Base Certificate under Section 6.2(g) (x) beginning on the first date on which the Liquidity Amount is less than the greater of $45,000,000 and 15% of the Maximum Availability and (y) ending on the first date on which the Liquidity Amount shall have been equal to or greater than the greater of $45,000,000 and 15% of the Maximum Availability for 20 consecutive Business Days.
“Loan”: any loan or advances made by any Lender pursuant to this Agreement, including Revolving Loans, Swingline Loans, Local Loans, Acceptances and Protective Advances.
“Loan Documents”: the collective reference to this Agreement, the Intercreditor Agreements, the Security Documents and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.
“Loan Parties”: the Borrower and each Subsidiary Guarantor.
“Local Borrower”: the Company or a Local Borrowing Subsidiary, as the context shall require (and collectively, the “Local Borrowers”).
“Local Borrowing Subsidiary”: each Restricted Subsidiary of the Company set forth as such on Schedule 2.4(b) hereto (as such Schedule 2.4(b) may be or may be deemed to be amended, supplemented or otherwise modified from time to time) and each other Restricted Subsidiary of the Company which is designated as a “Local Borrowing Subsidiary” in accordance with the provisions of Section 2.27; provided, however, that, in each case in which there is more than one Restricted Subsidiary of the Company listed for any jurisdiction on Schedule 2.4(b), the term “Local Borrowing Subsidiary” shall be the collective reference to such Subsidiaries.

“Local Borrowing Subsidiary Joinder Agreement”: a Local Borrowing Subsidiary Joinder Agreement, substantially in the form of Exhibit N-1, executed and delivered by a duly authorized officer of each Subsidiary of the Company which has been designated as a “Local Borrowing Subsidiary” pursuant to Section 2.27.
“Local Fronting Lender”: with respect to a particular jurisdiction listed on Schedule 2.4(b) (as such Schedule 2.4(b) may be, or may be deemed to be, amended, supplemented or otherwise modified from time to time), the affiliate of the Administrative Agent from time to time set forth opposite such jurisdiction thereon or, if no affiliate of the Administrative Agent accepts such designation with respect to a particular jurisdiction or if an affiliate of the Administrative Agent resigns or is removed as the Local Fronting Lender with respect to a particular jurisdiction, such Lender or its affiliate designated by the Company and reasonably acceptable to the Administrative Agent.
“Local Fronting Lender Joinder Agreement”: a Local Fronting Lender Joinder Agreement, substantially in the form of Exhibit N-2.
“Local Loan” and “Local Loans”: as defined in Section 2.4(b); provided, however, that the term “Local Loans” shall, to the extent utilized directly or indirectly in the Security Documents, be deemed to include any Acceptances outstanding under this Agreement.
“Local Outstandings”: at any date with respect to any Local Fronting Lender, the sum of (a) the aggregate principal amount then outstanding of Local Loans made by such Local Fronting Lender in Dollars, (b) the Dollar Equivalent of 105% of the aggregate principal amount then outstanding of Local Loans made by such Local Fronting Lender in the relevant Permitted Foreign Currency and (c) the Dollar Equivalent of 105% of the aggregate undiscounted face amount then outstanding of the Acceptances created by such Local Fronting Lender.
“Local Rate”: with respect to:
(a)                 any Local Loan in a Permitted Foreign Currency, the rate of interest from time to time publicly announced by the relevant Local Fronting Lender as its base rate (or its equivalent thereof) for loans denominated in such Permitted Foreign Currency at the principal lending office of such Local Fronting Lender in the local jurisdiction for such Permitted Foreign Currency (or such other rate as may be mutually agreed between the relevant Borrower and such Local Fronting Lender as reflecting the Cost of Funds to such Local Fronting Lender for the Local Loans to which such rate is applicable); provided, however, that, with respect to any Local Loans advanced by way of overdrafts, the “Local Rate” shall be the rate from time to time agreed upon between the relevant Local Borrower and the relevant Local Fronting Lender; and
(b)                 any Acceptance, the rate from time to time agreed upon between the relevant Local Borrower and the relevant Local Fronting Lender.
“Local Rate Loan”: each Local Loan hereunder at such time as it is made and/or being maintained at a rate of interest based upon the Local Rate for the relevant Permitted Foreign Currency; provided, however, that (other than any Local Loans made on the Closing Date) no Local Loan shall be made or maintained as a Local Rate Loan unless either (a) the Local Fronting Lender with respect thereto so agrees (in its sole discretion) or (b) the right of the relevant Borrower to obtain Eurocurrency Loans has been suspended pursuant to Sections 2.17, 2.29 or 2.22.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Mafco”: MacAndrews & Forbes Incorporated and its successors.
“Majority Facility Lenders”: with respect to any Facility at any time, the holders of more than 50% of the unused Revolving Commitments then in effect under such Facility and the aggregate Revolving Extensions of Credit under such Facility at such time; provided, however, that determinations of the “Majority Facility Lenders” shall exclude any Commitments or Loans held by Defaulting Lenders.
“Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies available to the Administrative Agent, any Local Fronting Lender and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents.
“Material Real Property”: any Real Property located in the United States and owned in fee by the Borrower or any Subsidiary Guarantor on the Closing Date having an estimated Fair Market Value exceeding $10,000,000 and any after-acquired Real Property located in the United States owned by a Loan Party having a gross purchase price exceeding $10,000,000 at the time of acquisition.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined, listed or regulated as hazardous, toxic (or words of similar regulatory intent or meaning) under any Environmental Law, or that are regulated pursuant to Environmental Law or which may give rise to any Environmental Liability.
“Maximum Availability”: at any time, (a) the lesser of (i) the aggregate Commitments in effect at such time and (ii) the Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g), after giving effect to any Eligibility Reserve, Specified Reserve or Dilution Reserve in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication) minus (b) the aggregate amount of any Availability Reserves in effect at such time; provided, that notwithstanding anything to the contrary herein or in any other Loan Document, from the Closing Date until the date on which the Borrower delivers, or is required to deliver, the Borrowing Base Certificate with respect to the calendar month ending October 31, 2016 pursuant to Section 6.2(g), Maximum Availability shall be equal to $300,000,000 for all purposes of this Agreement and the other Loan Documents; provided, further, that for purposes of determining the Applicable Margin, Maximum Availability shall be determined without giving effect to any Availability Reserves.
“Maximum Incremental Facilities Amount”: at any date of determination, the greater of (x) $~~50,000,000~~75,000,000 and (y) the excess of (A) the Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g) after giving effect to any Eligibility Reserve, any Specified Reserve or any Dilution Reserve in effect at such time (if any), whether or not reflected on such Borrowing Base Certificate but without duplication) minus the aggregate amount of any Availability Reserves in effect at such time over (B) the amount of the then-effective Commitments~~.~~ (it being understood that after giving effect to Amendment No. 1 and the Tranche B Revolving Commitments established pursuant to Section 2.25 as amended thereby, the remaining amount available under clause (x) hereof is $33,529,411.77).

“Maximum Rate”: as defined in Section 10.20.
“Maximum Sublimit” of any Local Fronting Lender shall mean the amount of Dollars set forth opposite the name of such Local Fronting Lender under the heading “Maximum Sublimit” on Schedule 2.4(b) (as such Schedule 2.4(b) may be or may be deemed to be, amended, supplemented or otherwise modified from time to time).
“Merger”: the merger of RR Transaction Corp. with and into the Target pursuant to, and as contemplated by, the Merger Agreement.
“Merger Agreement”: the Agreement and Plan of Merger, dated as of June 16, 2016, by and among, Holdings, RR Transaction Corp., the Borrower and the Target.
“Minimum Extension Condition”: as defined in Section 2.26(g).
“MIRE Event”: at any time after the Amendment No. 1 Effective Date, if there are any Mortgaged Properties at such time included in the Borrowing Base, any increase, extension of the maturity, refinancing, modification or renewal of any of the Commitments or Loans (including a Supplemental Revolving Commitment and an Extension Amendment, but excluding for the avoidance of doubt (a) any continuation or conversion of borrowings, (b) the making of any Loan, (c) the issuance, creation, renewal or extension of Letters of Credit or Acceptances, as applicable, (d) any reduction or termination of the Commitments or (e) any other amendment).
“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Mortgage”: any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in the form of Exhibit M or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Mortgage Supporting Documents”: with respect to a Mortgage for a parcel of Real Property, each of the documents required to be delivered pursuant to Section 6.8(b)(ii) and (iii) with respect to such Mortgage.
“Mortgage Value”: with respect to any parcel of Eligible Real Property, the lesser of (a) the Dollar Equivalent of the maximum stated amount secured by the Lien on such parcel of Eligible Real Property granted in favor of the Collateral Agent pursuant to the relevant Mortgage and (b) the Dollar Equivalent of the value of such parcel of Eligible Real Property set forth in the most recent Appraisal delivered with respect thereto to the Administrative Agent on a “hypothetical lease fee” basis (or, during the continuance of a Default or Event of Default, on an “as is” or other basis, as may be determined by the Administrative Agent, in its sole discretion).

“Mortgaged Properties”: all Material Real Property owned by the Borrower or any Subsidiary Guarantor that is, or is required to be, subject to a Mortgage pursuant to the terms of this Agreement.
“Mortgagee’s Title Insurance Policy”: as defined in the definition of Mortgage Supporting Documents.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: in connection with any Equity Issuance or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Orderly Liquidation Percentage”: ~~with regard to any class of Eligible Inventory, 85%~~(i) as used to calculate the Tranche A Borrowing Base, 85% and (ii) as used to calculate the Tranche B Borrowing Base, 10%, in each case, of the net orderly liquidation value of such Eligible Inventory as to which such percentage applies to as a percentage of cost specified for such class of Eligible Inventory in the most recent Appraisal of such class of Inventory of the applicable Loan Party.
“Net Orderly Liquidation Value”: with regard to any Eligible Equipment, the net orderly liquidation value of such Eligible Equipment, as determined by reference to the most recent Appraisal of such Equipment of the applicable Loan Party.
“New Incremental Debt”: as defined in the Term Loan Agreement as in effect on the date hereof.
“New Lender”: as defined in Section 2.25(c).
“New Loans”: any loan made by any New Lender pursuant to this Agreement.
“New Subsidiary”: as defined in Section 7.2(t).
“Non-Defaulting Lender”: any Revolving Lender other than a Defaulting Lender.
“Non-Excluded Subsidiary”: any Subsidiary of the Borrower which is not an Excluded Subsidiary.
“Non-Extending Lender”: as defined in Section 2.26(e).
“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.
“Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries the outstanding principal amount of which individually exceeds $25,000,000 to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-US Guarantor”: any Guarantor not organized under the laws of any jurisdiction within the United States.
“Non-US Lender”: as defined in Section 2.20(e).
“Not Otherwise Applied”: with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.12 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including any application thereof as a Cure Right pursuant to Section 8.2).
“Note”: any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit J, or such other form as agreed upon by the Administrative Agent and the Borrower.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Local Borrowing Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers to the Administrative Agent, the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that the “Obligations” shall exclude any obligations in respect of any Specified Hedge Agreement, any Specified Cash Management Obligations and any Specified Additional Obligations.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Parent Company”: any direct or indirect parent of Holdings.
“Pari Passu Distribution Additional Obligations”: as defined in Section 9.12(c).
“Pari Passu Distribution Hedge Obligations”: as defined in Section 9.12(b).

“Participant”: as defined in Section 10.6(c)(i).
“Participant Register”: as defined in Section 10.6(c)(iii).
“Payment Conditions”: with respect to any transaction:
(a)
(~~a~~i) in the case of Restricted Payments made pursuant to Section 7.6(b), the Tranche A Availability minus all Revolving Extensions of Credit then outstanding determined on a pro forma basis after giving effect to such transaction as of the date of such transaction and during the 20 Business Day period immediately preceding such transaction is greater than or equal to~~:~~
~~(i) in the case of Restricted Payments made pursuant to~~ Section 7.6(b)~~,~~ (x) if the Financial Covenant Fixed Charge Coverage Ratio on a pro forma basis for the Test Period most recently ended on or prior to the date of such transaction is greater than or equal to 1.00 to 1.00, the greater of $60,000,000 and 15% of the ~~Maximum~~Tranche A Availability and (y) if the Financial Covenant Fixed Charge Coverage Ratio on a pro forma basis for such Test Period is less than 1.00 to 1.00, the greater of $80,000,000 and 20% of the ~~Maximum~~Tranche A Availability; and
(ii) in respect of any other transaction, the Tranche A Availability minus all Tranche A Revolving Extensions of Credit then outstanding determined on a pro forma basis after giving effect to such transaction as of the date of such transaction and during the 20 Business Day period immediately preceding such transaction is greater than or equal to (x) if the Financial Covenant Fixed Charge Coverage Ratio on a pro forma basis for such Test Period is greater than or equal to 1.00 to 1.00, the greater of $50,000,000 and 12.5% of the ~~Maximum~~Tranche A Availability and (y) if the Financial Covenant Fixed Charge Coverage Ratio on a pro forma basis for such Test Period is less than 1.00 to 1.00, the greater of $70,000,000 and 17.5% of ~~Maximum~~Tranche A Availability; and
(b) there is no Default or Event of Default existing immediately before or after such transaction.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Acquisition”: (a) any acquisition or other Investment approved by the Required Lenders, (b) any acquisition or other Investment made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock or Cure Amounts) or (c) any acquisition, in a single transaction or a series of related transactions, of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, in each case to the extent the applicable acquired company or assets engage in or constitute a Permitted Business or Related Business Assets, so long as in the case of any acquisition described in this clause (c), no Event of Default shall be continuing immediately after giving pro forma effect to such acquisition.
“Permitted Acquisition Provisions”: as defined in Section 2.25(b).
“Permitted Business”: (i) the Business or (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such Business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Permitted Foreign Currency”: with respect to any Letters of Credit, Local Loans or Acceptances, Euros, Pounds Sterling, Japanese Yen, Canadian Dollars, Australian Dollars, Hong Kong Dollars and any other foreign currency reasonably requested by the Borrower from time to time by notice to the Administrative Agent, the Issuing Lender and applicable Local Fronting Lender providing such Letters of Credit, Local Loans or Acceptances and in which an Issuing Lender or a Local Fronting Lender, as applicable, may, in accordance with its policies and procedures in effect at such time, issue Letters of Credit, lend Local Loans or create or discount Acceptances, as applicable.
“Permitted Investors”: the collective reference to (i) the Sponsor and any Affiliates of any Person included in the definition of “Sponsor”, (but excluding any operating portfolio companies of the foregoing), (ii) the members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in any Parent Company or Holdings as of the Closing Date, (iii) the directors of Holdings or any of its Subsidiaries or any Parent Company as of the Closing Date and (iv) the members of any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i), (ii) or (iii) of this definition is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i), (ii) or (iii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the voting stock of the Borrower, Holdings or any Parent Company.
“Permitted Refinancing”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness (or of a prior Permitted Refinancing of Indebtedness); provided, that any such refinancing, replacement, modification, refunding, renewal or extension of Indebtedness effected pursuant to a clause in Section 7.2 or 7.3 in reliance on the term “Permitted Refinancing” must comply with the following conditions:
(a)           ~~(a)~~there is no increase in the principal amount (or accreted value) thereof (except by an amount equal to accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses and by an amount equal to any existing commitment unutilized thereunder and as otherwise permitted under the applicable clause of Section 7.2);
(b)           ~~(b)~~the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being refinanced (other than a shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of the Indebtedness being refinanced) and such Indebtedness shall not have a final maturity earlier than the maturity date of the Indebtedness being refinanced;
(c)           ~~(c)~~immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing;
(d)           ~~(d)~~neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or would have been required to be) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that any other such Person shall be permitted to be such an obligor or guarantor to the extent that (x) such obligation or guaranty is created utilizing any applicable clause of Section 7.2 (other than Section 7.2(e)(ii) or (iv)) and (y) such Person would not have been restricted from being an obligor or guarantor, as applicable, of the Indebtedness being refinanced under this Agreement when the Indebtedness being refinanced was incurred (provided, that any such Indebtedness existing on the Closing Date shall be deemed to satisfy this clause (y));

(e)           ~~(e)~~except in the case of a Permitted Refinancing under Section 7.2(p), any Liens securing such Permitted Refinancing shall be limited to the assets or property that secured the Indebtedness being refinanced; provided, that Liens in respect of assets or property granted as a result of the operation of after-acquired property clauses shall be permitted to the extent any such assets or property secured (or would have secured) the Indebtedness the subject of the Permitted Refinancing; provided, further, a Permitted Refinancing under Section 7.2(p) shall not be secured by any assets or property other than Collateral subject to Section 7.3(ll); provided, further, that Liens on other assets or property shall be permitted to the extent that (x) such Liens are granted utilizing any applicable clause of Section 7.3 and (y) the Indebtedness being refinanced would not have been restricted from being secured by such Liens when the Indebtedness being refinanced was incurred (provided, that any such Indebtedness existing on the Closing Date shall be deemed to satisfy this clause (y));
(f)            ~~(f)~~to the extent the Indebtedness being refinanced is subject to the ABL Intercreditor Agreement or a Junior Intercreditor Agreement, to the extent that it is secured by the Collateral, the Permitted Refinancing shall be subject to the ABL Intercreditor Agreement or a Junior Intercreditor Agreement, as applicable, on terms no less favorable to the Lenders, taken as a whole (as determined in good faith by the Borrower); and
(g)           ~~(g)~~except as otherwise permitted by this definition of “Permitted Refinancing”, the covenants and events of default applicable to such Permitted Refinancing shall be not materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the covenants and events of default contained in customary agreements governing similar indebtedness in light of prevailing market conditions at the time of such Permitted Refinancing (as determined in good faith by the Borrower).
“Permitted Refinancing Obligations”: any Indebtedness (which Indebtedness shall be secured by the Collateral on a pari passu with the Liens securing the Obligations), in each case issued or incurred by the Borrower or a Guarantor to refinance, extend, renew, replace, modify or refund Indebtedness and to pro rata reduce the associated Revolving Commitments incurred under this Agreement and the Loan Documents (such Indebtedness, “Refinancing Debt”) and to pay fees, discounts, accrued interest, premiums and expenses in connection therewith; provided, that any such Refinancing Debt:
(a)           shall not be ~~Guaranteed~~guaranteed by any Person that is not a Guarantor;
(b)           [reserved];
(c)           shall not be secured (to the extent secured) by any Lien on any asset of any Loan Party that does not also secure the Obligations;
(d)           shall be incurred under this Agreement with the other Obligations;
(e)           (i) shall have a final maturity no earlier than the maturity date of the Indebtedness being refinanced (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the maturity date of the Indebtedness being refinanced) and (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the Revolving Commitments being replaced;

(f)            [reserved]; and
(g)           except as otherwise permitted by this definition of “Permitted Refinancing Obligations”, all terms (other than with respect to pricing, yield, fees or financial maintenance covenants, which terms shall be as agreed by the Borrower and the applicable lenders) applicable to such Refinancing Debt shall be substantially identical to, or (when taken as a whole, as shall be determined in good faith by the Borrower) less favorable to the lenders providing such Refinancing Debt than those applicable to such Indebtedness being refinanced, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date.
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.
“Platform”: as defined in Section 10.2(c).
“Pledged Securities”: as defined in the Guarantee and Collateral Agreement or the Canadian Collateral Agreement, as context may require.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement or the Canadian Collateral Agreement, as context may require.
“PPSA” means the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario or the Civil Code of Québec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Québec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.
“Present Fair Salable Value”: the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prior Tax Sharing Agreement”: the Tax Sharing Agreement entered into as of June 24, 1992, as amended and restated, among the Company and certain of its Subsidiaries, Holdings and Mafco.
“Proceeding”: as defined in Section 10.5(c).
“Property”: any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Protective Advances”: means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve or protect the ABL Facility First Priority Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations of the Revolving Lenders; provided, however, that the aggregate principal amount of such Protective Advances shall not exceed the lesser of $10,000,000 and the aggregate amount of the unused Tranche A Revolving Commitments.
“Protective Advances Percentage”: as to any Tranche A Revolving Lender with respect to any Protective Advance, the percentage which such Tranche A Lender’s undrawn Revolving Commitment at the time such Protective Advance is made then constitutes of the aggregate undrawn Tranche A Revolving Commitments.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Information”: as defined in Section 10.2(c).
“Public Lender”: as defined in Section 10.2(c).
“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
~~“~~Qualified Contract~~”: any new intellectual property license entered into by the Borrower or any of its Restricted Subsidiaries in respect of any brand so long as an officer of the Borrower has certified to the Administrative Agent that the revenues generated by such license in the next succeeding 12 months would reasonably be expected to exceed $10,000,000.~~
“Qualified Cash”: the amount of unrestricted cash and Cash Equivalents of the Loan Parties at such time to the extent held in a segregated restricted Deposit Account subject to a Deposit Account Control Agreement or Control Account and maintained either (i) with the Administrative Agent or (ii) with another depository or Approved Securities Intermediary so long as such other applicable depository or Approved Securities Intermediary provides daily reports to the Administrative Agent setting forth the balances in such accounts and such information as the Administrative Agent may reasonably request. For the avoidance of doubt, any cash or Cash Equivalents held in a Deposit Account to Cash Collateralize Letters of Credit, Swingline Loans or Acceptances shall not constitute Qualified Cash.
“Qualified Contract”: any new intellectual property license entered into by the Borrower or any of its Restricted Subsidiaries in respect of any brand so long as an officer of the Borrower has certified to the Administrative Agent that the revenues generated by such license in the next succeeding 12 months would reasonably be expected to exceed $10,000,000.
“Ratio Basket”: as defined in Section 1.6.

“Ratio Basket Item or Event”: as defined in Section 1.6.
“Real Property”: collectively, all right, title and interest of the Borrower or any of its Restricted Subsidiaries in and to any and all parcels of real property owned or leased by the Borrower or any such Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Receivables and Related Assets”: obligations arising from a sale of merchandise, goods or insurance, or the rendering of services which have been completed, together with (a) all interest in any goods, merchandise or insurance (including returned goods or merchandise) relating to any sale giving rise to such obligations, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such obligations, whether pursuant to the contract related to such obligations or otherwise, together with all financing statements describing any collateral securing such obligations, (c) all rights to payment of any interest or finance charges and other obligations related thereto, (d) all supporting obligations, including but not limited to, all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations whether pursuant to the contract related to such obligations or otherwise, (e) all contracts, chattel paper, instruments and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such obligations, (f) any other property and assets that in accordance with market requirements at the time thereof are sold, transferred or pledged pursuant to receivables conduit securitization transactions and (g) collections and proceeds with respect to the foregoing, in each case, excluding the Capital Stock of any Receivables Subsidiary.
“Receivables Facility”: one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Borrower or any of its Restricted Subsidiaries to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Borrower and its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells or transfers its Receivables and Related Assets to either (x) a Person that is not a Restricted Subsidiary or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Restricted Subsidiary.
“Receivables Subsidiary”: any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
“Recipient”: (a) any Lender, (b) the Administrative Agent and (c) any other Agent, as applicable.
“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $10,000,000.
“Refinanced Revolving Commitments”: as defined in Section 10.1(d).

“Refinancing”: the repayment, refinancing, retirement or redemption of Indebtedness under and termination of the Existing Credit Agreements and the Existing Target Notes on the Closing Date.
“Refinancing Debt”: as defined in the definition of “Permitted Refinancing Obligations”.
“Refinancing Revolving Commitment”: as defined in Section 10.1(d).
“Register”: as defined in Section 10.6(b)(iv).
“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Business Assets”: assets (other than cash and Cash Equivalents) used or useful in a Permitted Business; provided, that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Person”: as defined in Section 10.5.
“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.
“Replaced Lender”: as defined in Section 2.24.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.
“Representatives”: as defined in Section 10.14.
“Required Lenders”: at any time, the holders of more than 50% of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Required Lenders” shall exclude Revolving Commitments or Revolving Loans held by Defaulting Lenders.
“Required Tranche A Lenders”: at any time, the holders of more than 50% of the Tranche A Revolving Commitments then in effect or, if the Tranche A Revolving Commitments have been terminated, the Tranche A Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Required Tranche A Lenders” shall exclude Tranche A Revolving Commitments or Tranche A Revolving Loans held by Defaulting Lenders.
“Required Tranche B Lenders”: at any time, the holders of more than 50% of the Tranche B Revolving Commitments then in effect or, if the Tranche B Revolving Commitments have been terminated, the Tranche B Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Required Tranche B Lenders” shall exclude Tranche B Revolving Commitments or Tranche B Revolving Loans held by Defaulting Lenders.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or any other Person in the Treasury Department at the level of Vice President or higher of the relevant Person.
“Restricted Payments”: as defined in Section 7.6.
“Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.
“Revaluation Date”: (a) the date of delivery of each notice of borrowing in respect of Revolving Loans, the issuance of a Letter of Credit, the borrowing in respect of a Local Loan or the creation of an Acceptance, in a Permitted Foreign Currency, and (b) each other date on which a Spot Rate is calculated at the Administrative Agent’s discretion.
“Revolving Commitment Period”: with respect to each Tranche of Revolving Commitments, the period from and including the effective date for such Tranche to the Revolving Termination Date for such Tranche.
“Revolving Commitments”: as to any Revolving Lender, the obligation of such Lender, if any, to make Revolving Loans and, solely in the case of Tranche A Revolving Commitments, participate in Letters of Credit, Local Loans, Acceptances and Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $400,000,000. The aggregate amount of Revolving Commitments as of the Amendment No. 1 Effective Date is $441,470,588.23, of which $400,000,000 are Tranche A Revolving Commitments and $41,470,588.23 are Tranche B Revolving Commitments.
“Revolving Extensions of Credit”: as to each Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of, without duplication (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Revolving Lender’s L/C Obligations and aggregate applicable Tranche Revolving ~~Percentage~~Percentages of the Local Loans and Acceptances then outstanding, and (c) such Revolving Lender’s Swingline Exposure.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: (a) with respect to the ~~Initial~~Tranche A Revolving Facility, the earlier of (x) the date that is 5 years after the Closing Date (or as otherwise provided in Section 2.26 for Extended Revolving Commitments) and (y) the Accelerated Maturity Date (subject to the proviso contained in the definition thereof), (b) with respect to ~~any Extension~~the Tranche B Revolving Facility, the date that is one year after the Amendment No. 1 Effective Date, (c) with respect to any Extended Revolving Tranche, the maturity date set forth in the applicable Extension Amendment and (~~c~~d) with respect to any Tranche of Refinancing Revolving Commitments, the maturity date set forth in the applicable amendment pursuant to Section 10.1(d); provided that, in each case of clauses (a), (b) ~~and~~, (c) and (d), if such date is not a Business Day, the Revolving Termination Date will be the next succeeding Business Day.
“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
“Sanction(s)”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Screen”: the relevant display page for the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent) on the Bloomberg Information Service or any successor thereto; provided, that if the Administrative Agent determines that there is no such relevant display page or otherwise in Bloomberg for the Eurocurrency Base Rate, “Screen” means such other comparable publicly available service for displaying the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent).
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Section 2.26 Additional Amendment”: as defined in Section 2.26(c).
“Secured Obligations”: the Obligations, together with all obligations in respect of the Specified Hedge Agreements, the Specified Cash Management Obligations and the Specified Additional Obligations; provided, that the “Secured Obligations” shall exclude any Excluded Swap Obligations.
“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, each Issuing Lender, the Swingline Lender, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Account”: as defined in the Guarantee and Collateral Agreement.
“Securities Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.
“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
~~“Securities Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.~~

“Securities Intermediary”: the meaning assigned to such term in the UCC.
“Security”: as defined in the Guarantee and Collateral Agreement.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Holdings Guarantee and Pledge Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Secured Obligations.
“Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Solvent”: (a) with respect to the Borrower and its Subsidiaries, as of any date of determination, (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole Do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole Will be able to pay their Liabilities as they mature and (b) no Local Borrower is undercapitalized to such an extent, that solely as a result of such undercapitalization, (i) any Lender would be deemed under the laws of the relevant jurisdiction to owe a fiduciary duty to any other creditor of such Local Borrower or (ii) the Local Loans made or the Acceptances created by the relevant Local Fronting Lender to such Local Borrower would be subordinated to any obligations of such Local Borrower owing to any other Person.
“Specified Additional Obligations”: obligations, in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, that in each case have been designated by the Borrower, by notice to the Administrative Agent, as a Specified Additional Obligation in accordance with Section 9.12(c). The designation of any Specified Additional Obligations shall not create in favor of any party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. For the avoidance of doubt, all obligations in existence on the Closing Date listed as such on Schedule 1.1B shall constitute Specified Additional Obligations.
“Specified Cash Management Obligations”: Cash Management Obligations (a) owed by the Borrower or a Restricted Subsidiary to a Person who, as of the time of incurrence of such obligations (or, in the case of any such obligations in existence on the Closing Date, within 30 days after the Closing Date), is the Administrative Agent, any other Agent, any Lender, an agent under the Term Loan Documents, a lender under the Term Loan Agreement or any Affiliate thereof (any such Person, a “Cash Management Provider”) and (b) that have been designated by the Borrower, by notice to the Administrative Agent, as a Specified Cash Management Obligations under this Agreement. The designation of any Cash Management Obligations as Specified Cash Management Obligations shall not create in favor of the Cash Management Provider that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. For the avoidance of doubt, all Cash Management Obligations pursuant to agreements in existence on the Closing Date between the Borrower or any Subsidiary Guarantor, on the one hand, and a Cash Management Provider, on the other hand, listed as such on Schedule 1.1B, shall constitute Specified Cash Management Obligations.

“Specified Disposition”: the Disposition by the Borrower and/or any Subsidiary of one or more lines of Business (and/or any assets relating thereto) disclosed in a schedule to be provided to the Administrative Agent prior to the Closing Date.
“Specified Existing Tranche”: as defined in Section 2.26(a).
“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any Subsidiary Guarantor and (ii) a Hedge Bank, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement in accordance with Section 9.12(b); provided, that Specified Hedge Agreement shall exclude any Excluded Swap Obligations. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Hedge Bank that is a party thereto (or their successors or assigns) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any Subsidiary Guarantor, on the one hand, and a Hedge Bank, on the other hand, listed as such on Schedule 1.1B, shall constitute Specified Hedge Agreements.
“Specified Merger Agreement Representations”: such of the representations made by the Target with respect to the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders and the Joint Bookrunners (in their capacities as such), but only to the extent that the Borrower (or its Affiliates) has the right to terminate the Borrower’s (or such Affiliate’s) obligations under the Merger Agreement or the right to decline to consummate the Merger as a result of a breach of such representations in the Merger Agreement.
“Specified Representations”: the representations and warranties made solely with respect to the Loan Parties in Sections 4.3(a), 4.4(a), 4.4(c), 4.5(a), 4.5(c) (solely to the extent that such representation and warranty relates to agreements or instruments governing material Indebtedness of the relevant Loan Party the outstanding principal amount of which exceeds $50,000,000), 4.11, 4.13, 4.17(a) (subject to the conditionality limitations set forth in the last paragraph of Section 5.1), 4.18, 4.19, 4.22 and the second sentence of Sections 4.23 and 4.24 (in each case, after giving effect to the Transactions).
“Specified Reserve”: effective as of five Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which notice shall include a reasonable description of the basis for such determination), such amounts as the Administrative Agent, in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions, may from time to time establish a reserve against the Tranche A Borrowing Base (or the amount thereof, as the context requires) in respect of (i) Specified Hedge Agreements in effect at such time but only to the extent provided in Section 9.12, (ii) Specified Additional Obligations in effect at such time but only to the extent provided in Section 9.12 and (iii) solely during a Liquidity Event Period or if an Event of Default has occurred and is continuing, Specified Cash Management Obligations in effect at such time.
“Specified Transactions”: those certain transactions undertaken from time to time for planning and reorganization purposes of Holdings or its Subsidiaries as described in a writing reasonably acceptable to the Administrative Agent delivered prior to the Closing Date.
“Sponsor”: (a) Mafco, (b) each of Mafco’s direct and indirect Subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.

“Spot Rate”: with respect to any currency, the rate determined by the Administrative Agent to be the rate quoted by the Oanda Corporation (or by any other provider of currency exchange rates, as selected by the Administrative Agent) as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by it if it does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Revolving Loan or Letter of Credit denominated in a Permitted Foreign Currency.
“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantors”: (a) each Domestic Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.
“Successor Borrower”: as defined in Section 7.4(j).
“Successor Holdings”: as defined in Section 7A.
“Supermajority Lenders”: at any time, the holders of at least 66⅔% of the sum of the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Supermajority Lenders” shall exclude Revolving Commitments or Revolving Loans held by Defaulting Lenders.
“Supermajority Tranche A Lenders”: at any time, the holders of at least 66⅔% of the sum of the Tranche A Revolving Commitments then in effect or, if the Tranche A Revolving Commitments have been terminated, the Tranche A Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Supermajority Tranche A Lenders” shall exclude Tranche A Revolving Commitments or Tranche A Revolving Loans held by Defaulting Lenders.
“Supermajority Tranche B Lenders”: at any time, the holders of at least 66⅔% of the sum of the Tranche B Revolving Commitments then in effect or, if the Tranche B Revolving Commitments have been terminated, the Tranche B Revolving Extensions of Credit then outstanding; provided, however, that determinations of the “Supermajority Tranche B Lenders” shall exclude Tranche B Revolving Commitments or Tranche B Revolving Loans held by Defaulting Lenders.

“Supplemental Revolving Commitment”: as defined in Section 2.25(a).
“Swap Obligations”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment”: the commitment of the Swingline Lender to make loans pursuant to Section 2.6, as the same may be changed from time to time pursuant to Section 2.10 or Section 2.6.
“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of each Tranche A Revolving Lender at any time shall equal its Tranche A Revolving Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender”: Citibank, N.A., or any other Tranche A Revolving Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Company, to act as the Swingline Lender hereunder, in each case, in its capacity as the Swingline Lender hereunder.
“Swingline Loan”: any Loan made by the Swingline Lender pursuant to Section 2.6.
“Syndication Agent”: Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as syndication agent.
“Target”: Elizabeth Arden, Inc., a Florida corporation.
~~“~~TARGET2~~” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.~~
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Target Material Adverse Effect”: any Effect that (a) would reasonably be expected to prevent or materially impair the ability of the Company or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement, or (b) has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, that in the case of the foregoing clause (b), no Effect to the extent resulting from or arising out of any of the following shall constitute or be taken into account in determining whether there has been a Target Material Adverse Effect: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any Effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Legal Requirements applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP, or any changes in interpretations of the foregoing; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation, announcement or existence of, or any action taken that is required or expressly contemplated by the Merger Agreement and the transactions contemplated thereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners) or any action taken by the Company at the written request of or with the written consent of Parent; (vi) any changes in the credit rating of the Company or any of its subsidiaries, the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Target Material Adverse Effect has occurred; (vii) any litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated by the Merger Agreement; or (viii) any weather-related events, earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, in each case of clauses (i), (ii), (iii), (iv) or (viii), to the extent such Effects, escalation or worsening do not have a materially disproportionate adverse impact on the Company and its subsidiaries relative to other companies operating in the geographic markets or segments of the industry in which the Company and its subsidiaries operate. Capitalized terms used in the above definition (other than “Merger Agreement” and “Target Material Adverse Effect”) shall have the meanings set forth in the Merger Agreement as in effect on June 16, 2016.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Tax Payments”: payments pursuant to the Company Tax Sharing Agreement and the Prior Tax Sharing Agreement, without duplication.
“Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
~~“~~Temporary Increase Amount~~”: an amount equal to the lesser of (x) 15% of the Borrowing Base before giving effect to the Temporary Increase Amount and (y) the sum of an additional 5% in respect of~~ clause (a) ~~of the definition of “Borrowing Base” and an additional 10% in respect of~~ clause (b) ~~of the definition of “Borrowing Base”.~~
~~“~~Temporary Increase Amount Period~~”: the period between and including August 15 and October 31 of each calendar year.~~
“Term Designated Additional Obligations”: as defined in the ABL Intercreditor Agreement.
“Term Designated Banking Services Obligations”: as defined in the ABL Intercreditor Agreement.
“Term Designated Swap Obligations”: as defined in the ABL Intercreditor Agreement.
“Term Facility First Priority Collateral”: as defined in the ABL Intercreditor Agreement.

“Term Loan Agreement”: the Term Credit Agreement, dated as of the date hereof, by and among the Borrower, Holdings, Citibank, N.A., as administrative agent and collateral agent, and the other financial institutions party thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Term Loan Documents”: the collective reference to the Term Loan Agreement and any other document, agreement and instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.
“Term Pari Passu Obligations”: (i) the Initial Term B Loans and (ii) the obligations in respect of Indebtedness permitted to be incurred under Section 7.2 that is (or is to be) secured on a pari passu basis with the Liens securing the Initial Term B Loans and/or other subsequent Term Pari Passu Obligations.
“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1 or, prior to the first such delivery, the pro forma financial statements referred to in Section 5.1(o).
“Tranche”: with respect to Revolving Loans or commitments, refers to whether such Revolving Loans or commitments are (1) ~~Initial~~Tranche A Revolving Commitments or Loans thereunder, (2) Tranche B Revolving Commitments and Loans thereunder, (3) Extended Revolving Commitments or Loans thereunder (of the same Extension Series) or (~~3~~4) Refinancing Revolving Commitments with the same terms and conditions made on the same day or Revolving Loans in respect thereof, in each case including any Supplemental Revolving Commitments in respect thereof or Loans thereunder.
“Tranche A Availability”: at any time, (a) the lesser of (i) the aggregate Tranche A Revolving Commitments in effect at such time and (ii) the Tranche A Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g), after giving effect to any Eligibility Reserve, Specified Reserve or Dilution Reserve in effect at such time with respect to the Tranche A Borrowing Base (if any), in each case without duplication of any Eligibility Reserve or Dilution Reserve established with respect to the Tranche B Borrowing Base, whether or not reflected on such Borrowing Base Certificate but without duplication), minus (b) the aggregate amount of any Availability Reserve in effect at such time with respect to the Tranche A Borrowing Base (without duplication for any Availability Reserves established for the Tranche B Borrowing Base); provided, that notwithstanding anything to the contrary herein or in any other Loan Document, from the Closing Date until the date on which the Borrower delivers, or is required to deliver, the Borrowing Base Certificate with respect to the calendar month ending October 31, 2016 pursuant to Section 6.2(g), Tranche A Availability shall be equal to $300,000,000 for all purposes of this Agreement and the other Loan Documents.
“Tranche A Borrowing Base”: at any time, the amount equal to:
(a) 85% of the Dollar Equivalent of the face amount of all Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time with respect to such Eligible Receivables); plus
(b) with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis), the amount equal to:

(i) the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Prime Finished Goods; plus
(ii) the lesser of (A) 100% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Tote Stores Inventory; plus
(iii) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Special Markets Inventory; plus
(iv) the lesser of (A) 75% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Work-in-Process Inventory; plus
(v) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Raw Materials; plus
(vi) the lesser of (A) 50% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Bulk Inventory; plus
(c) the lesser of (A) the sum of (1) 75% of the Net Orderly Liquidation Value of Eligible Equipment at such time plus (2) 75% of the Mortgage Value of Eligible Real Property at such time and (B) $40,000,000; plus
(d) the lesser of (A) 100% of Qualified Cash and (B) $75,000,000, plus
(e) [reserved]; minus
(f) in the case of clauses (a) through (c) above, any Eligibility Reserve in effect at such time with respect to the Tranche A Borrowing Base; minus
(g) any Specified Reserve and Dilution Reserve in effect at such time with respect to the Tranche A Borrowing Base.
“Tranche A Commitment Fee”: as defined in Section 2.09(a)(i).
“Tranche A Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Tranche A Revolving Loans and participate in Letters of Credit, Local Loans, Acceptances and Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Tranche A Revolving Commitments as of the Closing Date and as of the Amendment No. 1 Effective Date is $400,000,000.
“Tranche A Revolving Extensions of Credit”: as to each Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of, without duplication (a) the aggregate principal amount of all Tranche A Revolving Loans held by such Lender then outstanding, (b) such Tranche A Revolving Lender’s L/C Obligations and Tranche A Revolving Percentage of the Local Loans and Acceptances then outstanding, and (c) such Tranche A Revolving Lender’s Swingline Exposure.

“Tranche A Revolving Facility”: as defined in the definition of “Facility”.
“Tranche A Revolving Lenders”: each Lender that has a Tranche A Revolving Commitment or that holds Tranche A Revolving Loans.
“Tranche A Revolving Loans”: as defined in Section 2.4(a)(i).
“Tranche A Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Tranche A Revolving Commitment then constitutes of the aggregate Tranche A Revolving Commitments or, at any time after the Tranche A Revolving Commitments shall have expired or terminated, the percentage which such Tranche A Revolving Lender’s Tranche A Revolving Extensions of Credit then outstanding constitutes of the aggregate Tranche A Revolving Extensions of Credit then outstanding.
“Tranche B Availability”: at any time, (a) the lesser of (i) the aggregate Tranche B Revolving Commitments in effect at such time and (ii) the Tranche B Borrowing Base at such time (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g)), after giving effect to any Eligibility Reserve or Dilution Reserve in effect at such time with respect to the Tranche B Borrowing Base (if any), in each case without duplication of any Eligibility Reserve or Dilution Reserve established with respect to the Tranche A Borrowing Base, whether or not reflected on such Borrowing Base Certificate but without duplication, minus (b) the aggregate amount of any Availability Reserve in effect at such time with respect to the Tranche B Borrowing Base (without duplication for any Availability Reserves established for the Tranche A Borrowing Base).
“Tranche B Borrowing Base”: at any time, the amount equal to:
(a) 10% of the Dollar Equivalent of the face amount of all Eligible Receivables (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time with respect to such Eligible Receivables); plus
(b) with respect to Eligible Inventory (valued, in each case, at the lower of a perpetual inventory at standard cost and market basis), the amount equal to:
(i) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Prime Finished Goods; plus
(ii) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Tote Stores Inventory; plus
(iii) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Special Markets Inventory; plus
(iv) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Work-in-Process Inventory; plus
(v) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Raw Materials; plus

(vi) the lesser of (A) 10% or (B) the Net Orderly Liquidation Percentage of the Dollar Equivalent of the value of all Eligible Bulk Inventory; minus
(c) in the case of clauses (a) and (b) above, any Eligibility Reserve in effect at such time with respect to the Tranche B Borrowing Base; minus
(d) any Dilution Reserve in effect at such time with respect to the Tranche B Borrowing Base;
provided, that if Appraisals, test verifications of Accounts and physical verifications of Inventory required under Section 6.14 have not been completed prior to the six month anniversary (or such later date as consented by the Administrative Agent in its reasonable discretion) of the Amendment No. 1 Effective Date, then after such six month anniversary (or such later date) the Tranche B Borrowing Base shall be reduced to zero until such Appraisals, test verifications and physical verifications have been completed and the Borrower has delivered a Borrowing Base Certificate reflecting the results of such Appraisals, test verifications and physical verifications (it being understood that such Appraisals, test verifications and physical verifications have been requested by the Administrative Agent in accordance with Section 6.14 hereof as of the Amendment No. 1 Effective Date and shall be deemed a request with respect to the 12-month period beginning on September 7, 2018).
“Tranche B Commitment Fee”: as defined in Section 2.09(a)(ii).
“Tranche B Revolving Commitment”: as to any Revolving Lender, the obligation of such Lender, if any, to make Tranche B Revolving Loans in an aggregate principal amount not to exceed the amount set forth on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to an Extension Amendment, an Increase Supplement or otherwise pursuant to the terms hereof. The aggregate amount of the Tranche B Revolving Commitments as of the Amendment No. 1 Effective Date is $41,470,588.23.
“Tranche B Revolving Extensions of Credit”: as to each Revolving Lender at any time, an amount equal to the Dollar Equivalent of the sum of, without duplication, the aggregate principal amount of all Tranche B Revolving Loans held by such Lender then outstanding.
“Tranche B Revolving Facility”: as defined in the definition of “Facility”
“Tranche B Revolving Lender”: each Lender that has a Tranche B Revolving Commitment or that holds Tranche B Revolving Loans.
“Tranche B Revolving Loans”: as defined in Section 2.4(a)(ii).
“Tranche B Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Tranche B Revolving Commitment then constitutes of the aggregate Tranche B Revolving Commitments or, at any time after the Tranche B Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Tranche B Revolving Extensions of Credit then outstanding constitutes of the aggregate Tranche B Revolving Extensions of Credit then outstanding.
“Tranche Revolving Percentage”: as to any Revolving Lender and Tranche at any time, the percentage which such Lender’s Revolving Commitment with respect to such Tranche then constitutes of the aggregate Revolving Commitments with respect to such Tranche or, at any time after such Revolving Commitments shall have expired or terminated, the percentage which such Revolving Lender’s Revolving Extensions of Credit with respect to such Tranche then outstanding constitutes of the aggregate Revolving Extensions of Credit with respect to such Tranche then outstanding.

“Transaction Costs”: as defined in the definition of “Transactions.”
“Transactions”: the consummation of the Merger in accordance with the terms of the Merger Agreement and the other transactions described therein, together with each of the following transactions consummated or to be consummated in connection therewith:
(a) the Borrower obtaining the ~~Initial~~Tranche A Revolving Facility and the Initial Term B Loans;
(b) the Borrower (or a subsidiary thereof) issuing senior unsecured notes pursuant to a private placement under Rule 144A or other private placement yielding $450,000,000 in gross cash proceeds from the issuance of eight-year notes (the “2024 Notes”) and releasing such gross cash proceeds from escrow;
(c) the occurrence of the Refinancing; and
(d) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).
“Type”: as to any Loan, its nature as an ABR Loan or Eurocurrency Loan.
“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“United States”: the United States of America.
“Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Secured Obligations or (ii) any such other Indebtedness that is subject to any Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Secured Obligations or other Indebtedness that is subject to any Intercreditor Agreement).
“Unrestricted Subsidiary”: (i) any Escrow Entity, (ii) any Subsidiary of the Borrower designated as such and listed on Schedule 4.14 on the Closing Date and (iii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (ii) and (iii), such Subsidiary:
(a)           ~~(a)~~has no Indebtedness other than Non-Recourse Debt (other than such Indebtedness to the extent any related obligations of the Borrower or its Restricted Subsidiaries would otherwise be permitted under Section 7.7);

(b)           ~~(b)~~is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding, taken as a whole (as shall be determined by the Borrower in good faith), are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or (y) the Borrower or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9;
(c)           ~~(c)~~is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Borrower or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.7; and
(d)           ~~(d)~~does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries unless it also guarantees or provides credit support in respect of the Obligations, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7.7.
If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided, that (i) such designation shall only be permitted if no Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Subsidiary so designated, (iv) any designation or re-designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary shall be consistent for the purposes of this Agreement, the Term Loan Agreement, the 2021 Notes and the 2024 Notes and (v) if such designation is of a Restricted Subsidiary that contributes in excess of 10% of the Tranche A Borrowing Base immediately prior to the designation of such Subsidiary as an Unrestricted Subsidiary, the Borrower shall deliver an updated Borrowing Base Certificate reflecting such designation concurrently therewith. For the avoidance of doubt, a Local Borrowing Subsidiary may not be designated as an Unrestricted Subsidiary so long as such Restricted Subsidiary is a Local Borrowing Subsidiary.
“US Lender”: as defined in Section 2.20(g).
“USA Patriot Act”: as defined in Section 10.18.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Will be able to pay their Liabilities as they mature”: for the period from the date hereof through the Latest Maturity Date, the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Tra nsactions will have sufficient assets, credit capacity and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2           Other Definitional Provisions.
(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(c)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)           The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.
(e)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)           In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, at the option of the Borrower pursuant to an LCA Election such condition shall be deemed satisfied so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed not to have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
(h)           In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:
(i)           determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio, Financial Covenant Fixed Charge Ratio or Fixed Charge Coverage Ratio; or
(ii)           testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any ~~Incurrence~~incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated (clauses (g) and (h), collectively, the “Limited Condition Acquisition Provision”).

1.3          Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, the Financial Covenant Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, in each case, shall be calculated as follows (subject to the provisions of Section 1.2):
(a)           for purposes of making the computation referred to above, in the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires, defeases or extinguishes any Indebtedness or enters into, terminates or cancels a Qualified Contract, other than the completion thereof in accordance with its terms, subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with or for the purpose of the event for which the calculation is made (a “Calculation Date”), then such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, defeasance or extinguishment of Indebtedness or entry into, termination or cancellation of such Qualified Contract (other than the completion thereof in accordance with its terms) as if the same had occurred at the beginning of the applicable Test Period; provided, that the aggregate amount of revenues (and related assets) included in such pro forma calculation for any Test Period pursuant to this clause 1.3(a) with respect to Qualified Contracts shall not exceed $50 million in revenues (and any such related assets); provided, further, that for purposes of making the computation of Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges for the computation of the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio, Financial Covenant Fixed Charge Coverage Ratio or Fixed Charge Coverage Ratio, as applicable, Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges, as applicable, shall be Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event; and
(b)           for purposes of making the computation referred to above, if any Investments (including the Transactions), brand acquisitions, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, brand acquisitions, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (n) of the definition of “Consolidated EBITDA” and clause (o) of the definition of “Consolidated Net Income”. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, brand acquisitions or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment, brand acquisitions or Disposition had occurred at the beginning of the applicable Test Period.

1.4          Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the face amount of Letters of Credit, L/C Disbursements in respect of such Letters of Credit, Local Loans and/or Acceptances denominated in Permitted Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. The Administrative Agent shall notify the applicable Issuing Lender and the Borrower on each Revaluation Date of the Spot Rates determined by it and the related Dollar Equivalent of Local Loans and Acceptances then outstanding. Solely for purposes of Sections 2 and 3 and related definitional provisions to the extent used in such Sections, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent and notified to the Borrower and the applicable Issuing Lender in accordance with this Section 1.4. If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. For purposes of determining the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, the Financial Covenant Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the financial covenant under Section 7.1, at the Spot Rate as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Consolidated Net Total Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net First Lien Leverage Ratio, the Financial Covenant Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio (other than for the purposes of determining compliance with Section 7.1), at the Spot Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness.
1.5          Letter of Credit and Acceptance Amounts. Unless otherwise specified herein, the amount of a Letter of Credit or Acceptance at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit or Acceptance, as applicable, in effect at such time; provided, however, that with respect to any Letter of Credit or Acceptance that, by its terms or the terms of the Application or any other document, agreement or instrument entered into by the applicable Issuing Lender or Local Fronting Lender, as applicable, and the Borrower with respect thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit or Acceptance, as applicable, shall be deemed to be the maximum stated amount of such Letter of Credit or Acceptance, as applicable, after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6          Covenants. For purposes of determining compliance with Section 7 (other than Section 7.6), in the event that an item or event (or any portion thereof) meets the criteria of one or more of the categories described in a particular covenant contained in Section 7 (other than Section 7.6), the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify (as if incurred at such later time) such item or event (or any portion thereof) and may include the amount and type of such item or event (or any portion thereof) in one or more of the relevant clauses or subclauses, in each case, within such covenant and will be entitled to include such item or event (or any portion thereof) only in one of the relevant clauses or subclauses (or any portion thereof). In the case of an item or event (or any portion thereof) that is incurred pursuant to or otherwise included in a clause or subclause (or any portion thereof) of a covenant that does not rely on criteria based on the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, the Financial Covenant Fixed Charge Coverage Ratio or the Fixed Charge Coverage Ratio (any such item or event, a “Fixed Basket Item or Event” and any such clause, subclause or any portion thereof, a “Fixed Basket”) substantially concurrently with an item or event (or any portion thereof) that is incurred pursuant to or otherwise included in a clause or subclause (or any portion thereof) of a covenant that relies on criteria based on such financial ratios or tests (any such item or event, a “Ratio Basket Item or Event” and any such clause, subclause or any portion thereof, a “Ratio Basket”), such Ratio Basket Item or Event shall be treated as having been incurred or existing pursuant only to such Ratio Basket without giving pro forma effect to any such Fixed Basket Item or Event (other than a Fixed Basket Item or Event that relies on the term “Permitted Refinancing” or “Permitted Refinancing Obligations”) incurred pursuant to or otherwise included in a Fixed Basket substantially concurrently with such Ratio Basket Item or Event when calculating the amount that may be incurred or existing pursuant to any such Ratio Basket. Furthermore, (A) for purposes of Section 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on the applicable Spot Rate, in the case of such Indebtedness incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness), on the date that such Indebtedness was incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the applicable Spot Rate on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (B) for purposes of Sections 7.3, 7.5, 7.6 and 7.7, the amount of any Liens, Dispositions, Restricted Payments and Investments, as applicable, denominated in any currency other than Dollars shall be calculated based on the applicable Spot Rate, (C) for purposes of any calculation under Sections 7.2 and 7.3, if the Borrower elects to give pro forma effect in such calculation to the entire committed amount of any proposed Indebtedness, whether or not then drawn, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.2 or 7.3, but for so long as such Indebtedness is outstanding or in effect, the entire committed amount of such Indebtedness then in effect shall be included in any calculations under Sections 7.2 and 7.3, (D) any cash proceeds of Indebtedness shall be excluded as Unrestricted Cash and not netted for purposes of calculating any financial ratios and tests with respect to any substantially concurrent incurrence of a Ratio Basket Item or Event pursuant to a Ratio Basket and (E) any Fixed Basket Item or Event incurred pursuant to or otherwise included pursuant to a Fixed Basket based on Consolidated Total Assets shall be calculated based upon the Consolidated Total Assets at the time of such incurrence (it being understood that a Default shall be deemed not to have occurred solely to the extent that the Consolidated Total Assets after the time of such incurrence declines).
SECTION II.~~SECTION II.~~
 AMOUNT AND TERMS OF COMMITMENTS
2.1          [reserved].
2.2           [reserved].
2.3           [reserved].
2.4           Revolving Commitments.
(a)           Revolving Loans

(i)           ~~(a)~~ Subject to the terms and conditions hereof, each Tranche A Revolving Lender severally agrees to make revolving credit loans in Dollars (“Tranche A Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Tranche A Revolving Lender’s other Tranche A Revolving Extensions of Credit then outstanding, does not exceed the amount of such Tranche A Revolving Lender’s Tranche A Revolving Commitment; provided that after giving effect to the making and the use of proceeds thereof, the aggregate Tranche A Revolving Extensions of Credit shall not exceed the Tranche A Availability then in effect.
(ii)          Subject to the terms and conditions hereof, each Tranche B Revolving Lender severally agrees to make revolving credit loans in Dollars (“Tranche B Revolving Loans” and together with the Tranche A Revolving Loans, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Tranche B Revolving Lender’s other Tranche B Revolving Extensions of Credit then outstanding, does not exceed the amount of such Tranche B Revolving Lender’s Tranche B Revolving Commitment; provided that after giving effect to the making and the use of proceeds thereof, the aggregate Tranche B Revolving Extensions of Credit shall not exceed the Tranche B Availability then in effect.
(iii)         During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(iv)          Notwithstanding anything to the contrary herein contained, after the Amendment No. 1 Effective Date, no Tranche A Revolving Loans shall be made if the aggregate principal amount of all Tranche B Revolving Loans then outstanding is less than the Tranche B Availability then in effect.
(v)           The Revolving Loans may from time to time be Eurocurrency Loans or, solely in the case of Revolving Loans denominated in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.
(b)           Subject to the terms and conditions hereof, each Local Fronting Lender severally agrees to make loans (and, to the extent provided in Section 2.31, to create Acceptances) under the aggregate Tranche A Revolving Commitments, in Dollars or in the Permitted Foreign Currency set forth on Schedule 2.4(b), to the Borrower or to the Local Borrowing Subsidiary for such Permitted Foreign Currency from time to time during the Revolving Commitment Period (individually, a “Local Loan”, and collectively, the “Local Loans”); provided, however, that, after giving effect to the making and the use of proceeds thereof, (i) the aggregate amount of the Local Outstandings of such Local Fronting Lender shall not exceed the amount equal to its Currency Sublimit then in effect and (ii) the aggregate Tranche A Revolving Extensions of Credit shall not exceed the Tranche A Availability then in effect. The Local Loans made by each Local Fronting Lender generally shall be made by such Local Fronting Lender from a lending office which is located within the jurisdiction of its respective Permitted Foreign Currency; provided, however, that, in the event that the Company or the relevant Local Borrowing Subsidiary so requests and the relevant Local Fronting Lender (in its sole discretion) so agrees, any Local Loans to be made by such Local Fronting Lender may be made from a lending office of such Local Fronting Lender which is not located in the jurisdiction of its Permitted Foreign Currency. During the Revolving Commitment Period, the Local Borrowers may use the aggregate Tranche A Revolving Commitments by borrowing Local Loans and Acceptances, repaying the Local Loans and Acceptances in whole or in part and reborrowing, all in accordance with the terms and conditions hereof.

(c)            Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) no Local Borrowing Subsidiary organized under the laws of any jurisdiction outside the United States shall pay or be obligated under any Loan Document to pay any amounts, including any amounts owing by or on account of any other Loan Party pursuant to this Agreement or any other Loan Document or in respect of any other Secured Obligations, other than the Obligations arising from the Local Loans of such Local Borrowing Subsidiary and (ii) no assets of any Local Borrowing Subsidiary organized outside of the United States shall be used to pay or secure obligations of the Company, any other Loan Party or any other Local Borrowing Subsidiary under any Loan Document or in respect of any other Secured Obligations, in each case of clauses (i) and (ii), only to the extent that the Borrower has not elected to make such Local Borrowing Subsidiary a Subsidiary Guarantor.
(d)           ~~The~~Notwithstanding the provisions set forth in Section 2.10, Section 2.11 and Section 2.12 each of which shall not apply to repayments or terminations of Loans or Commitments pursuant to this Section 2.4(d), the Borrower shall repay all outstanding Revolving Loans, Local Loans and Swingline Loans on the Revolving Termination Date with respect to the applicable Tranche of Revolving Loans or commitments. For the avoidance of doubt, unless terminated earlier, (i) all Tranche A Revolving Commitments shall automatically terminate on the Revolving Termination Date with respect to the Tranche A Revolving Facility and (ii) all Tranche B Revolving Commitments shall automatically terminate on the Revolving Termination Date with respect to the Tranche B Revolving Facility.
2.5           Procedure for Revolving Loan and Local Loan Borrowing.(a) The Borrower may borrow under the applicable Revolving Commitments during the applicable Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent ~~(i)~~ in the case of Eurocurrency Loans denominated in Dollars, prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, or ~~(ii)~~ in the case of ABR Loans, prior to 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (v) whether such Revolving Loans are Tranche A Revolving Loans or Tranche B Revolving Loans, (w) the amount and Type of Revolving Loans to be borrowed, (x) the requested Borrowing Date, and (y) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor; provided, further, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such ~~Borrowing~~borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them~~.~~; provided, further, that notwithstanding the foregoing, with respect to Tranche B Revolving Loans that are Eurocurrency Loans requested to be borrowed on the Amendment No. 1 Effective Date the Borrower may give the Administrative Agent notice one Business Day prior thereto.

Not later than 11:00 a.m., three Business Days before the requested date of such ~~Borrowing~~borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $250,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate ~~applicable~~ Available Revolving Commitments of Revolving Lenders in respect of any Tranche are less than $250,000, such lesser amount with respect to borrowings under such Tranche) and (y) in the case of Eurocurrency Loans, the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof. Each applicable Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 p.m. (or, in the case of ABR Loans being made pursuant to a notice delivered on the proposed Borrowing Date, 3:00 p.m.), New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent. If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurocurrency Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.6. Notwithstanding anything to the contrary, the Borrower shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Revolving Loans unless the Tranche B Revolving Loans are outstanding in an amount equal to the Tranche B Availability as then in effect. For the avoidance of doubt, subject to Tranche A Availability, the foregoing sentence shall not impair the Borrower’s ability to request Letters of Credit, Swingline Loans, Local Loans and Acceptances in accordance with the terms hereof and irrespective of Tranche B Availability.
(b)           Each Local Borrower may request a borrowing of Local Loans under the aggregate Tranche A Revolving Commitments in Dollars or in the relevant Permitted Foreign Currency from the applicable Local Fronting Lender during the Revolving Commitment Period with respect to the Tranche A Revolving Facility on any Business Day by submitting an irrevocable written notice to the relevant Local Fronting Lender (with a copy to the Administrative Agent), specifying
(i)           ~~(i)~~the aggregate principal amount of the relevant currency to be borrowed,
(ii)          ~~(ii)~~the requested Borrowing Date,
(iii)         ~~(iii)~~whether the Local Loans to be borrowed are to be (x) in the case of Local Loans denominated in Dollars, ABR Loans or Eurocurrency Loans or (y) in the case of Local Loans denominated in a Permitted Foreign Currency, Eurocurrency Loans or Local Rate Loans, or a combination thereof and, if a combination, the respective aggregate amount of each type of borrowing and
(iv)          ~~(iv)~~if the Local Loans to be borrowed are Eurocurrency Loans or (if it is customary in the relevant jurisdiction for Local Rate Loans to be subject to Interest Periods) Local Rate Loans, the length of the Interest Period or Interest Periods applicable thereto.

Any such notice of borrowing must be received by the relevant Local Fronting Lender prior to 11:00 a.m., local time, three Business Days prior to the requested Borrowing Date (or such shorter period prior thereto as such Local Fronting Lender may agree) in the case of Eurocurrency Loans, and on the requested Borrowing Date, in the case of ABR Loans or Local Rate Loans (with the presentation by any third party of any check or draft drawn on the account of the relevant Local Borrower or any other borrowing by way of overdraft being deemed to constitute a notice of borrowing of Local Rate Loans in the amount of such check, draft or other borrowing, to the extent that insufficient funds are then available for the payment thereof in the account of such Local Borrower with the relevant Local Fronting Lender); provided, further, that the Administrative Agent may, at any time and from time to time in its sole discretion, suspend the right of the Local Borrowers with respect to any one or more Permitted Foreign Currencies to borrow ABR Loans or Local Rate Loans on the basis of same-day notice by providing written notice of such suspension to the Company and the affected Local Borrowing Subsidiaries (with a copy to the relevant Local Fronting Lender) not less than two Business Days prior to the effectiveness thereof (or, during such time as any Default or Event of Default has occurred and is continuing, on the date of such effectiveness), in which event any such notice of borrowing (other than any notice of borrowing deemed to be made on account of a check, draft or other customary means of borrowing by way of overdraft drawn by such Local Borrower prior to the date of such notice of suspension) of ABR Loans or Local Rate Loans must (until such notice of suspension has been revoked by the Administrative Agent) be received by the Local Fronting Lender prior to 11:00 a.m., local time, one Business Day prior to the requested Borrowing Date. In the event that the relevant Local Fronting Lender determines on the requested Borrowing Date that the making of such requested Local Loan will not cause the Local Outstandings of such Local Fronting Lender to exceed the amount equal to its Currency Sublimit then in effect (in each case, as has been notified to such Local Fronting Lender by the Administrative Agent pursuant to Section 2.30(b)), such Local Fronting Lender will make the requested Local Loan available to the relevant Local Borrower, at the principal lending office of such Local Fronting Lender in the relevant jurisdiction, by 1:00 p.m., local time, on the requested Borrowing Date, in funds immediately available to such Local Borrower. Promptly following the making of each such Local Loan, such Local Fronting Lender shall provide notice to the Administrative Agent of the amount thereof. The minimum amount of each borrowing of Local Loans shall be in an aggregate principal amount (not to exceed the relevant Currency Sublimit) to be mutually agreed upon by the relevant Local Fronting Lender and the relevant Local Borrower. Notwithstanding anything to the contrary contained in this Section 2.5, no Local Fronting Lender shall be obligated hereunder to advance any Local Loan by way of an overdraft, but rather shall provide overdrafts only if it elects (in its sole discretion) to do so.
2.6          Swingline Loans.
(a)           Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Tranche A Revolving Lenders set forth in this Section 2.6, shall make Swingline Loans to the Borrower from time to time in Dollars during the Revolving Commitment Period with respect to the Tranche A Revolving Facility, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $70,000,000, (ii) the aggregate Tranche A Revolving Extensions of Credit exceeding the Tranche A Availability then in effect; provided, that the Swingline Lender shall not be required to make a Swingline Loan (i) to refinance an outstanding Swingline Loan or (ii) if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by making such Swingline Loan may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans. Each Swingline Loan shall be an ABR Loan.
(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (promptly confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and specify (y) the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, and (z) proper wire instructions for the same. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Tranche A Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.6(a), or (B) that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender shall make each Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Swingline Loans shall be made in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.

(c)           The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Swingline Lender and to the Administrative Agent before 3:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s administrative questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.
(d)           The Swingline Lender may and, at any time there shall be Swingline Loan outstanding for more than seven days, the Swingline Lender shall by written notice given to the Administrative Agent not later than 3:00 p.m., New York City time, on any Business Day require the Tranche A Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Tranche A Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche A Revolving Lender, specifying in such notice such Lender’s Tranche A Revolving Percentage of such Swingline Loan or Loans. Each Tranche A Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Tranche A Revolving Percentage of such Swingline Loan or Loans. Each Tranche A Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Tranche A Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided, that such payment shall not cause such Tranche A Revolving Lender’s Tranche A Revolving Extensions of Credit to exceed such Tranche A Revolving Lender’s Tranche A Revolving Commitment). Each Tranche A Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.4 with respect to Loans made by such Lender (and Section 3.4 shall apply, mutatis mutandis, to the payment obligations of the Tranche A Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche A Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche A Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(e)            If the Revolving Termination Date applicable to a Tranche shall have occurred at a time when other Tranches will remain outstanding, then on such Revolving Termination Date all then outstanding Swingline Loans with respect to such maturing Tranche shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Termination Date); provided, that, if on the occurrence of such Revolving Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation as contemplated in Section 3.4(d)), (i) there shall exist sufficient unutilized Tranche A Revolving Commitments that will remain outstanding after the date thereof and (ii) the conditions set forth in Sections 5.2(a) and 5.2(b) shall be satisfied at such time so that the respective outstanding Swingline Loans could be incurred pursuant to such Tranche A Revolving Commitments which will remain in effect after the occurrence of such Revolving Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to such Tranche A Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on such Revolving Termination Date.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in the event a Tranche A Revolving Lender becomes a Defaulting Lender, then such Defaulting Lender’s Tranche A Revolving Percentage in all outstanding Swingline Loans will automatically be reallocated among the Tranche A Revolving Lenders that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s Tranche A Revolving Percentage (calculated without regard to the Revolving Commitment of the Defaulting Lender), but only to the extent that such reallocation does not cause the Tranche A Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Tranche A Revolving Commitment of such Non-Defaulting Lender. If such reallocation cannot, or can only partially, be effected, the Borrower shall, within five Business Days after written notice from the Administrative Agent or such longer period as the Administrative Agent shall agree, pay to the Administrative Agent an amount of cash equal to such Defaulting Lender’s Tranche A Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the outstanding Swingline Loans (after giving effect to any partial reallocation pursuant to the first sentence of this Section 2.6(f)) to be applied to the repayment of such Swingline Loans. So long as there is a Defaulting Lender, the Swingline Lender shall not be required to lend any Swingline Loans if the sum of, without duplication, the Non-Defaulting Lenders’ Tranche A Revolving Percentages of the outstanding Tranche A Revolving Loans, L/C Obligations, Local Loans and Acceptances, and their participations in Swingline Loans after giving effect to any such requested Swingline Loans would exceed the aggregate Tranche A Revolving Commitments of the Non-Defaulting Lenders (such excess, “Fronting Exposure”).
2.7           Defaulting Lenders.
(a)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swingline Loans, and Local Loans or Acceptances, if applicable, to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 3.4(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)           Defaulting Lender Waterfall. Any payment of principal, interest or other amounts (other than the payment of (i) commitment fees under Section 2.9, (ii) default interest under Section 2.15(c) and (iii) Letter of Credit fees under Section 3.3, which in each case shall be applied pursuant to the provisions of those Sections) received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent pursuant to Section 9.7; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender (without duplication of the application of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) to any Issuing Lender, Local Fronting Lender or Swingline Lender hereunder; third, to be held as security for any L/C Shortfall (without duplication of any cash collateral provided by the Borrower pursuant to Section 3.4(d)) in a Cash Collateral Account; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any final non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans, L/C Disbursements or Acceptances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued or the related Acceptances were created at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements and the participation interests in Acceptances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements and amounts in respect of participation interests in Acceptances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Acceptances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.4(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to be held as security in a Cash Collateral Account pursuant to this Section 2.7(b) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.
2.8           Repayment of Loans.
(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Swingline Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the applicable Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1), and (ii) subject to Section 2.6(e), the then unpaid principal amount of each Swingline Loan on the earlier of (A) the applicable Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1) and (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans that were outstanding on the date such borrowing was requested. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans and Swingline Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

Each Local Borrower hereby unconditionally promises to pay, in lawful money of the Permitted Foreign Currency or Dollars, as applicable, and in immediately available funds, to the applicable Local Fronting Lender at the office of such Local Fronting Lender listed on Schedule 2.4(b) (or if such Local Fronting Lender has notified such Local Borrower that a Local Loan was funded by a different lending office of such Local Fronting Lender pursuant to Section 2.04(b), the lending office from which such Local Loan was funded) for its own account the then unpaid principal amount of each Local Loan of such Local Fronting Lender made to such Local Borrower outstanding on the Revolving Termination Date with respect to the ~~Initial~~Tranche A Revolving Facility (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1).

(b)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest (based on the applicable interest rate and Interest Period) payable and paid to such Lender from time to time under this Agreement.  Each Local Borrowing Subsidiary hereby agrees that each Local Fronting Lender is authorized to record (i) the date, amount and currency of each Local Loan made by such Local Fronting Lender to such Local Borrowing Subsidiary pursuant to Section 2.4(b), (ii) the date of each interest rate conversion pursuant to Section 2.13 which is applicable to such Local Loan and the principal amount subject thereto, (iii) the date and amount of each payment or prepayment of principal of and interest with respect to each Local Loan made by such Local Borrowing Subsidiary to such Local Fronting Lender and (iv) the interest rate and Interest Period, in the books and records of such Local Fronting Lender and in such manner as is reasonable and customary for it and a certificate of an officer of such Local Fronting Lender, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error; provided, however, that the failure to make any such recording or any error in such recording shall not in any way affect the Obligations of the relevant Local Borrowing Subsidiary hereunder.

(c)                 The Administrative Agent, on behalf of each Borrower, shall maintain a Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Revolving Lender or Local Fronting Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from such Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent or Local Fronting Lender, as applicable, hereunder from such Borrower and each Lender’s share thereof.  For the avoidance of doubt, in the event of any conflict between the Register and the records maintained by any Local Fronting Lender pursuant to Section 2.8(b), the Register shall control.

(d)                The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e)            The Company hereby irrevocably waives the right to direct, during a Liquidity Event Period or at any time an Event of Default has occurred and is continuing, the application of all funds in any Approved Deposit Account and agrees that the Administrative Agent may (in its sole discretion exercised reasonably) and, upon the written direction of the Required Lenders given at any time during such Liquidity Event Period or after an Event of Default has occurred and is continuing, shall exercise its applicable rights under any Deposit Account Control Agreement (including providing any notices of blockage or control) for each Approved Deposit Account and apply all available funds in any Approved Deposit Account, but in each case without a permanent reduction of Revolving Commitments, on a daily basis (but only so long as such Liquidity Event Period or Event of Default, as the case may be, is continuing) as follows:  first, to repay the outstanding principal amount of any outstanding Protective Advances, second, the Swingline Loans until such Swingline Loans have been repaid in full; ~~and~~ third, to repay the outstanding principal balance of the Tranche A Revolving Loans until such ~~Revolving~~Tranche A Revolving Loans shall have been repaid in full and fourth, to repay the outstanding principal balance of the Tranche B Revolving Loans until such Tranche B Revolving Loans shall have been repaid in full.  The Administrative Agent agrees to use its commercially reasonable efforts to apply such funds in accordance with this Section 2.8(e), and the Company consents to such application.  If no Liquidity Event Period or Event of Default shall be continuing, the Administrative Agent shall not exercise control rights under the Deposit Account Control Agreements and shall, upon receipt of three Business Days’ prior written notice and a certificate of a Responsible Officer of the Company that no Liquidity Event Period or Event of Default is continuing, cease any enforcement measures in respect of Approved Deposit Accounts in effect at such time, including blockage, dominion or the withdrawal of all notices, instructions or directions provided to any Deposit Account Bank thereunder.  For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 5.2.

(f)            Without diminishing the control of the Administrative Agent over amounts from time to time paid to the Administrative Agent for the purpose of Cash Collateralization, the Administrative Agent shall from time to time (upon the request of the Company so long as no Default or Event of Default shall have occurred and be continuing) cause the prompt return to the Company of any such amounts which are in excess of the amount required to be deposited to effect such Cash Collateralization.

2.9            Commitment Fees, etc.

(a)            Commitment Fee

(i)            ~~(a)~~ The Borrower agrees to pay to the Administrative Agent for the account of each Tranche A Revolving Lender a commitment fee (the “Tranche A Commitment Fee”), in Dollars, for the period from and including the Closing Date to the last day of the Revolving Commitment Period with respect to the Tranche A Revolving Facility (or, if earlier, the termination of all Tranche A Revolving Commitments), computed at the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment (but solely with respect to such Tranche A Revolving Lender’s Tranche A Revolving Commitment and Tranche A Revolving Extensions of Credit) (provided, that, for purposes of this calculation, the Swingline Exposure shall not constitute a Tranche A Revolving Extension of Credit) of such Tranche A Revolving Lender during the period for which payment is made, payable quarterly in arrears on the later of (x) each Fee Payment Date and (y) the date that is two Business Days after the Borrower’s receipt from the Administrative Agent of documentation supporting the calculation of such commitment fee; provided, that (A) any commitment fee accrued with respect to any of the Tranche A Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (B) no commitment fee shall accrue on any of the Tranche A Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii)            The Borrower agrees to pay to the Administrative Agent for the account of each Tranche B Revolving Lender a commitment fee (the “Tranche B Commitment Fee” and together with the Tranche A Commitment Fee, the “Commitment Fee”), in Dollars, for the period from and including the Closing Date to the last day of the Revolving Commitment Period with respect to the Tranche B Revolving Facility (or, if earlier, the termination of all Tranche B Revolving Commitments), computed at the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment (but solely with respect to such Tranche A Revolving Lender’s Tranche B Revolving Commitment and Tranche B Revolving Extensions of Credit) of such Tranche B Revolving Lender during the period for which payment is made, payable quarterly in arrears on the later of (x) each Fee Payment Date and (y) the date that is two Business Days after the Borrower’s receipt from the Administrative Agent of documentation supporting the calculation of such commitment fee; provided, that (A) any commitment fee accrued with respect to any of the Tranche B Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (B) no commitment fee shall accrue on any of the Tranche B Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)            The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.10            Termination or Reduction of Commitments.

(a)            Reduction of Commitments

(i)            ~~(a)~~ The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the ~~Revolving Commitments of any Tranche, the~~ L/C Commitments or the Swingline Commitments or, from time to time, to reduce the amount of the ~~Revolving Commitments of any Tranche, the~~ L/C Commitments or the Swingline Commitments.

(ii)            The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Tranche A Revolving Commitments or, from time to time, to reduce the amount of the Tranche A Revolving Commitments; provided that (except as otherwise expressly provided herein) no such termination or reduction of Tranche A Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Revolving Loans made on the effective date thereof, the total Tranche A Revolving Extensions of Credit would exceed the total Tranche A Revolving Commitments.

(iii)            ~~Commitments or the Swingline~~The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Tranche B Revolving Commitments or, from time to time, to reduce the amount of the Tranche B Revolving Commitments; provided that no such termination or reduction of Tranche B Revolving Commitments ~~of any~~shall be permitted if, after giving effect thereto and to any prepayments of the Tranche B Revolving Loans made on the effective date thereof,

(A)            the aggregate Tranche A Revolving Extension of Credit is greater than zero or any Tranche A Revolving Commitments remain outstanding; or

(B)            the total Tranche B Revolving Extensions of Credit would exceed the total Tranche B Revolving Commitments.

(iv)            Except with respect to terminations or reductions of Tranche A Revolving Commitments and Tranche B Revolving Commitments which shall be subject to clauses (i) and (ii) above, the Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments of any Tranche or, from time to time, to reduce the amount of the Revolving Commitments of any Tranche; provided, that no such termination or reduction of Revolving Commitments of any Tranche shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit of such Tranche would exceed the total Revolving Commitments of such Tranche.

Any such partial reduction shall be in an amount equal to $~~100,000~~500,000, or a whole multiple of $~~500,000~~100,000 in excess thereof, and shall reduce permanently the Revolving Commitments of the applicable Tranche then in effect.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of termination or reduction under this Section 2.10 if the notice of such termination or reduction stated that such notice was conditioned upon the occurrence or non-occurrence of a transaction or the receipt of a replacement of all, or a portion, of the Revolving Commitments outstanding at such time, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.

(b)            Upon the incurrence by the Borrower or any of its Restricted Subsidiaries of any Permitted Refinancing Obligations in respect of Revolving Commitments or Revolving Loans, the Revolving Commitments designated by the Borrower to be terminated in connection therewith shall be automatically permanently reduced by an amount equal to 100% of the aggregate principal amount of commitments under such Permitted Refinancing Obligations and any outstanding Revolving Loans in respect of such terminated Revolving Commitments shall be repaid in full.

2.11            Optional Prepayments.

(a)            The Borrower may at any time and from time to time prepay any Tranche of Revolving Loans or the Swingline Loans, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, (i) three Business Days prior thereto, in the case of Eurocurrency Loans that are Revolving Loans, and (ii) on the date of prepayment, in the case of ABR Loans that are Revolving Loans or Swingline Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of a Tranche of Revolving Loans or Swingline Loans and (z) whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans or Swingline Loans shall be in an aggregate principal amount of (i) $100,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof (in the case of prepayments of Eurocurrency Loans), and in each case shall be subject to the provisions of Section 2.18.

(b)                The Company and each Local Borrowing Subsidiary may at any time and from time to time, prepay any Local Loans borrowed by it, or Acceptances created for its account which are then outstanding, in whole or in part, without premium or penalty, upon irrevocable written notice delivered to the relevant Local Fronting Lender (with a copy to the Administrative Agent) no later than (i) three Business Days, in the case of Eurocurrency Loans, and (ii) two Business Days’ in the case of ABR Loans, Local Rate Loans or Acceptances, which notice shall specify (x) the date and amount of such prepayment, (y) whether the amounts prepaid are on account of Acceptances or Local Loans (and, if on account of Local Loans, whether such Local Loans to be prepaid are denominated in Dollars or in a Permitted Foreign Currency, as the case may be) or a combination thereof, and, if a combination thereof, the amount of prepayment allocable to each and (z) whether the prepayment is of Eurocurrency Loans, ABR Loans (in the case of any prepayment of any such Loans denominated in Dollars) or Local Rate Loans or a combination thereof, and, if of a combination thereof, the amount of prepayment allocable to each (and, with respect to such Eurocurrency Loans or, to the extent applicable, Local Rate Loans, each Interest Period tranche thereof); provided, however, that Local Loans borrowed by way of overdrafts may be repaid on same-day notice without regard to any minimum amount of repayment required by this Section 2.11(b), with any deposit of funds (whether by clearance of a check, receipt of a wire transfer or otherwise) in the account of the relevant Local Borrowing Subsidiary maintained by the Local Fronting Lender with respect to such overdrafts being deemed to constitute such notice of prepayment.  If any such notice is given, the relevant Local Borrower or the Company, as applicable, will make the prepayment specified therein, and such prepayment shall be due and payable on the date specified therein (provided that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the relevant Local Borrower or the Company, as applicable (by written notice to the relevant Local Fronting Lender (with a copy to the Administrative Agent) on or prior to the specified effective date) if such condition is not satisfied).  Each partial prepayment of the Local Loans pursuant to this Section 2.11(b) shall be in such minimum amount as may be mutually agreed upon by the relevant Local Fronting Lender and the relevant Borrower and shall comply with Section 2.14; provided, however, that in no event shall such minimum amount be greater than $500,000 or the Dollar Equivalent thereof in the relevant Permitted Foreign Currency.

(c)                 Prepayments under this Section 2.11 shall be applied, first, to prepay any Protective Advances, second, to prepay the Swingline Loans, the Tranche A Revolving Loans and the Local Loans, as the Borrower so determines, and third, to prepay the Tranche B Revolving Loans.

2.12            Mandatory Prepayments.

(a)                 To the extent remaining after any prepayments therefrom pursuant to the terms of the Term Loan Agreement and any other Indebtedness intended to be secured by the Term Facility First Priority Collateral on a senior basis to the Liens securing the Obligations, and unless the Required Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2) shall be incurred by the Borrower or any Restricted Subsidiary, an amount equal to the lesser of (i) 100% of the Net Cash Proceeds thereof and (ii) the outstanding principal amount of Revolving Loans then outstanding, shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Revolving Loans or Local Loans, as applicable, without a corresponding reduction in the Revolving Commitments, as directed by the Borrower in respect of Tranches thereof; provided, that each Borrower shall be required to make prepayments pursuant to this Section 2.12(a) solely in respect of its Loans.

(b)           Prepayments of Revolving Loans
(i)            ~~(b)~~ If, on any date, the aggregate Tranche A Revolving Extensions of Credit exceed the Tranche A Availability at such time, the Borrower or each Local Borrowing Subsidiary (but solely in respect of its applicable Local Loans and Acceptances) shall promptly prepay (without a corresponding reduction in the Tranche A Revolving Commitments) the Tranche A Revolving Loans, the Swingline Loans, the Local Loans, the Acceptances and/or the L/C Obligations, to the Administrative Agent or a Local Fronting Lender, in each case as applicable, and/or Cash Collateralize its obligations, in an aggregate principal amount equal to such excess.
(ii)           If, on any date, the aggregate Tranche B Revolving Extensions of Credit exceed the Tranche B Availability at such time, the Borrower shall promptly prepay (without a corresponding reduction in the Tranche B Revolving Commitments) the Tranche B Revolving Loans to the Administrative Agent in an aggregate principal amount equal to such excess; provided, that the Borrower shall first prepay and/or Cash Collateralize any amounts required to be prepaid and/or Cash Collateralized pursuant to Section 2.12(b)(i) prior to prepaying any amounts under this Section 2.12(b)(ii).
(c)           Unless the Required Lenders otherwise agree, if at any time and from time to time the sum (based on the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 6.2(g)) of (i) the aggregate outstanding principal amount of Local Loans denominated in Dollars which are owing by the Local Borrowers to a Local Fronting Lender, (ii) the Dollar Equivalent of 105% of the aggregate outstanding principal amount of Local Loans denominated in the relevant Permitted Foreign Currency which are owing by the Local Borrowers to such Local Fronting Lender and (iii) the Dollar Equivalent of 105% of the aggregate undiscounted face amount of Acceptances in the relevant Permitted Foreign Currency which are owing by the relevant Local Borrowing Subsidiary to such Local Fronting Lender, exceeds the Currency Sublimit for such Local Fronting Lender, such Local Borrowers shall, within three Business Days, prepay the Local Loans and Acceptances owing by them to such Local Fronting Lender by the amount equal to such excess or, with respect to Acceptances, provide cash and/or Cash Equivalents to be held as security for obligations in respect of Acceptances in a manner reasonably acceptable to such Local Fronting Lender; provided, such cash and/or Cash Equivalents so held as security shall not constitute Qualified Cash.
(d)           Prepayments under ~~this~~ Section 2.12(b)(i) shall be applied, first, to prepay the Swingline Loans and second, to repay the Tranche A Revolving Loans, the Local Loans, the Acceptances and the L/C Obligations (including the Cash Collateralization of Letters of Credit) as the Borrower and the Local Borrowing Subsidiaries so determine, subject to clause (e) below.
(e)                Prepayments of Local Loans and Acceptances pursuant to this Section 2.12 shall be applied, first, to the Local Loans of such Local Borrowers as the Borrower (on its own behalf and as agent of the Local Borrowing Subsidiaries) may elect and, second, to the Acceptances; provided, however, that, during such time as an Event of Default has occurred and is continuing, such prepayment shall be applied to the Local Loans and (to the extent relevant) Acceptances of such Local Borrowers as the Administrative Agent may elect.

(f)                  If the Borrower shall provide cash and/or Cash Equivalents as collateral in order to comply with this Section 2.12, such amount shall be returned to the Borrower within three Business Days after notice from the Borrower to the Administrative Agent and the Local Fronting Lender that such collateral is no longer necessary to so comply with this Section 2.12 and requesting return of such collateral.

(g)                If any Borrower would incur costs pursuant to Section 2.21 as a result of any payment due pursuant to this Section 2.12, such Borrower may deposit the amount of such payment with the Administrative Agent, for the benefit of the relevant Lenders, in an Approved Deposit Account, until the end of the applicable Interest Period at which time such payment shall be made; provided, such cash and/or Cash Equivalents shall not constitute Qualified Cash.  Each such Borrower hereby grants the Administrative Agent, for the benefit of such Lenders, a security interest (or if the applicable Borrower is a Local Borrowing Subsidiary organized under the laws of the Commonwealth of Australia or any political subdivision thereof, the Administrative Agent shall have a right to apply and setoff any such payment toward any amount payable by such Local Borrowing Subsidiary at the end of the applicable Interest Period) in all amounts in which such Borrower has any right, title or interest which are from time to time on deposit in such Cash Collateral Account and expressly waives all rights (which rights such Borrower hereby acknowledges and agrees are vested exclusively in the Administrative Agent) to exercise dominion or control over any such amounts.

2.13            Conversion and Continuation Options.

(a)                 The Borrower may elect from time to time to convert Eurocurrency Loans (other than Local Loans or Eurocurrency Loans denominated in a Permitted Foreign Currency) made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date; provided, that if any such Eurocurrency Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.  The Borrower may elect from time to time to convert ABR Loans (other than Local Loans) made to the Borrower to Eurocurrency Loans by giving the Administrative Agent prior irrevocable written notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no such ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  This Section 2.13 shall not apply to Swingline Loans and Protective Advances, in each case, which may not be converted or continued.

(b)                Any Eurocurrency Loan (other than a Local Loan) may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided, that if any such Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that no such Eurocurrency Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period and (ii) if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period; provided, further, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such ~~Borrowing~~borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such ~~Borrowing~~borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c)                Each Borrower may elect from time to time to convert outstanding Local Loans from Eurocurrency Loans to ABR Loans (in the case of Local Loans which are in Dollars) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least two Business Days’ prior irrevocable notice of such election.  Each Local Borrower may elect from time to time to convert outstanding Local Loans from Eurocurrency Loans to Local Rate Loans (in the case of Local Loans which are in a Permitted Foreign Currency) by giving (or causing the Company to give) the relevant Local Fronting Lender at least two Business Days’ prior irrevocable notice of such election.  Each Borrower may elect from time to time and at any time to convert outstanding Local Loans from ABR Loans to Eurocurrency Loans (in the case of Local Loans which are in Dollars) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three Business Days’ irrevocable notice of such election; provided, however, that no ABR Loans may be converted to Eurocurrency Loans when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company.  Each Local Borrower may elect from time to time and at any time to convert outstanding Local Rate Loans to Eurocurrency Loans (in the case of Local Loans which are in a Permitted Foreign Currency) by giving (or causing the Company to give) the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three Business Days’ irrevocable notice of such election; provided, further, that no Local Rate Loans may be converted to Eurocurrency Loans when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company.  On the date on which such conversion is being made, the relevant Local Fronting Lender shall take such action as is necessary to effect such conversion.  All or any part of the outstanding Local Loans may be converted as provided herein.

(d)                Any Local Loans which are Eurocurrency Loans or (to the extent applicable) Local Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by giving the relevant Local Fronting Lender (with a copy to the Administrative Agent) at least three Business Days’ irrevocable notice for continuation thereof; provided, however, that no such Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders so elect by notice to the Company and, instead, such Eurocurrency Loans denominated in Permitted Foreign Currencies shall be automatically converted to Local Rate Loans and Eurocurrency Loans denominated in Dollars shall be automatically converted to ABR Loans, in each case, on the last day of the Interest Period for such Eurocurrency Loans.  The Administrative Agent shall notify the relevant Local Fronting Lenders promptly that such automatic conversion shall occur.

(e)                 In the event that a timely notice of conversion or continuation with regard to Local Loans which are Eurocurrency Loans is not given in accordance with this Section 2.13, then, unless the relevant Local Fronting Lender shall have received timely notice from the relevant Borrower in accordance with Section 2.11 that such Eurocurrency Loans are to be prepaid on the last day of such Interest Period, such Borrower shall be deemed irrevocably to have requested that such Eurocurrency Loans denominated in Permitted Foreign Currencies be converted into Local Rate Loans and Eurocurrency Loans denominated in Dollars be converted into ABR Loans, as the case may be, on the last day of such Interest Period.  In the event that a timely notice of continuation with regard to Local Rate Loans which are subject to an Interest Period is not given in accordance with this Section 2.13, then, unless the relevant Local Fronting Lender shall have received timely notice from the relevant Borrower in accordance with Section 2.11 that such Local Rate Loans are to be converted into Eurocurrency Loans or prepaid on the last day of such Interest Period, such Borrower shall be deemed irrevocably to have requested that such Local Rate Loans be continued as such on the last day of such Interest Period for a new Interest Period which is the shortest such Interest Period available to such Borrower from the relevant Local Fronting Lender.

2.14            Minimum Amounts and Maximum Number of Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof; provided, that the foregoing shall not apply to Local Loans, in respect of which aggregate principal amounts and minimum borrowing requirements shall be mutually agreed between the applicable Local Fronting Lender and applicable Borrower, and (b) no more than (A) ~~twelve~~seventeen Eurocurrency Tranches of Revolving Loans and (B) two Interest Periods (or such other number of Interest Periods as may be mutually agreed upon by the relevant Local Fronting Lender and the relevant Borrowers) in respect of Local Loans which are Eurocurrency Loans and (if an Interest Period is applicable thereto) Local Rate Loans in each Permitted Foreign Currency, shall be outstanding at any one time.

2.15            Interest Rates and Payment Dates.

(a)                 Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)                (i) Each ABR Loan and each Swingline Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin and (ii) each Local Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Local Rate applicable to the relevant Permitted Foreign Currency plus the Applicable Margin.

(c)                 (i) If all or a portion of the principal amount of any Loan, Reimbursement Obligation, Local Loan or Acceptances shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, Local Loans or Acceptances, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2.00% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the relevant Facility plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan, Reimbursement Obligation, Local Loan or Acceptance or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans if denominated in Dollars under the relevant Facility or if denominated in a Permitted Foreign Currency, the rate then applicable to Local Rate Loans, in each case, plus 2.00% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans if denominated in Dollars or the rate applicable to Local Rate Loans for the applicable Permitted Foreign Currency, in each case, under the relevant Facility plus 2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment); provided, that no amount shall be payable pursuant to this Section 2.15(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.15(c) on any overdue Loan, Reimbursement Obligation, Local Loan, Acceptance, commitment fee or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)                 Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.  Interest on each Local Loan shall be payable in arrears to the relevant Local Fronting Lender in the applicable Permitted Foreign Currency (or, with respect to Local Loans which are denominated in Dollars, in Dollars).

(e)                 On each Interest Payment Date (including, without limitation, each Interest Payment Date with respect to Acceptances), the Local Fronting Lender shall deliver to the Administrative Agent, the Company and the relevant Local Borrowing Subsidiary an Interest Allocation Statement, substantially in the form of Exhibit O-2, and the Company and the relevant Local Borrowing Subsidiary shall (in the absence of manifest error) pay the amount specified therein on such Interest Payment Date.

(f)            As promptly as is practicable following each date upon which a Local Fronting Lender receives a payment of interest under this Agreement on account of Local Loans and/or Acceptances, such Local Fronting Lender shall convert into Dollars (at the exchange rate then applicable to it) the amount equal to (i) the portion of such payment which constitutes the Applicable Margin thereon (or, with respect to each Tranche A Revolving Lender which funded the purchase of a participating interest in such Local Loan or Acceptance pursuant to Section 2.32(a), as the case may be, such Tranche A Revolving Lender’s Tranche A Revolving Percentage of the full amount of such interest payment) minus (ii) 1/4 of 1% per annum on the aggregate undiscounted face amount of the extensions of credit on account of which such interest payment was made (which unconverted amount shall be retained by such Local Fronting Lender for its own account).  In consideration of the agreement of the Tranche A Revolving Lenders to purchase participating interests in the Local Loans and Acceptances, each Local Fronting Lender hereby agrees to pay to the Administrative Agent, for the ratable account of each Tranche A Revolving Lender, a risk participation fee in the amount equal to the proceeds received by such Local Fronting Lender from such conversion (other than any such proceeds payable for the account of a Defaulting Lender, which proceeds shall be retained by such Local Fronting Lender for its own account) or, if no such conversion is required, the amount which would have been converted if such interest had been paid in a Permitted Foreign Currency; provided, however, that, in the event that the Tranche A Revolving Lenders have funded the purchase of participating interests in the extensions of credit on account of which such interest payment was made pursuant to Section 2.32(a), such Local Fronting Lender shall instead pay to the Administrative Agent, for the account of each Tranche A Revolving Lender which has so funded such purchase, the amount equal to such Tranche A Revolving Lender’s Tranche A Revolving Percentage of the proceeds received by such Local Fronting Lender from such conversion.  Such amount shall be payable to the Administrative Agent in Dollars on the date upon which such Local Fronting Lender receives the proceeds of such conversion.  For purposes of this Section 2.15(f), interest shall be deemed to have been received by the Local Fronting Lender on account of an Acceptance on the last day of the calendar month in which such Acceptance matures.

(g)                On each date upon which any Local Borrower pays interest to a Local Fronting Lender hereunder on account of any Local Loan and on each date upon which any Acceptance is created by a Local Fronting Lender for the account of a Local Borrower hereunder, such Local Borrower shall pay to such Local Fronting Lender (for its own account) a local administrative fee in the amount equal to ¼ of 1.0% per annum on the aggregate principal amount of the Local Loans with respect to which such interest is being paid or on the aggregate undiscounted face amount of such Acceptance, as the case may be.

2.16        Computation of Interest and Fees.
(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans (except for ABR computations in respect of clauses (b) and (c) of the definition thereof), Local Rate Loans and Acceptances shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (or in the case of Local Rate Loans and Acceptances, on such other basis as may be agreed from time to time by the relevant Local Fronting Lender and the relevant Local Borrower to reflect customary practices in the relevant jurisdiction).  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  The Local Fronting Lender shall as soon as practicable notify the relevant Local Borrower of each determination of Local Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  Any change in the interest rate on a Loan resulting from a change in the Local Rate or with respect to Local Loans that are ABR Loans, resulting from a change in ABR, shall become effective as of the opening of business in the jurisdiction of the local lending office of the relevant Local Fronting Lender on the day on which such change shall become effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)           Each determination of an interest rate by the Administrative Agent or a Local Fronting Lender pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b)(i).  The applicable Local Fronting Lender shall, at the request of the relevant Local Borrower, deliver to the Local Borrower a statement showing the quotation used by the Local Fronting Lender in determining any interest rate pursuant to Section 2.15(b)(ii).
2.17        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period for any Eurocurrency Loan:
(a)           the Administrative Agent or the relevant Local Fronting Lender shall have determined (which determination shall be presumptively correct absent demonstrable error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or
(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility or, with respect to Local Loans, the applicable Local Fronting Lender, that by reason of any changes arising after the Closing Date, the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, the Administrative Agent or the relevant Local Fronting Lender (as the case may be) shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (i) the Eurocurrency Rate for such Interest Periods shall be (A) a comparable successor or alternative interbank rate for deposits in the corresponding currency in lieu of the Eurocurrency Rate that is (x) reasonably acceptable to the Borrower and the Administrative Agent, (y) no less favorable to the Borrower than such successor or alternative interbank rates used under other credit facilities of similarly situated borrowers in respect of which the Administrative Agent acts in a substantively similar capacity to its capacity hereunder and (z) posted electronically on the Platform to Required Lenders (provided, that if Required Lenders have objected in writing to such posted rate within five Business Days following such posting, such posted rate shall cease to apply), or (B) solely if no such comparable successor or alternative interbank rate exists at such time or if Required Lenders have objected to a posted rate under clause (A) above, a successor or alternative index rate as the Administrative Agent and the Borrower may determine with the consent of Required Lenders (not to be unreasonably withheld or delayed), which shall be no less favorable to the Borrower than such successor or alternative interbank rates used under other credit facilities of similarly situated borrowers in respect of which the Administrative Agent acts in a substantively similar capacity to its capacity hereunder and (ii) until the adoption of a successor or alternative index rate in accordance with clause (i) above, (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, unless such request for Eurocurrency Loans shall be rescinded by the Borrower or the applicable Local Borrowing Subsidiary, promptly after receipt of such notice from the Administrative Agent, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist) or the adoption of a successor or alternative index rate pursuant to clause (i) above, no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.  For the avoidance of doubt, the Company’s or the applicable Local Borrowing Subsidiary’s rescission of a request for Eurocurrency Loans shall be subject to Section 2.21. Notwithstanding the foregoing, in no event shall the successor or alternative index rate be less than zero.
2.18        Pro Rata Treatment and Payments
(a)           Borrowings, Commitment Fees and Reduction of Commitments
(i)            ~~(a)~~ Except as expressly otherwise provided herein (including as expressly provided in Sections 2.4, 2.7, 2.9, 2.10(b), 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Tranche A Revolving Lenders hereunder, each payment by the Borrower on account of ~~any commitment fee~~the Tranche A Commitment Fee and any reduction of the Tranche A Revolving Commitments shall be made pro rata according to the Tranche A Revolving Percentages of the relevant Tranche A Revolving Lenders other than reductions of Tranche A Revolving Commitments pursuant to Section 2.24 ~~and payments in respect of any differences in the Commitment Fee Rate between Tranches~~.
(ii)          Except as expressly otherwise provided herein (including as expressly provided in Sections 2.4, 2.7, 2.9, 2.10(b), 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Tranche B Revolving Lenders hereunder, each payment by the Borrower on account of the Tranche B Commitment Fee and any reduction of the Tranche B Revolving Commitments shall be made pro rata according to the Tranche B Revolving Percentages of the relevant Tranche B Revolving Lenders other than reductions of Tranche B Revolving Commitments pursuant to Section 2.24.

(iii)         With respect to each Tranche (excluding Tranche A Revolving Commitments, Tranche A Revolving Loans, Tranche B Revolving Commitments and Tranche B Revolving Loans), except as expressly otherwise provided herein (including as expressly provided in Sections 2.4, 2.7, 2.9, 2.10(b), 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each borrowing by the Borrower from the Revolving Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments, in each case in respect of such Tranche, shall be made pro rata according to the applicable Tranche Revolving Percentages of such Revolving Lenders other than reductions of such Revolving Commitments pursuant to Section 2.24.
(b)           [reserved].
(c)           Principal and Interest
(i)            Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.11, 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Tranche A Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Revolving Loans then held by the Tranche A Revolving Lenders.
(ii)           Except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.11, 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Tranche B Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Revolving Loans then held by the Tranche B Revolving Lenders.
(iii)          ~~(c) Except~~With respect to each Tranche (excluding Tranche A Revolving Loans and Tranche B Revolving Loans), except as expressly otherwise provided herein (including as expressly provided in Sections 2.7, 2.10(b), 2.11, 2.12, 2.15(c), 2.19, 2.20, 2.21, 2.22, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans of such Tranche shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans of such Tranche then held by the Revolving Lenders other than payments in respect of any differences in the Applicable Margin applicable to different Tranches.  ~~Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.  Each payment of principal in respect of Swingline Loans shall be made in accordance with~~ Section 2.6~~.  Each payment in respect of Local Loans shall be made to the applicable Local Fronting Lender, in accordance with~~ Section 2.8(a)~~.~~
(iv)          Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.  Each payment of principal in respect of Swingline Loans shall be made in accordance with Section 2.6.  Each payment in respect of Local Loans shall be made to the applicable Local Fronting Lender, in accordance with Section 2.8(a).

(d)                (i)            All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise (other than those relating to Local Loans and Acceptances), shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds.  Any payment received by the Administrative Agent after 3:00 p.m., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received; provided, that payments received by the Administrative Agent on account of interest or fees on the Local Loans and Acceptances may be held by the Administrative Agent and distributed to the Lenders not less frequently than weekly.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.  During any Liquidity Event Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.8(e)) from collections of items of payment and proceeds of any ABL Facility First Priority Collateral shall be applied in whole or in part against the applicable Obligations on the Business Day of receipt, subject to actual collection.

(ii)                All payments (including prepayments) to be made by any Local Borrower on account of principal, interest and fees relating to Local Loans and Acceptances shall be made without set-off or counterclaim and shall be made to the Local Fronting Lender to which such amounts are owing at the office of such Local Fronting Lender, or at such other location as such Local Fronting Lender may direct, on or prior to 1:00 p.m., local time at the principal lending office of such Local Fronting Lender.  Each such payment shall, to the extent that it is owing on account of Local Loans which are denominated in Dollars, be paid in Dollars and, otherwise, shall be paid in the relevant Permitted Foreign Currency and in immediately available funds.  Each Local Fronting Lender shall give prompt notice to the Administrative Agent of amounts from time to time received by it hereunder.

(e)                Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
2.19        Requirements of Law.
(a)           Except with respect to Indemnified Taxes, Excluded Taxes and Other Taxes, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the Closing Date:
(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder;
(ii)           shall subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liability or capital attributable thereto; or
(iii)          shall impose on such Lender any other condition not otherwise contemplated hereunder;
and the result of any of the foregoing is to increase the cost to such Lender or other Recipient, by an amount which such Lender or other Recipient reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, Local Loans or Acceptances (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or Local Borrowing Subsidiary, as applicable, shall promptly pay such Lender, in Dollars or the Permitted Foreign Currency, as applicable, within thirty Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit, Local Loan or Acceptance to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower, or if such Lender is a Local Fronting Lender, the applicable Local Borrowing Subsidiary, shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such entity for such reduction.

(c)           A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of demonstrable error.  Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Obligations.  Notwithstanding the foregoing, the Borrower shall not be obligated to make payment to any Lender with respect to penalties, interest and expenses if written demand therefor was not made by such Lender within 180 days from the date on which such Lender makes payment for such penalties, interest and expenses.
(d)           Notwithstanding anything in this Section 2.19 to the contrary, solely for purposes of this Section 2.19, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date.
(e)           For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender, Local Fronting Lender and Swingline Lender.
2.20        Taxes.
(a)           Except as otherwise provided in this Agreement or as required by law, all payments made by or on account of each Borrower or any Loan Party under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes and Other Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)           In addition, each Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)           Whenever any Taxes are payable by any Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower or Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.  If any Borrower or any Loan Party under this Agreement and the other Loan Documents fails to pay any Indemnified Taxes or Other Taxes that such Borrower or Loan Party under this Agreement and the other Loan Documents is required to pay pursuant to this Section 2.20 (or in respect of which such Borrower or any Loan Party under this Agreement and the other Loan Documents would be required to pay increased amounts pursuant to Section 2.20(a) if such Indemnified Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the applicable Recipient for any payments by them of such Indemnified Taxes or Other Taxes, including any amounts payable pursuant to Section 2.20(a), and for any ~~Incremental~~Indemnified Taxes that become payable by such Recipient as a result of any such failure within thirty days after the Lender or the Administrative Agent delivers to such Borrower or Loan Party (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.

(d)           [reserved]
(e)           Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to non U.S. backup or similar withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the ~~Lender's~~Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) (i) two accurate and complete copies of IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, (ii) in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on all payments under this Agreement and the other Loan Documents, or (iii) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (i) and (ii) above, provided that if the Non-US Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the certificate in the form of Exhibit F may be provided by such Non-US Lender on behalf of such partners) and (B) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Non-US Lender before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related ~~Participation~~participation).  In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.  Each Non-US Lender shall (i) promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the applicable Borrower or any Loan Party make any deduction or withholding for Taxes from amounts payable to such Lender.  Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver provided that it shall promptly notify the Borrower and the Administrative Agent in writing of such inability.

(f)            [reserved]
(g)           Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding.  Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement.  In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.  Each US Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose).
(h)           If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority; provided, further, that such Recipient shall, at the indemnifying party’s request, provide a copy of any notice of assessment or other evidence of the requirement to pay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that it deems confidential).  This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.  The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.
(i)            [reserved]

(j)            If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(j) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(k)           To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting the provisions of Section 2.20, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower or Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower or Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
(l)            The agreements in this Section 2.20 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable under any Loan Document, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.
(m)          For purposes of this Section 2.20, the term “Lender” shall include any Issuing Lender or Swingline Lender, and, for the avoidance of doubt, applicable law includes FATCA.
2.21        Indemnity.  Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans or Local Rate Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of or conversion from Eurocurrency Loans or Local Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurocurrency Loans or Local Rate Loans on a day that is not the last day of an Interest Period with respect thereto.  A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error.  This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22        Illegality.
(a)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Revolving Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.
(b)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Local Fronting Lender to make or maintain Local Loans as Eurocurrency Loans in the Permitted Foreign Currency applicable to it as contemplated by this Agreement or to accept deposits in order to make or maintain such Eurocurrency Loans, (i) such Local Fronting Lender shall promptly notify the Administrative Agent, the Company and the relevant Local Borrowing Subsidiary thereof, (ii) the agreements of such Local Fronting Lender hereunder to make or convert to Eurocurrency Loans shall be suspended during the period of such illegality, (iii) such Local Fronting Lender’s Local Loans then outstanding as Eurocurrency Loans, if any, shall automatically become Local Rate Loans for the duration of the respective Interest Periods applicable thereto (or, if permitted by applicable law, at the end of such Interest Periods).
(c)          Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the Closing Date, shall make it unlawful for any Revolving Lender to purchase a participating interest in any Local Loan or Acceptance, such Revolving Lender shall use reasonable efforts (including reasonable efforts to change the office in which it is booking such participating interest) to avoid such prohibition; provided, however, that such efforts shall not cause the imposition on such Revolving Lender of any additional costs or legal or regulatory burdens deemed by such Revolving Lender to be material or otherwise be deemed by such Revolving Lender to be disadvantageous to it or contrary to its policies.  In the event that such efforts are not sufficient to avoid such prohibition, (i) the Borrower shall be permitted to replace such Revolving Lender in accordance with and subject to the requirements of Section 2.24, (ii) such Revolving Lender shall promptly notify the Administrative Agent, the relevant Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary thereof and (iii) the agreements of such Local Fronting Lender to make further Local Loans (or, to the extent applicable, to make further Local Loans upon such interest rate basis) and Acceptances hereunder shall be suspended during the period of such prohibition.
2.23       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to avoid or minimize any amounts payable pursuant to such Sections (including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event); provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24        Replacement of Lenders.  ~~The~~Notwithstanding anything to the contrary herein, including the provisions set forth in Section 2.10, Section 2.11 and Section 2.12 each of which shall not apply to prepayments or termination of Loans or Commitments under this Section 2.24, the Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender, Issuing Lender or Swingline Lender (each such Lender, Issuing Lender or Swingline Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrowers or on account of which a Borrower is required to pay additional amounts to any Governmental Authority, in each case, pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (ii) is a Defaulting Lender or a Lender referred to in Section 2.22(c)(i), (iii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iv) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided, that, in the case of a replacement pursuant to clause (a) above:
(A) such replacement does not conflict with any Requirement of Law;
(B) the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement (or, in the case of a replacement of an Issuing Lender or Swingline Lender, comply with the provisions of Section 9.9(c) (to the extent applicable as if such Lender was resigning as Administrative Agent));
(C) the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;
(D) the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(2) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(2);
(E) the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution (or, in the case of a replacement of an Issuing Lender or Swingline Lender, customary assignment documentation);
(F) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated;

(G) in respect of a replacement pursuant to clause (iv) above, the replacement financial entity or financial entities shall consent to such amendment or waiver; and
(H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender.
Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18.  The termination of the Revolving Commitments of any Lender pursuant to clause (b) above shall not be subject to the provisions of Section 2.18.  In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.
2.25        Incremental Loans.
(a)           ~~The~~After giving effect to, and by virtue of, Amendment No. 1, the Borrower and the Tranche B Revolving Lenders have established the Tranche B Revolving Commitments on the terms set forth in Amendment No. 1 utilizing $41,470,588.23 of the $75,000,000 under clause (x) of the definition of Maximum Incremental Facilities Amount.  After the Amendment No. 1 Effective Date, the Borrower may by written notice to the Administrative Agent elect to request increases of any-then existing Tranche of Revolving Commitments (each increase in Commitment pursuant to this sentence, a “Supplemental Revolving Commitment”) hereunder, in an aggregate amount for all such Supplemental Revolving Commitments not in excess of, at the time the respective Supplemental Revolving Commitments become effective, the Maximum Incremental Facilities Amount after giving effect to Amendment No. 1 and the establishment of the Tranche B Revolving Commitments.  Each such notice ~~shall~~relating to Supplemental Revolving Commitments shall specify (i) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Supplemental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative Agent may agree) after the date on which such notice is delivered to the Administrative Agent and (ii) if applicable, the Tranche (or Tranches) of Revolving Commitments to be so increased (and, if more than one Tranche of Revolving Commitments will be increased, the amount of the aggregate Supplemental Revolving Commitment to be allocated to each such Tranche); provided, that (x) any Lender offered or approached to provide all or a portion of any Supplemental Revolving Commitments may elect or decline, in its sole discretion, to provide such Supplemental Revolving Commitments, and (y) any Person that the Borrower proposes to become a New Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent, and to the extent its consent would be required to assign Loans to any such Eligible Assignee, each Issuing Lender and the Swingline Lender.
(b)           Such Tranche B Revolving Commitments shall become effective as of the Amendment No. 1 Effective Date pursuant to the terms of Amendment No. 1.  Such Supplemental Revolving Commitments shall become effective as of ~~such~~the applicable Increased Amount Date; provided, that:

(i)            no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such Supplemental Revolving Commitments and the making of any New Loans pursuant thereto and any transaction consummated in connection therewith subject to the Permitted Acquisition Provisions (as defined below) and the Limited Condition Acquisition Provision, in connection with any acquisition or investment being made with the proceeds thereof;
(ii)           the proceeds of any Supplemental Revolving Commitments shall be used, at the discretion of the Borrower, for any purpose not prohibited by this Agreement;
(iii)          the Supplemental Revolving Commitments shall benefit, ratably with the other Commitments in the same Tranche, from the guarantees under the Guarantee and Collateral Agreement and shall only be guaranteed by the Guarantors;
(iv)          the Supplemental Revolving Commitments shall be secured by the Liens on the Collateral on a pari passu basis with the Liens securing all other Obligations and the Obligations with respect to the Supplemental Revolving Commitments shall have the same payment priority as the other Obligations in the same Tranche;
(v)           ~~[reserved]~~the conditions set forth in Section 2.34 shall be satisfied, if applicable;
(vi)          (A)  the maturity date of such Supplemental Revolving Commitment shall be the Revolving Termination Date of the Tranche ~~of Revolving Commitments or Revolving Loans~~being so increased, (B) such Supplemental Revolving Commitment shall require no scheduled amortization or mandatory commitment reduction prior to such Revolving Termination Date and (C) such Supplemental Revolving Commitment shall be on the same terms as the Tranche being so increased (other than with respect to upfront fees) and pursuant to the same documentation applicable to such Tranche;
(vii)         such Supplemental Revolving Commitments ~~(other than Supplemental Revolving Commitments related to existing Tranche(s) of Revolving Commitments at such time, which~~ shall be effected in accordance with Section 2.25(e)~~) shall be effected pursuant to one or more Lender Joinder Agreements, executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders~~; and
(viii)        to the extent reasonably requested by the Administrative Agent, the Borrower shall deliver or cause to be delivered (A) customary legal opinions with respect to the due authorization, execution and delivery by the Borrower and each other Loan Party to be party thereto and the enforceability of the applicable Increase Supplement or Lender Joinder Agreement, as applicable, the non-conflict of the execution, delivery of and performance of payment obligations under such documentation with this Agreement and with the organizational documents of the Loan Parties and the effectiveness of the Guarantee and Collateral Agreement to create a valid security interest, and the effectiveness of specified other Security Documents to perfect such security interests, in specified Collateral to secure the Obligations, including the Supplemental Revolving Commitments and the extensions of credit thereunder ~~and~~, (B) certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into such documents and the transactions contemplated thereby~~.~~ and (C) customary reaffirmation agreements and/or such amendments, supplements or modifications to the Security Documents as may be reasonably necessary or advisable to ensure that each New Lender is provided with the benefits of the applicable Loan Documents and each then existing Secured Party continues to be provided with the benefit of the applicable Loan Documents.

Notwithstanding anything to the contrary above, in connection with the incurrence of any Supplemental Revolving Commitment, if the proceeds of such Supplemental Revolving Commitment are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrower or any Restricted Subsidiary to finance, in whole or in part, a Permitted Acquisition, then to the extent so required by the applicable New Lenders, (A) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable ~~Increase~~Increased Amount Date shall be (x) the Specified Representations (conformed as necessary for such Permitted Acquisition) and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower (or any Affiliate of Holdings or the Borrower) has the right to terminate the obligations of Holdings, the Borrower or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement and (B) there need not be a condition to borrowing that there be no Default or Event of Default other than there shall be no Event of Default under Sections 8.1(a) or (f) after giving effect to such incurrence (“Permitted Acquisition Provisions”).
(c)           On any ~~Increased Amount Date~~date on which any ~~Supplemental Revolving~~Incremental Commitment becomes effective, subject to the foregoing terms and conditions, each lender with ~~a Supplemental Revolving~~an Incremental Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such ~~Supplemental Revolving~~Incremental Commitment.
(d)           For purposes of this Agreement, any New Loans or ~~Supplemental Revolving~~Incremental Commitments shall be deemed to be Revolving Loans or Revolving Commitments, respectively.  Each ~~Increase Supplement~~Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.25.
(e)           Supplemental Revolving Commitments related to existing Tranche(s) of Revolving Commitments at such time shall become commitments under this Agreement pursuant to a supplement specifying the ~~Revolving~~ Tranche to be increased, executed by the Borrower and each increasing Lender substantially in the form attached hereto as Exhibit L-1 (the “Increase Supplement”) ~~or~~and by each New Lender (if not already a Lender) substantially in the form attached hereto as Exhibit L-2 (the “Lender Joinder Agreement”), as the case may be, or, in each case, such other form as may be reasonably acceptable to the Administrative Agent and the Borrower, which shall be delivered to the Administrative Agent for recording in the Register.  Upon effectiveness of the Lender Joinder Agreement or Increase Supplement, as applicable, each New Lender shall be a Lender for all intents and purposes of this Agreement and the commitments made pursuant to such Supplemental Revolving Commitment shall be Revolving Commitments of ~~the~~ such increased Tranche.
(f)            Upon the effectiveness of each Supplemental Revolving Commitment pursuant to this Section 2.25, (i) each Lender under the applicable Tranche immediately prior to such increase will automatically and without further act be deemed to have assigned to each New Lender providing a portion of such Supplemental Revolving Commitment, and each such New Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit, Swingline Loans, Local Loans, Acceptances and Protective Advances under such Tranche such that, after giving effect to such Supplemental Revolving Commitment and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit, Swingline Loans, Local Loans, Acceptances and Protective Advances under such Tranche held by each Lender (including each such New Lender) will equal such Lender’s Tranche Revolving Percentage thereof and (ii) if, on the date of such Supplemental Revolving Commitment, there are any Revolving Loans outstanding under such Tranche, such Revolving Loans shall on or prior to the effectiveness of such Supplemental Revolving Commitment be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Supplemental Revolving Commitment), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11.

2.26        Extension of Revolving Commitments.
(a)           The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and the Revolving Loans of such Existing Revolving Tranche, the “Existing Revolving Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal (or extend the termination date of any commitments) with respect to all or a portion of any principal amount (or commitments) of any Existing Revolving Tranche (any such Existing Revolving Tranche which has been so extended, an “Extended Revolving Tranche”, and the Revolving Commitments of such Extended Revolving Tranches, the “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.26; provided, that (i) any such request shall be made by the Borrower to all Lenders with Revolving Commitments, with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Revolving Commitments) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion.  In order to establish any Extended Revolving Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Revolving Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity or termination dates of such Extended Revolving Tranches may be delayed to later dates than the final maturity or termination dates of the Specified Existing Tranche, and (y) (A) the interest margins with respect to the Extended Revolving Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A); provided, that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Revolving Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Revolving Commitments, set forth in Section 10.6.  No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into an Extended Revolving Tranche pursuant to any Extension Request.  Any Extended Revolving Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Revolving Tranches (and any other Extended Revolving Tranches so established on such date).
(b)           The Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree to) prior to the date on which Lenders under the applicable Existing Revolving Tranche or Existing Revolving Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Revolving Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Revolving Tranche.  In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Revolving Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Revolving Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.  In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.26~~.~~; provided, that no such Extension and no amendments relating thereto (including any Section 2.26 Additional Amendments) shall become effective, unless (i) the Borrower shall deliver or cause to be delivered documents of a type comparable to those described in clause (viii) of Section 2.25(b) to the extent reasonably requested by the Administrative Agent and (ii) the conditions set forth in Section 2.34 shall be satisfied, if applicable.

(c)           Extended Revolving Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement and the other Loan Documents (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.26(a), and which, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders.  Subject to the requirements of this Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided, that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Revolving Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for any Extended Revolving Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Revolving Tranches or be guaranteed by any Person other than the Guarantors.  Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided, that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.
(d)           Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Revolving Tranche is converted to extend the related scheduled termination date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Revolving Tranche so converted by such Lender on such date, and such Extended Revolving Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Revolving Tranches (and any other Extended Revolving Tranches so established on such date).

(e)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower or the assignee in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Revolving Commitments on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Revolving Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption.  In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption, by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption, and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Revolving Loans so assigned shall be paid in full to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption, as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption, on behalf of such Non-Extending Lender.
(f)            Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its existing Revolving Commitments deemed to be an Extended Revolving Commitment under the applicable Extended Revolving Tranche on any date (each date a “Designation Date”) prior to the commitment termination date of such Extended Revolving Tranche; provided, that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Revolving Tranche than was paid to any ~~Extended~~Extending Lender as consideration for its Extension into such Extended Revolving Tranche.  Following a Designation Date, the Existing Revolving Loans held by such Lender so elected to be extended will be deemed to be Extended Revolving Commitments of the applicable Extended Revolving Tranche, and any existing Revolving Commitments held by such Lender not elected to be extended, if any, shall continue to be Revolving Commitments of the applicable Tranche.
(g)           With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided, that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and which may be waived by the Borrower) of Extended Revolving Tranches or Existing Revolving Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.

2.27        Designation of Additional Permitted Foreign Currencies.
(a)           The Company may from time to time request that any one or more additional freely available currencies which are freely transferable and freely convertible into Dollars be designated as “Permitted Foreign Currencies” hereunder by providing written notice to the Administrative Agent specifying (i) the relevant Local Borrowing Subsidiary for such currency (which need not be an existing Local Borrowing Subsidiary), (ii) the requested amount of the Currency Sublimit for such Permitted Foreign Currency and (iii) specifying the Local Fronting Lender with respect thereto and the Maximum Sublimit to be inserted in Schedule 2.4(b) for such Local Fronting Lender; provided, however, that in no event shall the sum of all Currency Sublimits (after giving effect to the requested designation of an additional Permitted Foreign Currency and any concurrent re-allocation of the Currency Sublimits pursuant to Section 2.28) exceed 20% of the aggregate Tranche A Revolving Commitments then in effect.  The Administrative Agent shall promptly forward to each Tranche A Revolving Lender a copy of any such notice.  Within ten Business Days following the receipt of such notice, the applicable Tranche A Revolving Lender or Local Fronting Lender shall notify the Administrative Agent in writing whether such designation is acceptable to such Tranche A Revolving Lender or Local Fronting Lender (in its sole discretion) and the Administrative Agent promptly shall notify the Company thereof.
(b)           In the event that such designation is acceptable to the applicable Tranche A Revolving Lender or Local Fronting Lender, the Company shall cause the requested Local Borrowing Subsidiary to deliver, as applicable, to the Administrative Agent (i) if the applicable Local Borrowing Subsidiary is not an existing party to this Agreement, a Local Borrowing Subsidiary Joinder Agreement, (ii) such other documents, instruments, agreements and legal opinions as the Administrative Agent reasonably may request (including, in any event, an opinion of local counsel in the relevant jurisdiction to the effect that no Lender, other than the relevant Local Fronting Lender, shall be deemed to be doing business in the relevant jurisdiction, or otherwise shall be subject to regulation or taxation therein, solely as a result of the agreements set forth herein, with such legal opinions to be in form and substance reasonably acceptable to the Administrative Agent) and (iii) if the Local Fronting Lender for such Permitted Foreign Currency is not an existing Local Fronting Lender, a Local Fronting Lender Joinder Agreement from such Local Fronting Lender.
(c)           From and after the date upon which the Administrative Agent has received the documents (all of which shall be in form and substance reasonably satisfactory to the Administrative Agent) described in Section 2.27(b), Schedule 2.4(b) hereto shall be deemed to be amended to reflect (i) the designation of such currency as a Permitted Foreign Currency, (ii) the aggregate amount of the Currency Sublimit and Maximum Sublimit with respect thereto, (iii) the name and applicable local lending office of the relevant Local Fronting Lender with respect thereto and (iv) the name of the relevant Local Borrowing Subsidiary.
(d)           With respect to any Permitted Foreign Currency set forth on Schedule 2.4(b), the Company may designate an additional or different Local Borrowing Subsidiary with respect thereto with the approval of the applicable Tranche A Revolving Lender and the relevant Local Fronting Lender, which designation shall take effect from and after the date upon which the Administrative Agent has received the documents described in Section 2.27(b)(i) and (ii) with respect to such designated Local Borrowing Subsidiary and from and after such date Schedule 2.4(b) shall be deemed to be amended to reflect the name of the Local Borrowing Subsidiary so designated.
(e)           The Administrative Agent shall give prompt notice to the Revolving Lenders of the effectiveness of any such designation and shall deliver to each Revolving Lender and the Company a revised version of Schedule 2.4(b) which reflects any such amendment.

2.28        Re-Allocation of Currency Sublimits.
(a)           The Company (on its own behalf and as agent of the Local Borrowing Subsidiaries) may from time to time (but, unless the Administrative Agent shall otherwise agree, not more frequently than two times per calendar month) request that the amount of any one or more Currency Sublimits be increased and/or the amount of any one or more Currency Sublimits be decreased by delivering a written request for such re-allocation to the Administrative Agent.  Each such request shall specify the amount (in Dollars) of the increase or decrease, as the case may be, applicable to each affected Currency Sublimit.  The Administrative Agent shall deliver to each affected Local Fronting Lender a copy of such request promptly following receipt thereof.
(b)           Unless the revised Currency Sublimit of any Local Fronting Lender will, after giving effect to the requested re-allocation of Currency Sublimits, be in excess of the Maximum Sublimit then in effect for such Local Fronting Lender, then the Currency Sublimits shall be deemed to be so re-allocated and Schedule 2.4(b) shall be deemed to be amended to reflect such reallocation; provided, however, that (i) no Local Fronting Lender shall be required to lend more than its Currency Sublimit (as in effect prior to the effectiveness of such re-allocation) until such Local Fronting Lender has received notice from the Administrative Agent of the effectiveness of such re-allocation (which notice the Administrative Agent agrees to deliver promptly upon such effectiveness) and (ii) after giving effect to such re-allocation, the aggregate Tranche A Revolving Extensions of Credit shall not exceed the Tranche A Availability then in effect.  Promptly following the effectiveness of such re-allocation, the Administrative Agent shall deliver to each Revolving Lender and the Company a revised Schedule 2.4(b) which reflects such amendment.
(c)           In the event that the revised Currency Sublimit of any Local Fronting Lender will (after giving effect to the requested re-allocation of Currency Sublimits) be in excess of the Maximum Sublimit specified for such Local Fronting Lender on Schedule 2.4(b), then such Local Fronting Lender and the Administrative Agent shall have ten Business Days to determine whether (in their sole discretion) to approve such increase.  In the event that such Local Fronting Lender and the Administrative Agent approve such increase (which approval shall be delivered in writing to the Company and, in the case of the approval of such Local Fronting Lender, to the Administrative Agent) then the Currency Sublimit and the Maximum Sublimit of such Local Fronting Lender shall be re-allocated to such higher amounts requested for such Local Fronting Lender in the request delivered to the Administrative Agent pursuant to Section 2.28(a).  In the event that such Local Fronting Lender and the Administrative Agent do not approve such increase in accordance with the foregoing terms of this Section 2.28(c), then the Currency Sublimit of such Local Fronting Lender shall be increased only to its existing Maximum Sublimit on the date upon which either such Local Fronting Lender or the Administrative Agent notifies the Company that such increase has not been approved (or, if no such notice is given, at the end of such ten day approval period).  Promptly following the effectiveness of any such reallocation, the Administrative Agent shall deliver to each Revolving Lender and the Company a revised Schedule 2.4(b) which reflects such amendment.  The Company or the relevant Local Borrowing Subsidiary shall pay any stamp, recording or other similar tax payable under the laws of the local jurisdiction which is required as a result of any such increase in the Maximum Sublimit of its relevant Local Fronting Lender.
(d)           In connection with any re-allocation made in accordance with this Section 2.28, the Company may designate that the Currency Sublimit applicable to any Local Fronting Lender is to be reduced to zero and that the relevant Local Borrowing Subsidiary is to cease to be a “Local Borrowing Subsidiary” hereunder.  From and after any such designation and repayment of all relevant Local Loans or Acceptances then outstanding, such Local Borrowing Subsidiary shall cease to be a Borrower hereunder, such Local Fronting Lender shall cease to be the “Local Fronting Lender” for the relevant Permitted Foreign Currency and (except to the extent that the provisions of Section 2.27 subsequently are complied with) no further Local Loans or Acceptances shall be made to any Borrower by such Local Fronting Lender in such Permitted Foreign Currency.

(e)           Notwithstanding anything to the contrary contained herein, no such reallocation shall be permitted if, after giving effect thereto, the aggregate Tranche A Revolving Extensions of Credit shall exceed the Tranche A Availability then in effect or the aggregate Revolving Extensions of Credit shall exceed the Availability then in effect.
(f)            Promptly following any change in the Currency Sublimit in effect for any Local Fronting Lender, the Administrative Agent shall deliver to such Local Fronting Lender a statement indicating the new Currency Sublimit in effect for such Local Fronting Lender.
2.29        Resignation or Removal of a Local Fronting Lender.
(a)           In the event that a Local Fronting Lender shall so elect, such Local Fronting Lender shall resign as Local Fronting Lender by giving written notice of its resignation to the Company, the relevant Local Borrowing Subsidiary and the Administrative Agent, with such resignation becoming effective on the date which is the earlier of (i) the date upon which a Local Fronting Lender reasonably acceptable to the Administrative Agent and the Company (on its own behalf and as agent for the relevant Local Borrowing Subsidiary) is designated as a substitute Local Fronting Lender in accordance with the provisions of Section 2.29(c) and (ii) such other date upon which such Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary otherwise agree; provided, however, that such effective date shall in no event be later than the date which is 30 days following the date upon which such written notice is delivered to the Company.  Any Local Loans and Acceptances made by such Local Fronting Lender which are outstanding on such termination date shall be due and payable on such termination date.
(b)           The Company (on its own behalf and as agent for the relevant Local Borrowing Subsidiary) at any time may, using its commercially reasonable judgment, request that any Local Fronting Lender cease to be designated as such by giving written notice of such request to the Administrative Agent (which notice the Administrative Agent promptly shall deliver to such Local Fronting Lender and to each Revolving Lender).  Immediately upon receipt of such request, such Local Fronting Lender shall cease to make any additional Local Loans and cease to create any additional Acceptances, and all Local Loans and Acceptances then maintained by such Local Fronting Lender shall be due and payable on the date requested by the Company (which date shall be not earlier than (i) the earlier of (A) 30 days following delivery of such notice, in the case of ABR Loans, Local Rate Loans and Acceptances and (B) the last day of the Interest Period then in effect with respect thereto, in the case of Eurocurrency Loans, and (ii) such other date upon which such Local Fronting Lender, the Company and the relevant Local Borrowing Subsidiary otherwise agree).  From and after the date upon which all such Local Loans and Acceptances are repaid (together with accrued interest and other amounts owing to such Local Fronting Lender on account thereof), such Local Fronting Lender shall cease to be a “Local Fronting Lender” with respect to such Permitted Foreign Currency.
(c)            In the event that the Local Fronting Lender with respect to any Permitted Foreign Currency shall cease to serve as such pursuant to Section 2.29(a) or (b), the Company (on its own behalf and as agent of the relevant Local Borrowing Subsidiary) may designate another Local Fronting Lender reasonably acceptable to the Administrative Agent to serve as “Local Fronting Lender” with respect to such Permitted Foreign Currency; provided, however, that no Revolving Lender or affiliate thereof shall be so designated without its agreement (in its sole discretion) to serve as the “Local Fronting Lender” with respect to such Permitted Foreign Currency hereunder.  Upon any such designation and, in the case that the newly-designated Local Fronting Lender is not already a Local Fronting Lender hereunder, the receipt by the Administrative Agent of a Local Fronting Lender Joinder Agreement, duly executed and delivered by such designated Local Fronting Lender, such Revolving Lender or its affiliate, as the case may be, shall be deemed to be the “Local Fronting Lender” with respect to such Permitted Foreign Currency for all purposes under this Agreement and the other Loan Documents.

(d)           During any period when no substitute Local Fronting Lender has been duly appointed in accordance with the terms of this Section 2.29, the right of the Borrowers to borrower in such Permitted Foreign Currency shall be suspended in the applicable jurisdiction.
2.30        Local Fronting Lender Reports.  Each Local Fronting Lender shall deliver to the Administrative Agent on the first Business Day of each calendar week and on the first Business Day of each calendar month (and at any time and from time to time when the Administrative Agent may so request) a statement, substantially in the form of Exhibit O-1, showing (i) the aggregate principal amount of Local Loans in the relevant Permitted Foreign Currency outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (ii) the aggregate principal amount of Local Loans in Dollars outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof), (iii) the aggregate undiscounted face amount of Acceptances outstanding from such Local Fronting Lender as of the close of business on each Business Day during the prior week (or portion thereof) and (iv) such other matters as are contained therein.  The Administrative Agent hereby agrees to deliver a copy of each such statement to the Company promptly following its receipt thereof and of any such statement to any Revolving Lender promptly upon its request therefor.
2.31        Bankers’ Acceptances.
(a)           Notwithstanding anything to the contrary contained herein, any Local Fronting Lender may agree (in its sole discretion from time to time) to create bankers’ acceptances under its Currency Sublimit by way of the acceptance and discount of Drafts (the “Acceptances”) pursuant to this Section 2.31; provided, however, that no Local Fronting Lender shall have any obligation to create and/or discount Acceptances, regardless of any prior practice of doing so for the account of such Local Borrowing Subsidiary.  Any Acceptances created pursuant to this Section 2.31 shall be denominated in the Permitted Foreign Currency for the relevant Local Fronting Lender (and not in Dollars), and shall be for such tenor and in such amount as may be mutually agreed upon by the relevant Local Fronting Lender and Local Borrowing Subsidiary; provided, however, that in no event shall any Acceptance mature after the date which is 30 days prior to the Revolving Termination Date with respect to the ~~Initial~~Tranche A Revolving Facility (or such later date as the applicable Local Fronting Lender may agree in its sole discretion).
(b)           Unless the relevant Local Borrowing Subsidiary and Local Fronting Lender otherwise agree, the relevant Local Borrowing Subsidiary shall give to the relevant Local Fronting Lender not less than two Business Days’ prior written notice of its intent to borrow by way of Acceptances from any Local Fronting Lender which has agreed to accept and discount Drafts for the account of such Local Borrowing Subsidiary, which notice shall be accompanied by (i) a Draft which has been completed, executed and delivered by a duly authorized officer of such Local Borrowing Subsidiary and (ii) such other documents, instruments and certificates as such Local Fronting Lender reasonably may request; provided, however, that, after giving effect to the creation of such Acceptance, the Local Outstandings owing to such Local Fronting Lender shall not exceed the amount equal to its Currency Sublimit then in effect.  On the requested borrowing date, the relevant Local Fronting Lender will accept such Draft and discount such accepted Draft in accordance with the provisions of Section 2.31(c).

(c)           Any Local Fronting Lender may, in its sole discretion, elect to discount Drafts of the relevant Local Borrowing Subsidiary on the date upon which such Local Fronting Lender accepts such Drafts by discounting such Draft at the rate per annum equal to the Local Rate (which may be a different rate than the Local Rate then payable on account of Local Loans in such Permitted Foreign Currency) then in effect plus the Applicable Margin then in effect for Local Rate Loans; provided, however, that, unless the relevant Local Fronting Lender and Local Borrowing Subsidiary otherwise agree, such discount shall be calculated by, first, discounting the aggregate face amount of such Draft at the rate per annum equal to the Local Rate then in effect and, second, discounting the result thereof at the rate per annum equal to the Applicable Margin then in effect for Local Rate Loans.  Promptly following such discounting (and, in any event, on the date thereof), such Local Fronting Lender shall make available to such Local Borrowing Subsidiary the amount equal to the discounted face amount of such Draft in the manner in which such Local Fronting Lender makes available Local Loans pursuant to Section 2.5(b).
(d)           Each Local Borrowing Subsidiary hereby unconditionally agrees to pay to the relevant Local Fronting Lender the aggregate, undiscounted face amount of each Draft accepted by such Local Fronting Lender hereunder on the maturity date thereof (or on such earlier date upon which the obligations of such Local Borrowing Subsidiary under this Agreement shall become or shall have been declared due and payable pursuant to the terms and conditions of this Agreement).  Interest shall accrue on any amount owing pursuant to this Section 2.31(d) which is not paid when due (whether by scheduled maturity, mandatory prepayment, acceleration or otherwise) from the date such amount becomes due until paid in full at a fluctuating rate per annum equal to the rate which would then be payable on any overdue Local Rate Loans and shall be payable by such Local Borrowing Subsidiary upon demand by such Local Fronting Lender.
(e)           Each Tranche A Revolving Lender hereby unconditionally and irrevocably agrees to purchase undivided participating interests in the Acceptances created by each Local Fronting Lender in accordance with the provisions of Section 2.32.
(f)            Notwithstanding anything to the contrary contained herein, the indefeasible prepayment by the relevant Local Borrowing Subsidiary to the relevant Local Fronting Lender of all or a portion of any outstanding Acceptance shall be deemed to constitute a prepayment of such portion of such Acceptance for all purposes hereunder, regardless of whether the relevant Local Fronting Lender has distributed such amount to the holder of the underlying Draft.
2.32        Currency Conversion and Contingent Funding Agreement.
(a)           Each Tranche A Revolving Lender hereby unconditionally and irrevocably agrees to purchase (in Dollars) an undivided participating interest in its ratable share of such Local Loans and Acceptances made by such Local Fronting Lenders as the Administrative Agent may at any time request; provided, however, that:
(i)            the Administrative Agent hereby agrees that, it will not request any such purchase of participating interests unless a Liquidity Event Period has commenced and is continuing or a Default or an Event of Default has occurred and is continuing;
(ii)           the Administrative Agent hereby agrees that it promptly will request that the Tranche A Revolving Lenders purchase such participating interest in all Local Loans and Acceptances made by any Local Fronting Lender which provides to the Administrative Agent a written certification that an Event of Default described in Section 8.1(a) is continuing with respect to the Local Loans or Acceptances made by such Local Fronting Lender and requesting that such request be made by the Administrative Agent; and

(iii)          in the event that any of the events specified in clauses (i), (ii) or (iii) of Section 8.1(f) shall have occurred with respect to any Local Borrower, each Tranche A Revolving Lender shall be deemed to have purchased, automatically and without request, such participating interest in the Local Loans and Acceptances made to such Local Borrower.
Any such request by the Administrative Agent shall be made in writing to each Tranche A Revolving Lender and shall specify the amount of Dollars (based upon the actual exchange rate at which the Administrative Agent anticipates being able to obtain the relevant Permitted Foreign Currency, with any excess payment being refunded to the Tranche A Revolving Lenders and any deficiency remaining payable by the Tranche A Revolving Lenders) required from such Tranche A Revolving Lender in order to effect the purchase by such Tranche A Revolving Lender of a participating interest in the amount equal to its Tranche A Revolving Percentage multiplied by the aggregate then outstanding principal amount (in the Permitted Foreign Currency) of the relevant Local Loans and Acceptances (together with accrued interest thereon and other amounts owing in connection therewith) in such Permitted Foreign Currency.  Promptly upon receipt of such request, each Tranche A Revolving Lender shall deliver to the Administrative Agent (in immediately available funds) the amount so specified by the Administrative Agent.  The Administrative Agent shall convert such amounts into the relevant Permitted Foreign Currency and shall promptly deliver the proceeds of such conversion to the relevant Local Fronting Lender in immediately available funds.  From and after such purchase, (i) the outstanding Local Loans and Acceptances in which the Tranche A Revolving Lenders have purchased such participations shall be deemed to have been converted into Tranche A Revolving Loans that are ABR Loans denominated in Dollars (with such conversion constituting, for purposes of Section 2.21, a prepayment of such Local Loans and Acceptances before the last day of the Interest Period with respect thereto), (ii) any further Local Loans to be made to such Borrower shall be made in Dollars, with each Tranche A Revolving Lender purchasing a participating interest therein in the manner described in the foregoing provisions of this Section 2.32(a) immediately upon the making thereof in the amount equal to such Tranche A Revolving Lender’s Tranche A Revolving Percentage thereof (with the Administrative Agent hereby agreeing to provide prompt notice to each such Tranche A Revolving Lender of its receipt from the relevant Local Fronting Lender of a notice of borrowing and of making the relevant Local Loan), (iii) no further Acceptances shall be created for the account of such Local Borrowing Subsidiary, (iv) all amounts from time to time accruing, and all amounts from time to time payable, on account of such Local Loans and Acceptances (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Local Loan or Acceptance, as the case may be, had originally been made in Dollars and shall (other than with respect to the portion of the Applicable Margin which, pursuant to Section 2.15, is expressly stated to be paid for the account of the Local Fronting Lender) be distributed by the relevant Local Fronting Lender to the Administrative Agent, for the accounts of the Tranche A Revolving Lenders, on account of such participating interests.  Notwithstanding anything to the contrary contained in this Section 2.32, the failure of any Tranche A Revolving Lender to purchase its participating interest in any Local Loan or Acceptance shall not relieve any other Tranche A Revolving Lender of its obligation hereunder to purchase its participating interest in a timely manner, but no Tranche A Revolving Lender shall be responsible for the failure of any other Tranche A Revolving Lender to purchase the participating interest to be purchased by such other Tranche A Revolving Lender on any date.
(b)           If any amount required to be paid by any Tranche A Revolving Lender pursuant to Section 2.32(a) is paid to the Administrative Agent within three Business Days following the date upon which such Tranche A Revolving Lender receives notice from the Administrative Agent that the Local Loan or Acceptance in which such Tranche A Revolving Lender has purchased a participating interest has been made or created (as the case may be), such Tranche A Revolving Lender shall pay to the Administrative Agent on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Tranche A Revolving Lender pursuant to Section 2.32(a) is not in fact made available to the Administrative Agent within three Business Days following the date upon which such Tranche A Revolving Lender receives notice from the Administrative Agent that the Local Loan or Acceptance in which such Tranche A Revolving Lender has purchased a participating interest has been made or created (as the case may be), the Administrative Agent shall be entitled to recover from such Tranche A Revolving Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Tranche A Revolving Loans that are ABR Loans hereunder.  A certificate of the Administrative Agent submitted to any Tranche A Revolving Lender with respect to any amounts owing under this Section 2.32(b) shall be conclusive in the absence of manifest error.  Amounts payable by any Tranche A Revolving Lender pursuant to this Section 2.32(b) shall be paid to the Administrative Agent, for the account of the relevant Local Fronting Lender; provided, however, that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Tranche A Revolving Lender the amounts owing to such Local Fronting Lender, then the amounts shall be paid to the Administrative Agent, for its own account.

(c)           Whenever, at any time after the relevant Local Fronting Lender has received from any Tranche A Revolving Lender such Tranche A Revolving Lender’s participating interest in a Local Loan or Acceptance pursuant to clause(a) above, the Local Fronting Lender receives any payment on account thereof, such Local Fronting Lender will distribute to the Administrative Agent, for the account of such Tranche A Revolving Lender, such Tranche A Revolving Lender’s participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Revolving Lender’s participating interest was outstanding) in like funds as received; provided, however, that in the event that such payment received by such Local Fronting Lender is required to be returned, such Tranche A Revolving Lender will return to such Local Fronting Lender any portion thereof previously distributed by such Local Fronting Lender to such Tranche A Revolving Lender in like funds as such payment is required to be returned by such Local Fronting Lender.
Each Tranche A Revolving Lender’s obligation to purchase participating interests pursuant to clause (a) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Tranche A Revolving Lender may have against the relevant Local Fronting Lender, the relevant Local Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the relevant Local Borrower or any other Person; (d) any breach of this Agreement by the relevant Local Borrower, any other Local Borrower or any other Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that no Tranche A Revolving Lender shall be obligated to purchase participating interests in any Local Loans made by a Local Fronting Lender to the extent that such Local Loans (at the time when made) caused the amount of Local Loans outstanding from such Local Fronting Lender to be in excess of the Currency Sublimit then in effect with respect to such Local Fronting Lender.
2.33        Protective Advances.
(a)           Subject to the limitations set forth in the definition of Protective Advances, the Administrative Agent may make Protective Advances.  The Protective Advances shall constitute Obligations for all purposes hereof and the other Loan Documents.  All Protective Advances shall be ABR Loans subject to the Applicable Margin applicable to the Tranche A Revolving Loans.  At any time that Availability exceeds Revolving ~~Credit~~ Extensions of Credit then outstanding, the Administrative Agent may request the Tranche A Revolving Lenders to make a Tranche A Revolving Loan, in Dollars, to repay such Protective Advance.  At any other time the applicable Agent may require the Tranche A Lenders to fund, in Dollars, their risk participations described in Section 2.33(b).  The ~~applicable~~Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.

(b)           Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each Tranche A Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in the applicable Protective Advance, in proportion to its Protective Advances Percentage of such Protective Advance.  From and after the date, if any, on which any Tranche A Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Tranche A Revolving Lender such Tranche A Revolving Lender’s Protective Advances Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
2.34        MIRE Events. Each of the parties hereto acknowledges and agrees that each MIRE Event after the Amendment No. 1 Effective Date shall be subject to (and conditioned upon): (1) the delivery to the Collateral Agent of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to Mortgaged Properties or any Real Property that will become Mortgaged Property at such time as required by Flood Insurance Laws and as otherwise reasonably required by the Collateral Agent and (2) the Collateral Agent shall have confirmed that all reasonable flood insurance due diligence with respect to the information delivered pursuant to clause (1) has been completed to the reasonable satisfaction of the Collateral Agent and the Lenders (such confirmation not to be unreasonably withheld, conditioned or delayed); provided, that the condition in this clause (2) shall be deemed satisfied unless the Collateral Agent provides the Borrower with written notice to the contrary within 20 Business Days (or such shorter period agreed to by the Collateral Agent in its reasonable discretion) after the Borrower or the applicable Loan Party has complied with clause (1) above.
SECTION III.~~SECTION III.~~  LETTERS OF CREDIT
3.1          L/C Commitment.
(a)           Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Tranche A Revolving Lenders set forth in Section 3.4(a), agrees, in the case of each Issuing Lender on the Closing Date in its capacity as the issuer of Existing Letters of Credit, to continue under this Agreement for the account of the Borrower or a Restricted Subsidiary, as applicable, such Existing Letters of Credit until the expiration or earlier termination thereof, and, in the case of each other Issuing Lender, to issue Letters of Credit under the Revolving Commitments for the account of the Borrower or any of its Restricted Subsidiaries on any Business Day during the Revolving Commitment Period with respect to the Tranche A Revolving Facility in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) (A) the L/C Obligations would exceed the aggregate L/C Commitment set forth in clause (a) of the definition of “L/C Commitment” and (B) the L/C Obligations with respect to each Issuing Lender would exceed the L/C Commitment of such Issuing Lender as set forth in clause (b) of the definition of “L/C Commitments” and on Schedule 2.1, or (ii) after giving effect to the issuance thereof, the aggregate Tranche A Revolving Extensions of Credit shall exceed the Tranche A Availability then in effect.  Each Letter of Credit shall (i) be denominated in Dollars or any Permitted Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date with respect to the ~~Initial~~Tranche A Revolving Facility (unless Cash Collateralized or the applicable Issuing Lender so agrees); provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would (i) conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law, or if such Requirement of Law would impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and is not otherwise reimbursable to it by the Borrower hereunder and which such Issuing Lender in good faith deems material to it or (ii) violate one or more policies of such Issuing Lender applicable generally to the issuance of letters of credit for the account of similarly situated borrowers.
3.2          Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit) by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Such Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the relevant Issuing Lender, by personal delivery or by any other means acceptable to the relevant Issuing Lender.  Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or amend, renew or extend, as the case may be) the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue (or amend, renew or extend, as the case may be) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or such amendment, renewal or extension, as the case may be) to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance (or such amendment, renewal or extension, as the case may be) thereof.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Tranche A Revolving Lenders, notice of the issuance (or such amendment, renewal or extension, as the case may be) of each Letter of Credit issued by it (including the amount thereof).
3.3          Fees and Other Charges.
(a)           The Borrower will pay a fee, in Dollars, on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the applicable Facilities, on the Dollar Equivalent of the face amount of such Letter of Credit, which fee shall be shared ratably among the applicable Tranche A Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date; provided, that, with respect to any Defaulting Lender, such Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Lender’s ratable share of any letter of credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that any Defaulting Lender’s ratable share of any letter of credit fee accrued on the aggregate amount available to be drawn on any outstanding Letters of Credit shall accrue (x) for the account of each Non-Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit which has been reallocated to such Non-Defaulting Lender pursuant to Section 3.4(d), (y) for the account of the Borrower with respect to any L/C Shortfall if the Borrower has paid to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall to be held as security for all obligations of the Borrower to the applicable Issuing Lenders hereunder in a Cash Collateral Account, or (z) for the account of the applicable Issuing Lenders, in any other instance, in each case so long as such Lender shall be a Defaulting Lender.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee, in Dollars, on the Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower, equal to the L/C Fronting Fee Rate, payable quarterly in arrears on each Fee Payment Date after the issuance date (the “L/C Fronting Fee”).

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for standard costs and expenses agreed by the Borrower and such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.
3.4          L/C Participations.
(a)           Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Tranche A Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it (including each Existing Letter of Credit) and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay, in Dollars, to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Tranche A Revolving Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, that is not so reimbursed (“L/C Disbursements”); provided, that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender (as determined by a final non-appealable judgment of a court of competent jurisdiction).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b)           If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the applicable Facilities.  A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of demonstrable error.

(c)           Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), if the Administrative Agent receives for the account of the Issuing Lender any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d)           Notwithstanding anything to the contrary contained in this Agreement, in the event an L/C Participant becomes a Defaulting Lender, then such Defaulting Lender’s applicable Tranche A Revolving Percentage in all outstanding Letters of Credit will automatically be reallocated among the applicable L/C Participants that are Non-Defaulting Lenders pro rata in accordance with each Non-Defaulting Lender’s applicable Tranche A Revolving Percentage (calculated without regard to the Tranche A Revolving Commitments of the Defaulting Lender), but only to the extent that such reallocation does not cause the Tranche A Revolving Extensions of Credit of any Non-Defaulting Lender to exceed the Tranche A Revolving Commitments of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially, be effected the Borrower shall, within five Business Days after written notice from the Administrative Agent, pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s applicable Tranche A Revolving Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(d)) to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a Cash Collateral Account.  So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ applicable Tranche A Revolving Percentages of the outstanding Tranche A Revolving Loans and their participations in Letters of Credit, after giving effect to any such requested Letter of Credit would exceed (each such excess, the “L/C Shortfall”) the aggregate applicable Tranche A Revolving Commitments of the Non-Defaulting Lenders, unless the Borrower shall pay to the Administrative Agent an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lenders hereunder in a Cash Collateral Account.
3.5          Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued or continued by such Issuing Lender at the Borrower’s request (including any Letters of Credit issued for the account of a Restricted Subsidiary and the Existing Letters of Credit) and paid by such Issuing Lender for the amount of such draft so paid.  Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice (which notice shall be provided on the date the relevant draft is paid), the rate applicable to ABR Loans that are Tranche A Revolving Loans and (ii) thereafter, the rate set forth in Section 2.15(c).  In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in a Permitted Foreign Currency, the applicable Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the draft so paid promptly following the determination thereof.

3.6          Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things,
(i)	the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact later prove to be invalid, fraudulent or forged;
(ii)	any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred;
(iii)	any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee;
(iv)	any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the ICC, are not within the responsibility of such Issuing Lender;
(v)
waiver by such Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrower or any waiver by such Issuing Lender which does not in fact materially prejudice the Borrower;

(vi)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vii)
any payment made by such Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(viii)
any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(ix)	any adverse change in the relevant exchange rates or in the availability of the relevant Permitted Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(x)
any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary, except, in each case, for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents.

No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents (such gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction).  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct (such gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction) and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
3.7          Role of the Issuing Lender.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lenders shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by a Letter of Credit) or to ascertain or inquire as to the validity, authenticity or accuracy of any such document (provided, that the Issuing Lenders will determine whether such documents appear on their face to be in order) or the authority of the Person executing or delivering any such document.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable to any Lender for:
(i)	any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Facility Lenders or the Borrower, as applicable;
(ii)
any action taken or omitted in the absence of gross negligence or willful misconduct (such gross negligence or willful misconduct, as determined by a final and non-appealable judgment of a court of competent jurisdiction);

(iii)
the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or related Application, or any other document, agreement and instrument entered into by such Issuing Lender and the Borrower (or any Restricted Subsidiary) or in favor of such Issuing Lender and relating to such Letter of Credit; or

(iv)	any special, indirect, punitive or consequential damages.
The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lenders shall be liable or responsible for any of the matters described in clauses (i) through (x) of Section 3.6; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the relevant Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit (such gross negligence, willful misconduct or willful failure to pay, as determined by a final and non-appealable judgment of a court of competent jurisdiction) after the presentation to it by the beneficiary of a sight draft and certificate(s) and documents expressly required by and strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, and provided that a Letter of Credit is issued permitting transfer then the Issuing Lenders shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Issuing Lenders may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary, as agreed to with the Borrower.
3.8          Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, t he relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.9          Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall apply.
3.10        Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the ~~Law~~applicable law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.11        Designation of Issuing Lender.  The Borrower may, at any time and from time to time, designate as Issuing Lender one or more Tranche A Revolving Lenders that agree to serve in such capacity as provided herein.  The acceptance by a Tranche A Revolving Lender of an appointment as an Issuing Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Issuing Lender, and, from and after the effective date of such agreement, (i) such Tranche A Revolving Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Tranche A Revolving Lender in its capacity as an Issuing Lender of Letters of Credit hereunder.

SECTION IV.~~SECTION IV.~~  REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and (subject to, in the case of any incurrence of any Supplemental Revolving Commitment, if the proceeds of such Supplemental Revolving Commitment are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrower or any other Subsidiary to finance, in whole or in part, a Permitted Acquisition, the Permitted Acquisition Provisions) on the date of each borrowing of Loans or issuance, extension or renewal of a Letter of Credit hereunder that:
4.1          Financial Condition.
(a)           ~~.  (a)~~  The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2013, December 31, 2014 and December 31, 2015, and the related statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).
(b)           ~~(b)~~The audited consolidated balance sheet of the Target and its consolidated Subsidiaries as at June 30, 2013, June 30, 2014 and June 30, 2015, and the related statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the financial condition of the Target and its consolidated Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).
4.2          No Change.  Since the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
4.3          Existence; Compliance with Law.  Except as set forth in Schedule 4.3, each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4          Corporate Power; Authorization; Enforceable Obligations.
(a)           Each Loan Party and Local Borrowing Subsidiary has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of each Borrower, to borrow or have Letters of Credit or Acceptances issued hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and Local Borrowing Subsidiary has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)           No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party or Local Borrowing Subsidiary for the extensions of credit hereunder or such Loan Party’s or Local Borrowing Subsidiary’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party or Local Borrowing Subsidiary, as applicable, except (i) consents, authorizations, filings and notices described in Schedule 4.4, (ii) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iv) the filings referred to in Section 4.17.
(c)           Each Loan Document has been duly executed and delivered on behalf of each Loan Party and Local Borrowing Subsidiary that is a party thereto.  Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties or Local Borrowing Subsidiary), this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party or Local Borrowing Subsidiary that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party or Local Borrowing Subsidiary, as applicable, that is a party thereto, enforceable against each such Loan Party or Local Borrowing Subsidiary, as applicable, in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.
4.5          No Legal Bar.  Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties and Local Borrowing Subsidiaries thereto, the issuance of Letters of Credit and Acceptances, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) any Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on Holdings, the Borrower, any of its Restricted Subsidiaries or any Local Borrowing Subsidiary, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of Holdings, the Borrower, any of its Restricted Subsidiaries or any Local Borrowing Subsidiary or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6          No Material Litigation.  Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.
4.7          No Default.  No Default or Event of Default has occurred and is continuing.
4.8          Ownership of Property; Liens.  Except as set forth in Schedule 4.8A, each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all of its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien, except as permitted by the Loan Documents.  Schedule 4.8B lists all Real Property owned in fee simple with a Fair Market Value in excess of $10,000,000 by any Loan Party as of the Closing Date.
4.9          Intellectual Property.  Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license or right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except as permitted by the Loan Documents and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, neither the Borrower nor any of its Restricted Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.10        Taxes.  Each of the Borrower and its Restricted Subsidiaries (a) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (b) has paid or caused to be paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or on any of its Property by any Governmental Authority (other than (i) any returns or amounts that are not yet due or (ii) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Company does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
4.11        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.
4.12        ERISA.
(a)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:  (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.

(b)           The Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money.
4.13        Investment Company Act.  No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.14        Subsidiaries.  The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the Closing Date (after giving effect to the Merger).  Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.
4.15        Environmental Matters.  Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, (A) none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any pending or threatened Environmental Liability and (B) to Borrower’s knowledge, there are no existing facts or circumstances (including any presence or Release of Materials of Environmental Concern at any Real Property or any real property formerly owned or operated by Borrower or its Subsidiaries) that are reasonably likely to give rise to any Environmental Liability of Borrower or any of its Restricted Subsidiaries.
4.16        Accuracy of Information, etc.  As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading (in the case of any of the foregoing to the extent relating to the Target on or prior to the Closing Date, to the Borrower’s knowledge).  As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17        Security Documents.
(a)           The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (other than Excluded Collateral) of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral).  The Canadian Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (other than Excluded Collateral) of a type in which a security interest can be created under the PPSA (including any proceeds of any such item of Collateral).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement ~~(~~and the Canadian Collateral Agreement (in each case, other than Excluded Collateral), when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent (or, in the case of Pledged Securities that are Term Facility First Priority Collateral, the Designated Term Loan Agent) together with any proper indorsements executed in blank and such other actions have been taken with respect to the Pledged Securities of Foreign Subsidiaries as are required under the applicable ~~Law~~law of the jurisdiction of organization of the applicable Foreign Subsidiary (it being understood that no such actions under applicable ~~Law~~law of the jurisdiction of organization of the applicable Foreign Subsidiary shall be required by any Loan Document) and (ii) the other Collateral described in the Guarantee and Collateral Agreement ~~(~~and the Canadian Collateral Agreement (in each case, other than Excluded Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 4.17 are made (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), the Collateral Agent shall have a fully perfected first priority Lien (or, with respect to the Term Facility First Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of such documents and financing statements in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) and the other filings specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Secured Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities that comprise stock of wholly-owned Subsidiaries, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement or the Canadian Collateral Agreement, as applicable.
(b)           Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower and all relevant mortgage taxes and recording charges are duly paid, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case subject only to Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage.

(c)           Each Security Document to which a Non-US Guarantor is a party is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (other than Excluded Collateral) subject to the limitations set forth in such Security Document.
4.18        Solvency.  As of the Closing Date, the Borrower and its Subsidiaries are (on a consolidated basis), and immediately after giving effect to the Transactions will be, Solvent.
4.19        Anti-Terrorism.  As of the Closing Date, Holdings, the Borrower and its Restricted Subsidiaries are in compliance with the USA Patriot Act, except as would not reasonably be expected to have a Material Adverse Effect.
4.20        Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit solely in compliance with Section 6.9 of this Agreement.
4.21        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary, as applicable.
4.22        Senior Indebtedness.  The Obligations constitute senior Indebtedness in accordance with the terms of the 2021 Notes and the 2024 Notes.
4.23        OFAC.  No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction in violation of any applicable Sanctions.  No Loan, Letter of Credit or Acceptance, nor the proceeds from any Loan, Letter of Credit or Acceptance, has been used by any Loan Party or any Local Borrowing Subsidiary, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner that will, in each case, result in any violation by any party hereto (including any Lender, Joint Lead Arranger, Administrative Agent, Issuing Lender or Swingline Lender) of Sanctions.

4.24        Anti-Corruption Compliance.  The Borrower and each of its Subsidiaries (and all Persons acting on behalf of the Borrower and each of its Subsidiaries) is in compliance with applicable Anti-Corruption Laws and has implemented and maintains in effect policies and procedures reasonably designed to facilitate continued compliance.  No part of the proceeds of the Loans, Letters of Credit or Acceptances has been or will be used by the Borrower or its Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.
4.25        Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that require the approval or satisfaction of the Administrative Agent are approved by or satisfactory to the Administrative Agent, the information contained in such Borrowing Base Certificate is accurate and complete in all material respects.
SECTION V.~~SECTION V.~~  CONDITIONS PRECEDENT
5.1          Conditions to Initial Extension of Credit on the Closing Date.  The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)           Credit Agreement; Guarantee and Collateral Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor,(iii) the Holdings Guarantee and Pledge Agreement, executed and delivered by Holdings and (iv) the ABL Intercreditor Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor;
(b)           Representations and Warranties.  All Specified Merger Agreement Representations shall be true and correct in all material respects (or if qualified by materiality, in all respects) on the Closing Date, and all Specified Representations made by any Loan Party shall be true and correct in all material respects (or if qualified by materiality, in all respects) on the Closing Date;
(c)           Borrowing Notice.  The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Revolving Loans to be made on the Closing Date;
(d)           Fees.  The Administrative Agent shall have received all fees due and payable on or prior to the Closing Date in respect of the ~~Initial~~Tranche A Revolving Facility pursuant to the Fee Letter and, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;
(e)           Legal Opinions.  The Administrative Agent shall have received an executed legal opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Loan Parties, (ii) Akerman LLP, special Florida counsel to the Loan Parties, (iii) Lubin, Olson & Niewiadomski LLP, special California counsel to the Loan Parties, (iv) in-house counsel for Holdings, and (v) in-house counsel for Elizabeth Arden, Inc., in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(f)            Closing Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit C;
(g)           USA Patriot Act.  The Lenders shall have received from the Borrower and each of the Loan Parties, at least 3 Business Days prior to the Closing Date, all documentation and other information reasonably requested by any Lender no less than 10 calendar days prior to the Closing Date that such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(h)           Filings.  Subject to the last paragraph of this Section 5.1, and except as set forth on Schedule 6.10, each Uniform Commercial Code financing statement and each intellectual property security agreement required by the Security Documents to be filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien (or, with respect to the Term Facility First Priority Collateral, a fully perfected second priority Lien) on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;
(i)            Pledged Stock; Stock Powers.  Subject to the last paragraph of this Section 5.1, and except as set forth on Schedule 6.10, the Collateral Agent (or, in the case of any Pledged Securities that are Term Facility First Priority Collateral, the Designated Term Loan Agent) shall have received the certificates, if any, representing the shares of Pledged Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;
(j)            Solvency Certificate.  The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower, substantially in the form of Exhibit G, after giving effect to the Transactions or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing;
(k)           Refinancing.  The Refinancing shall have been, or shall substantially concurrently with the Closing Date be, consummated (and the Joint Lead Arrangers shall have received reasonably satisfactory evidence thereof) and arrangements for the concurrent termination and release of all security interests in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating to the Existing Credit Agreements shall have been made and shall be effective;
(l)            Material Adverse Effect.  Since June 16, 2016, there shall not have occurred any changes, events, circumstances, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Target Material Adverse Effect;
(m)          Merger.  The Merger shall have been consummated, or substantially simultaneously with the Closing Date shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders or the Joint Bookrunners (in each case, in their capacity as such) without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned); provided, that any request or consent provided by Borrower or its affiliates in accordance with clause (v) of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) that has the effect of waiving or otherwise excusing an action or omission to act that would, absent such request or consent, result in a Company Material Adverse Effect (as defined in the Merger Agreement) shall be deemed to be materially adverse to the interests of the Lenders and the Joint Bookrunners.  For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners;

(n)           Financial Statements.  The Joint Bookrunners shall have received (i) audited consolidated balance sheets of each of the Borrower and the Target and related statements of income, changes in equity and cash flows of each of the Borrower and the Target for each of their respective three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter);
(o)           Pro Forma Financial Statements.  The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries (based on the financial statements of the Borrower and the Target referred to in clause (n) above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period of the Borrower is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such consolidated statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act, as amended, or include adjustments for purchase accounting; and
(p)           Lien Searches.  The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements will be made to evidence or perfect security interests required to be evidenced or perfected, and such search shall reveal no liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.
Each of the requirements set forth in clauses (h) and (i) above (except (a) to the extent that a Lien on such Collateral may under applicable law be perfected on the Closing Date by the filing of financing statements under the Uniform Commercial Code, (b) the delivery of stock certificates of the Borrower and its wholly-owned Domestic Subsidiaries (including Guarantors but other than (x) Immaterial Subsidiaries and (y) Subsidiaries of the Target to the extent stock certificates issued by such entities are not delivered to the Borrower on the Closing Date) to the extent included in the Collateral, with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock certificate and (c) short-form intellectual property filings in respect of U.S. Intellectual Property of the Borrower and its Subsidiaries and, subject always to the extent expressly provided in the Merger Agreement and to the Borrower using commercially reasonable efforts to cause the filing of the same in respect thereof, the Target and its Subsidiaries, filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office) shall not constitute conditions precedent under this Section 5.1 after the Borrower’s use of commercially reasonable efforts to satisfy such requirements without undue burden or expense; provided, that the Borrower hereby agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions, in each case, as may be required to perfect such security interests within ninety (90) days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).
5.2          Conditions to Each Extension of Credit After Closing Date.  The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent (subject to, in the case of any incurrence of any Supplemental Revolving Commitment, if the proceeds of such Supplemental Revolving Commitment are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrower or any other Subsidiary to finance, in whole or in part, a Permitted Acquisition, the Permitted Acquisition Provisions):

(a)           Representations and Warranties.  Subject, in the case of any ~~Borrowings~~borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date;
(b)           No Default.  Subject, in the case of any ~~Borrowings~~borrowings in connection with a Limited Condition Acquisition, to the limitations in Section 1.2, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date;
(c)           Borrowing Notice.  In the case of a borrowing of any Loans, the Administrative Agent shall have received a notice of borrowing from the Borrower in accordance with Section 2.5 (or, in the case of a Swingline Loan, Section 2.6); and
(d)           Borrowing Base.  Commencing on and after the date on which the Borrower is first required to deliver a Borrowing Base Certificate pursuant to Section 6.2(g)(i), the Borrower shall have delivered the Borrowing Base Certificate most recently required to be delivered by Section 6.2(g).  After giving effect to the Loans requested to be made, the Acceptances requested to be created or the Letters of Credit requested to be issued on any such date and the use of proceeds thereof, (i) the aggregate Revolving Extensions of Credit shall not exceed the Availability then in effect~~.~~, (ii) the aggregate Tranche A Revolving Extensions of Credit shall not exceed the Tranche A Availability then in effect and (iii) the aggregate Tranche B Revolving Extensions of Credit shall not exceed the Tranche B Availability then in effect.
Each borrowing of a Loan by and issuance, extension or renewal of a Letter of Credit on behalf of the Borrower hereunder after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied subject to the Permitted Acquisition Provisions.
SECTION VI.~~SECTION VI.~~  AFFIRMATIVE COVENANTS
The Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations), the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.7, Section 6.11 and Section 6.17) each of its Restricted Subsidiaries to:
6.1          Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on the Platform):

(a)           within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2016, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to “going concern” or arising out of the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Facilities or the Term Loan Agreement occurring within one year from the time such report is delivered), by KPMG LLP or other independent certified public accountants of nationally recognized standing and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year; and
(b)           within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2016, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of complete footnotes).  Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) are posted on the SEC’s website at www.sec.gov or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting.
Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform.
6.2          Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender (in each case, which may be delivered via posting on the Platform):
(a)           [reserved];

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower (x) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (y) ~~solely during a Liquidity Event Period,~~ containing information and calculations reasonably necessary for determining, on a consolidated basis, ~~compliance by the Borrower and its Restricted Subsidiaries with the covenant contained in~~ Section 7.1the Financial Covenant Fixed Charge Coverage Ratio for the most recently ended Test Period (including, without limitation, the calculation of Consolidated EBITDA and the components thereof and a reconciliation of Consolidated EBITDA hereunder with “EBITDA” as reported by the Borrower in financial statements and other reports posted on the SEC’s website or otherwise filed with the SEC); provided, that the information in this clause (y) shall not be required to be included in such Compliance Certificate with respect to any Test Period if the ratio (expressed as a percentage) of (A) the sum of the amounts of Excess Availability (calculated as if it applied solely to the Tranche A Revolving Facility) for each day in the last fiscal quarter of such Test Period to (B) the sum of the amounts of Tranche A Availability for each such day is greater than or equal to 66-2/3% and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) to the extent not previously disclosed pursuant to Section 6.8 and (z) solely in the case of financial statements delivered pursuant to Section 6.1(a), a listing of any registrations of or applications for United States Intellectual Property by any Loan Party filed since the last such report, together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed since the last such report~~;~~ and, with respect to any Non-US Guarantor organized under the laws of Canada or any jurisdiction thereof, a listing of any Intellectual Property acquired by such Non-US Guarantor since the last such report which is the subject of a registration or application with the Canadian Intellectual Property Office;
(c)           not later than 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2016, a consolidated forecast for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income);
(d)           promptly after the same become publicly available, copies of all financial statements and material reports that Holdings sends to the holders of any class of its publicly traded debt securities or public equity securities (except for those provided solely to the Permitted Investors), in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;
(e)           promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Borrower; provided, that such requests shall not be made for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern the subject matter thereof exclusively;
(f)            within a reasonable period following the delivery of any financial statements pursuant to Section 6.1, dial-in details in respect of a conference call with Lenders (which may be satisfied by a call with holders of Holdings’s publicly listed debt or equity securities attended by any Lender) and during which representatives from the Borrower will be available to discuss the details of the relevant financial statements and otherwise address additional matters in a manner consistent with Holdings’s past practice;

(g)           The Company may deliver from time to time a Borrowing Base Certificate, but in any event shall deliver a Borrowing Base Certificate (i) calculated as of the last day of each calendar month commencing October 31, 2016, as soon as available but in any event not later than 15 days after the end of such calendar month (or, if such date is not a Business Day, the next succeeding Business Day), which Borrowing Base Certificate shall include the calculation of Average Excess Availability for such calendar month; provided, that the Borrowing Base Certificate delivered on the Amendment No. 1 Effective Date as required by Amendment No. 1 shall be deemed to have been delivered pursuant to this clause (i) and shall be deemed to satisfy the requirements of this clause (i) to deliver a Borrowing Base Certificate calculated as of March 31, 2018, (ii) after the first Borrowing Base Certificate is delivered or is required to be delivered pursuant to clause (i) above, then during a Liquidity Event Period or if an Event of Default has occurred and is continuing, not later than 5 days after the end of the last day of each week (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) and (iii) as soon as available, but in any event not later than two Business Days after the sale of any Receivables and Related Assets in connection with a Receivables Facility that comprise any portion of the Borrowing Base (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory), in each case, executed by a Responsible Officer of the Company~~;~~ provided ~~that any Borrowing Base Certificate delivered with respect to any date prior to October 31, 2016 may be calculated as of any date on or after July 31, 2016 on a pro forma basis with respect to the assets of the Target and its Subsidiaries after giving effect to the Transactions as if they had occurred on or prior to such calculation date; and~~ provided further ~~that, each Borrowing Base Certificate calculated as of the last day of July of each calendar year may include the Temporary Increase Amount applicable to the Borrowing Base as of such last day of July so long as such Temporary Increase Amount set forth in such Borrowing Base Certificate shall not be effective prior to the Temporary Increase Amount Period for such calendar year~~.  For the avoidance of doubt, only a Borrowing Base Certificate delivered pursuant to clause (i) above shall be required to include a calculation of Average Excess Availability; and
(h)           The Company shall deliver a Borrowing Base Certificate calculated as of September 30, 2016, as soon as available but in any event not later than October 17, 2016.
Notwithstanding anything to the contrary in this Section 6.2, (a) none of the Borrower or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information and (b) unless such material is identified in writing by the Borrower as “Public” information, the Administrative Agent shall deliver such information only to “private-side” Lenders (i.e., Lenders that have affirmatively requested to receive information other than Public Information).
Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.
6.3          Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4          Conduct of Business and Maintenance of Existence, etc.; Compliance.  (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including ERISA, Environmental Laws, and the USA Patriot Act) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; provided, that with respect to Environmental Laws, none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.5          Maintenance of Property; Insurance.
(a)           Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)           Take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)           Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the Collateral Agent or, in the case of the Term Facility First Priority Collateral, the Designated Term Loan Agent, as applicable, as additional insured party or loss payee.
(d)           With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages, if any) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), ~~obtain~~with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Loan Party (A) will promptly upon notice thereof obtain and maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require~~, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.~~ (such amount not to exceed 100% of the full replacement cost of the improvements on such Premises), and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws; provided, that a portion of such flood insurance may be obtained under the Flood Insurance Laws and (B) promptly upon request of the Collateral Agent or any Lender, will deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6          Inspection of Property; Books and Records; Discussions.
(a)           Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP (or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction; provided, that, to the extent that any such Subsidiary is permitted to prepare financial statements in accordance with different local accounting standards, such Subsidiary shall continue to apply the local accounting standard applied as of the Closing Date (as such standard may be updated or revised from time to time and, for the avoidance of doubt, with any discretions, judgments and elections afforded by such local accounting standard, including any changes in the application of such discretions, judgments and elections as such Subsidiary shall determine) except to the extent of changes between local accounting standards required by applicable law or regulation).
(b)           Permit representatives designated by the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) such visits shall be limited to no more than one such visit per calendar year at each facility, (ii) such visits by the Administrative Agent shall be at the Administrative Agent’s expense, except in the case of the foregoing clauses (i) and (ii) during the continuance of an Event of Default and (iii) such visits shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
(c)           Permit representatives designated by the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, (iii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iv) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
(d)           Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default and (iii) such discussions shall not be for the purposes set forth under Section 6.14, it being understood that Section 6.14 shall govern discussions as set forth thereunder exclusively).
Notwithstanding anything to the contrary in this Section 6.6 or Section 6.14, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.

6.7          Notices.  Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:
(a)           the occurrence of any Default or Event of Default;
(b)           any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;
(c)           the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would reasonably be expected to have a Material Adverse Effect;
(d)           (i) the aggregate Revolving Extensions of Credit exceed the Availability then in effect as a result of a decrease therein, ~~in which~~(ii) the aggregate Tranche A Revolving Extensions of Credit exceed the Tranche A Availability then in effect as a result of a decrease therein and (iii) the aggregate Tranche B Revolving Extensions of Credit exceed the Tranche B Availability then in effect as a result of a decrease therein, in each case, the Borrower shall comply with the terms of Section 2.12(b);
(e)           a Liquidity Event Period has begun; and
(f)            any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.
6.8          Additional Collateral, etc.
(a)           With respect to any Property (other than Excluded Collateral) located in the United States (or with respect to Property of any Non-US Guarantor, any Property (other than Excluded Collateral) located in jurisdiction of formation of such Non-US Guarantor or any other jurisdiction in which such Non-US Guarantor has previously granted a security interest to secure the Obligations, in each case to the extent required by the Security Documents to which such Non-US Guarantor is a party) having a value, individually or in the aggregate, of at least $10,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor  (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(y), and (iii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Loan Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by the Borrower or any Subsidiary Guarantor as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.  If any amount in excess of $10,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $10,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to this Agreement (or, in the case of any such Collateral that is Term Facility First Priority Collateral, delivered to the Designated Term Loan Agent).

(b)           With respect to any fee interest in any Material Real Property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than Excluded Real Property), promptly:
(i)            give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent or the Borrower, execute and deliver a Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property (provided, that no Mortgage shall be obtained if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage are excessive in relation to the value of the security to be afforded thereby);
(ii)           if a Mortgage has been requested with respect to Material Real Property pursuant to clause (i) above, then (A) if reasonably requested by the Collateral Agent, provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount equal to the purchase price (if applicable) or the Fair Market Value of the applicable Material Real Property, as determined in good faith by the Borrower and reasonably acceptable to the Administrative Agent, as well as an ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) ~~provide to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned~~comply with the requirements set forth in Section 6.5(d) with respect to such Material Real Property ~~is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements;~~ provided~~,~~ however~~, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and~~; and
(iii)          if reasonably requested by the Collateral Agent, deliver to the Collateral Agent customary legal opinions regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters reasonably requested by the Collateral Agent, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c)           Except as otherwise contemplated by Section 7.7(p), with respect to (x) any new Domestic Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor or (y) any other Subsidiary that the Borrower elects to designate as not constituting an “Excluded Subsidiary” pursuant to clause (y) of the proviso to the definition thereof, promptly:
(i)            give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent or the Borrower, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Subsidiary Guarantor (as applicable);
(ii)           deliver to the Collateral Agent (or, in the case of Pledged Securities that are Term Facility First Priority Collateral, the Designated Term Loan Agent), the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable); and
(iii)          cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) (x) to take such actions reasonably necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (y) comply with the provisions of Section 6.8(b) with respect to any Material Real Property (other than Excluded Real Property) owned by such new Subsidiary.
Without limiting the foregoing, if (1) the aggregate Consolidated Total Assets or annual consolidated revenues of all Restricted Subsidiaries designated as “Immaterial Subsidiaries” hereunder shall at any time exceed 7.5% of Consolidated Total Assets or 5.0% of annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) or (2) if any Restricted Subsidiary shall at any time cease to constitute an Immaterial Subsidiary under the definition of “Immaterial Subsidiary” (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) in the case of clause (1) above, rescind the designation as “Immaterial Subsidiaries” of one or more of such Restricted Subsidiaries so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Restricted Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 7.5% of Consolidated Total Assets or 5.0% of annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable, and (y) in the case of clauses (1) and (2) above, to the extent not already effected, (A) cause each affected Restricted Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Restricted Subsidiary to take such actions to pledge such Capital Stock to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby unless such Capital Stock otherwise constitutes Excluded Collateral.

(d)           Except as otherwise contemplated by Section 7.7(p), with respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by the Borrower or such Subsidiary Guarantor (as applicable) and (ii) deliver to the Collateral Agent (or, in the case of Pledged Securities that are Term Facility First Priority Collateral, the Designated Term Loan Agent) the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable).
(e)           Notwithstanding anything in this Section 6.8 or any Security Document to the contrary, (i) neither Holdings nor the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to create or perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the laws of any jurisdiction outside the United States (unless, in the case of any Non-US Guarantor, such jurisdiction is the jurisdiction of organization for such Non-US Guarantor or such Non-US Guarantor has previously granted a security interest in such jurisdiction to secure the Obligations, in each case to the extent required by the Security Documents to which such Non-US Guarantor is a party), (ii) no control agreement shall be required with respect to (x) any Excluded Account or (y) any other Deposit Accounts for which control agreements are not required under Section 6.15 and (iii) no Liens shall be required to be pledged or created with respect to any of the following (collectively, the “Excluded Collateral”):
(A)          (x) in the case of assets that would otherwise constitute Term Facility First Priority Collateral, any such asset at any time that does not constitute Term Facility First Priority Collateral at such time (other than in connection with the Discharge of the Term Priority Claims (as defined in the ABL Intercreditor Agreement)), (y) motor vehicles or other assets subject to certificates of title or (z) any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
(B)          any property or asset to the extent that such grant of a security interest is prohibited or effectively restricted by any applicable law (only so long as such prohibition exists) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws;

(C)           any Excluded Accounts and any Excluded Equity Securities;
(D)          (w) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or regulation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law), (x) any assets acquired before or after the Closing Date, to the extent that and for so long as such grant would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (y) any assets (1) owned on the Closing Date or (2) acquired after the Closing Date, in each case in this clause (y), securing Indebtedness of the type permitted pursuant to Section 7.2(c) (or other Indebtedness permitted under Section 7.2(d), 7.2(j), 7.2(t) or 7.2(v) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) that is secured by a Lien permitted by Section 7.3 so long as the documents governing such Lien do not permit the pledge of such assets to the Collateral Agent, or (z) any lease, license or other agreement, any asset embodying rights, priorities or privileges granted under such leases, licenses or agreements, or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate, breach or invalidate such lease, license or agreement or purchase money arrangement or create a right of acceleration, modification, termination or cancellation in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or applicable law, other than proceeds and receivables thereof, and only for so long such prohibition exists and to the extent such prohibition was not creation in contemplation of such grant;
(E)           (x) any assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined in good faith by the Borrower, or (y) any assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein outweigh the value of the security afforded thereby;
(F)           any leasehold interest in Real Property (and any Fixtures (as defined in the Guarantee and Collateral Agreement) relating thereto) and any Fixtures relating to any owned Real Property to the extent that the Collateral Agent is not otherwise entitled to a security interest with respect to such owned Real Property under the terms of this Agreement; and
(G)           any owned Real Property other than Material Real Property, but in any event excluding any Excluded Real Property.
(f)            Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days (or such longer period as the Administrative Agent shall agree in its sole discretion)).

(g)           From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws, including the PPSA) in effect in any jurisdiction with respect to the security interests created thereby~~;~~ provided and providing an updated perfection certificate (or schedule thereof); provided, that (i) the scope and substance of such updated perfection certificate (or schedule thereof) shall not be broader than that of the perfection certificate (or applicable schedule thereof) delivered by the Borrower on the Closing Date (after giving pro forma effect to the joinder or Disposition of any Guarantors after the Closing Date), (ii) in lieu of providing such updated perfection certificate (or schedule thereof), the Borrower may provide a certification that no changes have occurred since the most recent date on which a perfection certificate (or applicable schedule thereof) was delivered by the Borrower and (iii) no more than one such perfection certificate (or schedule thereof) shall be required  during any 12-month period beginning on the Amendment No. 1 Effective Date or any anniversary thereof; provided, that the Administrative Agent may request additional information, including, an updated perfection certificate (or schedules thereof) if the Borrower or its subsidiaries consummate a material transaction permitted pursuant to Section 7.4 or Dispose of or acquire material assets of the type identified on the perfection certificate; provided, further, that in no event shall the Loan Parties be required to deliver landlord lien waivers, estoppels or collateral access letters except as set forth in Section 6.16.  Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.  The Administrative Agent may grant extensions of time or waivers of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.
(h)           Notwithstanding the foregoing, if (a) the Borrower or any Restricted Subsidiary acquires any Material Real Property (other than Excluded Real Property) or (b) the Required Lenders or Administrative Agent shall have notified the Borrower in writing that they have or it has a reasonable belief that either the Borrower or any of its Restricted Subsidiaries is in breach of its obligations under Section 6.4 (to the extent applicable to Environmental Law or Releases of Materials of Environmental Concern), then the Borrower shall deliver within 60 days after the Required Lenders or the Administrative Agent, as applicable, requests therefor or such longer period as the Administrative Agent shall agree, at the Borrower’s cost and expense, an environmental assessment report, in the case of clause (b) above of a scope reasonably appropriate to address the subject of the Required Lenders’ or the Administrative Agent’s, as applicable, reasonable belief that such a breach exists, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Materials of Environmental Concern or noncompliance with Environmental Law and the estimated cost of any compliance, response or other corrective action to address any identified Materials of Environmental Concern, to the extent required by Environmental Law, or noncompliance on such properties.  Without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower (which report would be addressed to the Borrower), and the Borrower hereby grants and agrees to cause any Subsidiary that owns or leases any property described in such request to grant the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment on behalf of the Borrower.  By virtue of the foregoing, the Borrower does not intend to waive the attorney-client privilege with respect to any information or advice provided by the environmental consulting firm.

6.9          Use of Proceeds.  Use proceeds of (i) any Revolving Loans borrowed on the Closing Date to effect the Transactions (including, for the avoidance of doubt, to consummate the Refinancing), to pay the Transaction Costs and any excess for other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement and (ii) any other Loans, Letters of Credit or Acceptances hereunder to finance Permitted Acquisitions and Investments permitted hereunder or for other purposes of the Borrower and its Subsidiaries not prohibited by this Agreement.
6.10        Post Closing.  Satisfy the requirements set forth on Schedule 6.10, on or before the date set forth opposite such requirements or such later date as consented to by the Administrative Agent in its reasonable discretion.
6.11        Credit Ratings.  Use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to the Borrower but not, in any such case, a specific rating.
6.12        Line of Business.  Continue to operate solely as a Permitted Business.
6.13        Changes in Jurisdictions of Organization; Name.  Provide prompt written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.
6.14        Appraisals and Field Examinations.
(a)           The Company may and, upon request of the Administrative Agent, shall conduct, or cause to be conducted, at its expense, and present to the Administrative Agent for approval, such Appraisals, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Tranche A Borrowing Base and the Tranche B Borrowing Base (which determination shall in each case apply jointly to the foregoing), all upon reasonable notice and at such times during normal business hours and as often as may be reasonably requested; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such Appraisal, investigation and review prior to the first anniversary of the Closing Date and shall request no more than one such Appraisal, investigation and review in the aggregate during any 12-month period beginning on an anniversary of the Closing Date; provided, further, once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than two such Appraisals, investigations and reviews in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof.  The Company shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Tranche A Borrowing Base or the Tranche B Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of the Accounts referred to therein.

(b)           The Administrative Agent may, at the Company’s sole cost and expense, make test verifications of the Accounts and physical verifications of Inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable and conduct customary field examinations of the ABL Facility First Priority Collateral, and the Company shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such verifications and customary field examination prior to the first anniversary of the Closing Date and shall request no more than one such verification and customary field examinations in the aggregate during any 12-month period beginning on an anniversary of the Closing Date; provided, further, once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than two such verifications and customary field examinations in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof.  At any time and from time to time, upon the Administrative Agent’s request and at the expense of the Company, the Company shall furnish to the Administrative Agent reports reasonably satisfactory to the Administrative Agent showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Liquidity Event Period has commenced and is continuing or a Default or Event of Default shall be continuing, the Administrative Agent shall not request any such report prior to the first anniversary of the Closing Date and shall request no more than one such report during any 12-month period beginning on the Closing Date or an anniversary thereof; provided, further, that once a Liquidity Event Period has commenced and is continuing, the Administrative Agent shall request no more than two such reports in the aggregate during any 12-month period beginning on the Closing Date or an anniversary thereof.
6.15        Control Accounts; Approved Deposit Accounts.  From and after the date that is sixty (60) days after the Closing Date or such later date as the Administrative Agent may agree in its sole discretion (except in the case of clause (e) below):
(a)           The Company shall, and shall cause each of the Subsidiary Guarantors to, except cash or Cash Equivalents subject to a Lien permitted under Section 7.3(c), (d), (g) (solely to the extent securing Indebtedness permitted pursuant to Section 7.2(t) and only to the extent prohibited by the terms of the Indebtedness secured thereby), (j) (solely to the extent prohibited by the terms of the Indebtedness secured thereby), (o), (p), (r), (t), (bb), (kk) and (ee) (with respect to the foregoing clauses), (i) deposit in an Approved Deposit Account all cash and all Proceeds (as defined in the Guarantee and Collateral Agreement) (or such similar term under and as defined in the Security Documents of a Non-US Guarantor) of any Account or General Intangible (as defined in the Guarantee and Collateral Agreement) (or such similar terms under and as defined in the Security Documents of a Non-US Guarantor) they receive from any other Person, (ii) not maintain any funds or other assets in any Securities Accounts that is not a Control Account (except as otherwise provided in Section 7.3(ii) of the Guarantee and Collateral Agreement) and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Company and the Subsidiary Guarantors may deposit cash into and maintain Excluded Accounts.
(b)           The Company shall, and shall cause each of the Subsidiary Guarantors, to instruct (or, with respect to General Intangibles, use commercially reasonable efforts to instruct) each Account Debtor with a principal place of business located in the jurisdictions permitted in clause (f) of the definition of “Eligible Receivables” obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account.
(c)           In the event (i) the Company, any Subsidiary Guarantor or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply in any material respect with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of a Deposit Account Bank has materially deteriorated, the Company shall, and shall cause each Subsidiary Guarantor to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d)           In the event (i) the Company, any Subsidiary Guarantor or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion exercised reasonably that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Company shall, and shall cause each Subsidiary to Guarantor to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
(e)           The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine to the extent expressly contemplated in any Loan Document and shall (or direct the Collateral Agent to) apply the all funds on deposit in such Cash Collateral Account as so contemplated.  Funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during a Liquidity Event Period or the continuance of an Event of Default, the Administrative Agent agrees with the Company to direct the Collateral Agent to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Company; provided, however, that neither the Administrative Agent nor the Collateral Agent shall have any responsibility for, or bear any risk of loss of, any such investment or income thereon.
6.16        Landlord Waiver and Bailee’s Letters.  The Company shall, and shall cause each of the Subsidiary Guarantors to, use commercially reasonable efforts to deliver Landlord Waivers and Bailee’s Letters pursuant to Section 6.10 and as the Administrative Agent shall request from time to time in connection with ABL Facility First Priority Collateral included in the Tranche A Borrowing Base or the Tranche B Borrowing Base in its sole discretion exercised reasonably and in accordance with customary business practices for comparable asset-based transactions.
6.17        Tax Reporting.  Promptly after the Company determines that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Company shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all U.S. Internal Revenue Service forms required in connection therewith.
6.18        Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to promote compliance by Holdings, the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the Anti-Corruption Law.  The Borrower and each Local Borrowing Subsidiary will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit or Acceptances (i) to lend, contribute, provide or otherwise make available such proceeds to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner, in each case, that would result in any violation by any party hereto (including any Lender, Joint Lead Arranger, Administrative Agent, Issuing Lender or Swingline Lender) of Sanctions or (ii) for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.

SECTION VII.~~SECTION VII.~~  NEGATIVE COVENANTS
The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:
7.1          Financial Covenant.  Unless consented to by the Required Lenders, during a Liquidity Event Period, the Borrower shall not permit the Financial Covenant Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of any Test Period (commencing with the Test Period ended on or immediately prior to the commencement of such Liquidity Event Period).

7.2          Indebtedness.  Create, issue, incur, assume, or permit to exist any Indebtedness, except:
(a)           Indebtedness of the Borrower and any of its Restricted Subsidiaries pursuant to this Agreement and any other Loan Document and any Permitted Refinancing thereof;
(b)           unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to the Borrower or any of its Restricted Subsidiaries, provided, that any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof); provided, further, that such Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to a Loan Party may be secured by Liens permitted pursuant to Section 7.3(ff);
(c)           (i) Capital Lease Obligations, and Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of any property (real or personal), equipment or other assets used or useful in a Permitted Business, whether such property, equipment or assets were originally acquired directly or as a result of the purchase of any Capital Stock of any Person owning such property, equipment or assets, in an aggregate outstanding principal amount for this clause (i) not to exceed the sum of (A) the greater of (x) 10.0% of Consolidated Total Assets, at the time of incurrence and (y) 10.0% of Consolidated Total Assets as of the Closing Date plus (B) $7,500,000, plus (C) for each period of twelve consecutive months after December 31, 2009, an additional $7,500,000 and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (c)(i) above;
(d)           (i) Indebtedness outstanding or incurred pursuant to facilities outstanding on the Closing Date (after giving effect to the Transactions) or committed to be incurred as of such date and, in each case, up to the aggregate principal amounts listed on Schedule 7.2(d) and any Permitted Refinancing thereof, (ii) Indebtedness incurred in connection with transactions permitted under Section 7.10 and any Permitted Refinancing thereof and (iii) Indebtedness contemplated by or incurred in connection with a Specified Transaction;
(e)           Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred, (ii) by the Borrower or any Subsidiary Guarantor of obligations of Holdings, any Non-Guarantor Subsidiary or joint venture or other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof), (iii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary; and (iv) by any Non-Guarantor Subsidiary of the obligations of any other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);

(f)            Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
(g)           Indebtedness in the form of New Incremental Debt and Permitted Refinancings thereof;
(h)           Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, ordinary course deferred purchase price, purchase price adjustment or other similar arrangements and other contingent obligations in respect of the Transactions and other acquisitions or Investments permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof) (both before or after any liability associated therewith becomes fixed), including any such obligations which may exist on the Closing Date as a result of acquisitions consummated prior to the Closing Date;
(i)            Indebtedness of the Borrower and any of its Restricted Subsidiaries constituting (i) Permitted Refinancing Obligations and (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clause (i);
(j)            (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed the greater of (x) $~~300,000,000~~200,000,000 and (y) ~~9.0~~6.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (j)(i) above;
(k)           (i) Indebtedness of Non-Guarantor Subsidiaries, in an aggregate principal amount not to exceed the greater of (x) $250,000,000 and (y) 8.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding (provided, however, that for purposes of this clause (k)(i), such aggregate principal amount shall not include an amount equal to the aggregate principal amount of Indebtedness of the Non-Guarantor Subsidiaries to any bank which is offset by compensating balances at such bank (which Indebtedness shall be permitted hereunder)) and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (k)(i) above;
(l)            Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;
(m)         Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;

(n)           Indebtedness supported by a Letter of Credit or a letter of credit issued under any revolving credit or letter of credit facility permitted by this Section 7.2, including in respect of unpaid reimbursement obligations relating thereto, in a principal amount not in excess of the stated amount of such Letter of Credit or letter of credit;
(o)           Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6 (other than by reference to Section 7.2 or any clause thereof);
(p)           Indebtedness of the Borrower or any Restricted Subsidiary under the Existing Notes Financing and any Permitted Refinancing thereof;
(q)           Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;
(r)            Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;
(s)           (i) Guarantee Obligations made in the ordinary course of business; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee Obligations in respect of lease obligations of the Borrower and its Restricted Subsidiaries, (iii) Guarantee Obligations in respect of Indebtedness of joint ventures or Unrestricted Subsidiaries; provided, that the aggregate principal amount of any such Guarantee Obligations under this sub-clause (iii) shall not exceed the greater of (A) $150,000,000 and (B) 5.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding, (iv) Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above and (v) Guarantee Obligations by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money;
(t)            (x) Indebtedness (including pursuant to any factoring arrangements) of any Person that becomes a Restricted Subsidiary or is merged with or into the Borrower or any of its Restricted Subsidiaries after the Closing Date (a “New Subsidiary”) or that is associated with assets being purchased or otherwise acquired, in each case, as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder; provided, that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is acquired, merged, consolidated or amalgamated by, with or into the Borrower or such Restricted Subsidiary or when such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate such merger) or such asset acquisition and (B) neither the Borrower nor any of its Restricted Subsidiaries (other than the applicable New Subsidiary and its Subsidiaries) shall provide security or any guarantee therefor and (y) Permitted Refinancings of the Indebtedness referred to in clause (x) of this paragraph (t);
(u)           (i) Indebtedness incurred to finance any acquisition or Investment permitted under Section 7.7 to the extent (A) unsecured at all times during the term of this Agreement and (B) in an aggregate outstanding principal amount for all such Indebtedness under this clause (u)(i) not to exceed the greater of (x) $50,000,000 and (y) 1.5% of Consolidated Total Assets at the time of such incurrence, at any time outstanding and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (u)(i) above;

(v)           (A)other Indebtedness so long as at the time of incurrence thereof:
~~(a)~~ (a)            if unsecured, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries shall be no less than 2.00 to 1.00;
~~(b)~~ (b)            if secured on a junior basis to the Term Pari Passu Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Secured Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 4.25 to 1.00;
~~(c)~~ (c)            if secured on a pari passu basis with the Term Pari Passu Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 3.50 to 1.00;
~~(d)~~ (d)            no Event of Default shall be continuing immediately after giving effect to the incurrence of such Indebtedness; and
~~(e)~~ (e)            any such Indebtedness that is secured by Collateral shall be subject to the ABL Intercreditor Agreement;
provided, that the amount of Indebtedness which may be incurred pursuant to this paragraph (v) by Non-Guarantor Subsidiaries and any Permitted Refinancings thereof pursuant to clause (B) below shall not exceed, at any time outstanding, the greater of $325,000,000 and 10.0% of Consolidated Total Assets, at the time of such incurrence; and
      (B)           Permitted Refinancings of any of the Indebtedness referred to in clause (A) of this paragraph (v) subject to the proviso thereof;
(w)          (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the Transactions and any Investment permitted hereunder;
(x)            Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to the officers, directors and employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary of the Borrower or their respective estates, trusts, family members or former spouses, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6;

(y)           Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(z)            (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Borrower or any of its Restricted Subsidiaries to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);
(aa)         (i) Indebtedness of the Borrower and any of its Restricted Subsidiaries under the Term Loan Agreement or otherwise in an aggregate outstanding principal amount not to exceed the sum of (A) $1,800,000,000 plus (B) additional amounts that under this clause (B) do not exceed clause (a) of the Maximum Incremental Facilities Amount (as defined in the Term Loan Agreement as in effect on the ~~date hereof~~Closing Date; provided, that the words “the greater of (x) $450,000,000 and (y) 90% of Consolidated EBITDA” thereunder shall be replaced solely for the purpose of this clause (aa) with the words “the greater of (x) $300,000,000 and (y) 60% of Consolidated EBITDA”) at the time of incurrence of such Indebtedness, which amounts in this clause (B), for the avoidance of doubt, shall be reduced to the extent provided in the Term Loan Agreement as in effect on the date hereof by the incurrence of New Incremental Debt in reliance on such clause (a), and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (aa)(i) above;
(bb)         Indebtedness to any Person (other than an Affiliate of the Borrower) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit not issued hereunder for the account of the Borrower or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed (x) $20,000,000, plus (y) an additional $30,000,000 to the extent that the amounts incurred under this clause (y) are offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposits;
(cc)         (i) unsecured Indebtedness of the Borrower that is subordinated in right of payment to the Obligations and is issued by the Borrower or a Restricted Subsidiary to Holdings, any Parent Company or any Affiliate of the Borrower, Holdings or any Parent Company in an aggregate principal amount at any time outstanding not to exceed $75,000,000 and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (cc)(i) above;
(dd)        other Indebtedness of the Borrower or any Restricted Subsidiary, so long as (i) the Payment Conditions are satisfied at the time of incurrence of such Indebtedness and (ii) such Indebtedness is either unsecured or secured in accordance with Section 7.3(ii); and
(ee)         all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above.
To the extent that any Indebtedness incurred under Section 7.2(c), (j), (k), (u), (aa) or (cc) is refinanced in a Permitted Refinancing under clause (ii) of the relevant foregoing Section, then the aggregate outstanding principal amount of such Permitted Refinancing shall be deemed to utilize the related basket under the relevant foregoing Section on a dollar for dollar basis (it being understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of a Permitted Refinancing would cause the permitted amount under such Section to be exceeded and such excess shall be permitted hereunder).

7.3          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
(a)           Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;
(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(c)           (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries in respect of such obligations;
(d)          deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature and liabilities to insurance carriers incurred in the ordinary course of business;
(e)           (i) Liens and encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, and (ii) easements, zoning restrictions, rights-of-way, leases, licenses, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(f)            Liens (i) in existence on the Closing Date (after giving effect to the Transactions) listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the Fair Market Value of the Property to which such Lien is attached is less than $10,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Closing Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided, that no such Lien is spread to cover any additional Property of the Borrower or any of its Restricted Subsidiaries after the Closing Date unless such Lien utilizes a separate basket under this Section 7.3;
(g)           (i) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), and 7.2(i) (provided that no such Lien securing debt pursuant to Section 7.2(g) or 7.2(i) shall apply to any other Property of the Borrower or any of its Restricted Subsidiaries that is not Collateral (or does not concurrently become Collateral) unless such Lien utilizes a separate basket under this Section 7.3) and Sections 7.2(j), 7.2(k), 7.2(r), 7.2(s), 7.2(t) and 7.2(v); provided, that (A) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(k), such Liens do not at any time encumber any Property of the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t)(x), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the acquisition of such assets (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate the merger, consolidation or amalgamation or other acquisition of assets referred to in such Section 7.2(t)(x)) and (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided, that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);

(h)           Liens created pursuant to the Loan Documents or any other Lien securing all or a portion of the Obligations or any obligations in respect of a Permitted Refinancing thereof in accordance with Section 7.2;
(i)            Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);
(j)            Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, replacements or renewals or extensions of the obligations secured thereby permitted hereunder, provided, that no such Lien is spread to cover any additional Property (other than other Property of such Restricted Subsidiary or the proceeds or products of the acquired assets or any accessions or improvements thereto and after-acquired property, subjected to a Lien pursuant to terms existing at the time of such acquisition) after the Closing Date (unless such Lien utilizes a separate basket under this Section 7.3);
(k)           (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries in favor of any Loan Party;
(l)            receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
(n)           Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;
(o)           Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;
(p)           Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;
(q)           Liens upon specific items of inventory, equipment or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;

(r)            Liens (i) on cash deposits securing any Hedge Agreements permitted hereunder, and not for speculative purposes, in an aggregate amount not to exceed $10,000,000 at any time outstanding or (ii) securing Hedging Agreements of the Borrower and its Restricted Subsidiaries entered into in the ordinary course of business for the purpose of providing foreign exchange for their respective operating requirements or of hedging interest rate or currency exposure, and not for speculative purposes;
(s)           any interest or title of a lessor under any leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;
(t)            Liens on cash and Cash Equivalents (including the net proceeds of the incurrence of Indebtedness) used to defease or to satisfy and discharge or redeem or repurchase Indebtedness, provided, that such defeasance or satisfaction and discharge or redemption or repurchase is not prohibited hereunder;
(u)           (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with distributors, clients, customers, vendors or suppliers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(v)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(w)          Liens on Capital Stock in joint ventures and other non-wholly owned entities securing obligations of such joint venture or entity and options, put and call arrangements, rights of first refusal and similar rights relating to Capital Stock in joint ventures and other non-wholly owned entities;
(x)            Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(y)           other Liens with respect to obligations the principal amount of which do not exceed the greater of (i) $75,000,000 and (ii) 2.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding;
(z)            licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by the Borrower or any of its Restricted Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary;

(aa)          Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by the Borrower or any of its Restricted Subsidiaries;
(bb)         Liens on cash and Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of, any Permitted Refinancing Obligations, any New Incremental Debt, any Indebtedness permitted under Section 7.2 and, in each case, any Permitted Refinancing thereof;
(cc)          Liens on the Collateral securing (i) Indebtedness incurred pursuant to Section 7.2(aa), (ii) Term Designated Banking Services Obligations, (iii) Term Designated Swap Obligations and (iv) Term Designated Additional Obligations; provided that such Liens shall be subject to the ABL Intercreditor Agreement;
(dd)         (i) zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and (ii) Liens in favor of the United States of America for amounts paid by the Borrower or any of its Restricted Subsidiaries as progress payments under government contracts entered into by them (provided, that no such Lien described in this clause (ii) shall encumber any Collateral);
(ee)          any extension, renewal or replacement of any Liens permitted by this Section 7.3; provided, that the Liens permitted by this clause (ee) shall not extend to or cover any additional Indebtedness (other than applicable Permitted Refinancings) or property (other than the proceeds or products thereof or any accessions or improvements thereto and after-acquired property subjected to a Lien pursuant to terms no broader than the equivalent terms existing at the time of such extension, renewal or replacement, and other than a substitution of like property) unless such Lien uses a separate basket under this Section 7.3;
(ff)           Liens in favor of the Borrower or any Subsidiary Guarantor securing Indebtedness permitted under Section 7.2(b); provided, that to the extent such Liens are on the Collateral such Liens shall be junior to the Liens on the Collateral securing the Obligations and subject to a Junior Intercreditor Agreement;
(gg)         Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s (as applicable) distributor, vendor, supplier, client or customer at which such inventory or equipment is located;
(hh)         other Liens incidental to the conduct of business of the Borrower and its Restricted Subsidiaries or the ownership of any of their assets not incurred in connection with Indebtedness, which Liens do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;
(ii)            Liens securing Indebtedness permitted under Section 7.2(dd); provided that (i) if Receivables or Inventory are subject to such Liens, such Liens shall be junior to the Liens on such Receivables and Inventory securing the Obligations and subject to a Junior Intercreditor Agreement and (ii) any such Liens securing Indebtedness permitted under Section 7.2(dd) (A) on a pari passu basis with the Liens securing the Obligations shall be subject to the ABL Intercreditor Agreement and (B) on a junior basis with the Liens securing the Obligations shall be subject a Junior Intercreditor Agreement;

(jj)            Liens on Receivables and Related Assets (other than the Capital Stock of any Receivables Subsidiary) incurred in connection with a Receivables Facility or in connection with factoring arrangements permitted under Section 7.2(t);
(kk)          Liens on cash deposits in respect of Indebtedness permitted under Section 7.2(n) or 7.2(bb); provided, that, with respect to Indebtedness permitted under Section 7.2(bb)(y), the amount of any such deposit does not exceed the amount of the Indebtedness such cash deposits secures;
(ll)            Liens on the Collateral securing Indebtedness permitted under Section 7.2(p) and Permitted Refinancings in respect thereof; provided, that such Liens shall be junior to the Liens on the Collateral securing the Obligations and subject to a Junior Intercreditor Agreement; and
(mm)        Liens on all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations permitted to be incurred pursuant to Sections 7.2(a) through (dd) and the subject of any Lien permitted pursuant to clauses (a) through (ll) above.
7.4           Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
(a)            (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any Subsidiary Guarantor (provided, that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);
(b)            any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;
(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to any Loan Party;
(d)            any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary or to Holdings;
(e)            Dispositions permitted by Section 7.5 (other than Section 7.5(c)) and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 (other than Section 7.5(c)), may be consummated;
(f)             any Investment expressly permitted by Section 7.7 (other than Section 7.7(o)) may be structured as a merger, consolidation or amalgamation;
(g)            The Borrower and its Restricted Subsidiaries may consummate the Transactions and a Specified Transaction;
(h)            any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;
(i)             any Escrow Entity may be merged with and into the Borrower or any Restricted Subsidiary (provided that the Borrower or such Restricted Subsidiary shall be the continuing or surviving entity); and

(j)             if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Person may be merged, amalgamated or consolidated with or into the Borrower, provided, that (A) the Borrower shall be the surviving entity or (B) if the surviving entity is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall deliver to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the opinions of counsel delivered on the Closing Date pursuant to Section 5.1(e) (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement).
7.5           Dispositions of Property.  Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock (other than directors’ qualifying shares) to any Person, except:
(a)            (i) the Disposition of surplus, obsolete, damaged or worn out Property (including scrap and byproducts) in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Restricted Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;
(b)           (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or otherwise consistent with past practice or not materially disadvantageous to the Lenders, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided, that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c)            Dispositions permitted by Section 7.4 (other than Section 7.4(e));
(d)           the sale or issuance of (i) any Subsidiary’s Capital Stock to any Loan Party; provided, that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary or to Holdings and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;
(e)            any Disposition of assets; provided, that if (i) the total consideration of such Disposition is in excess of $20,000,000, it shall be for Fair Market Value, (ii) at least 75% of the total consideration for any Disposition in excess of $50,000,000 received by the Borrower and its Restricted Subsidiaries is in the form of cash or Cash Equivalents, (iii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists), and (iv) if ABL Facility First Priority Collateral constituting more than 10% of the Tranche A Borrowing Base is included in the assets subject to such Disposition, the Borrower shall deliver to the Administrative Agent, within five Business Days after such Disposition, a pro forma calculation of the Tranche A Borrowing Base and the Tranche B Borrowing Base as of the most recent date for which a calculation of the Tranche A Borrowing Base and Tranche B Borrowing Base shall have been delivered pursuant to Section 6.2(g) giving effect to such Disposition; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash:  (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of (I) $75,000,000 and (II) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(f)            (i) any Recovery Event and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;
(g)           the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(h)           the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided, that such transfer is permitted under Section 7.7(h), (k), (v) or (y);
(i)             the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(j)             transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;
(k)            the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;
(l)             the transfer of Property (including Capital Stock of Subsidiaries) of the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary for Fair Market Value;
(m)           the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided, that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;
(n)           the Disposition of cash and Cash Equivalents (or the foreign equivalent of Cash Equivalents) in the ordinary course of business;
(o)           (i) Liens permitted by Section 7.3 (other than by reference to Section 7.5 or any clause thereof), (ii) Restricted Payments permitted by Section 7.6 (other than by reference to Section 7.5 or any clause thereof), (iii) Investments permitted by Section 7.7 (other than by reference to Section 7.5 or any clause thereof) and (iv) sale and leaseback transactions permitted by Section 7.10 (other than by reference to Section 7.5 or any clause thereof);
(p)           Dispositions of Investments in joint ventures and other non-wholly owned entities to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, shareholder agreements and similar binding arrangements;
(q)           other Dispositions; provided, that at the time such Disposition is made, the Payment Conditions are satisfied;
(r)             the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;
(s)            the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries;
(t)            Dispositions made on the Closing Date to consummate the Transactions or made from and after the Closing Date in connection with or as part of a Specified Transaction;
(u)           Dispositions involving the spin-off of a line of business so long as (i) after giving pro forma effect thereto, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Total Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 3.00 to 1.00, and (ii) no more than 7.0% of Consolidated EBITDA in the aggregate for all such Dispositions, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, is disposed pursuant to this clause (u);

(v)           the Specified Dispositions;
(w)          the sale of services, or the termination of any other contracts, in each case in the ordinary course of business;
(x)            [reserved];
(y)           Dispositions of Receivables and Related Assets in connection with any Receivables Facility or in connection with factoring arrangements permitted under Section 7.2(t);
(z)            Dispositions of Property to the extent that (i)(A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement Property and (ii) to the extent such Property constituted Collateral, such replacement Property constitutes Collateral as well;
(aa)         any Disposition of Property that represents a surrender or waiver of a contract right or settlement, surrender or release of a contract or tort claim; and
(bb)         Dispositions of Property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (aa) above.
7.6          Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or such Restricted Subsidiary (collectively, “Restricted Payments”), except that:
(a)           (i) any Restricted Subsidiary may make Restricted Payments to any Loan Party and (ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;
(b)           the Borrower or any Restricted Subsidiary may make any Restricted Payment so long as the Payment Conditions are satisfied at the time of such Restricted Payment;
(c)           the Borrower or any Restricted Subsidiary may make, without duplication, (i) Tax Payments and (ii) Restricted Payments to Holdings or any Parent Company to permit Holdings or such Parent Company to pay (A) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Company’s) existence and its (or any Parent Company’s indirect) ownership of the Borrower, (B) so long as the Borrower and Holdings are members of a consolidated, combined, unitary or similar group with any Parent Company for U.S. federal, state or local income tax purposes, such Parent Company’s federal, state or local income taxes, as applicable, but only to the extent such income taxes are (x) attributable to the income of the Borrower and its Subsidiaries that are members of such group, determined by taking into account any available net operating loss carryovers or other tax attributes of the Borrower and such Subsidiaries and (y) not covered by Tax Payments; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and such Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Borrower and such Subsidiaries a consolidated or combined group of which the Borrower was the common parent, less any amounts paid directly by Borrower and such Subsidiaries with respect to such Taxes; (C) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors, (D) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (E) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9, (F) reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings or any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and its Restricted Subsidiaries, whether or not completed and (G) reasonable fees and expenses in connection with compliance with reporting and public and limited company obligations under, or in connection with compliance with, federal or state laws (including securities laws, rules and regulations, securities exchange rules and similar laws, rules and regulations) or under this Agreement or any other Loan Document;

(d)           the Borrower may make Restricted Payments in the form of Capital Stock of the Borrower;
(e)           the Borrower and any of its Restricted Subsidiaries may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of Holdings, the Borrower, any Parent Company or any Subsidiary from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided, that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $25,000,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by Holdings, the Borrower, or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, the Borrower or any Parent Company to directors, officers, consultants or employees of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that any Restricted Payments permitted (but not made) pursuant to sub-clause (i), (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $50,000,000), and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or any Subsidiary in connection with a repurchase of the Capital Stock of the Borrower, Holdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;
(f)            the Borrower and its Restricted Subsidiaries may make Restricted Payments to make, or to allow Holdings or any Parent Company to make, (i) non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (ii) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with noncash repurchases of Capital Stock pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement of Holdings, the Borrower, any Parent Company or any Subsidiary, (iii) make-whole or dividend-equivalent payments to holders of vested stock options or other Capital Stock or to holders of stock options or other Capital Stock at or around the time of vesting or exercise of such options or other Capital Stock to reflect dividends previously paid in respect of Capital Stock of the Borrower, Holdings or any Parent Company and (iv) payments under a “Dutch Auction” (as defined in the Term Loan Agreement) or similar auction procedures;

(g)           the Borrower may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Equity Issuance Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;
(h)           the Borrower may make Restricted Payments to make, or to allow Holdings or any Parent Company to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;
(i)            so long as no Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, the Borrower may make Restricted Payments to Holdings or any Parent Company to enable it to make payments to the Sponsor or its Affiliates in respect of expenses or indemnification payments on terms reasonably acceptable to the Administrative Agent;
(j)            to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.6 or any clause thereof) by any provision of Sections 7.4, 7.5, 7.7 and 7.9;
(k)           (i) any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary), and (ii) any non-wholly owned Restricted Subsidiary of the Borrower may make Restricted Payments to one or more of its equity holders (which payments need not be proportional) in lieu of or to effect an earnout so long as (x) such payment is in the form of such Restricted Subsidiary’s Capital Stock and (y) such Restricted Subsidiary continues to be a Restricted Subsidiary after giving effect thereto;
(l)            the Borrower and its Restricted Subsidiaries may make Restricted Payments on or after the Closing Date to consummate the Transactions (or to comply with their obligations under the Merger Agreement) or in connection with a Specified Transaction, including to make payments in respect of any deferred transaction fees or any indemnity and other similar obligations under the Merger Agreement;
(m)          The Borrower and its Restricted Subsidiaries may make Restricted Payments:
~~(1)~~ (1)           [reserved]; and/or
~~(2)~~ (2)           in an aggregate amount under this clause (2) not to exceed (x) the greater of (i) $40,000,000 and (ii) 1.2% of Consolidated Total Assets at the time such Restricted Payment is made, in any fiscal year of the Borrower (provided, that the Borrower may carry forward any unused amounts under this clause (x) to subsequent fiscal years in an aggregate amount not to exceed the greater of (i) $120,000,000 and (ii) 3.6% of Consolidated Total Assets at the time such Restricted Payment is made), less (y) the sum of (i) the aggregate amount of any Investment made pursuant to Section 7.7(v)(iii) using amounts under this clause (m) and (ii) the aggregate amount of any prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing pursuant to Section 7.8(a)(iv)(y) using amounts under this clause (m), in each case, during such fiscal year of the Borrower;

(n)           the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.6;
(o)           provided that no Event of Default is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make any Restricted Payments, in an amount not to exceed $75,000,000 less (i) the aggregate amount of any prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing pursuant to Section 7.8(a)(iv)(y) using amounts under this clause (o) and (ii) the aggregate amount of any Investment made pursuant to Section 7.7(v)(iii) using amounts under this clause (o);
(p)           the Borrower and its Restricted Subsidiaries may make Restricted Payments (to the extent such payments would constitute Restricted Payments) pursuant to and in accordance with any Hedge Agreement in connection with a convertible debt instrument; provided, that, the aggregate amount of all such Restricted Payments minus cash received from counterparties to such Hedge Agreements upon entering into such Hedge Agreements shall not exceed $50,000,000; and
(q)           provided that no Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments in respect of reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction of Holdings or any Parent Company.
7.7          Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:
(a)           (i) extensions of trade credit in the ordinary course of business, (ii) loans, advances and promotions made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment, purchases of contract rights, accounts and chattel paper, purchases of put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, purchases of notes receivable or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, (iv) Investments among the Borrower and its Restricted Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business and (v) purchases and acquisitions of Intellectual Property or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;
(b)           Investments in Cash Equivalents (or the foreign equivalent of Cash Equivalents) and Investments that were Cash Equivalents (or the foreign equivalent of Cash Equivalents) when made;
(c)           Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) to the extent arising as a result of Indebtedness among the Borrower or any of its Restricted Subsidiaries and Guarantee Obligations permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and (iii) guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d)           loans and advances to employees, consultants or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Borrower and all of its Restricted Subsidiaries) not to exceed $10,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation advances) at any one time outstanding;
(e)           Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Loan Party (or is a Subsidiary that becomes a Loan Party in connection with such Investment), (ii) by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiaries so long as such Investment is part of a series of Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties, (iii) comprised solely of equity purchases or contributions by the Borrower or any of its Restricted Subsidiaries in any other Restricted Subsidiary made for tax purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment and (iv) existing on the Closing Date in any Non-Guarantor Subsidiary;
(f)            Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Restricted Subsidiary or a part of a Restricted Subsidiary; provided, that (i) immediately before and after giving effect to any such Permitted Acquisition, no Event of Default shall have occurred and be continuing and (ii) after giving pro forma effect to such Permitted Acquisition and any incurrence of any Indebtedness in connection therewith, the Borrower shall be in pro forma compliance with the terms of Section 7.1, to the extent then applicable (and the Borrower shall have delivered to the Administrative Agent such financial information as it may reasonably request demonstrating such compliance);
(g)           loans by the Borrower or any of its Restricted Subsidiaries to the employees, officers or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in connection with management incentive plans (provided, that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly) invest the proceeds of such loans in the Capital Stock of Holdings or a Parent Company);
(h)           Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries, joint ventures or similar arrangements in an aggregate amount outstanding (for the Borrower and all of its Restricted Subsidiaries), not to exceed the greater of $100,000,000 and 3.0% of Consolidated Total Assets at the time of such Investment;
(i)            Investments (including debt obligations) received in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in connection with (w) the bankruptcy or reorganization of suppliers, vendors, distributors, clients, customers and other Persons, (x) settlement of delinquent obligations of, and other disputes with, suppliers, vendors, distributors, clients, customers and other Persons arising in the ordinary course of business, (y) endorsements for collection or deposit and (z) customary trade arrangements with suppliers, vendors, distributors, clients and customers, including consisting of Capital Stock of clients and customers issued to the Borrower or any Subsidiary in consideration for goods provided and/or services rendered;

(j)            Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(k)           Investments in existence on, or pursuant to legally binding written commitments in existence on, the Closing Date (after giving effect to the Transactions) and listed on Schedule 7.7 and, in each case, any extensions, renewals or replacements thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased (other than pursuant to such legally binding commitments);
(l)            Investments of the Borrower or any of its Restricted Subsidiaries under Hedge Agreements permitted hereunder;
(m)          Investments of any Person existing, or made pursuant to binding commitments in effect, at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any of its Restricted Subsidiaries (including in connection with a Permitted Acquisition); provided, that such Investment was not made in anticipation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;
(n)           Investments made (i) on or prior to or substantially concurrently with the Closing Date to consummate the Transactions or (ii) in connection with a Specified Transaction;
(o)           to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;
(p)           Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d); provided, that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger, consolidation, amalgamation or similar transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any consideration contributed to it substantially contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply within ten Business Days or such longer period as the Administrative Agent shall agree);
(q)           Investments arising directly out of the receipt by the Borrower or any of its Restricted Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5 (other than by reference to Section 7.7 or any clause thereof);
(r)            (i) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d) and (ii) cash earnest money deposits made in connection with Permitted Acquisitions or other Investments permitted under this Section 7.7;
(s)           Investments consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property, and (ii) the transfer or licensing of non-U.S. Intellectual Property to a Foreign Subsidiary;

(t)            any Investment in a Non-Guarantor Subsidiary or in a joint venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-Guarantor Subsidiary or joint venture;
(u)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
(v)           Investments in an aggregate amount not to exceed the sum of (i) the greater of $300,000,000 and 9.0% of Consolidated Total Assets at the time of such Investment, plus (ii) [reserved] plus (iii) the amount, if any, that is then available for Restricted Payments pursuant to Sections 7.6(m) and/or 7.6(o);
(w)           advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;
(x)            Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;
(y)           other Investments; provided that, at the time such Investment is made, the Payment Conditions are satisfied;
(z)            (i)            Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary that is a Restricted Subsidiary of Capital Stock, Property and cash with an aggregate value not to exceed the aggregate value of any Capital Stock, Property and cash previously transferred to the Borrower or any Subsidiary Guarantor that is a Restricted Subsidiary pursuant to any Investment made in, or any dividend or similar distribution paid to, the Borrower or any Subsidiary Guarantor by any Non-Guarantor Subsidiary that is a Restricted Subsidiary on and after the Closing Date; provided, that the aggregate amount of any such Investments made in cash by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary pursuant to this clause (i) shall not exceed the aggregate amount of Investments in cash previously made by any such Non-Guarantor Subsidiary in the Borrower or any Subsidiary Guarantor and cash dividends and similar cash distributions received by the Borrower or any Subsidiary Guarantor from any such Non-Guarantor Subsidiary, in each case, on and after the Closing Date; provided, further, that (x) to the extent that any such Investment by any such Non-Guarantor Subsidiary in the Borrower or any Subsidiary Guarantor is made in the form of Indebtedness owing by the Borrower or any Subsidiary Guarantor to a Non-Guarantor Subsidiary, the amount of any payment of principal and interest and other amounts paid in respect of such Indebtedness shall be treated as an Investment in the applicable Non-Guarantor Subsidiary and shall be included for purposes of determining compliance with the limitations on Investments by the Borrower or Subsidiary Guarantors in Non-Guarantor Subsidiaries, and (y) any such Investment consisting of loans or advances made by any such Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, however, that the terms of such subordination shall not provide for any restrictions on repayment of such intercompany Investments unless an Event of Default has occurred and is continuing hereunder; and
(ii)           other Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided, that (x) if such Investment is made in cash as an advance, loan or other extension of credit, such Investment shall be evidenced by an intercompany note which, in the case of any such note held by the Borrower or any Subsidiary Guarantor, shall be promptly pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and (y) if such Investment is made in cash as a capital contribution, such Investment shall only be made in a Foreign Subsidiary:

~~(a)~~ (a)            in an aggregate amount such that after giving effect thereto, such Foreign Subsidiary:
~~(1)~~ (1) is in compliance with all material Requirements of Law applicable to it with respect to capitalization;
~~(2)~~ (2) has sufficient capital with which to conduct its business in accordance with past practice; and
~~(3)~~ (3) is not undercapitalized to such an extent that, solely as a result of such undercapitalization, any creditor of such Foreign Subsidiary would be deemed under the laws of any relevant jurisdiction to owe a fiduciary duty to any other creditor of such Foreign Subsidiary;
~~(b)~~ (b)            to the extent that on the date of such contribution, the cash contributed to the capital of the applicable Foreign Subsidiary, if loaned or advanced through an intercompany loan evidenced by a note, would either:
~~(1)~~ (1) not cause the Company or the Domestic Subsidiary of the Company acquiring such note to be deemed to be doing business in any jurisdiction outside of the United States or otherwise subject to taxation or regulation in such jurisdiction; or
~~(2)~~ (2) not require the Foreign Subsidiary issuing such note to withhold from any payment made in respect thereof any amount now or hereafter imposed, levied, collected or assessed by any relevant jurisdiction, or any political subdivision or taxing authority thereof or therein;
~~(c)~~ (c)            in connection with any sale, transfer or other disposition of capital stock or other equity interests or assets of such Foreign Subsidiary permitted hereunder, to the extent that the aggregate amount of such capital contribution does not exceed the aggregate amount outstanding of any Indebtedness and other obligations of such Foreign Subsidiary owing to the Borrower or any of its Domestic Subsidiaries that was in each case created or otherwise incurred on or prior to the date of such sale, transfer or other disposition and which Indebtedness and other obligations are outstanding immediately prior to such sale, transfer or other disposition; or
~~(d)~~ (d)            in connection with the formation or organization of such Foreign Subsidiary, to the extent that the aggregate amount of such capital contributions pursuant to this Section 7.7(z)(ii)(d) does not exceed $100,000,000;
(aa)          Investments to the extent that payment for such Investments is made solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Company) to the seller of such Investments;
(bb)         [reserved];
(cc)          Investments in any Escrow Entity in amounts necessary to fund any interest, fees and related obligations in respect of any bonds, notes, term loans, debentures or other debt issued by such Escrow Entity;

(dd)         the Borrower or any of its Restricted Subsidiaries may make Investments in the amount of any cash or other property received by the Borrower after the Closing Date as capital contributions and Not Otherwise Applied, so long as, with respect to any such Investments, no Event of Default shall have occurred and be continuing or would result therefrom;
(ee)          the Borrower or any of its Restricted Subsidiaries may make Investments in the form of Capital Stock or notes received from a Receivables Subsidiary as consideration for the sale of Receivables and Related Assets to such Receivables Subsidiary;
(ff)           the Borrower or any of its Restricted Subsidiaries may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business;
(gg)         [reserved]; and
(hh)         Investments in (i) open-market purchases of common stock of Revlon and (ii) any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Borrower (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Borrower (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, that the aggregate amount of such purchases and other Investments under this Section 7.7(hh) together with any Restricted Payments made as permitted under Section 7.6(e) does not exceed the amounts set forth in such section.
It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).
7.8           Prepayments, Etc. of Indebtedness; Amendments.
(a)            Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the day that is 90 days before the scheduled maturity thereof in any manner the principal amount of (x) any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations or (y) (I) any Indebtedness incurred pursuant to Section 7.2(a), (g), (i), (t) and (v) that is secured by all or any part of the Collateral or (II) any other Indebtedness incurred pursuant to Section 7.2 that is secured by all or a material part of the Collateral, in each case of clauses (I) and (II), on a junior basis relative to the Obligations, but is not also secured by any substantial part of the Collateral on a pari passu or senior basis relative to the Obligations (collectively, “Junior Financing”) (it being understood, for the avoidance of doubt, that (1) payments of regularly scheduled interest and principal on all of the foregoing shall be permitted and (2) the term “Junior Financing” does not include any Indebtedness under any Existing Notes Financing, the Term Loan Agreement or any other Indebtedness subject to the ABL Intercreditor Agreement), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except:
(i)   a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing if the Payment Conditions are satisfied at such time;
(ii)  the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of an Equity Issuance Not Otherwise Applied (other than Disqualified Capital Stock);

(iii)                the prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing with any Permitted Refinancing thereof;
(iv)                the prepayment, redemption, purchase, defeasement or other satisfaction prior to the day that is 90 days before the scheduled maturity of any Junior Financing, in an aggregate amount not to exceed the sum of (x) the greater of $75,000,000 and 2.0% of Consolidated Total Assets at the time such prepayment, redemption, purchase, defeasement or other satisfaction is made plus (y) the amount, if any, that is then available for Restricted Payments pursuant to Section 7.6(m) and/or (o) (which amounts shall be reduced, without duplication, by any such amount previously utilized pursuant to this clause (y));
(v) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.2(t);
(vi)                the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness to consummate the Transactions; and
(vii)               the prepayment, redemption, purchase, defeasance or other satisfaction of any intercompany indebtedness (A) owing by a Loan Party to another Loan Party, (B) owing by a Restricted Subsidiary that is Non-Guarantor Subsidiary to a Restricted Subsidiary that is Non-Guarantor Subsidiary and (C) owing by a Restricted Subsidiary that is Non-Guarantor Subsidiary to a Loan Party; or
(b)           amend or modify the documentation in respect of any Junior Financing in a manner, taken as a whole (as shall be determined by the Borrower in good faith), that would be materially adverse to the Lenders; provided, that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 7.2.
7.9           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than the Borrower or any of its Restricted Subsidiaries) involving aggregate payments or consideration in excess of $25,000,000 unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon terms materially no less favorable when taken as a whole to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may:
(i)            pay to Holdings or any Parent Company and any of their Affiliates fees, indemnities and expenses permitted by Section 7.6(i) and/or fees and expenses in connection with the Transactions and disclosed to the Administrative Agent prior to the Closing Date;
(ii)           enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by Holdings, the Borrower or its Restricted Subsidiaries;
(iii)          make any Restricted Payment permitted pursuant to Section 7.6 (other than by reference to Section 7.9 or any clause thereof) or any Investment permitted pursuant to Section 7.7;

(iv)          perform their obligations pursuant to the Transactions, including payments required to be made pursuant to the Merger Agreement and any Specified Transaction;
(v)           enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;
(vi)          without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors;
(vii)         issue Capital Stock to the Sponsor, any other direct or indirect owner of Holdings (including any Parent Company), or any director, officer, employee or consultant thereof;
(viii)        enter into the transactions allowed pursuant to Section 10.6;
(ix)          enter into transactions set forth on Schedule 7.9 and any amendment thereto or replacement thereof so long as such amendment or replacement is not materially more disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower;
(x)           enter into joint purchasing arrangements with the Sponsor in the ordinary course of business or otherwise consistent with past practice;
(xi)          enter into and perform their respective obligations under the terms of the Company Tax Sharing Agreement in effect on the Closing Date, or any amendments thereto that do not materially increase the Borrower’s or any Subsidiary Guarantor’s obligations thereunder;
(xii)         enter into any transaction with an officer, director, manager, employee or consultant of Holdings, any Parent Company, the Borrower or any of its Subsidiaries (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant) in the ordinary course of business;
(xiii)        make payments to Holdings, any Parent Company, the Borrower, any Restricted Subsidiary or any Affiliate of any of the foregoing for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments, to the extent the amount thereof either individually or collectively with any related payments exceeds $20,000,000, are approved by a majority of the members of the Board of Directors of the Borrower or, other than with respect to payments to Holdings, Holdings in good faith;
(xiv)        enter into any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.9(b);
(xv)         enter into any transaction with an Affiliate in which the consideration paid by the Borrower or any Restricted Subsidiary consists only of Capital Stock of Holdings;
(xvi)        enter into transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, as determined in good faith by the Board of Directors or the senior management of the Borrower or Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xvii)       engage in any transaction pursuant to which Mafco, or any wholly owned subsidiary of Mafco, Holdings, any Parent Company or any Affiliate of any of the foregoing will provide the Borrower and the Subsidiaries, at their request, and at the cost to Mafco or such wholly owned subsidiary or Holdings, such Parent Company or such Affiliate (as applicable), with certain allocated services to be purchased from third party providers in the ordinary course of business, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services; and
(xviii)      engage in any transaction in the ordinary course of business between the Borrower or a Subsidiary and its own employee stock option plan that is approved by the Borrower or such Subsidiary in good faith.
For the avoidance of doubt, this Section 7.9 shall not restrict or otherwise apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of Holdings or the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.
For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable.  “Disinterested Director”: with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.
7.10        Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal Property which is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or any of its Restricted Subsidiaries, except for (i) any such arrangement entered into in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, (ii) sales or transfers by the Borrower or any of its Restricted Subsidiaries to any Loan Party, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement to the extent that the Fair Market Value of such Property does not exceed the greater of (i) $100,000,000 and (ii) 3.0% of Consolidated Total Assets at the time of such event, in the aggregate for all such arrangements.
7.11        Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12        Negative Pledge Clauses.  Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:
(a)           this Agreement, the other Loan Documents and any Intercreditor Agreement;
(b)           any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);
(c)           software and other Intellectual Property licenses pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);
(d)           Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;
(e)           any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);
(f)            prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12;
(g)           customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(h)           customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;
(i)            customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;
(j)            any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or a party to such merger;
(k)           restrictions imposed by applicable law or regulation or license requirements;
(l)            restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any New Incremental Debt, indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;

(m)           restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;
(n)           customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(o)           restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit;
(p)           restrictions set forth in any documentation governing Term Pari Passu Obligations, including the Term Loan Documents;
(q)           restrictions and conditions that arise in connection with any Dispositions permitted by Section 7.5; provided, however, that such restrictions and conditions shall apply only to the property subject to such Disposition;
(r)            any agreement or restriction relating to the Target or its business in effect on the Closing Date so long as such restriction is not created in contemplation of such acquisition; and
(s)           the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (a) through (r) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.
7.13        Clauses Restricting Subsidiary Distributions.  Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any of its Restricted Subsidiaries or (b) make Investments in the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of:
(i)            this Agreement or any other Loan Documents and under any Intercreditor Agreement, or any other agreement entered into pursuant to any of the foregoing;
(ii)           provisions limiting the Disposition of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests the subject of such agreements but which may include customary restrictions in respect of a Restricted Subsidiary in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(iii)          customary net worth provisions contained in Real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement;

(iv)          agreements related to Indebtedness permitted by this Agreement (including indentures, instruments or agreements governing any New Incremental Debt, indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) to the extent that (x) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower) or (y) such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;
(v)           licenses, sublicenses, cross-licensing or pooling by the Borrower and its Restricted Subsidiaries of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);
(vi)          Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof;
(vii)         customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(viii)        customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;
(ix)          customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder;
(x)           any agreement in effect at the time any Person becomes a Restricted Subsidiary or is merged with or into the Borrower or any Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary or a party to such merger;
(xi)          encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)         encumbrances or restrictions imposed by applicable law, regulation or customary license requirements;
(xiii)        restrictions and conditions contained in the documentation governing the Existing Notes Financing;
(xiv)        any agreement in effect on the Closing Date and described on Schedule 7.13;

(xv)         restrictions or conditions imposed by any obligations secured by Liens permitted pursuant to Section 7.3 (other than obligations in respect of Indebtedness), if such restrictions or conditions apply only to the property or assets securing such obligations and such encumbrances and restrictions are customary for similar obligations in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;
(xvi)        the Term Loan Documents;
(xvii)       restrictions created in connection with any Receivables Facility solely applicable to the Receivables and Related Assets and the Receivables Subsidiary subject thereto;
(xviii)      restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xix)         the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (i) through (xviii) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.
7.14        Limitation on Hedge Agreements.  Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.
7.15        Amendment of Company Tax Sharing Agreement
~~.~~  Amend, modify, change, waive, cancel or terminate any term or condition of the Company Tax Sharing Agreement or Prior Tax Sharing Agreement in a manner materially adverse to the interests of the Company or the Lenders without the prior written consent of the Required Lenders.
SECTION VIIA.
~~SECTION 7A.~~HOLDINGS NEGATIVE COVENANTS
Holdings hereby covenants and agrees with each Lender that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations), unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien on any Capital Stock of the Borrower held by Holdings other than Liens created under the Loan Documents or Liens not prohibited by Section 7.3 and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that Holdings may merge with any other person so long as no Default has occurred and is continuing or would result therefrom and (i) Holdings shall be the surviving entity or (ii) if the surviving entity is not Holdings (such other person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) Successor Holdings shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the opinions of counsel delivered on the Closing Date pursuant to Section 5.1(e) (it being understood that if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement).

SECTION VIII.~~SECTION VIII.~~
 EVENTS OF DEFAULT
8.1           Events of Default.  If any of the following events shall occur and be continuing:
(a)            The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof;
(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect (or if qualified by materiality, in any respect) and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished;
(c)            The Borrower or any Subsidiary Guarantor shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to maintaining the existence of the Borrower) or Section 7 or Holdings shall default in the observance or performance of any agreement contained in Section 7A; provided, that, notwithstanding anything to the contrary herein, an Event of Default by the Borrower under Section 7.1 shall be subject to the cure rights set forth in Section 8.2;
(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied (i) for a period of six Business Days if such breach relates to the terms or provisions of Section 6.2(g) or 6.7(a) or (ii) for a period of 30 days after such Loan Party receives from the Administrative Agent or the Required Lenders notice of the existence of such default;
(e)           The Borrower or any of its Restricted Subsidiaries shall:

(i)                  default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;
(ii)                 default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or
(iii)                default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder;
provided, that:
(A)          a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate; and
(B)           this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof;
provided, further, that no Event of Default under this clause (e) shall arise or result from
(1)            [reserved],
(2)            any change of control (or similar event) under any other Indebtedness for Borrowed Money that is triggered due to the Permitted Investors (as defined herein) obtaining the requisite percentage contemplated by such change of control provision, unless both (x) such Indebtedness for Borrowed Money shall become due and payable or shall otherwise be required to be repaid, repurchased, redeemed or defeased, whether at the option of any holder thereof or otherwise and (y) at such time, the Borrower and/or its Restricted Subsidiaries would not be permitted to repay such Indebtedness for Borrowed Money in accordance with the terms of this Agreement; or
(3)            any event or circumstance related to any Immaterial Subsidiary;

(f)            (i)            Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement (including any arrangement provisions of the Canada Business Corporations Act (Canada) or any other applicable corporation legislation under the laws of any Province or Territory of Canada), adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall make a general assignment for the benefit of its creditors;
(ii)           there shall be commenced against Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;
(iii)          there shall be commenced against Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;
(iv)          Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or
(v)           Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(g)           (i)            the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;
(ii)           a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of the Borrower or any of its Restricted Subsidiaries;
(iii)          a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;
(iv)          any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA;

(v)           the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; or
(vi)          any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan;
and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money that would reasonably be expected to have a Material Adverse Effect;
(h)           One or more final judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) pursuant to which the Borrower and any such Restricted Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $50,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof;
(i)             Subject to Schedule 6.10, any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:
(i)            any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto;
(ii)           any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent (or, in the case of the Term Loan Agreement First Priority Collateral, the Designated Term Loan Agent) to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or otherwise or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent (or, in the case of the Term Facility First Priority Collateral, the Designated Term Loan Agent) to take any action necessary to secure the validity, perfection or priority of the security interests or;
(iii)          the Guarantee Obligations pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or
(j)            (i)            Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or

(ii)           for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) (any of the foregoing, a “Change of Control”);
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a Cash Collateral Account an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.
8.2          Right to Cure.
(a)           Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 7.1 at any time when the Borrower is required to comply with such financial covenant pursuant to the terms thereof, then

(A)          after the end of the most recently ended fiscal quarter of the Borrower until the expiration of the tenth Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 6.1(a) or (b) (the last day of such period being the “Anticipated Cure Deadline”), Holdings or the Borrower shall have the right to issue Qualified Capital Stock for cash or otherwise receive cash capital contributions and, in each case for Holdings, contribute the proceeds therefrom in the form of Qualified Capital Stock to the Borrower or obtain a contribution to its equity (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by Holdings or the Borrower of such Cure Right, the calculation of Consolidated EBITDA as used in the financial covenant set forth in Section 7.1 shall be recalculated giving effect to the following pro forma adjustments:
(i)            Consolidated EBITDA for such fiscal quarter (and for any subsequent period that includes such fiscal quarter) shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 7.1 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or determining the Applicable Margin), by an amount equal to the Cure Amount; provided that no Cure Amount shall reduce Indebtedness on an actual or a ~~Pro Forma Basis~~pro forma basis for any Test Period including the applicable period for purposes of calculating the financial covenant set forth in Section 7.1, nor shall any Cure Amount held by the Borrower qualify as cash or Cash Equivalents for the purposes of calculating any net obligations or liabilities under the terms of this Agreement; and
(ii)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 7.1, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 7.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 7.1 that had occurred shall be deemed cured for all purposes of this Agreement; and
(B)           upon receipt by the Administrative Agent of written notice, on or prior to the Anticipated Cure Deadline, that the Borrower or Holdings intends to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them, to terminate the Revolving Commitments held by them or to exercise remedies against the Collateral or any other remedies on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 7.1, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; provided, no Revolving Lender or ~~Swing Line~~Swingline Lender shall be required to make a Loan; no Local Fronting Lender shall be required to make a Local Loan; no Issuing Lender shall be required to issue, extend, amend, renew or otherwise modify a Letter of Credit and no Local Fronting Lender shall be required to create, extend, amend, renew or otherwise modify an Acceptance, in each case, during such standstill period until the Borrower has exercised its Cure Right and contributed the Cure Amount in accordance with this Section 8.02(a).
(b)           Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities and (iii) for purposes of this Section 8.2, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 7.1.

SECTION IX.~~SECTION IX.~~  THE AGENTS
9.1          Appointment.  Each Lender, Issuing Lender and Swingline Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into any Intercreditor Agreement, any Increase Supplement, Lender Joinder Agreement and any Extension Amendment.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.  Without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize and instruct each Agent to, without any further consent of any Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the ABL Intercreditor Agreement and any Junior Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and, to the extent applicable, the ABL Intercreditor Agreement, and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.  The Lenders irrevocably agree that (x) the Agents may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (y) the ABL Intercreditor Agreement and any Junior Intercreditor Agreement entered into by either Agent shall be binding on the Lenders, and each Lender hereby agrees that it will take no actions contrary to the provisions of any Intercreditor Agreement.
9.2          Delegation of Duties.  Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.  Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons.  The exculpatory provisions of this Section shall apply to any such agent or attorney-in-fact and to the Related Persons of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
9.3          Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law.

9.4           Reliance by the Agents.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents.  Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  In determining compliance with any conditions hereunder to the making of a Loan, the issuance of a Letter of Credit or the creation of an Acceptance, that by its terms must be fulfilled to the satisfaction of a Lender, an Issuing Lender or Swingline Lender, the Agents may presume that such condition is satisfactory to such Lender, Issuing Lender or Swingline Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, Issuing Lender, or Swingline Lender prior to the making of such Loan or the issuance of such Letter of Credit.
9.5           Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7           Indemnification.  The Revolving Lenders severally agree to indemnify each Agent, any Issuing Lender and Swingline Lender in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, any Issuing Lender or Swingline Lender in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, any Issuing Lender or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Lender’s or Swingline Lender’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.
9.8           Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans or Swingline Loan made or renewed by it and with respect to any Letter of Credit or Acceptance, issued or participated in by it, as applicable, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9           Successor Agents.
(a)            Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000 and shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, with the qualifications set forth above.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b)           If at any time either the Borrower or the Required Lenders determine that any Person serving as an Agent is a Defaulting Lender, the Borrower by notice to the Lenders and such Person or the Required Lenders by notice to the Borrower and such Person may, subject to the appointment of a successor as set forth herein, remove such Person as an Agent.  If such Person is removed as an Agent, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans.  Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Agent is appointed.
(c)           Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Collateral Agent and, if applicable, Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and, if applicable, Issuing Lender and Swingline Lender, provided that, to the extent such successor Administrative Agent is not capable of becoming an Issuing Lender, such successor shall not so succeed and become vested and another Issuing Lender may be appointed in accordance with clause (c) of the definition of “Issuing Lender”, (ii) the retiring Collateral Agent, Issuing Lender and Swingline Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for or to backstop the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
9.10        Authorization to Release Liens and Guarantees.  The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.
9.11        Agents May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)            to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Swingline Lender and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Swingline Lender and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders, the Swingline Lender and the Agents under Sections 2.9, 3.3 and 10.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Lender and the Swingline Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders, Issuing Lenders and Swingline Lender, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Issuing Lender or Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Issuing Lender or Swingline Lender to authorize such Agent to vote in respect of the claim of any Lender, Issuing Lender or Swingline Lender or in any such proceeding.
9.12        Specified Hedge Agreements, Specified Cash Management Obligations and Specified Additional Obligations.
(a)            Except as otherwise expressly set forth herein or in any Security Documents, to the maximum extent permitted by applicable law, no Person that obtains the benefits of any guarantee by any Guarantor of the Obligations or any Collateral with respect to any Specified Hedge Agreement entered into by it and the Borrower or any Subsidiary Guarantor or with respect to any Specified Cash Management Obligations or Specified Additional Obligations owed by the Borrower or any Subsidiary Guarantor to such Person shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than, if applicable, in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9 to the contrary, neither Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under any Specified Hedge Agreement or with respect to Specified Cash Management Obligations or with respect to Specified Additional Obligations unless such Agent has received written notice of such obligations (together with the information required by Sections 9.12(b) and (c) below), together with such other supporting documentation as it may request, from the applicable Person to whom such obligations are owed.
(b)           The Borrower and any Hedge Bank may from time to time designate the Hedge Agreement to which they are parties as being a “Specified Hedge Agreement” upon written notice (a “Hedge Designation Notice”) to the Administrative Agent from the Borrower, which Hedge Designation Notice shall include (i) a description of such Hedge Agreement and (ii) the maximum portion (expressed in Dollars) of the Hedge Termination Value thereunder, if any, that is elected by the Borrower to constitute a “Designated Hedge Pari Passu Distribution Amount” and as to which an equal reserve shall be taken against the Tranche A Borrowing Base as a Specified Reserve (such portion, a “Designated Hedge Pari Passu Distribution Amount” and the obligations under such Specified Hedge Agreement (to the extent a Specified Reserve equal to such Designated Hedge Pari Passu Distribution Amount exists with respect to such Specified Hedge Agreement), “Pari Passu Distribution Hedge Obligations”); provided, that no such Designated Hedge Pari Passu Distribution Amount with respect to any Specified Hedge Agreement shall constitute Pari Passu Distribution Hedge Obligations (and no such Specified Reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Hedge Designation Notice and after giving effect to such Designated Hedge Pari Passu Distribution Amount (including any Specified Reserve with respect to such Pari Passu Distribution Hedge Obligations to be established by the Administrative Agent in connection therewith), the difference between Tranche A Availability and the Tranche A Revolving ~~Credit~~ Extensions of Credit then outstanding would be less than zero (it being understood, for the avoidance of doubt, that in such a case (1) a Specified Reserve shall be established in an amount equal to the amount that will cause the difference between Tranche A Availability and the Tranche A Revolving ~~Credit~~ Extensions of Credit then outstanding (after giving effect to such Specified ~~Reserved~~Reserve) to equal zero, (2) the Designated Hedge Pari Passu Distribution Amount in respect of such Specified Hedge Agreement shall be deemed to equal the amount of such Specified Reserve and (3) a portion of the Secured Obligations in respect of such Specified Hedge Agreement equal to the amount of such Specified Reserve shall constitute Pari Passu Distribution Hedge Obligations to the extent such Specified Reserve exists).

(c)            The Borrower and any counterparty may from time to time designate obligations towards such counterparty as being a “Specified Additional Obligation”, subject, in the case of principal, to the limitations set forth in the definition thereof, upon written notice (an “Additional Obligation Designation Notice”) to the Administrative Agent from the Borrower, which Additional Obligation Designation Notice shall include (i) a description of such obligations and (ii) the amount (expressed in Dollars) thereunder, if any, that is elected by the Borrower to constitute a Designated Additional Obligation Pari Passu Distribution Amount and as to which an equal reserve shall be taken against the Tranche A Borrowing Base as a Specified Reserve (such amount, a “Designated Additional Obligation Pari Passu Distribution Amount” and such obligations (to the extent a Specified Reserve equal to such Designated Additional Obligation Pari Passu Distribution Amount exists with respect to such Specified Additional Obligations), “Pari Passu Distribution Additional Obligations”); provided, that no such Designated Additional Obligation Pari Passu Distribution Amount with respect to any obligations shall constitute Pari Passu Distribution Additional Obligations (and no such Specified Reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Additional Obligation Designation Notice and after giving effect to such Designated Additional Obligation Pari Passu Distribution Amount (including any Specified Reserve with respect to such Pari Passu Distribution Additional Obligations to be established by the Administrative Agent in connection therewith), the difference between Tranche A Availability and the Tranche A Revolving ~~Credit~~ Extensions of Credit then outstanding would be less than zero (it being understood, for the avoidance of doubt, that in such a case (1) a Specified Reserve shall be established in an amount equal to the amount that will cause the difference between Tranche A Availability and the Tranche A Revolving ~~Credit~~ Extensions of Credit then outstanding (after giving to such Specified Reserve) to equal zero, (2) the Designated Additional Obligation Pari Passu Distribution Amount in respect of such obligations shall be deemed to equal the amount of such Specified Reserve and (3) a portion of the Secured Obligations in respect of such obligations equal to the amount of such Specified Reserve plus any accrued interest or fees in respect of such Designated Additional Obligation Pari Passu Distribution Amount shall constitute Pari Passu Distribution Additional Obligations to the extent such Specified Reserve exists).
(d)           The Borrower and the applicable Hedge Bank or counterparty, as applicable, may increase, decrease or terminate any Designated Hedge Pari Passu Distribution Amount or Designated Additional Obligation Pari Passu Distribution Amount, as applicable, in respect of a Specified Hedge Agreement or other obligations, respectively, upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the Specified Reserve with respect thereto; provided, that any increase in a Designated Hedge Pari Passu Distribution Amount or Designated Additional Obligation Pari Passu Distribution Amount, as applicable, shall be deemed to be a new designation of a Designated Hedge Pari Passu Distribution Amount or Designated Additional Obligation Pari Passu Distribution Amount, as applicable, pursuant to a new Hedge Designation Notice or Additional Obligation Designation Notice, respectively, and shall be subject to the limitations set forth in Section 9.12(b) or Section 9.12(c), as applicable.  For the avoidance of doubt, obligations under any Hedge Agreement designated pursuant to this Section 9.12 in excess of the applicable Designated Hedge Pari Passu Distribution Amount, and obligations under any Specified Additional Obligations designated pursuant to this Section 9.12 in excess of the applicable Designated Additional Obligation Pari Passu Distribution Amount, shall in each case constitute Secured Obligations under a Specified Hedge Agreement or Specified Additional Obligation, as applicable, but shall be entitled to a lesser priority of payment as set forth in Section 6.6 of the Guarantee and Collateral Agreement.

9.13        Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Co-Documentation Agents.  None of the Joint Lead Arrangers, Joint Bookrunners, the Syndication Agent or the Co-Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities.

SECTION X.~~SECTION X.~~  MISCELLANEOUS
10.1        Amendments and Waivers.
(a)           Except to the extent otherwise expressly set forth in this Agreement (including Sections 2.25, 2.26, 7.11 and 10.16) or the applicable Loan Documents, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.
The Required Lenders and each Loan Party and Local Borrowing Subsidiary party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party and Local Borrowing Subsidiary party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Issuing Lenders, the Swingline Lender or the Lenders or of the Loan Parties or their Subsidiaries or the Local Borrowing Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
(A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, which such consent of each Lender directly and adversely affected thereby shall be sufficient to effect such waiver without regard for a Required Lender consent;

(B) amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Revolving Lenders;
(C)  reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as provided in Section 7.4(j)), release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Revolving Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document);
(D) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or Section 6.6 of the Guarantee and Collateral Agreement without the written consent of all Revolving Lenders directly and adversely affected thereby;
(E)  [reserved];
(F)  reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, which consent shall be sufficient to effect such waiver under the applicable Facility without regard for a Required Lender consent;
(G) amend, modify or waive any provision of Section 9 with respect to any Agent without the written consent of such Agent;
(H) amend, modify or waive any provision of Section 3 with respect to any Issuing Lender without the written consent of such Issuing Lender;
(I)   [reserved];
(J)   amend, modify or waive any provision of Section 2.6 without the written consent of the Swingline Lender;
(K) affect the rights or duties of each Local Fronting Lender under this Agreement or the other Loan Documents without the written consent of such Local Fronting Lender; or
(L)  amend, supplement or otherwise modify or waive any of the terms and provisions (and related definitions) related to the Borrowing Base (including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) and any provisions (including advance rates) relating to the Maximum Availability, Availability or Revolving Extensions of Credit in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders; provided, however, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Borrowing Base or any provisions relating to the Maximum Availability, Availability or Revolving Extensions of Credit that have the effect of increasing the amounts available to be borrowed hereunder to the extent expressly permitted hereunder, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(a).

provided, further, that the consent of the applicable Majority Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Local Borrowing Subsidiaries, the Lenders, the Issuing Lender, the Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders, the Issuing Lender and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders, all Revolving Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the maturity of the Loans of any such Defaulting Lender may not be extended, the rate of interest on any of such Loans may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any such Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.
(b)           Any waiver, amendment, supplement or modification otherwise permitted pursuant to Section 10.1(a) shall not be permitted to the extent that such waiver, amendment supplement or modification
(i)            ~~(b) [reserved].~~Tranche A Revolving Facility
(A) amends, supplements or otherwise modifies or waives any of the terms and provisions (and related definitions) related to the Tranche A Borrowing Base (including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) and any provisions (including advance rates) relating to the Tranche A Availability or Tranche A Revolving Extensions of Credit in any manner that has the effect of increasing the amounts available to be borrowed from the Tranche A Lenders hereunder without the written consent of the Supermajority Tranche A Lenders; provided, however, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Tranche A Borrowing Base or any provisions relating to the Tranche A Availability or Tranche A Revolving Extensions of Credit that have the effect of increasing the amounts available to be borrowed from the Tranche A Lenders hereunder to the extent expressly permitted hereunder, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(b);

(B) amend, supplement or otherwise modify or waives any term of this Agreement or any other Loan Document in a manner that adversely and disproportionally affects the rights of the Tranche A Revolving Lenders as compared to other Revolving Lenders without the written consent of the Required Tranche A Lenders;
(C) reduce any percentage specified in the definition of Required Tranche A Lenders or Supermajority Tranche A Lenders without the written consent of all Tranche A Revolving Lenders;
(D) amend, modify or waive any provision of paragraph (c) of Section 2.11 or Section 6.6 of the Holdings Guarantee and Pledge Agreement without the written consent of all Tranche A Revolving Lenders directly and adversely affected thereby; or
(E)  amends, modifies or waives any provision of paragraph (b)(i) of this Section 10.1 without the written consent of all Tranche A Revolving Lenders directly and adversely affected thereby;
(ii)          Tranche B Revolving Facility
(A) amends, supplements or otherwise modifies or waives any of the terms and provisions (and related definitions) related to the Tranche B Borrowing Base (including an amendment for the purpose of establishing any additional borrowing base in respect of assets owned by Foreign Subsidiaries) and any provisions (including advance rates) relating to the Tranche B Availability or Tranche B Revolving Extensions of Credit in any manner that has the effect of increasing the amounts available to be borrowed from the Tranche B Revolving Lenders hereunder without the written consent of the Supermajority Tranche B Lenders; provided, however, that the foregoing shall not apply to any such waivers, consents or other modifications related to the Tranche B Borrowing Base or any provisions relating to the Tranche B Availability or Tranche B Revolving Extensions of Credit that have the effect of increasing the amounts available to be borrowed from the Tranche B Revolving Lenders hereunder to the extent expressly permitted hereunder, which waivers, consents or other modifications shall not, for the avoidance of doubt, constitute amendments, supplements or other modifications subject to this Section 10.1(b);
(B) amend, supplement or otherwise modify or waives any term of this Agreement or any other Loan Document in a manner that adversely and disproportionally affects the rights of the Tranche B Revolving Lenders as compared to other Revolving Lenders without the written consent of the Required Tranche B Lenders;
(C) reduce any percentage specified in the definition of Required Tranche B Lenders or Supermajority Tranche B Lenders without the written consent of all Tranche B Revolving Lenders;
(D) amend, modify or waive any provision of paragraph (c) of Section 2.11 or Section 6.6 of the Holdings Guarantee and Pledge Agreement without the written consent of all Tranche B Revolving Lenders directly and adversely affected thereby; or

(E)  amends, modifies or waives any provision of paragraph (b)(ii) of this Section 10.1 without the written consent of all Tranche B Revolving Lenders directly and adversely affected thereby.
(c)           [reserved].
(d)           In addition, notwithstanding the foregoing, this Agreement or any other Loan Document may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the Borrower and the Lenders providing the relevant Refinancing Revolving Commitments (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Revolving Commitments hereunder (“Refinancing Revolving Commitments”), which Refinancing Revolving Commitments will be used to refinance or replace all or any portion of the Revolving Commitments hereunder (“Refinanced Revolving Commitments”); provided, that:
(i)            the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of such Refinanced Revolving Commitments (plus accrued interest, fees, discounts, premiums and expenses); and
(ii)           except as otherwise permitted by this clause (d) and the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity), all terms applicable to such Refinancing Revolving Commitments shall be substantially identical to, or (when taken as a whole, as shall be determined in good faith by the Borrower) less favorable to the Lenders providing such Refinancing Revolving Commitments than, those applicable to such Refinanced Revolving Commitments, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date.  Any Refinancing Revolving Commitments that have the same terms shall constitute a single Tranche hereunder.
The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Revolving Commitments shall become effective, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative Agent may agree to) after the date on which such notice is delivered to the Administrative Agent; provided, that no such Refinancing Revolving Commitments, and no amendments relating thereto, shall become effective, unless the Borrower shall deliver or cause to be delivered documents of a type comparable to those described under clause (ixviii) of Section 2.25(b) to the extent reasonably requested by the Administrative Agent.
(e)           Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on the Platform to the Required Lenders shall be deemed adequate receipt of notice of such amendment.

(f)            Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Sections 2.25, 2.26, 7.11 and 10.16.
10.2        Notices; Electronic Communications.
(a)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or posted to the Platform, or three Business Days after being deposited in the mail, postage prepaid, hand delivered or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:
The Borrower:
Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
Attention:  Michael T. Sheehan, Senior Vice President, Deputy General Counsel and Secretary
Telephone:  (212) 527-5539
 Email:  Michael.Sheehan@revlon.com

Attention: Siobhan Anderson Email: Siobhan.Anderson@revlon.com Attention: Donald Eng Email: Donald.Eng@revlon.com
With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton &Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:  Catherine Goodall
Telecopy:  (212) 492-0919
Telephone: (212)373-3919
Email: CGoodall@paulweiss.com

Agents:
For loan borrowing notices, continuations, conversions, and payments:

Citibank, N.A.
Citigroup / ABTF Global Loans
1615 Brett Road
New Castle, DE 19720
Attention:  Kimberly M. Shelton
 Email: Kimberly.Shelton@citi.com
For financial statements, certificates, other information:

Citibank, N.A.
Asset Based & Transitional Finance
390 Greenwich Street, 1st Fl
New York, NY 10013
Attention:  Thomas Halsch
 Email: Thomas.Halsch@citi.com

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Eugene Mazzaro / Alfred Xue Telecopy: (212) 751-4864 Telephone: (212) 906-1200 Email: Eugene.Mazzaro@lw.com / Alfred.Xue@lw.com
Issuing Lenders:
Citibank, N.A.
Citigroup / ABTF Global Loans
1615 Brett Road
New Castle, DE 19720
Attention:  Kimberly M. Shelton
Email: Kimberly.Shelton@citi.com
JPMorgan Chase Bank, N.A.
277 Park Avenue, 22nd Floor
New York, NY 10172
Attention:  Donna DiForio
 Email: Donna.DiForio@jpmorgan.com
Bank of America, N.A.
Business Capital-Trade & International Services Group
450 B Street, Suite 430
San Diego, CA 92101
Attention:  JoAnn Regina
Vice President, Credit Support Manager
Telecopy:  (619) 515-5793
Telephone:  (904) 312-5688
 Email: JoAnn.Regina@BAML.com

Swingline Lender:	Citibank, N.A. Citigroup / ABTF Global Loans 1615 Brett Road New Castle, DE 19720 Attention: Kimberly M. Shelton Email: Kimberly.Shelton@citi.com provided, that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.
(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to the Platform or by any electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)           The Borrower, each Agent and each Lender hereby acknowledges that (i) Holdings, the Borrower, the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders, the Issuing Lenders and the Swingline Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive information other than information that is publicly available, or not material with respect to Holdings, the Borrower or its Subsidiaries, or their respective securities, for purposes of the United States Federal and state securities laws (collectively, “Public Information”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders to treat such Borrower Materials as containing only Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided, that there is no requirement that the Borrower identify any such information as “PUBLIC.”
(d)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Lender, the Swingline Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Lender, the Swingline Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)            Each of the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Persons.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable ~~Law~~law, including United States Federal securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain information other than Public Information.
(f)            The Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.3        No Waiver; Cumulative Remedies.
(a)            No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or the Local Borrowing Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders, the Issuing Lenders and the Swingline Lender; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender, as the case may be) hereunder and under the other Loan Documents and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.7(b) or (c), as applicable (subject to the terms of Section 10.7(a)), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party or Local Borrowing Subsidiary under any Debtor Relief Law.

10.4        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5        Payment of Expenses; Indemnification.  Except with respect to Taxes which are addressed in Section 2.20, the Borrower agrees:
(a)            to pay or reimburse each Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members), any Appraisals in accordance with the terms hereof, and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing;
(b)           to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict; and
(c)           to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, the Swingline Lender, each Joint Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (any of the foregoing, a “Proceeding”) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans, Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”);

provided, that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (iii) disputes solely among Indemnitees or their Related Persons and not arising from any act or omission by any Parent Company, Holdings, Borrower or any of its Subsidiaries (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or ~~an~~a Joint Lead Arranger in a suit involving an Agent or ~~an~~a Joint Lead Arranger, in each case, in its capacity as such, unless such suit has resulted from the gross negligence, bad faith or willful misconduct of such Agent or Joint Lead Arranger as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)) or (iv) any settlement of any Proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.5.
No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other material distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided, that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons.  All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.
The agreements in this Section 10.5 shall survive repayment of the Obligations.
10.6        Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in accordance with Section 7.4(j)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.
(b)           (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:
~~(1)~~ (1) the Borrower; provided, that no consent of the Borrower shall be required for an assignment of (x) Revolving Loans or Revolving Commitments to a Revolving Lender, an Affiliate of a Revolving Lender, or an Approved Fund of a Revolving Lender (other than a Defaulting Lender) or (y) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person;  provided, further, that a consent under this clause (A) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent;
~~(2)~~ (2) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (other than a Defaulting Lender); and
~~(3)~~ (3) each Issuing Lender and Swingline Lender.
(ii)           Subject to Sections 2.24 and 2.26(e), assignments shall be subject to the following additional conditions:
~~(1)~~ (1) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
~~(2)~~ (2) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

~~(3)~~ (3) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.
(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.19, 2.20, 2.21, 10.5 and 10.14).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.
(iv)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The Borrower, the Local Borrowing Subsidiaries, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Local Borrowing Subsidiaries, the Issuing Lenders, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i)           Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Local Borrowing Subsidiaries, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section 10.6, the Borrower and Local Borrowing Subsidiaries agree that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.
(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.19, 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts.  No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), (g) or (j), as (and to the extent) applicable, as if such Participant were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender).
(iii)          Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).
(f)            The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.
(g)           [reserved].
(h)           [reserved].
(i)            None of the Sponsor, any Affiliate thereof, Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).
(j)            [reserved].
(k)           Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.
(l)            Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  None of the Joint Lead Arrangers, the Joint Bookrunners or the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
10.7        Adjustments; Set off.
(a)            Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 10.7 shall not be construed to apply to any payment made by any Loan Party or Local Borrowing Subsidiary pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b)           In addition to any rights and remedies of the Revolving Lenders provided by law, each Revolving Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Revolving Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Company.  Each Revolving Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Revolving Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
(c)           In addition to any rights and remedies of the Local Fronting Lenders provided by law, upon both the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, each Local Fronting Lender shall have the right, without prior notice to the applicable Local Borrowing Subsidiary, any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of such Local Borrowing Subsidiary to such Local Fronting Lender any amount owing from such Local Fronting Lender to such Local Borrowing Subsidiary at, or at any time after, the happening of both of the above mentioned events, and such right of set-off may be exercised by such Local Fronting Lender against such Local Borrowing Subsidiary or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of such Local Borrowing Subsidiary, or against anyone else claiming through or against such Local Borrowing Subsidiary or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Local Fronting Lender prior to the making, filing or issuance, or service upon such Local Fronting Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.  Each Local Fronting Lender agrees promptly to notify the applicable Local Borrowing Subsidiary and the Administrative Agent after any such set-off and application made by such Local Fronting Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.8        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.
10.11      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
10.12      Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:
(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided, that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
(b)           consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided, that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).
10.13      Acknowledgments.  The Borrower hereby acknowledges that:
(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)           neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;
(d)           no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,
(e)           the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship,
(f)            the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,
(g)           each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and
(h)           none of the Agents or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.

To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.14      Confidentiality.  Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”).  Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except:
(1)
to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto);

(2)
to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(3)
to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;

(4)	upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it;
(5)
in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable ~~Law~~law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority);

(6)	to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities;
(7)	information that has been publicly disclosed other than in breach of this Section 10.14;
(8)
to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender;

(9)
to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents; provided, that each Agent and Lender uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such exercise of remedies and the recipient is informed of the confidential nature of the information;

(10)	to the extent the Borrower has consented to such disclosure in writing;
(11)	to any other party to this Agreement;
(12)
to the extent that such information is received from a third party that is not, to such Agent or Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower and its Affiliates and their related parties;

(13)	to the extent that such information is independently developed by such Agent or Lender; or
(14)	by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau.
Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.  All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.

10.15      Release of Collateral and Guarantee Obligations; Subordination of Liens.
(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party in a transaction permitted by this Agreement) or any Loan Party becoming an Excluded Subsidiary or ceasing to be a Subsidiary, all Liens and Guarantees on such assets or all assets of such Excluded Subsidiary or former Subsidiary shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Specified Cash Management Obligations or Specified Additional Obligations) execute and deliver all releases reasonably necessary or desirable (i) to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary or former Subsidiary, as applicable, (ii) to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary or former Subsidiary, as applicable, and (iii) to release the Guarantee and any other obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary or former Subsidiary, as applicable.  Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary or former Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of.  In addition, upon the reasonable request of the Borrower in connection with (A) any Lien of the type permitted by Section 7.3(g) on Excluded Collateral to secure Indebtedness to be incurred pursuant to Section 7.2(c) (or pursuant to Section 7.2(d), 7.2(j), or 7.2(v) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) if the holder of such Lien so requires, (B) any Lien securing Indebtedness pursuant to Section 7.2(t)(x) if the holder of such Lien so requires and pursuant to Section 7.2(t)(y) if the holder of such Lien so requires and if the holder of the applicable Indebtedness being refinanced also so requires, and in each case to the extent constituting Excluded Collateral, (C) any Lien of the type permitted by Sections 7.3(o), 7.3(r)(i), 7.3(t) or 7.3(bb), in each case, to the extent the obligations giving rise to such permitted Lien prohibit (or require the release of) the security interest of the Collateral Agent thereon and so long as such cash subject to such Lien is not included in the definition of Qualified Cash after giving effect thereto, or 7.3(kk) to the extent constituting Excluded Collateral, or (D) the ownership of joint ventures or other entities qualifying under clause (iv) of the definition of Excluded Equity Securities, the Collateral Agent shall execute and deliver all releases necessary or desirable to evidence that no Liens exist on such Excluded Collateral under the Loan Documents.
(b)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement, Specified Cash Management Obligations or Specified Additional Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized, upon the request of the Borrower, all Liens and Guarantee Obligations under any Loan Documents shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or documentation in respect of Specified Cash Management Obligations or Specified Additional Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements, Specified Cash Management Obligations or Specified Additional Obligations or contingent or indemnification obligations not then due.  Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.
10.16      Accounting Changes.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on the Platform to the Lenders shall be deemed adequate receipt of notice of such amendment.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.”  Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.
10.17     WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
10.18      USA PATRIOT ACT.  Each Lender hereby notifies the Loan Parties and each Local Borrowing Subsidiary that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties and each Local Borrowing Subsidiary, which information includes the name and address of such Loan Parties or Local Borrowing Subsidiaries, as applicable, and other information that will allow such Lender to identify the Loan Parties or Local Borrowing Subsidiaries, as applicable, in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.

10.19      [reserved].
10.20      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
10.21      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender, or the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Lender, Swingline Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each Issuing Lender and the Swingline Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders, the Issuing Lenders and the Swingline Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.22      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.23      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)           the effects of any Bail-in Action on any such liability, including, if applicable:
(i)            a reduction in full or in part or cancellation of any such liability;
(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.24      Delegation by each Local Borrowing Subsidiary .  Each Local Borrowing Subsidiary hereby irrevocably designates and appoints the Company as the agent of such Local Borrowing Subsidiary under this Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to such Local Borrowing Subsidiary pursuant to the terms of this Agreement and the other Loan Documents.  In furtherance of the foregoing, each Local Borrowing Subsidiary hereby irrevocably grants to the Company such Local Borrowing Subsidiary’s power-of-attorney, and hereby authorizes the Company, to act in place of such Local Borrowing Subsidiary with respect to matters delegated to such Local Borrowing Subsidiary pursuant to the terms of this Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto.  Each Local Borrowing Subsidiary hereby further acknowledges and agrees that the Company shall receive all notices to such Local Borrowing Subsidiary for all purposes of this Agreement.  The Company hereby agrees to provide prompt notice to the relevant Local Borrowing Subsidiary of any notices received and all action taken by the Company under this Agreement and the other Loan Documents on behalf of such Local Borrowing Subsidiary.
10.25      Interest Act (Canada)   For purposes of the Interest Act (Canada), whenever any interest under this Agreement on account of Local Loans or Acceptances which are made in Canada or made to any Local Borrowing Subsidiary which is organized under the laws of Canada or any Province thereof is calculated using a rate based upon a year of 360 days, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based upon a year of 360 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable ends, and (z) divided by 360. The rates of interest specified in this Agreement are nominal rates and all interest payments and computations are to be made without allowance or deduction for deemed reinvestment of interest.

10.26      Judgment.  The Obligations of each Borrower in respect of each Local Loan and Acceptance reimbursement obligation due to any party hereto in Dollars (including, without limitation, by virtue of any conversion of a Local Loan or Acceptance from a Permitted Foreign Currency into Dollars pursuant to the provisions of Section 2.32) or any holder of any ~~bond~~Obligation which is denominated in Dollars, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party or such holder (as the case may be) in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any holder of ~~Notes~~Obligations (as the case may be), such party or such holder (as the case may be), agrees to remit to such Borrower, such excess.
10.27      Submission To Jurisdiction.  Each Local Borrowing Subsidiary hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the City of New York and any competent court of the jurisdiction under the laws of which such Local Borrowing Subsidiary is organized (the “local court”), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or any Draft.  Each Local Borrowing Subsidiary hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state court or local court or, to the extent permitted by law, in such federal court.  Each Local Borrowing Subsidiary hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile of such Local Borrowing Subsidiary.  Each Local Borrowing Subsidiary hereby irrevocably and unconditionally appoints the Company as its agent to receive on behalf of such Local Borrowing Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York state or federal court.  In any such action or proceeding in such New York state or federal court sitting in the City of New York, such service may be made on such Local Borrowing Subsidiary by delivering a copy of such process to such Local Borrowing Subsidiary in care of the Company at the Company’s address listed in Section 10.2 and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Local Borrowing Subsidiary (such service to be effective upon such receipt by the Company and the depositing of such process in the mails as aforesaid).  Each Local Borrowing Subsidiary hereby irrevocably and unconditionally authorizes and directs the Company to accept such service on its behalf.  Each Local Borrowing Subsidiary hereby agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
10.28      Certain ERISA Matters.
(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower, each Local Borrowing Subsidiary or any other Loan Party (except that the representations in Section 4.5 are made in reliance on the accuracy and compliance of the representations and covenants made in this Section 10.28(a)), that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans, the Letters of Credit, the Acceptances or the Commitments,
(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Acceptances, the Commitments and this Agreement,
(iii)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender, but only if in substance such other arrangement confirms the absence of an ERISA prohibited transaction.
(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower, each Local Borrowing Subsidiary or any other Loan Party, that:
(i)            none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Acceptances, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Acceptances, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Acceptances, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)            no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Acceptances, the Commitments or this Agreement.
(c)           The Administrative Agent hereby informs the Lenders that the Administrative Agent is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Acceptances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, the Acceptances or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, the Acceptances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(d)           The representations in this Section 10.28 are intended to comply with United States Department of Labor Regulations codified at  29 C.F.R. §  2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997).  To the extent these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.
 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ANNEX B
[See Attached.]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Asset-Based Revolving Credit Agreement, dated as of September 7, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Company” or the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), solely for purposes  of Section 7A, the Local Borrowing Subsidiaries party thereto, the Lenders and Issuing Lenders party thereto and Citibank, N.A. (“Citi”), as administrative agent. collateral agent, issuing lender and swingline lender. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall  have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies as follows:

1.	I am the [TITLE]1 of the Company.

2.
I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.
Attached hereto as Annex I is (i) a description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any), (ii) [a listing of any registrations of or applications for United States Intellectual Property by any Loan Party (if any), together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed and (iii)][2] any supplements to Schedule 5 of the Guarantee and Collateral Agreement, in each case, during the period covered by this Compliance Certificate and to the extent not previously disclosed to the Administrative Agent. [Attached hereto as Annex II are information and calculations reasonably necessary for determining, on a consolidated basis, the Financial Covenant Fixed Charge Coverage Ratio for the Test Period ended on the last day of the period covered by the attached financial statements].[3]

4.
I have no knowledge of the occurrence and continuation of an Event of Default  or Default not previously disclosed in writing to the Administrative Agent as of the date of this Compliance Certificate[, except as set forth in a separate attachment to this Compliance Certificate, describing in detail the nature of the Event of Default or Default, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such Event of Default or Default].[4]

The foregoing certifications, together with the financial statements delivered with this  Compliance Certificate in support hereof, are made and delivered on behalf of the Company and not individually, on [MM/DD/YY] pursuant to Section 6.2(b) of the Credit Agreement.

1 Must be a Responsible Officer of the Borrower.
2 Only required if the relevant Compliance Certificate is being delivered in connection with financial statements delivered pursuant to Section 6.1(a) of the Credit Agreement.
3 Only required pursuant to Section 6.2(b)(y) if the ratio (expressed as a percentage) of (A) the sum of the amounts of Excess Availability (calculated as if it applied solely to the Tranche A Revolving Facility) for each day in the last fiscal quarter of such Test Period to (B) the sum of the amounts of Tranche A Availability for each such day is less than 66-2/3%.
4 Only required to be included if an Event of Default or Default has occurred during the relevant period and has not previously been disclosed to the Administrative Agent.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [TITLE] as of the date first written above.

REVLON CONSUMER PRODUCTS CORPORATION

By:	Name:
Title:

Annex I to
Exhibit B
Section 1. SUPPLEMENTAL INFORMATION FOR THE FISCAL [QUARTER]/[YEAR]5 ENDED [MM/DD/YY]

[New Subsidiaries of Loan Parties]

[Changes in the Name of Jurisdiction of Organization of Loan Parties]

[Registrations of or Applications for United States Intellectual Property by Loan Parties]

[Supplements to Schedule [5] of the Guarantee and Collateral Agreement – New Commercial Tort Claims]

5 Delete as applicable.

Annex II to Exhibit B

Revlon Consumer Products Corporation ("RCPC")
Financial Covenant Fixed Charge Coverage Ratio
for the Test Period ended _____________________
$ in millions

(a)	Consolidated EBITDA of the Borrower (RCPC) and its Restricted
Subsidiaries for the Test Period Ended above:

	• Revlon, Inc. Adjusted EBITDA (earnings release)	x.x

	• Reconciling items (describe each item)	x.x

• Reconciling item - item (n) in the definition of Consolidated EBITDA:
	Commercial (1)	x.x
	Supply chain (2)	x.x
	Support (3)	x.x

	• RCPC Consolidated EBITDA per Asset Based Revolving Credit Agreement	x.x

- minus -

	Capital Expenditures paid in cash during Test Period	x.x

	Total (a)	x.x

(b)	Cash Interest Expense for Test Period	x.x

- plus -

scheduled Term Loan (and any Permitted Refinancing thereof)
	principal amortization payments for the Test Period	x.x

	Total (b)	x.x

Ratio of (a) to (b)		x.x

(1)	synergies primarily associated with headcount reductions in sales and marketing functions
(2)	synergies primarily associated from the in-sourcing of manufacturing of Elizabeth Arden products, procurement initiatives, scale leveraging opportunities and the consolidation of distribution facilities
(3)	synergies primarily associated with headcount reductions and consolidation of non-manufacturing office facilities

ANNEX C
[See Attached.]

Revlon Availability Summary
 As of
		TOTAL AVAILABLE	% FACILITY
Asset Availability
(a) Total Tranche A Accounts Receivable Availability		$0	#DIV/0!
(b) Total Tranche A Inventory Availability		$—	#DIV/0!
(c) Total Real Estate Availability		$0	#DIV/0!
(d) Total Machinery and Equipment Availability		$0	#DIV/0!
(e) Total Eligible Cash			#DIV/0!
less Citi Specified Reserves (i.e. Designated Hedge Pari Passu Distribution Amount not taken into account in determining (a) to (d) above)		—
less JPMorgan Chase Specified Reserves (i.e. Designated Hedge Pari Passu Distribution Amount not taken into account in determining (a) to (d) above)		—
less Specified Reserves (not taken into account in determining (a) to (d) above)		$0
Total Tranche A Availability		$0
Total Tranche B Accounts Receivable Availability		$0
Total Tranche B Inventory Availability		$—
Total Tranche B Availability (capped at $41.47M)		$0
Total Borrowing Base		$0
Aggregate Commitments		$441,470,588
Lesser of Borrowing Base and Aggregate Multi-Currency Commitments		$0
LESS:
Borrowings
Direct Borrowings	$0
L/C's	$0
Total Borrowings		$0
Availability Reserves		0
Availability After Total Borrowings and Availability Reserves (Excess Availability)		$0
Liquidity Amount of $0,000,000 (Total Borrowing Base capped at 105% of Commitments ($0,000,000) less Total Borrowings and Availability Reserves ($0,000,000)) >

2

As of
	Grand Total	Revlon US Total	Revlon Government Total	Revlon UK Total	Revlon US Professional Total	Revlon Canada	Elizabeth Arden Inc.	Elizabeth Arden Canada	Elizabeth Arden UK
A/R Availability
Total Gross Accounts Receivable	$0	$0	$0	$0	$0	$0	$—	$—	$—
Less: Affiliate	0	$0	$0	$0	$0	$0	0	0	0
Net A/R	$0	$0	$0	$0	$0	$0	$—	$—	$—
Ineligible A/R
Past Due > 90 Days from Invoice Date or 60 Days Past Due Date	$0	$0	$0	$0	$0	$0	$—	$—	$—
Credits in Past Due Invoices	0	$0	$0	$0	$0	$0	0	0	0
Cross-Aged Invoices	0	$0	$0	$0	$0	$0	0	0	0
Chargebacks Declined	0	$0	$0	$0	$0	$0
Chargebacks Investigation	0	$0	$0	$0	$0	$0	0	0	0
Credit Memos Applied to Chargebacks	0	$0	$0	$0	$0	$0
Dilution Reserve / Other Exclusions	0	$0	$0	$0	$0	$0	0	0	0
Contras	0	$0	$0	$0	$0	$0	0	0	0
Unapplied Cash/Sales Allowances	0	$0	$0	$0	$0	$0	0	0	0
Foreign/ Manual Adjustment	0	$0	$0	$0	$0	$0
Reconciliation Reserve	0	$0	$0	$0	$0	$0
Concentration Reserve	0	$0	$0	$0	$0	$0
Various Rebate and Marketing Programs Accruals (MDF)	0	$0	$0	$0	$0	$0
Other	$0	$0	$0	$0	$0	$0	$—	$—	$—
Total Ineligible	$0	0	0	0	0	0	0	0	0

Net Eligible A/R Pool	$0	$0	$0	$0	$0	$0	$0	$0	$0

Tranche A Advance Rate	85%	85%	85%	85%	85%	85%	85%	85%	85%
Tranche A A/R Availability	$0	$0	$0	$0	$0	$0	$0	$0	$0

Tranche B Advance Rate		10%	10%	10%	10%	10%	10%	10%	10%
Tranche B A/R Availability	$0	$0	$0	$0	$0	$0	$0	$0	$0

Total A/R Availability	$0	$0	$0	$0	$0	$0	$0	$0	$0

Effective Tranche A Advance Rate on A/R	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Effective Tranche B Advance Rate on A/R	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

3

	Grand Total	Revlon US Total	Revlon Government Total	Revlon UK Total	Revlon US Professional Total	Revlon Canada	Elizabeth Arden Inc.	Elizabeth Arden Canada	Elizabeth Arden UK
Inventory Availability
Gross Total
Raw Materials/ Intermediaries & Bulk (Arden only)	$0	$0	$0	$0	$0	$0	$—	$—	$—
WIP	0	$0	$0	$0	$0	$0	$—	$—	$—
FG	0	$0	$0	$0	$0	$0	$—	$—	$—
Gross Total	$—	$—	$—	$—	$—	$0	$—	$—	$—

Tranche A Available
Raw Materials/ Intermediaries & Bulk (Arden only)	$0	$0	$0	$0	$0	$0	$—	$—	$—
WIP / Totes / Bulk	0	$0	$0	$0	$0	$0	$—	$—	$—
FG Prime / Fg SubPrime	0	$0	$0	$0	$0	$0	$—	$—	$—
Tranche A Available Total	$—	$0	$—	$0	$0	$0	$0	$—	$—

Tranche B Available
Raw Materials	$0	$0	$0	$0	$0	$0	0	$—	$—
WIP / Totes / Bulk	0	$0	$0	$0	$0	$0	0	$—	$—
FG Prime / Fg SubPrime	0	$0	$0	$0	$0	$0	$—	$—	$—
Tranche B Available Total	$—	$0	$—	$0	$0	$0	$0	$—	$—

Less Rent Reserves and Preferential Reserves	0	0	0	0	0	0	0	0	0
Total Inventory Availability	$0	$0	—	$0	$0	$0	$0	$—	$—

Effective Tranche A Advance Rate RM	#DIV/0!	#DIV/0!	N/A	0.0%	#DIV/0!	N/A	#DIV/0!	N/A	N/A
Effective Tranche A Advance Rate WIP	#DIV/0!	#DIV/0!	N/A	0.0%	#DIV/0!	N/A	#DIV/0!	N/A	N/A
Effective Tranche A Advance Rate FG	#DIV/0!	#DIV/0!	N/A	#DIV/0!	#DIV/0!	N/A	#DIV/0!	N/A	N/A
Effective Tranche A Advance Rate Total	#DIV/0!	#DIV/0!	N/A	#DIV/0!	#DIV/0!	N/A	#DIV/0!	N/A	N/A

Effective Tranche B Advance Rate RM	#DIV/0!	#DIV/0!	N/A	0.0%	#DIV/0!	NA	#DIV/0!	NA	NA
Effective Tranche B Advance Rate WIP	#DIV/0!	#DIV/0!	N/A	0.0%	#DIV/0!	#DIV/0!	#DIV/0!	NA	NA
Effective Tranche B Advance Rate FG	#DIV/0!	#DIV/0!	N/A	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Effective Tranche B Advance Rate Total	#DIV/0!	#DIV/0!	N/A	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Total Tranche A A/R and Inventory Availability	$0	$0	$0	$0	$0	$0	$0	$—	$—
Total Tranche B A/R and Inventory Availability	$0	$0	$0	$0	$0	$0	$0	$—	$—
Total A/R and Inventory Availability	$0	$0	$0	$0	$0	$0	$0	$0	$0

4

REVLON SUMMARY A/R & INVENTORY AVAILABILITY	US and UK Total	US Total	US Government Total	UK Total	US Professional Total

A/R Availability
Total Gross Accounts Receivable
Less: Legal
Net A/R

Ineligible A/R:
Past Due > 90 Days from Invoice Date
Credits in Past Due Invoices
Cross-Aged Invoices
Chargebacks Declined - Non Current Portion
Chargebacks Investigation
Credit Memos Applied to Chargebacks
Dilution Reserve
Contras
Unapplied Cash
Foreign
Reconciliation Reserve
Concentration Reserve
Various Rebate and Marketing Programs Accruals (MDF)
Other
Total Ineligible

Net Eligible A/R Pool
Tranche A Advance Rate	85%	85%	85%	85%	85%
Tranche A A/R Availability
Tranche B Advance Rate	10%	10%	10%	10%	10%
Tranche B A/R Availability
Total A/R Availability
Effective Tranche A Advance Rate on A/R

5

REVLON SUMMARY A/R & INVENTORY AVAILABILITY	US and UK Total	US Total	US Government Total	UK Total	US Professional Total

Effective Tranche B Advance Rate on A/R	0	0	0	0	0
Inventory Availability
Gross Total
Raw Materials
WIP
FG
Gross Total

Tranche A Available
Raw Materials
WIP / Totes / Bulk
FG Prime / Fg SubPrime
Tranche A Available Total

Tranche B Available
Raw Materials
WIP / Totes / Bulk
FG Prime / Fg SubPrime
Tranche B Available Total

Less Rent Reserves and Preferential Reserves

Total Inventory Availability

Effective Tranche A Advance Rate RM
Effective Tranche A Advance Rate WIP
Effective Tranche A Advance Rate FG
Effective Tranche A Advance Rate Total

Effective Tranche B Advance Rate RM
Effective Tranche B Advance Rate WIP

6

USDCAD FX

REVLON CA SUMMARY A/R & INVENTORY AVAILABILITY	Total

A/R Availability

Total Gross Accounts Receivable

Ineligible A/R:
Past Due > 90 Days from Invoice Date
Credits in Past Due Invoices
Cross-Aged Invoices
Chargebacks Declined - Non Current Portion
Chargebacks Investigation/Other
Credit Memos Applied to Chargebacks
Dilution Reserve
Contras
Unapplied Cash
Manual Adjustment
Reconciliation Reserve
Concentration Reserve
Various Rebate and Marketing Programs Accruals (MDF)
Other
Total Ineligible

Net Eligible A/R Pool	$0

Tranche A Advance Rate	85%
Tranche A A/R Availability	$0

Tranche B Advance Rate	10%
Tranche B A/R Availability	0

Total A/R Availability	0

Effective Tranche A Advance Rate on A/R	0%
Effective Tranche B Advance Rate on A/R	0%

Inventory Availability

Gross Total
Raw Materials
WIP
FG
Gross Total

Tranche A Available
Raw Materials
WIP / Totes / Bulk
FG Prime / Fg SubPrime
Tranche A Available Total

Tranche B Available
Raw Materials
WIP / Totes / Bulk
FG Prime / Fg SubPrime
Tranche B Available Total

Less Reserves - WEPPA & Pension

Total Inventory Availability

Effective Tranche A Advance Rate RM
Effective Tranche A Advance Rate WIP
Effective Tranche A Advance Rate FG
Effective Tranche A Advance Rate Total

Effective Tranche B Advance Rate RM
Effective Tranche B Advance Rate WIP
Effective Tranche B Advance Rate FG
Effective Tranche B Advance Rate Total

Total Tranche A A/R and Inventory Availability
Total Tranche B A/R and Inventory Availability
Total A/R and Inventory Availability

ANNEX E

7

	BORROWING BASE CERTIFICATE
Company Name: Elizabeth Arden, Inc. (US)	As of
Amounts in USD

1. Total Domestic Accounts Receivable per Attached Aging:
50% Cross Aging Exclusion
Affiliate or Related Party Accounts
Balance over 90 days from PID or 60 days from PDD
Contra A/R Accounts offset w/ AP Accounts
Credits over Past Dues
Allowance Accruals
Chargebacks
Concentration Exclusion
Freight
Other Exclusions (Dilution Reserves)
2. Total Ineligibles
3. Accounts Receivable - Approved Eligible
4. Accounts Receivable Tranche A Advance Rate			85%
5. Accounts Receivable Tranche A Availability (Line 3 times Line 4)
6. Accounts Receivable Tranche B Advance Rate			10%
7. Accounts Receivable Tranche B Availability (Line 3 times Line 6)
8. Total Accounts Receivable Availability (Line 5 plus Line 7)		(A)

1. Total Domestic Arden Inventory
Less: Bulk ("B")
Gross Raw Materials, Unpackaged Finished Goods and Finished Goods
2. Eligible Finished Goods Inventory (F)
3. Tranche A Advance Rate	66.2%
4. Tranche A Available Inventory (2X3)
5. Tranche B Advance Rate	7.8%
6. Tranche B Available Inventory (2X5)
Total Finished Goods Available Inventory		(B)

1. Eligible Unpackaged Finished Goods Inventory [WIP's] (W)
2. Tranche A Available Rate	60.0%
3. Tranche A Available Inventory (1X2)
4. Tranche B Advance Rate	7.1%
5. Tranche B Available Inventory (1X4)
Total Unpackaged Finished Goods Available Inventory [WIP's]		(C)

1. Eligible Raw Material Inventory (R,C)
2. Tranche A Available Rate	3.0%
3. Tranche A Available Inventory (1X2)
4. Tranche B Advance Rate	0.3%
5. Tranche B Available Inventory (1X4)
Total Raw Material Available Inventory		(D)

1. Bulk			$—
2. Tranche A Available Rate	0.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	0.0%
5. Tranche B Available Inventory (1X4)			$—
Total Bulk Available Inventory		(E)	$—

AVAILABLE COLLATERAL SUMMARY:

TRANCHE A A/R AVAILABILITY
plus: INVENTORY AVAILABILITY
less: RESERVES - WEPPA
TOTAL TRANCHE A AVAILABILITY (per this schedule)

TRANCHE B A/R AVAILABILITY
plus: TRANCHE B INVENTORY AVAILABILITY
TOTAL TRANCHE B AVAILABILITY (per this schedule)
TRANCHE
A/R AVAILABILITY (A)
plus: INVENTORY AVAILABILITY (B+C+D+E)
less: ELIGIBILITY RESERVES
TOTAL AVAILABILITY (per this schedule)

8

	BORROWING BASE CERTIFICATE
Company Name: Elizabeth Arden, Inc. (Canada)

1. Total Domestic Accounts Receivable per Attached Aging:
50% Cross Aging Exclusion
Affiliate or Related Party Accounts
Balance over 90 days from PID or 60 days from PDD
Contra A/R Accounts offset w/ AP Accounts and CASH on ACCT
Credits over Past Dues
Allowance Accruals
Chargebacks
Concentration Exclusion
Freight
Other Exclusions (Dilution) and Reserves Manual Adjustment
2. Total Ineligibles
3. Accounts Receivable - Approved Eligible
4. Accounts Receivable Tranche A Advance Rate (1)			85%
5. Accounts Receivable Tranche A Availability (Line 3 times Line 4)
6. Accounts Receivable Tranche B Advance Rate			10%
7. Accounts Receivable Tranche B Availability (Line 3 times Line 6)
8. Total Accounts Receivable Availability (Line 5 plus Line 7)		(A)

1. Total Domestic Arden Inventory
Less: Other Ineligibles (Promo, Sales Aids)
Gross Raw Materials, Unpackaged Finished Goods and Finished Goods
2. Eligible Finished Goods Inventory (F)
3. Tranche A Advance Rate	66.2%
4. Tranche A Available Inventory (2X3)
5. Tranche B Advance Rate	7.8%
6. Tranche B Available Inventory (2X5)
Total Finished Goods Available Inventory		(B)
			$—
1. Eligible Unpackaged Finished Goods Inventory [WIP's] (W)			$—
2. Tranche A Available Rate	60.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	7.1%
5. Tranche B Available Inventory (1X4)			$—
Total Unpackaged Finished Goods Available Inventory [WIP's]		(C)	$—

1. Eligible Raw Material Inventory (R,C)			$—
2. Tranche A Available Rate	3.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	0.3%
5. Tranche B Available Inventory (1X4)			$—
Total Raw Material Available Inventory		(D)	$—

1. Bulk			$—
2. Tranche A Available Rate	0.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	0.0%
5. Tranche B Available Inventory (1X4)			$—
Total Bulk Available Inventory		(E)	$—

AVAILABLE COLLATERAL SUMMARY:
TRANCHE A
TRANCHE A A/R AVAILABILITY
plus: INVENTORY AVAILABILITY
less: RESERVES - WEPPA
TOTAL TRANCHE A AVAILABILITY (per this schedule)

TRANCHE B
TRANCHE B A/R AVAILABILITY
plus: TRANCHE B INVENTORY AVAILABILITY
TOTAL TRANCHE B AVAILABILITY (per this schedule)

TOTAL AVAILABILITY
AVAILABLE COLLATERAL SUMMARY:
A/R AVAILABILITY (A)
plus: INVENTORY AVAILABILITY (B+C+D+E)
less: RESERVES - WEPPA
TOTAL AVAILABILITY

9

	BORROWING BASE CERTIFICATE
Company Name: Elizabeth Arden (UK) Ltd
Amounts in USD

1. Total Domestic Accounts Receivable per Attached Aging:
50% Cross Aging Exclusion
Affiliate or Related Party Accounts
Balance over 90 days from Invoice date
Contra A/R Accounts offset w/ AP Accounts
Manual Adjustment
Credits over Past Dues
Allowance Accruals
Net Chargebacks
15% Concentration Exclusion
Foreign
Other Exclusions
2. Total Ineligibles
3. Accounts Receivable - Approved Eligible
4. Accounts Receivable Tranche A Advance Rate (1)			85%
5. Accounts Receivable Tranche A Availability (Line 3 times Line 4)
6. Accounts Receivable Tranche B Advance Rate			10%
7. Accounts Receivable Tranche B Availability (Line 3 times Line 6)
8. Total Accounts Receivable Availability (Line 5 plus Line 7)		(A)

1. International Arden Inventory UK
Less: Other Ineligibles
Gross Inventory
2. Eligible Finished Goods Inventory (F)
3. Tranche A Advance Rate	66.2%
4. Tranche A Available Inventory (2X3)
5. Tranche B Advance Rate	7.8%
6. Tranche B Available Inventory (2X5)
Total Finished Goods Available Inventory		(B)
			$—
1. Eligible Unpackaged Finished Goods Inventory [WIP's] (W)			$—
2. Tranche A Available Rate	60.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	7.1%
5. Tranche B Available Inventory (1X4)			$—
Total Unpackaged Finished Goods Available Inventory [WIP's]		(C)	$—

1. Eligible Raw Material Inventory (R,C)
2. Tranche A Available Rate	3.0%
3. Tranche A Available Inventory (1X2)
4. Tranche B Advance Rate	0.3%
5. Tranche B Available Inventory (1X4)			$—
Total Raw Material Available Inventory		(D)	$—

1. Bulk			$—
2. Tranche A Available Rate	0.0%
3. Tranche A Available Inventory (1X2)			—
4. Tranche B Advance Rate	0.0%
5. Tranche B Available Inventory (1X4)			$—
Total Bulk Available Inventory		(E)	$—

AVAILABLE COLLATERAL SUMMARY:
TRANCHE A
TRANCHE A A/R AVAILABILITY
plus: INVENTORY AVAILABILITY
less: PREFERENTIAL RESERVES
TOTAL TRANCHE A AVAILABILITY (per this schedule)

TRANCHE B
TRANCHE B A/R AVAILABILITY
plus: TRANCHE B INVENTORY AVAILABILITY
TOTAL TRANCHE B AVAILABILITY (per this schedule)

TOTAL AVAILABILITY
AVAILABLE COLLATERAL SUMMARY:
A/R AVAILABILITY (A)
plus: INVENTORY AVAILABILITY (B+C+D+E)
less: RESERVES - WEPPA
TOTAL AVAILABILITY

10

Revlon Consumer Products Corp
Average Excess Availability

Period		Maximum			Excess
From	To	Availability	LC Balance	ABL Draws	Availability
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
x/x/xxxx	x/x/xxxx
Column Average			N/A	N/A
		(B)			(A)
average Excess Availability / average Maximum Availability ((A) ÷ (B))

11

Revlon Estimated Fixed Asset Availability
Period Ended	As of
Revlon COC	Date of Value	Market Value	Value in Use	Liquidation Value	Advance Rate	Total Available
Eligible Real Property

Eligible Equipment

Total Eligible Real Property and M&E						$0

Total Availability subject to $40 million cap						$0

*Net orderly liquidation value

12

Revlon, Inc.
 F/X Reserve on Asset Backed Facility
As of
For the purposes of computing a reserve against the Borrowing Base for foreign exchange obligations, a one-month CEF percentage will be applied against the notional amount of our outstanding forwards which will form a reserve base.  The base will be adjusted up or down based on the mark to market position of these forwards on a monthly basis:
Designated Obligations Reserve - Forward Contracts
	Hedging Program	Other Forwards	Post Month-End Fwds	Total	Amount Included In Borrowing Base

Citibank		—	—
JPMorgan Chase		—	—
UBS AG	—	—	—	—	—
Grand Total		—	—

13

ANNEX D
[Please see following page.]

Schedule 2.1
Commitments as of the Amendment No. 1 Effective Date

Lender	Tranche A Revolving Commitments	Tranche B Revolving Commitments	Total Revolving Commitments
Citibank, N.A.	$70,000,000.00	$10,000,000.00	$80,000,000.00
Bank of America, N.A.	$76,666,666.67	$7,948,529.41	$84,615,196.08
Wells Fargo Bank, National Association	$98,333,333.33	$10,000,000	$108,333,333.33
Credit Suisse AG, Cayman Islands Branch	$25,000,000.00	$3,125,000.00	$28,125,000.00
Deutsche Bank AG New York Branch	$40,000,000.00	$0.00	$40,000,000.00
JPMorgan Chase Bank, N.A.	$40,000,000.00	$4,147,058.82	$44,147,058.82
Macquarie Capital Funding LLC	$30,000,000.00	$3,750,000.00	$33,750,000.00
Barclays Bank PLC	$20,000,000.00	$2,500,000.00	$22,500,000.00
Total	$400,000,000.00	$41,470,588.23	$441,470,588.23

Letters of Credit Sublimit

Lender	Letter of Credit Sublimit
JP Morgan Sublimit	$10,000,000.00
Bank of America Sublimit	$19,166,666.67
Citi Sublimit	$70,833,333.33
Total LC Sublimit	$100,000,000.00

ANNEX E
[See Attached.]

ABL GUARANTEE AND COLLATERAL AGREEMENT
made by
REVLON CONSUMER PRODUCTS CORPORATION,
 as the Borrower,
and the Subsidiary Guarantors party hereto
in favor of
CITIBANK, N.A.,
 as Collateral Agent
Dated as of September 7, 2016

Table of Contents

Page

Section 1.	DEFINED TERMS	1

1.1	Definitions	1
1.2	Other Definitional Provisions	~~6~~5

Section 2.	GUARANTEE	6

2.1	Guarantee	6
2.2	Right of Contribution	7
2.3	No Subrogation	~~8~~7
2.4	Amendments, etc. with respect to the Secured Obligations	~~8~~7
2.5	Guarantee Absolute and Unconditional	~~9~~8
2.6	Reinstatement	~~10~~8
2.7	Payments	~~10~~9

Section 3.	GRANT OF SECURITY INTEREST	~~10~~9

3.1	Grant of Security Interests	~~10~~9
3.2	Conflicts	~~11~~10

Section 4.	REPRESENTATIONS AND WARRANTIES	~~12~~10

4.1	Representations in Credit Agreement	~~12~~10
4.2	Title; No Other Liens	~~12~~11
4.3	[Reserved]	~~12~~11
4.4	Names; Jurisdiction of Organization	~~12~~11
4.5	Pledged Securities	~~13~~11
4.6	Intellectual Property	~~13~~11
4.7	Commercial Tort Claims	~~14~~12

Section 5.	COVENANTS	~~14~~12
~~14~~12
5.1	Covenants in Credit Agreement	~~14~~13
5.2	Investment Property	~~15~~13
5.3	Deposit Accounts	~~15~~13
5.4	Perfection Exclusions
5.5	Intellectual Property

Section 6.	REMEDIAL PROVISIONS	~~17~~15

6.1	Certain Matters Relating to Receivables	~~17~~15
6.2	Communications with Obligors; Grantors Remain Liable	~~18~~15
6.3	Pledged Securities	~~19~~16
6.4	Intellectual Property	~~20~~17
6.5	Proceeds to be Turned Over To Collateral Agent	~~21~~18
6.6	Application of Proceeds	~~22~~18

i

6.7	Code and Other Remedies	~~22~~19
6.8	Sale of Pledged Stock	~~23~~20
6.9	Deficiency	~~24~~20
~~24~~21
Section 7.	THE COLLATERAL AGENT
~~24~~21
7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	~~26~~22
7.2	Duty of Collateral Agent	~~26~~22
7.3	Execution of Financing Statements	~~26~~23
7.4	Authority of Collateral Agent

Section 8.	MISCELLANEOUS	~~27~~23

8.1	Amendments in Writing	~~27~~23
8.2	Notices	~~27~~23
8.3	No Waiver by Course of Conduct; Cumulative Remedies	~~27~~23
8.4	Enforcement Expenses; Indemnification	~~27~~23
8.5	Successors and Assigns	~~28~~24
8.6	Set-Off	~~28~~24
8.7	Counterparts	~~28~~24
8.8	Severability	~~28~~24
8.9	Section Headings	~~28~~24
8.10	Integration	~~29~~24
8.11	GOVERNING LAW	~~29~~25
8.12	Submission To Jurisdiction; Waivers	~~29~~25
8.13	Acknowledgements	~~30~~26
8.14	Additional Guarantors and Grantors	~~30~~26
8.15	Releases	~~30~~26
8.16	WAIVER OF JURY TRIAL	~~31~~27
8.17	Delegation by each Non-US Guarantor	27
8.18	Judgment Currency	27

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name and Jurisdictions of Organization
Schedule 4	[Reserved]
Schedule 5	Commercial Tort Claims

ANNEXES
Annex I	Assumption Agreement
Annex II	Form of Copyright Security Agreement
Annex III	Form of Patent Security Agreement
Annex IV	Form of Trademark Security Agreement

ii

ABL GUARANTEE AND COLLATERAL AGREEMENT
ABL GUARANTEE AND COLLATERAL AGREEMENT, dated as of September 7, 2016, made by each of the signatories hereto, in favor of Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Asset-Based Revolving Credit Agreement, dated as of September 7, 2016 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), and certain local borrowing subsidiaries as may be from time to time party thereto, as borrowers, Revlon, Inc., a Delaware corporation (“Holdings”), the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender)~~)~~.
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders and Issuing Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lenders to enter into the Credit Agreement and to induce the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:
SECTION 1. DEFINED TERMS

1.1          Definitions~~(a)~~ .
(a)            Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “Account Debtor”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Document”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Securities Account”, “Securities Intermediary”, “Security”, “Supporting Obligation”, and “Uncertificated Security”.

(b)           The following terms shall have the following meanings:
“Additional Obligations”:  the meaning assigned to the term “Specified Additional Obligations” in the Credit Agreement.
“Agreement”:  this ABL Guarantee and Collateral Agreement, as the same may be amended, waived, supplemented or otherwise modified from time to time.
“Borrower”:  as defined in the preamble hereto.
“Borrower Credit Agreement Obligations”:  the meaning assigned to the term “Obligations” in the Credit Agreement.
“Cash Management Obligations”:  the meaning assigned to the term “Specified Cash Management Obligations” in the Credit Agreement.
“Collateral”:  as defined in Section 3.1.
“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.5.
“Copyright Licenses”:  with respect to any Grantor, all written license agreements, now or hereafter in effect, granting to or from Grantor any right under any Copyright.
“Copyrights”:  (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any foreign counterparts thereof, including, without limitation, those United States registrations, recordings, supplemental registrations and pending applications of Grantors listed in Section II.C.(1) of the Perfection Certificate, and (ii) the right to obtain all renewals thereof.
“Deposit Account”:  as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
“Deposit Account Control Agreement”: (a) an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a depository institution holding such Grantor’s funds, the Collateral Agent and, prior to the Discharge of Term Priority Claims and with respect to Term Facility First Priority Collateral, the Term Collateral Agent, as gratuitous agent, which provides the Collateral Agent and, prior to the Discharge of Term Priority Claims and with respect to Term Facility First Priority Collateral, the Term Collateral Agent, as gratuitous agent, with “control” (as such term is used in Article 9 of the UCC) over the applicable Deposit Account(s) described therein or (b) any other agreements, waivers, notices or arrangements which, in the reasonable discretion of the Collateral Agent, are sufficient to maintain a perfected security interest in such Deposit Account(s) under applicable law.
“Discharge of Term Priority Claims”:  as defined in the ABL Intercreditor Agreement.
“Excluded Accounts”: (a) any Deposit Account used solely for: (i) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (ii) segregating 401(k) contributions or contributions to an employee stock purchase plan and other health and benefit plan, in each case for payment in accordance with any applicable laws or (iii) any zero-balance disbursement accounts, (b) any Deposit Account or Securities Account the funds in which consist solely of funds held by the Borrower or any Subsidiary on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Borrower, any Subsidiary or any Permitted Investor and (c) any Deposit Account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other transaction permitted under the Credit Agreement.
2

“Grantors”:  the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided in Section 8.14.
“Guarantor Obligations”:  with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to the Borrower (solely for purposes of any Cash Management Obligations, Hedge Agreement Obligations and Additional Obligations entered into by any Subsidiary Guarantor) and the Subsidiary Guarantors that may become a party hereto as provided herein.
“Hedge Agreement Obligations”:  the collective reference to all obligations and liabilities of the Borrower and any other Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any counterparty under a Specified Hedge Agreement (each, a “Hedge Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the relevant Hedge Provider that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Hedge Agreement).
“Hedge Provider”: as defined in the definition of “Hedge Agreement Obligations”.
“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Patents, Trademarks, trade names, domain names, know-how and processes, all rights to sue at law or in equity for any infringement, dilution, misappropriation or other violation thereof, including the right to receive all Proceeds and damages therefrom.
“Investment Property”:  the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Collateral) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
“Issuers”:  the collective reference to each issuer of a Pledged Security.
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“Material Intellectual Property”:  any Intellectual Property included in the Collateral that is owned by or exclusively licensed to any Grantor and is material to the business of the Borrower and its Subsidiaries, taken as a whole.
“New York UCC”:  the Uniform Commercial Code from time to time in effect in the State of New York; provided that in the event that by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code of any other jurisdiction, such term shall mean the Uniform Commercial Code of such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
“Patent License”:  with respect to any Grantor, all written license agreements, now or hereafter in effect,  providing for the grant by or to such Grantor of any right in or to any Patent.
“Patents”:  (i) all letters patent of the United States, any other country or any political subdivision thereof, and all applications for the issuance thereof, including, without limitation, those United States patents and patent applications of Grantors referred to in Section II.C.(2) of the Perfection Certificate, (ii) all continuations, divisions, continuations-in-part or renewals thereof, and (iii) all rights to obtain any reissues or extensions of the foregoing.
“Perfection Certificate”: the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Closing Date.
“Pledged Notes”:  all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor in excess of $10,000,000 in the aggregate for all such notes (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business) other than Excluded Collateral.
“Pledged Securities”:  the collective reference to the Pledged Notes and the Pledged Stock.
“Pledged Stock”:  the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than Excluded Collateral.
“Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Receivable”:  any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance (including, without limitation, any Account).  References herein to Receivables shall include any Supporting Obligations or collateral securing such Receivable.
“Secured Obligations”:  (i) the Borrower Credit Agreement Obligations (ii) the Hedge Agreement Obligations, (iii) the Cash Management Obligations, (iv) the Additional Obligations and (v) the Guarantor Obligations, but, as to clauses (ii), (iii) and (iv) hereof, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto; provided that Secured Obligations shall exclude any Excluded Swap Obligations.
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“Securities Account Control Agreement”: (a) an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Grantor, a securities intermediary holding such Grantor’s funds, the Collateral Agent and, prior to the Discharge of Term Priority Claims and with respect to Term Facility First Priority Collateral, the Term Collateral Agent, as gratuitous agent, which provides the Collateral Agent and, prior to the Discharge of Term Priority Claims and with respect to Term Facility First Priority Collateral, the Term Collateral Agent, as gratuitous agent, with “control” (as such term is used in Article 9 of the UCC) over the applicable Securities Account(s) described therein or (b) any other agreements, waivers, notices or arrangements which, in the reasonable discretion of the Collateral Agent, are sufficient to maintain a perfected security interest in such Securities Account(s) under applicable law.
“Securities Act”:  the Securities Act of 1933, as amended.
“Term Collateral Agent”:  the meaning assigned to the term “Designated Term Loan Agent” in the ABL Intercreditor Agreement.
“Term Facility First Priority Collateral”:  as defined in the ABL Intercreditor Agreement.
“Trademark License”:  with respect to any Grantor, all written license agreements, now or hereafter in effect, providing for the grant by or to such Grantor of any right to use any Trademark.
“Trademarks”:  (i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade dress, service marks, logos and other source or business identifiers, designs and general intangibles of like nature, all goodwill associated therewith or symbolized thereby and all common-law rights related thereto, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, or any other country or any political subdivision thereof, including, without limitation, any of the foregoing of Grantors referred to in Section II.C.(3) of the Perfection Certificate to the extent filed in the United States and (ii) the right to obtain all renewals thereof.
“Tranche B Secured Obligations”:  Secured Obligations in respect of (i) the Tranche B Revolving Facility or (ii) any Extended Revolving Commitments, Refinancing Revolving Commitments or Supplemental Revolving Commitments (or combinations of the foregoing) in respect of the Tranche B Revolving Facility, in each case including Loans thereunder.
“Unfunded Advances/Participations”: (a) with respect to the Administrative Agent, the aggregate amount, if any (A) (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Loans available to the Administrative Agent as contemplated by Section 2.5 of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender and which such amount shall not have been returned to the Administrative Agent by the Borrower and (B) of any participations in respect of Protective Advances that shall not have been funded by any Lender in accordance with the penultimate sentence of Section 2.33(a) of the Credit Agreement and (b) with respect to any Issuing Lender, the aggregate amount, if any, of any participations in respect of Reimbursement Obligations that shall not have been funded by any L/C Participant in accordance with Section 3.4 of the Credit Agreement.
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1.2          Other Definitional Provisions~~(c)~~ .
(a)            The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)            Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
2.1          Guarantee.
(a)            Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as a primary obligor and not merely as a surety, to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent, and the other Secured Parties, the prompt and complete payment when due and performance by the Borrower and each other Guarantor (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.
(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
(c)            Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.
(d)            The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement, the Borrower may be free from any Borrower Credit Agreement Obligations; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
(e)            No payment (other than payment in full (other than with respect to Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due)) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
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2.2          Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
2.3          No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrower and the other Guarantors on account of the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated.  If any amount shall be paid to any Guarantor on account of such subrogation, contribution or reimbursement rights at any time when all of such Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
2.4          Amendments, etc. with respect to the Secured Obligations.  To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations or Additional Obligations, and in each case any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly and adversely affected thereby, as the case may be) or the Secured Party that is the counterparty to the relevant Specified Hedge Agreement or agreement in respect of the relevant Cash Management Obligations or Additional Obligations, as applicable, may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
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2.5          Guarantee Absolute and Unconditional.  Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations.  Each Guarantor understands and agrees, to the maximum extent permitted by applicable law, that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collectability without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations or Additional Obligations, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Credit Agreement Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
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2.6          Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7          Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to:
(a)            to the extent such payments are in respect of Borrower Credit Agreement Obligations, the Administrative Agent at the Funding Office; or
(b)            to the extent such payments are in respect of any other Secured Obligations, the relevant Person at the appropriate location as determined in accordance with the terms of the relevant Specified Hedge Agreement or the agreement in respect of the relevant Cash Management Obligations or Additional Obligations, as applicable, in each case without set-off or counterclaim.
SECTION 3. GRANT OF SECURITY INTEREST

3.1          Grant of Security Interests.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, in each case except to the extent released in accordance with Section 8.15 and subject to the proviso to this Section 3.1, the “Collateral”), as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:
(a)            all Accounts, including all Receivables;
(b)            all Cash Equivalents and Deposit Accounts;
(c)            all Chattel Paper;
(d)            all Commercial Tort Claims described on Schedule 5 (as such schedule may be supplemented from time to time pursuant to Section 6.2(b) of the Credit Agreement);
(e)            all Documents;
(f)             all Equipment;
(g)            all Fixtures;
(h)            all General Intangibles, including contract rights;
(i)             all Instruments, except to the extent constituting Pledged Notes (or which would constitute Pledged Notes but for the de minimis threshold contained in the definition thereof);
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(j)             all Intellectual Property (including all Copyright Licenses, Patent Licenses and Trademark Licenses);
(k)            all Inventory;
(l)             all Investment Property;
(m)           all Letter-of-Credit Rights;
(n)            all Money;
(o)            all Pledged Securities;
(p)            all other Goods;
(q)            all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information pertaining to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(r)             to the extent not otherwise included, all Proceeds, products, accessions, rents and profits of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, the security interest granted hereunder shall not cover, and the term “Collateral” shall not include, (i) Excluded Accounts or (ii) any Excluded Collateral.
3.2          Conflicts.
(a)            In the event of any conflict between the terms of the Credit Agreement and this Agreement, the terms of the Credit Agreement shall govern and control.  In the event of any such conflict, each Grantor may act (or omit to act) in accordance with the Credit Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.
(b)            In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement, as applicable, shall govern and control as among the Collateral Agent, on the one hand, and any other secured creditor (or agent therefor) party thereto, on the other hand.  In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.
SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the Credit Agreement, and to induce the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, each Guarantor and each Grantor hereby represents and warrants with respect to itself to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:
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4.1          Representations in Credit Agreement.  In the case of each Guarantor, the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 4.10, 4.12, 4.13, 4.15, 4.16, 4.17, 4.19, 4.21, 4.23 and 4.24 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party or to the use of the proceeds of any Loans by any Guarantor, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided, that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
4.2          Title; No Other Liens.  Except as set forth in Schedule 4.8A to the Credit Agreement and except as would not reasonably be expected to have a Material Adverse Effect, such Grantor owns or has rights in each item of the Collateral; and such Collateral is free and clear of any and all Liens except as permitted by the Loan Documents.  Except as permitted by the Loan Documents, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements or other public notices that have been filed without the consent of the Grantor.
4.3          [Reserved].
4.4          Names; Jurisdiction of Organization.
(a)            On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization, identification number from the jurisdiction of organization (if any) and the jurisdiction in which financing statements in appropriate form are to be filed are specified on Schedule 3.
(b)            When financing statements in appropriate form are filed in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate) the Collateral Agent shall have a fully perfected first priority Lien (or, with respect to the Term Facility First Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of such Grantor in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of such financing statements in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate)).
4.5          Pledged Securities~~(a)~~ .
(a)            On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:
(i)                        with respect to any such shares of Pledged Stock issued by the Borrower and any other Restricted Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and
(ii)                       constitute (A) in the case of any such shares of a Domestic Subsidiary (other than a Foreign Subsidiary Holding Company), all the issued and outstanding shares of all classes of the Capital Stock of each such Issuer directly owned by such Grantor and (B) in the case of any such Pledged Stock constituting Capital Stock of any class of any first-tier Foreign Subsidiary or Foreign Subsidiary Holding Company, 65% of the outstanding voting Capital Stock of such class and all the non-voting Capital Stock of such class of each relevant Issuer owned directly by such Grantor.
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(b)            Such Grantor is the record and beneficial owner of the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of any other Person, except the security interest created by this Agreement and Liens, options or claims not prohibited by the Credit Agreement and subject to any transfers made in compliance with the Loan Documents.
4.6          Intellectual Property~~(a)~~ .
(a)            Section II.C. of the Perfection Certificate lists all United States Copyright registrations, Trademark applications and registrations, issued Patents and pending Patent applications of such Grantor on the date hereof.
(b)            On the date hereof, to the knowledge of such Grantor, all Material Intellectual Property of such Grantor, is subsisting, valid, unexpired (in the case of any registered Material Intellectual Property) and enforceable, and has not been abandoned.
(c)            On the date hereof, no outstanding holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or impair the validity of, or such Grantor’s rights in, any Material Intellectual Property.
(d)           Except as any such infringement, misappropriation, dilution or violation that could not be reasonably be expected to adversely affect the net revenues of the Borrower and its Subsidiaries, taken as a whole, by $10,000,000 or more in the aggregate, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the use of the Material Intellectual Property in the business of such Grantor, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person.  To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or violates any Intellectual Property owned by or exclusively licensed to such Grantor, except as would not reasonably be expected to have a Material Adverse Effect.
4.7         Commercial Tort Claims.  Schedule 5 sets forth a true and complete list, with respect to such Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor as of the date hereof, seeking damages in an amount reasonably estimated to exceed $10,000,000, including a summary description of such claim.
SECTION 5. COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the other Secured Parties that, subject to Section 8.15(b), from and after the date of this Agreement until the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated:
5.1          Covenants in Credit Agreement.  In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Restricted Subsidiaries.
5.2          Investment Property~~(a)~~ .
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(a)            In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.
(b)           To the extent that any Capital Stock included in the Collateral is or becomes a Certificated Security, the applicable Grantor shall promptly deliver such certificates evidencing such Pledged Securities to the Collateral Agent (or, prior to the Discharge of Term Priority Claims and with respect to the Term Facility First Priority Collateral, to the Term Collateral Agent, as gratuitous bailee) together with stock powers or indorsements thereof.
5.3          Deposit Accounts.  For each Deposit Account (other than Excluded Accounts) that any Grantor at any time opens or maintains that would cause the aggregate balance of all Deposit Accounts (other than Excluded Accounts) of the Grantors that are not subject to a Deposit Account Control Agreement in favor of the Collateral Agent to exceed $10,000,000, such Grantor shall promptly notify the Collateral Agent of such Deposit Account and, promptly following the Collateral Agent’s request, use its commercially reasonable efforts to cause the depositary bank to enter into a Deposit Account Control Agreement.  The provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent or, prior to the Discharge of Term Priority Claims and with respect to Term Facility First Priority Collateral, to the Term Collateral Agent, as gratuitous agent, have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent (or the Term Collateral Agent, as the case may be) for the specific purpose set forth therein.
5.4          Perfection Exclusions.  Notwithstanding anything to the contrary contained herein, no Grantor shall be required to take any actions in order to perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of itself, the Administrative Agent and the other Secured Parties (i) with respect to notices required to be sent to account debtors or other contractual third-parties prior to the occurrence and absent the continuance of an Event of Default, (ii) under the laws of any jurisdiction outside the United States, (iii) with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding Pledged Securities), other than any actions required pursuant to Section 5.3 or 6.5 or (iv) with respect to Letter-of-Credit Rights and Commercial Tort Claims (except to the extent perfected automatically or through the filing of Uniform Commercial Code financing statements).
5.5          Intellectual Property.
(a)            For each Trademark that is Material Intellectual Property, such Grantor shall (i) subject to Section 5.5(k), continue to use such Trademark in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used (unless, in such Grantor’s reasonable good faith judgment, there is a reasonable and valid business reason for discontinuing use of such Trademark with respect to any such class of goods), free from any claim of abandonment for non-use, (ii) use such Trademark with the appropriate notice of registration and all other notices and legends, in each case, as required by applicable Requirements of Law, except as would not reasonably be expected to have a material adverse effect on the value of such Trademark and any Proceeds therefrom, (iii) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain perfected security interests in such mark pursuant to this Agreement and (iv) not (and not permit any licensee or sublicensee thereof to) knowingly do any other act or knowingly omit to do any act whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way.
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(b)            Such Grantor shall not knowingly do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.
(c)            Such Grantor shall not knowingly do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.
(d)            Such Grantor shall not knowingly do any act, or omit to do any act, which would substantially increase the risk of any trade secret that is Material Intellectual Property becoming publicly available or otherwise unprotectable; provided, however, that execution and delivery of any agreement related to such trade secret subject to customary and reasonable confidentiality provisions shall not constitute a breach of this subsection (d).
(e)            Such Grantor shall not infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.
(f)            Such Grantor shall notify the Collateral Agent as promptly as reasonably practicable if it knows, after due inquiry, that (i) any application or registration relating to any Material Intellectual Property is likely to become forfeited, abandoned or dedicated to the public, or of any materially adverse determination or development related to such application or registration (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office or any court or tribunal in any country, but excluding any ordinary course office actions) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same or (ii) any action or proceeding, to the extent such action is not dismissed within thirty (30) days, that seeks to limit or cancel, or challenge the validity of, any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is pending or, to the knowledge of such Grantor, threatened.
(g)           Such Grantor shall take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark, Patent or Internet domain name that is Material Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability, and to the extent as may be appropriate in its reasonable judgment under the circumstances, filing opposition and interference and cancellation proceedings.
(h)            In the event that any Material Intellectual Property is or has been infringed upon or misappropriated or diluted by a third party, which event could reasonably be expected to adversely affect the net revenues of the Borrower and its Subsidiaries, taken as a whole, by more than $10,000,000 in the aggregate, such Grantor shall notify the Collateral Agent as promptly as reasonably practicable after such Grantor has knowledge thereof.  Such Grantor shall take appropriate action in its reasonable judgment in response to such infringement, misappropriation or dilution, including bringing suit for infringement, misappropriation or dilution and to recover all damages for such infringement, misappropriation or dilution, and shall take such other actions as may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.
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(i)             In accordance with Section 5.1(h) of the Credit Agreement, on the date hereof such Grantor shall execute and deliver to the Collateral Agent for filing in (i) the United States Copyright Office a short-form copyright security agreement in the form attached hereto as Annex II (Form of Copyright Security Agreement) covering the United States Copyrights included in the Collateral, (ii) in the United States Patent and Trademark Office a short-form patent security agreement in the form attached hereto as Annex III (Form of Patent Security Agreement) covering the United States Patents included in the Collateral, and (iii) the United States Patent and Trademark Office a short-form trademark security agreement in form attached hereto as Annex IV (Form of Trademark Security Agreement) covering the United States Trademarks included in the Collateral.  In accordance with and at the times specified in Section 5.5(j) below, such Grantor shall execute and deliver, as applicable, such short form security agreements with respect to After-Acquired Intellectual Property (as defined below).
(j)             Such Grantor agrees that, should it hereafter (i) obtain an ownership interest in any Intellectual Property issued by, registered in or applied for in the United States Patent and Trademark Office or the United States Copyright Office, (ii) (either by itself or through any agent, employee, licensee, or designee) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) file a Statement of Use or an Amendment to Allege Use with respect to any “intent-to-use” Trademark application owned by such Grantor (the items in clauses (i), (ii) and (iii), collectively, the “After-Acquired Intellectual Property”), then the provisions of Section 3 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and such Grantor shall, concurrent with the delivery of the financial statements pursuant to Section 6.1(a) and Section 6.1(b) (to the extent relating to the second quarterly period of the relevant fiscal year of the Borrower) of the Credit Agreement and otherwise as requested by the Collateral Agent, give written notice thereof to the Collateral Agent in accordance herewith, and shall provide the Collateral Agent promptly with an amended Section II.C. of the Perfection Certificate and promptly take the actions specified in Section 5.5(i) with respect thereto.
(k)            Notwithstanding anything to the contrary in this Section 5.5, (i) the Grantor shall have the right to license its Patents, Trademarks and Copyrights in accordance with the Credit Agreement and (ii) no Grantor shall be prohibited from causing or permitting the expiration, abandonment or invalidation of any of the Intellectual Property (other than Material Intellectual Property) or failing to renew, abandoning or permitting to expire any applications or registrations for any of the Intellectual Property (other than Material Intellectual Property), if, in such Grantor’s reasonable good faith judgment, there is a reasonable and valid business reason for taking or omitting to take any of the foregoing actions.
SECTION 6. REMEDIAL PROVISIONS

6.1          Certain Matters Relating to Receivables.
(a)            The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation in respect thereof and exercise each right it may have under any Receivable and any such Supporting Obligation, in each case, at its own expense; provided, however, that the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor, (i) shall promptly (and, in any event, within two (2) Business Days) be deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.
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6.2          Communications with Obligors; Grantors Remain Liable.
(a)            The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement communicate with obligors under the Receivables to verify with them to the Collateral Agent’s reasonable satisfaction the existence, amount and terms of any Receivables.
(b)            The Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement notify, or require any Grantor to so notify within a reasonable period thereafter, the Account Debtor or counterparty on any Receivable of the security interest of the Collateral Agent therein.  In addition, after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, the Collateral Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify within a reasonable period thereafter, the Account Debtor or counterparty to make all payments under the Receivable directly to the Collateral Agent.
(c)            Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent, the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
6.3          Pledged Securities~~(b)~~ .
(a)           ~~(a)~~ Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to (i) receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and (ii) to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same; provided, further, that the Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and corporate or other organizational rights it is entitled to exercise pursuant to sub-clause (ii) of this Section 6.3(a).  For the avoidance of doubt, an exercise of voting and corporate or other organizational rights with respect to such Pledged Securities shall not be deemed to be material and adverse to any Person if such exercise is made in connection with a transaction not prohibited by the Credit Agreement and the other Loan Documents.
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(b)            If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if an Event of Default under clause (i) or (ii) of Section 8.1(f) of the Credit Agreement shall have occurred and be continuing) and subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantors under the Term Loan Documents and the ABL Intercreditor Agreement, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in the order set forth in Section 6.6; provided that after all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of sub-clause (i) of Section 6.3(a) above and that remain, and (ii) the Collateral Agent shall have the right to cause any or all of the Pledged Securities to be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter during the continuance of such Event of Default exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above; provided that after all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, all rights vested in the Collateral Agent pursuant to this paragraph shall cease, and the Grantors shall have the voting and corporate or other organizational rights they would otherwise be entitled to exercise pursuant to the terms of sub-clause (ii) of Section 6.3(a) above and the obligations of the Collateral Agent under the second proviso in Section 6.3(a) shall be in effect.
(c)            Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent (or the Term Collateral Agent, as the case may be) in writing without the consent of such Grantor or any other Person that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) after an Event of Default has occurred and is continuing, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent, subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantors under the Term Loan Documents and the ABL Intercreditor Agreement.
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6.4          Intellectual Property.
(a)           Solely for the purpose of enabling the Collateral Agent to exercise its rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so, subject to pre-existing rights and licenses, an irrevocable (during such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies), non‑exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject in the case of Trademarks to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any Intellectual Property now owned or held or hereafter acquired or held by such Grantor, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (to the extent permitted by and subject to any applicable underlying license agreements); provided that such non-exclusive license shall be subject to and shall not violate any agreement between a Grantor and a third party governing the applicable Grantor’s use of such Intellectual Property, or gives such third party any right of acceleration, modification or cancellation therein or would not be prohibited by any Requirement of Law of a Governmental Authority.  The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, solely upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent during the continuation of an Event of Default in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.
(b)           Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors to dispose of their property and subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property.  In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (a) immediately above as to any specific Intellectual Property) or to evidence any termination referred to in the next sentence.  Further, upon the payment in full in cash of all of the Secured Obligations (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) and cancellation or termination of all Commitments and Letters of Credit (that are not Cash Collateralized) or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (a) immediately above shall automatically terminate.  The exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (b).
6.5          Proceeds to be Turned Over To Collateral Agent.  Subject to the terms of the ABL Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at the request of the Collateral Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and, subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantors under the Term Loan Documents and the ABL Intercreditor Agreement, shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.
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6.6         Application of Proceeds.  Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, subject to the terms of any Intercreditor Agreement, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations, and shall make any such application in the following order:
First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;
Second, to the Collateral Agent, for application by it towards payment in full of all Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);
Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (or, in the case of Letters of Credit, the Cash Collateralization thereof in accordance with Section 8.1 of the Credit Agreement), including any Pari Passu Distribution Hedge Obligations, the Pari Passu Distribution Additional Obligations and Cash Management Obligations, but excluding any Hedge Agreement Obligations not constituting Pari Passu Distribution Hedge Obligations or any Additional Obligation not constituting Pari Passu Distribution Additional Obligations; provided, that amounts to be applied pursuant to this clause Third shall be paid first towards amounts in respect of Secured Obligations other than Tranche B Secured Obligations and second towards amounts in respect of Tranche B Secured Obligations, in each case, pro rata among the applicable Secured Parties according to the amounts of such Secured Obligations then due and owing and remaining unpaid to each of them (or, in the case of Letters of Credit, the amounts required for such Cash Collateralization);
Fourth, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of Hedge Agreement Obligations or Additional Obligations;
Fifth, any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full (other than any remaining Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated, to the Term Collateral Agent, in accordance with the ABL Intercreditor Agreement; and
Sixth, any remaining balance after the application in full pursuant to clause Fifth above, shall be paid over to the Borrower or to whomsoever shall be lawfully entitled to receive the same.
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For the avoidance of doubt, this Section 6.6 shall govern the application of proceeds of collateral granted hereunder or any other Security Document.
6.7          Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity.  Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise required by the Credit Agreement) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law unless otherwise provided in the Credit Agreement), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent, the Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with Section 6.6, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor.  Notwithstanding the foregoing, the Collateral Agent shall give each applicable Grantor not less than 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any remedies provided in this Section 6.7 shall be subject to the ABL Intercreditor Agreement.
6.8          Sale of Pledged Stock~~(c)~~ .
(a)            Subject in all respects to Section 10.14 of the Credit Agreement, the Collateral Agent is authorized, in connection with any sale of any Pledged Stock pursuant to Section 6.7, to deliver or otherwise disclose to any prospective purchaser of the Pledged Stock: (i) any registration statement or prospectus, and all supplements and amendments thereto; and (ii) any other information in its possession relating to such Pledged Stock to the extent reasonably necessary to be disclosed in connection with such sale of Pledged Stock, in each case provided that the Collateral Agent uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such sale of Pledged Stock and the recipient is informed of the confidential nature of the information.
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(b)           Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
6.9          Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7.THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)            Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, in accordance with the ABL Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):
(i)          in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)        in the case of any Intellectual Property owned by such Grantor in its own name, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
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(iii)        pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iv)        execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)         (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;  (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; (7) subject to pre-existing rights and licenses, assign any Copyright, Patent or Trademark of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s reasonable expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within five (5) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such five-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)            Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
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7.2          Duty of Collateral Agent.  To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  None of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any other Secured Party to exercise any such powers.  The Administrative Agent, the Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.
7.3          Execution of Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Collateral Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral (including fixture filings with respect to any Fixtures related to Material Real Property, if any, and amendments) without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property”, “all assets” or any similar phrase in any such financing statements.  Each Grantor agrees to provide such information as the Collateral Agent may reasonably request necessary to enable the Collateral Agent to make any such filings promptly following any such request.  Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, shall not be required with respect to (i) any Excluded Accounts or (ii) any other Deposit Account or Securities Account that would not exceed $10,000,000 for all such Deposit Accounts and Securities Accounts.
7.4          Authority of Collateral Agent.  Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent, the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8. MISCELLANEOUS

8.1          Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
8.2          Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Section 10.2 of the Credit Agreement.
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8.3          No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent, the Collateral Agent, any Issuing Lender nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent, any Issuing Lender or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4          Enforcement Expenses; Indemnification~~(d)~~ .
(a)            Each Guarantor agrees to pay, and to hold the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.
(b)           The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement, the other Loan Documents, any Specified Hedge Agreement and any agreement in respect of any Cash Management Obligations or Additional Obligations.
8.5         Successors and Assigns.  Subject to Section 8.15, this Agreement shall be binding upon the successors and permitted assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent except as permitted under the Credit Agreement.
8.6          Set-Off.  Each Grantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods and whether or not the Administrative Agent, the Collateral Agent or any other Secured Party has made any demand therefor) to set-off and appropriate and apply against such amount (or any part thereof) any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor, provided that, if such Secured Party is a Lender, it complies with Section 10.7 of the Credit Agreement.  Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, the Collateral Agent and each other Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Collateral Agent or such other Secured Party may have.
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8.7          Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (e.g., “pdf”) transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.8          Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9          Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10        Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.
8.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
8.12        Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:
(a)            submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
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(b)           consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Grantors to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5 of the Credit Agreement).
Each Non-US Guarantor hereby irrevocably and unconditionally appoints the Borrower as its agent to receive on behalf of such Non-US Guarantor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York state or federal court.  In any such action or proceeding in such New York state or federal court sitting in the City of New York, such service may be made on such Non-US Guarantor by delivering a copy of such process to such Non-US Guarantor in care of the Borrower at the Borrower’s address listed in Section 10.2 of the Credit Agreement (or at such other address as may be notified by the Borrower pursuant to such Section 10.2) and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Non-US Guarantor (such service to be effective upon such receipt by the Borrower and the depositing of such process in the mails as aforesaid).  Each Non-US Guarantor hereby irrevocably and unconditionally authorizes and directs the Borrower to accept such service on its behalf.  Each Non-US Guarantor hereby agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
8.13        Acknowledgements.  Each Grantor hereby acknowledges that:
(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)           neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
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(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Grantors and the Administrative Agent, the Collateral Agent and the Lenders.
8.14        Additional Guarantors and Grantors~~(e)~~ .  Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Guarantor and a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Annex I hereto or such other form reasonably acceptable to the Collateral Agent and the Borrower.
8.15        Releases.
(a)            Pursuant to Section 10.15 of the Credit Agreement or at such time as the Secured Obligations (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) shall have been paid in full, the Commitments shall have been terminated and no Letter of Credit (that is not Cash Collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors.  At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall promptly deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
(b)            Pursuant to Section 10.15 of the Credit Agreement or if any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party, in each case, in a transaction permitted by the Credit Agreement), then the Lien granted under this Agreement on such Collateral shall be automatically released, and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on such Collateral, including, for the avoidance of doubt, notices of termination of the assignment and other related documents with respect to any Property for which an assignment has been made pursuant to any of the Loan Documents which is being sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement.  A Guarantor shall be automatically released from its obligations hereunder (i) in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, (ii) upon the designation of such Guarantor as an Unrestricted Subsidiary as permitted under the Credit Agreement or (iii) upon such Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary, in each case in accordance with the terms of the Credit Agreement, and the Collateral Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of such obligations.  All releases or other documents delivered by the Collateral Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Collateral Agent.
(c)            Liens on Collateral created hereunder shall be released and obligations of Guarantors and Grantors hereunder shall terminate as set forth in Section 10.15 of the Credit Agreement.
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8.16       WAIVER OF JURY TRIAL.  EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
8.17        Delegation by each Non-US Guarantor.  Each Non-US Guarantor hereby irrevocably designates and appoints the Borrower as the agent of such Non-US Guarantor under this ABL Guarantee and Collateral Agreement, the Credit Agreement and the other Loan Documents for the purpose of giving notices and taking other actions delegated to such Non-US Guarantor pursuant to the terms of this Agreement, the Credit Agreement and the other Loan Documents.  In furtherance of the foregoing, each Non-US Guarantor hereby irrevocably grants to the Borrower such Non-US Guarantor’s power-of-attorney, and hereby authorizes the Borrower, to act in place of such Non-US Guarantor with respect to matters delegated to such Non-US Guarantor pursuant to the terms of this Agreement, the Credit Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto.  Each Non-US Guarantor hereby further acknowledges and agrees that the Borrower shall receive all notices to such Non-US Guarantor for all purposes of this Agreement, the Credit Agreement and the other Loan Documents.  The Borrower hereby agrees to provide prompt notice to such Non-US Guarantor of any notices received and all action taken by the Borrower under this Agreement, the Credit Agreement and the other Loan Documents on behalf of such Non-US Guarantor.
8.18        Judgment Currency.  The Obligations of each Guarantor due to any party hereto in Dollars or any holder of any Obligation which is denominated in Dollars, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party or such holder (as the case may be) in Dollars, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any holder of Obligations (as the case may be), such party or such holder (as the case may be), agrees to remit to such Guarantor, such excess.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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ANNEX F
[See Attached.]

Execution Version

HOLDINGS ABL GUARANTEE AND PLEDGE AGREEMENT

made by
REVLON, INC.,
 as the Grantor,
in favor of
CITIBANK, N.A.,
 as Collateral Agent
Dated as of September 7, 2016

i

Section 7.	THE COLLATERAL AGENT	~~15~~14

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	~~15~~14
7.2	Duty of Collateral Agent	16
7.3	Execution of Financing Statements	~~17~~16
7.4	Authority of Collateral Agent	~~17~~16

Section 8.	MISCELLANEOUS	~~17~~16

8.1	Amendments in Writing	~~17~~16
8.2	Notices	17
8.3	No Waiver by Course of Conduct; Cumulative Remedies	17
8.4	Enforcement Expenses; Indemnification	~~18~~17
8.5	Successors and Assigns	~~18~~17
8.6	Set-Off	~~18~~17
8.7	Counterparts	18
8.8	Severability	~~19~~18
8.9	Section Headings	~~19~~18
8.10	Integration	~~19~~18
8.11	GOVERNING LAW	~~19~~18
8.12	Submission To Jurisdiction; Waivers	~~19~~18
8.13	Acknowledgements	~~20~~19
8.14	[Reserved]	20
8.15	Releases	20
8.16	WAIVER OF JURY TRIAL	~~21~~20
8.17	Judgment Currency.	20

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Pledged Securities
Schedule 3	Legal Name and Jurisdictions of Organization

ii

HOLDINGS ABL GUARANTEE AND PLEDGE AGREEMENT
HOLDINGS ABL GUARANTEE AND PLEDGE AGREEMENT, dated as of September 7, 2016, between Revlon, Inc., a Delaware corporation (together with its successors and assigns, the “Guarantor” or “Grantor”), and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Asset-Based Revolving Credit Agreement, dated as of September 7, 2016 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), and certain local borrowing subsidiaries as may be from time to time party thereto, as borrowers, the Guarantor, the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender)).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Grantor (as defined below);

WHEREAS, the Borrower and the Grantor are engaged in related businesses, and the Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantor shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and Issuing Lenders to enter into the Credit Agreement and to induce the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower thereunder, the Grantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:
SECTION 1.    DEFINED TERMS
1.1                Definitions(a).
(a)                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Certificated Security”.
(b) The following terms shall have the following meanings:

“Additional Obligations”:  the meaning assigned to the term “Specified Additional Obligations” in the Credit Agreement.
“Agreement”:  this Holdings ABL Guarantee and Pledge Agreement, as the same may be amended, waived, supplemented or otherwise modified from time to time.
“Borrower”:  as defined in the preamble hereto.
“Borrower Credit Agreement Obligations”:  the meaning assigned to the term “Obligations” in the Credit Agreement.
“Cash Management Obligations”:  the meaning assigned to the term “Specified Cash Management Obligations” in the Credit Agreement.
“Collateral”:  as defined in Section 3.1.
“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.5.
“Discharge of Term Priority Claims”:  as defined in the ABL Intercreditor Agreement.
“Grantor”:  as defined in the preamble hereto.
                “Guarantor Obligations”:  with respect to the Guarantor, all obligations and liabilities of the Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which the Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by the Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantor”: as defined in the preamble hereto.
                “Hedge Agreement Obligations”:  the collective reference to all obligations and liabilities of the Borrower and any other Loan Party (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the applicable Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any counterparty under a Specified Hedge Agreement (each, a “Hedge Provider”), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the relevant Hedge Provider that are required to be paid by the Borrower or the applicable Loan Party, as the case may be, pursuant to the terms of any Specified Hedge Agreement).
2

“Hedge Provider”: as defined in the definition of “Hedge Agreement Obligations”.
                “New York UCC”:  the Uniform Commercial Code from time to time in effect in the State of New York; provided that in the event that by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code of any other jurisdiction, such term shall mean the Uniform Commercial Code of such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
                “Pledged Securities”:  the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of the Borrower that may be issued or granted to, or held by, the Grantor while this Agreement is in effect other than Excluded Collateral.
                “Proceeds”:  all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
                “Secured Obligations”:  (i) the Borrower Credit Agreement Obligations (ii) the Hedge Agreement Obligations, (iii) the Cash Management Obligations, (iv) the Additional Obligations and (v) the Guarantor Obligations, but, as to clauses (ii), (iii) and (iv) hereof, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto; provided that Secured Obligations shall exclude any Excluded Swap Obligations.
“Securities Act”:  the Securities Act of 1933, as amended.
“Term Collateral Agent”:  the meaning assigned to the term “Designated Term Loan Agent” in the ABL Intercreditor Agreement.
“Term Facility First Priority Collateral”:  as defined in the ABL Intercreditor Agreement.
               “Unfunded Advances/Participations”: (a) with respect to the Administrative Agent, the aggregate amount, if any (A) (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Loans available to the Administrative Agent as contemplated by Section 2.5 of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender and which such amount shall not have been returned to the Administrative Agent by the Borrower and (B) of any participations in respect of Protective Advances that shall not have been funded by any Lender in accordance with the penultimate sentence of Section 2.33(a) of the Credit Agreement and (b) with respect to any Issuing Lender, the aggregate amount, if any, of any participations in respect of Reimbursement Obligations that shall not have been funded by any L/C Participant in accordance with Section 3.4 of the Credit Agreement.
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1.2                 Other Definitional Provisions(c).
                                                (a)                 The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)                 Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to the Grantor, shall refer to the Grantor’s Collateral or the relevant part thereof.

SECTION 2.    GUARANTEE
2.1 Guarantee.
                                                (a)                 The Guarantor hereby unconditionally and irrevocably, guarantees, as a primary obligor and not merely as a surety, to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent, and the other Secured Parties, the prompt and complete payment when due and performance by the Borrower and each other Guarantor (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

                                                (b)                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

                (c)                 The Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.
                (d)                 The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations and the obligations of the Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower, may be free from any Borrower Credit Agreement Obligations; provided, that the Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
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                (e)                 No payment (other than payment in full (other than with respect to Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due)) made by the Borrower, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations up to the maximum liability of the Guarantor hereunder until the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated; provided, that the Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
2.2 [Reserved].
                                                2.3 No Subrogation. Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrower and the other guarantors on account of the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated.  If any amount shall be paid to the Guarantor on account of such subrogation, contribution or reimbursement rights at any time when all of such Secured Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Collateral Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
                                                2.4 Amendments, etc. with respect to the Secured Obligations.  To the maximum extent permitted by applicable law, the Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations or Additional Obligations, and in each case any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly and adversely affected thereby, as the case may be) or the Secured Party that is the counterparty to the relevant Specified Hedge Agreement or agreement in respect of the relevant Cash Management Obligations or Additional Obligations, as applicable, may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
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                                                2.5 Guarantee Absolute and Unconditional.  The Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and the Guarantor, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  The Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any other guarantor with respect to the Secured Obligations.  The Guarantor understands and agrees, to the maximum extent permitted by applicable law, that the guarantee of the Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collectability without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any Specified Hedge Agreement or any agreement in respect of any Cash Management Obligations or Additional Obligations, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Credit Agreement Obligations, or of the Guarantor under the guarantee of the Guarantor contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any  other guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
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                                                2.6 Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.7 Payments.  The Guarantor hereby guarantees that payments hereunder will be paid to:
(a)                 to the extent such payments are in respect of Borrower Credit Agreement Obligations, the Administrative Agent at the Funding Office; or
                (b)                to the extent such payments are in respect of any other Secured Obligations, the relevant Person at the appropriate location as determined in accordance with the terms of the relevant Specified Hedge Agreement or the agreement in respect of the relevant Cash Management Obligations or Additional Obligations, as applicable, in each case without set-off or counterclaim.
                                2.8 Limited Recourse Guarantee.  Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that the Guarantor shall have no personal liability with respect to the Secured Obligations and the Collateral Agent or any other Secured Party agrees to look solely to the Collateral and the Loan Parties other than the Guarantor (and the assets pledged by them) for satisfaction of the Secured Obligations.  The Collateral Agent’s or any other Secured Party’s rights and remedies hereunder shall be limited to the Collateral and neither the Collateral Agent nor any other Secured Party shall have any right or claim against the Guarantor or any of its property or assets other than the Collateral.  If the Collateral Agent obtains a judgment in respect of the Secured Obligations such judgment may only be enforced against the Collateral and the Loan Parties other than the Guarantor.
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SECTION 3.    GRANT OF SECURITY INTEREST
                                            3.1 Grant of Security Interests.  The Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire any right, title or interest (collectively, in each case except to the extent released in accordance with Section 8.15 and subject to the proviso to this Section 3.1, the “Collateral”), as collateral security for the payment or performance, as the case may be (whether at the stated maturity, by acceleration or otherwise), of the Secured Obligations:
(a)                 all Pledged Securities;
                (b)               the certificates, if any, representing such Pledged Securities and all dividends, distributions, cash warrants, rights (including voting rights), options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Securities and any other warrant, right or option or other agreement to acquire any of the foregoing;
                (c)                 all books, records, files, correspondence, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information pertaining to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(d)                 to the extent not otherwise included, all Proceeds of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, the security interest granted hereunder shall not cover, and the term “Collateral” shall not include  (i) any Capital Stock or assets owned by the Grantor other than the Pledged Securities and the rights and assets referred to in paragraphs (b), (c) and (d) above and (ii) any Excluded Collateral.
                                                3.2 Conflicts.
                (a)                 In the event of any conflict between the terms of the Credit Agreement and this Agreement, the terms of the Credit Agreement shall govern and control. In the event of any such conflict, the Grantor may act (or omit to act) in accordance with the Credit Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.
                (b)                In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement, as applicable, shall govern and control as among the Collateral Agent, on the one hand, and any other secured creditor (or agent therefor) party thereto, on the other hand.  In the event of any such conflict, the Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.
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SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the Credit Agreement, and to induce the Lenders and Issuing Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, the Guarantor/Grantor (as applicable) hereby represents and warrants with respect to itself to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:
                                                4.1 Representations in Credit Agreement.  In the case of the Guarantor, the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.8 (with respect to the Pledged Securities), 4.13 and 4.17 (with respect to this Agreement) of the Credit Agreement, each of which is hereby incorporated herein by reference as if such representations and warranties were made by and in respect of the Guarantor, and the Loan Documents to which the Guarantor is a party or to the use of proceeds of any Loans by the Guarantor, in each case, mutatis mutandis, are true and correct in all material respects, and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided, that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to the Guarantor’s knowledge.
                                                4.2 Title; No Other Liens.  Except as set forth in Schedule 4.8A to the Credit Agreement and except as would not reasonably be expected to have a Material Adverse Effect, the Grantor owns or has rights in each item of the Collateral; and such Collateral is free and clear of any and all Liens except as permitted by the Loan Documents. Except as permitted by the Loan Documents, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements or other public notices that have been filed without the consent of the Grantor.
                4.3                [Reserved].
                                                4.4 Names; Jurisdiction of Organization.
                (a)                 On the date hereof, the Grantor’s full and correct legal name, jurisdiction of organization, identification number from the jurisdiction of organization (if any) and the jurisdiction in which financing statements in appropriate form are to be filed are specified on Schedule 3.
                (b)                When financing statements in appropriate form are filed in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate) the Collateral Agent shall have a fully perfected first priority Lien (or, with respect to the Term Facility First Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of the Grantor in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of such financing statements in the jurisdictions specified on Schedule 3 (or, in the case of Collateral not in existence on the Closing Date, such other offices as may be appropriate)).
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4.5                Pledged Securities(a).  On the date hereof, the shares of Pledged Securities pledged by the Grantor hereunder:
(a)                 have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable;
(b)                 constitute all the issued and outstanding shares of all classes of the Capital Stock of the Borrower directly owned by the Grantor; and
                (c)                 the Grantor is the record and beneficial owner of the Pledged Securities pledged by it hereunder, free of any and all Liens or options in favor of, or claims of any other Person, except the security interest created by this Agreement and Liens, options or claims not prohibited by the Credit Agreement and subject to any transfers made in compliance with the Loan Documents.
SECTION 5.    COVENANTS
The Guarantor/Grantor (as applicable) covenants and agrees with the Administrative Agent, the Collateral Agent and the other Secured Parties that, subject to Section 8.15(b), from and after the date of this Agreement until the Secured Obligations shall have been paid in full (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated:
                                                5.1 [Reserved].
                5.2                Pledged Securities(a).  To the extent that any Capital Stock included in the Collateral is or becomes a Certificated Security, the Grantor shall promptly deliver such certificates evidencing such Pledged Securities to the Collateral Agent (or, prior to the Discharge of Term Priority Claims and with respect to the Term Facility First Priority Collateral, to the Term Collateral Agent, as gratuitous bailee) together with stock powers or indorsements thereof.
SECTION 6.    REMEDIAL PROVISIONS
                                                6.1 [Reserved].
                                                6.2 [Reserved].
                6.3                Pledged Securities(a) .
                (a)                 Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), the Grantor shall be permitted to (i) receive all cash dividends and other distributions paid in respect of the Pledged Securities to the extent permitted in the Credit Agreement, and (ii) to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same; provided, further, that the Collateral Agent shall execute and deliver to the Grantor, or cause to be executed and delivered to the Grantor, all such proxies, powers of attorney and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and corporate or other organizational rights it is entitled to exercise pursuant to sub-clause (ii) of this Section 6.3(a).  For the avoidance of doubt, an exercise of voting and corporate or other organizational rights with respect to such Pledged Securities shall not be deemed to be material and adverse to any Person if such exercise is made in connection with a transaction not prohibited by the Credit Agreement and the other Loan Documents.
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                (b)                 If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the Grantor (which notice shall not be required if an Event of Default under clause (i) or (ii) of Section 8.1(f) of the Credit Agreement shall have occurred and be continuing) and subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantor under the Term Loan Documents and the ABL Intercreditor Agreement, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in the order set forth in Section 6.6; provided that after all Events of Default have been cured or waived and the Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay the Grantor (without interest) all dividends, interest, principal or other distributions that the Grantor would otherwise be permitted to retain pursuant to the terms of sub-clause (i) of Section 6.3(a) above and that remain, and (ii) the Collateral Agent shall have the right to cause any or all of the Pledged Securities to be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter during the continuance of such Event of Default exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the Borrower or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Borrower, or upon the exercise by the Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent) except to account for property actually received by it, but the Collateral Agent shall have no duty to the Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above; provided that after all Events of Default have been cured or waived and the Grantor has delivered to the Administrative Agent certificates to that effect reasonably satisfactory to the Collateral Agent, all rights vested in the Collateral Agent pursuant to this paragraph shall cease, and the Grantor shall have the voting and corporate or other organizational rights they would otherwise be entitled to exercise pursuant to the terms of sub-clause (ii) of Section 6.3(a) above and the obligations of the Collateral Agent under the second proviso in Section 6.3(a) shall be in effect.
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                (c)                 The Grantor hereby authorizes and instructs the Borrower to (i) comply with any instruction received by it from the Collateral Agent (or the Term Collateral Agent, as the case may be) in writing without the consent of the Grantor or any other Person that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from the Grantor, and the Grantor agrees that the Borrower shall be fully protected in so complying, and (ii) after an Event of Default has occurred and is continuing, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent, subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantor under the Term Loan Documents and the ABL Intercreditor Agreement.
                                                6.4 [Reserved].
                                                6.5 Proceeds to be Turned Over To Collateral Agent.  Subject to the terms of the ABL Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at the request of the Collateral Agent, all Proceeds received by the Grantor consisting of cash, checks and other near-cash items shall be held by the Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of the Grantor, and, subject to, in the case of Term Facility First Priority Collateral, the rights of the Term Collateral Agent and the obligations of the Grantor under the Term Loan Documents and the ABL Intercreditor Agreement, shall, promptly upon receipt by the Grantor, be turned over to the Collateral Agent in the exact form received by the Grantor (duly indorsed by the Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control.  All Proceeds while held by the Collateral Agent in a Collateral Account (or by the Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.
                                6.6 Application of Proceeds.  Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, subject to the terms of any Intercreditor Agreement, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Grantor’s Secured Obligations, and shall make any such application in ~~the following order:~~accordance with Section 6.6 of the Guarantee and Collateral Agreement.
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First~~, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;~~
Second~~, to the Collateral Agent, for application by it towards payment in full of all Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Lender~~ pro rata ~~in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);~~
Third~~, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (or, in the case of Letters of Credit, the Cash Collateralization thereof in accordance with Section 8.1 of the Credit Agreement), including any Pari Passu Distribution Hedge Obligations, the Pari Passu Distribution Additional Obligations and Cash Management Obligations, but excluding any Hedge Agreement Obligations not constituting Pari Passu Distribution Hedge Obligations or any Additional Obligation not constituting Pari Passu Distribution Additional Obligations~~ pro rata ~~among the Secured Parties according to the amounts of such Secured Obligations then due and owing and remaining unpaid to each of them (or, in the case of Letters of Credit, the amounts required for such Cash Collateralization);~~
Fourth~~, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of Hedge Agreement Obligations or Additional Obligations;~~
Fifth~~, any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full (other than any remaining Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due), no Letter of Credit (that is not Cash Collateralized) shall be outstanding and the Commitments shall have been terminated, to the Term Collateral Agent, in accordance with the ABL Intercreditor Agreement; and~~
Sixth~~, any remaining balance after the application in full pursuant to clause Fifth above, shall be paid over to the Borrower or to whomsoever shall be lawfully entitled to receive the same.~~
                                                6.7 Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity.  Without limiting the generality of the foregoing, to the maximum extent permitted under applicable law, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise required by the Credit Agreement) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived, to the maximum extent permitted under applicable law unless otherwise provided in the Credit Agreement), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent, the Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in the Grantor, which rights or equities are hereby waived and released.  The Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in accordance with Section 6.6, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to the Grantor.  Notwithstanding the foregoing, the Collateral Agent shall give the Grantor not less than 10 days’ written notice (which the Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any remedies provided in this Section 6.7 shall be subject to the ABL Intercreditor Agreement.
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                6.8                Sale of Pledged Securities(b) .
                (a)                 Subject in all respects to Section 10.14 of the Credit Agreement, the Collateral Agent is authorized, in connection with any sale of any Pledged Securities pursuant to Section 6.7, to deliver or otherwise disclose to any prospective purchaser of the Pledged Securities: (i) any registration statement or prospectus, and all supplements and amendments thereto; and (ii) any other information in its possession relating to such Pledged Securities to the extent reasonably necessary to be disclosed in connection with such sale of Pledged Securities, in each case provided that the Collateral Agent uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such sale of Pledged Securities and the recipient is informed of the confidential nature of the information.
                (b)                 The Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.
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                                                6.9 Deficiency.  The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.
SECTION 7.    THE COLLATERAL AGENT
                                                7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.
                (a)                 The Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, in accordance with the ABL Intercreditor Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Grantor hereby gives the Collateral Agent the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do any or all of the following (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):
  (i)          in the name of the Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Collateral whenever payable;
                      (ii)         pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
  (iii)        execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
              (iv)        (1)  direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;  (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;  (3) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (4) defend any suit, action or proceeding brought against the Grantor with respect to any Collateral; (5) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may reasonably deem appropriate; and (6) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and the Grantor’s reasonable expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.
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                (b)                 If the Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give the Grantor written notice of such failure to perform or comply and if the Grantor fails to perform or comply within five (5) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such five-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.
                (c)                 The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
                                                7.2 Duty of Collateral Agent.  To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  None of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any other Secured Party to exercise any such powers.  The Administrative Agent, the Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.
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                                                7.3 Execution of Financing Statements.  Pursuant to any applicable law, the Grantor authorizes the Collateral Agent at any time and from time to time to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.  The Grantor agrees to provide such information as the Collateral Agent may reasonably request necessary to enable the Collateral Agent to make any such filings promptly following any such request.
                                                7.4 Authority of Collateral Agent.  The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent, the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8.    MISCELLANEOUS
                                                8.1 Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
                                                8.2 Notices.  All notices, requests and demands to or upon the Collateral Agent or the Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon the Guarantor shall be addressed to the Guarantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Section 10.2 of the Credit Agreement.
                                                8.3 No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent, the Collateral Agent, any Issuing Lender nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent, any Issuing Lender or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
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                8.4                Enforcement Expenses; Indemnification(c) .
                (a)                 The Guarantor agrees to pay, and to hold the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.
                (b)                 The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement, the other Loan Documents, any Specified Hedge Agreement and any agreement in respect of any Cash Management Obligations or Additional Obligations.
                                                8.5 Successors and Assigns.  Subject to Section 8.15, this Agreement shall be binding upon the successors and permitted assigns of the Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent except as permitted under the Credit Agreement.
                                                8.6 Set-Off.  The Grantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, upon any amount becoming due and payable by the Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods and whether or not the Administrative Agent, the Collateral Agent or any other Secured Party has made any demand therefor) to set-off and appropriate and apply against such amount (or any part thereof) any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of the Grantor, provided that, if such Secured Party is a Lender, it complies with Section 10.7 of the Credit Agreement.  Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify the Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent, the Collateral Agent and each other Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Collateral Agent or such other Secured Party may have.
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                                                8.7 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (e.g., “pdf”) transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
                                                8.8 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
                                                8.9 Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
                                                8.10              Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Grantor, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.
                                                8.11              GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
                                                8.12              Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:
                (a)                 submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents and any Letter of Credit to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
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                (b)                 consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
                (c)                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
                (d)                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
                (e)                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Grantor to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5 of the Credit Agreement).
                                                8.13 Acknowledgements.  The Grantor hereby acknowledges that:
                (a)                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
                (b)                 neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to the Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantor, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
                (c)                 no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Grantor and the Administrative Agent, the Collateral Agent and the Lenders.
                8.14             [Reserved]
                                                8.15 Releases.
                (a)                 Pursuant to Section 10.15 of the Credit Agreement or at such time as the Secured Obligations (other than Additional Obligations, Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) shall have been paid in full, the Commitments shall have been terminated and no Letter of Credit (that is not Cash Collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor.  At the request and sole expense of the Grantor following any such termination, the Collateral Agent shall promptly deliver to the Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.
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                (b)                 Liens on Collateral created hereunder shall be released and obligations of the Guarantor hereunder shall terminate as set forth in Section 10.15 of the Credit Agreement.
                                                8.16             WAIVER OF JURY TRIAL.  THE GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT  OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
                                8.17             Judgment Currency. The Obligations of the Guarantor due to any party hereto in Dollars or any holder of any Obligation which is denominated in Dollars, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase Dollars with the judgment currency; if the amount of Dollars so purchased is less than the sum originally due to such party or such holder (as the case may be) in Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any party to this Agreement or any holder of Obligations (as the case may be), such party or such holder (as the case may be), agrees to remit to the Guarantor, such excess.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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ANNEX G
[See Attached.]

AMENDMENT AGREEMENT NO. 1 TO CANADA – ABL COLLATERAL AGREEMENT
THIS AMENDMENT AGREEMENT NO. 1 TO CANADA – ABL COLLATERAL AGREEMENT (this “Agreement”) is dated as of April 17, 2018 and is entered into among Revlon Canada Inc. and Elizabeth Arden (Canada) Limited, as Grantors, and Citibank, N.A., as Collateral Agent.

WHEREAS:
A.	The Grantors and the Collateral Agent have entered into that certain Canada – ABL Collateral Agreement dated as of March 22, 2018 (the “Existing Canadian ABL Collateral Agreement”).

B.	The Grantors and the Collateral Agent wish to amend the Existing Canadian ABL Collateral Agreement on the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

ARTICLE 1
 INTERPRETATION
1.1 Defined Terms.  In this Agreement, unless something in the subject matter or context is inconsistent: (a) terms defined in the description of the parties or in the recitals have the respective meanings given to them in the description or recitals, as applicable; and (b) all other capitalized terms have the respective meanings given to them in the Existing Canadian ABL Collateral Agreement, as amended by Article 2 of this Agreement (the Existing Canadian ABL Collateral Agreement, as amended by this Agreement, the “Amended Canadian ABL Collateral Agreement”).
1.2 Headings.  The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
ARTICLE 2
 AMENDMENT
2.1 Amendment to Existing Canadian ABL Collateral Agreement.  Effective as of the Amendment Effective Date (as defined below), Section 6.6 of the Existing Canadian ABL Collateral Agreement is hereby deleted in its entirety and replaced with the following:
Application of Proceeds.  Subject to the ABL Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, subject to the terms of any Intercreditor Agreement, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, in payment of the applicable Grantor’s Secured Obligations, and shall make any such application in accordance with Section 6.6 of the Guarantee and Collateral Agreement.

ARTICLE 3
 REPRESENTATIONS AND WARRANTIES
3.1                Representations.  Each Grantor represents and warrants to the Agent and the Lenders that, as of the date hereof (after giving effect to this Agreement):
(a)	this Agreement has been duly authorized, executed and delivered by such Grantor; and
(b)
the Amended Canadian ABL Collateral Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws  affecting creditor’s rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE 4
 CONDITIONS PRECEDENT
4.1 Conditions Precedent.  This Agreement shall become effective on the date (such date being referred to herein as the “Amendment Effective Date”) upon which there has been receipt by the Collateral Agent of a counterpart of this Agreement executed by each party hereto.
ARTICLE 5
 GENERAL
5.1 Continuing Effect.  Except as specifically stated herein, the Existing Canadian ABL Collateral Agreement shall continue in full force and effect in accordance with the provisions thereof.
5.2 Binding Nature.  This Agreement shall enure to the benefit of and be binding upon each Grantor and the Collateral Agent and their respective successors and permitted assigns.  For the avoidance of doubt, this Agreement constitutes a Loan Document.
5.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of the federal laws of Canada applicable therein.
5.4 Counterpart and Facsimile.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by any party by facsimile or electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVLON CANADA INC., as Grantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Vice President

ELIZABETH ARDEN (CANADA) LIMITED, as
Grantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Vice President and Secretary

Revlon - Amendment Agreement No. 1 to Canada - ABL Collateral Agreement

S-1

CITIBANK, N.A., as Collateral Agent and
Administrative Agent

By	/s/ David G. Foster
Name: David G. Foster
Title: Attorney In Fact

Revlon - Amendment Agreement No. 1 to Canada - ABL Collateral Agreement

S-2